Exhibit 4.5.1

Dated 21 December 2005

SENIOR BRIDGE FACILITIES AGREEMENT
(IN RELATION TO FACILITIES A1, A2 AND C)

among

HERTZ INTERNATIONAL, LTD.
as Parent

THE ORIGINAL BORROWERS

THE ORIGINAL GUARANTORS

HERTZ EUROPE LIMITED

as Coordinator

BNP PARIBAS

and

THE ROYAL BANK OF SCOTLAND PLC
as Mandated Lead Arrangers

CALYON
as Co-Arranger

BNP PARIBAS,
THE ROYAL BANK OF SCOTLAND PLC

and

CALYON
as Joint Bookrunners

BNP PARIBAS
as Facility Agent

BNP PARIBAS
as Security Agent

BNP PARIBAS
as Global Coordinator

THE FINANCIAL INSTITUTIONS
NAMED HEREIN
as Banks

5 Old Broad Street
London EC2N 1DW

i

	4.6	Each Bank’s Participation in Advances	117
	4.7	Restrictions on Participation in Letters of Credit	117
	4.8	Canadian Advances	118
	4.9	Reduction of Available Commitment	119

5.	UTILISATION OF THE SWINGLINE FACILITIES		119
	5.1	General	119
	5.2	Delivery of a Utilisation Notice for Swingline Advances	119
	5.3	Completion of a Utilisation Notice for Swingline Advances	120
	5.4	Swingline Banks’ Participation	122
	5.5	Relationship with the Other Facilities	124

6.	SWINGLINE ADVANCES		124
	6.1	Swingline	124
	6.2	Purpose	125
	6.3	Swingline Agent	125
	6.4	Conditions of assignment or transfer	125

7.	LETTER OF CREDIT COMMISSION, L/C ISSUER FEE AND COSTS AND EXPENSES		126
	7.1	Letter of Credit Commission	126
	7.2	L/C Issuer Fee	126
	7.3	Costs and Expenses	126

8.	PAYMENT AND CALCULATION OF INTEREST		126
	8.1	Payment of Interest	126
	8.2	Calculation of Interest	126
	8.3	Effective Global Rate (Taux Effectif Global)	127
	8.4	Italian Law Interest Cap	127

9.	MARKET DISRUPTION AND ALTERNATIVE INTEREST RATES		127
	9.1	Market Disruption	127
	9.2	Substitute Interest Period and Interest Rate	128
	9.3	Alternative Rate	128

10.	NOTIFICATION		129
	10.1	Advances and Letters of Credit	129
	10.2	Interest Rate Determination	129
	10.3	Demands under Letters of Credit	130
	10.4	Changes to Interest Rates	130
	10.5	Netting of Advances	130

11.	REPAYMENT OF ADVANCES		130

12.	C BORROWER’S LIABILITIES IN RELATION TO LETTERS OF CREDIT		131
	12.1	C Borrower’s Indemnity to L/C Issuers	131
	12.2	C Borrower’s Indemnity to Banks	131
	12.3	Preservation of Rights	131
	12.4	Settlement Conditional	132
	12.5	Right to make Payments under Letters of Credit	132
	12.6	Advances to meet Demands in respect of Letters of Credit	132

13.	CANCELLATION AND PREPAYMENT		133
	13.1	Voluntary Cancellation	133
	13.2	Automatic Cancellation	133
	13.3	Mandatory Reduction of the Facilities	133
	13.4	Change of Control, Sale and Change of Ownership	134
	13.5	Mandatory Prepayment on breach of Borrowing Base	135
	13.6	Limitations on Obligations	135
	13.7	Application of Amounts Prepaid	137
	13.8	Prepayment Accounts	137
	13.9	Cancellation of Letters of Credit	138
	13.10	Notice of Cancellation or Prepayment	138
	13.11	Notice of Removal of a Bank or L/C Issuer	138
	13.12	Removal of a Bank or L/C Issuer	138
	13.13	No Further Availability	139
	13.14	No Other Repayments or Cancellation	139
	13.15	Replacement of L/C Issuer	139
	13.16	Prepayment of Advances by Australian Borrower	139

14.	TAXES		139
	14.1	Tax Gross-up	139
	14.2	Tax Indemnity	140
	14.3	Banks’ Tax Status	141
	14.4	Claims by Banks	142
	14.5	Double Taxation Relief	142
	14.6	US Filings	142
	14.7	VAT	145
	14.8	Tax Forms	145

15.	TAX RECEIPTS		145

	15.1	Notification of Requirement to Deduct Tax	145
	15.2	Evidence of Payment of Tax	146
	15.3	Tax Credit Payment	146
	15.4	Tax and Other Affairs	147

16.	INCREASED COSTS		147
	16.1	Increased Costs	147
	16.2	Increased Costs Claims	148
	16.3	Exclusions	148

17.	ILLEGALITY		148

18.	MITIGATION AND OTHER PROVISIONS RELATING TO TAXES AND INCREASED COSTS		149
	18.1	Mitigation	149
	18.2	Removal of Affected Bank	150
	18.3	Change in Facility Office	150

19.	REPRESENTATIONS		150
	19.1	Status	150
	19.2	Governing Law and Judgments	151
	19.3	Binding Obligations	151
	19.4	Execution of the Finance Documents	151
	19.5	No Material Proceedings	152
	19.6	Financial Statements	152
	19.7	No Material Adverse Change	152
	19.8	Validity and Admissibility in Evidence	153
	19.9	Claims pari passu	153
	19.10	Compliance with Laws	153
	19.11	No Winding-up	154
	19.12	No Material Defaults	154
	19.13	No Misleading Information	154
	19.14	Environmental Compliance	155
	19.15	Environmental Claims	155
	19.16	Encumbrances and Indebtedness	155
	19.17	Ranking	155
	19.18	Ownership of the Obligors	155
	19.19	Ownership of Parent	156
	19.20	No Event of Default	156

	19.21	Consents and Approvals	156
	19.22	Insurance	156
	19.23	Taxation	156
	19.24	Good Title to Assets	157
	19.25	US Government Regulations	157
	19.26	Pensions	157
	19.27	The Acquisition	157
	19.28	Centre of Main Interests	158
	19.29	Professional Market Party	158
	19.30	Time of making representations	158
	19.31	Repetition of Representations	158

20.	FINANCIAL INFORMATION		159
	20.1	Annual Statements	159
	20.2	Quarterly Statements	159
	20.3	Reports	160
	20.4	Annual Budget	160
	20.5	Other Financial Information	160
	20.6	Accounting Policies	161
	20.7	“Know your customer” checks	161

21.	POSITIVE COVENANTS		162
	21.1	Maintenance of Legal Status and Validity	162
	21.2	Insurance	163
	21.3	Environmental Compliance	163
	21.4	Environmental Claims	163
	21.5	Notification of Defaults	163
	21.6	Claims Pari Passu	163
	21.7	Consents and Approvals	164
	21.8	Conduct of Business	164
	21.9	Tax	164
	21.10	Preservation of Assets	164
	21.11	Security Preservation	164
	21.12	Litigation	165
	21.13	Labour Disputes	165
	21.14	Access	165
	21.15	Intellectual Property	165

v

	21.16	Group Acceding Guarantors	166
	21.17	Syndication	168
	21.18	Share Security	168
	21.19	Existing Indebtedness	169
	21.20	New Vehicle and Equipment Acquisitions	169
	21.21	Purchase Price	170
	21.22	Securitisation and Take-Out Financing	170
	21.23	Pension Schemes	171
	21.24	On-Lending	172
	21.25	Hedging Transactions	172
	21.26	Further Assurances	172
	21.27	Canadian Guarantor	173

22.	NEGATIVE COVENANTS		173
	22.1	Negative Pledge	173
	22.2	Loans and Guarantees	173
	22.3	Indebtedness	173
	22.4	Hedging Transactions	174
	22.5	Subordinated Debt	174
	22.6	Disposals	174
	22.7	Acquisitions	174
	22.8	Distributions	174
	22.9	Change of Business	174
	22.10	Mergers	175
	22.11	Acquisition Agreement and Other Documents	175
	22.12	Centre of Main Interests	175
	22.13	Arm’s Length Transactions	175
	22.14	A2 Anti-Layering	177
	22.15	Maximum number of Lenders	178

23.	EVENTS OF DEFAULT		178
	23.1	Failure to Pay	178
	23.2	Misrepresentation	178
	23.3	Obligations	178
	23.4	Cross Default	179
	23.5	Insolvency and Rescheduling	180
	23.6	Winding-up	180

	23.7	Execution or Distress	181
	23.8	Failure to Comply with Final Judgment	181
	23.9	Governmental Intervention	181
	23.10	Repudiation and Rescission	181
	23.11	Unlawfulness and Invalidity	181
	23.12	Intercreditor Deed	182
	23.13	The Group’s Business	182
	23.14	Material Adverse Change	182
	23.15	Auditor’s Qualification	182
	23.16	Acceleration and Cancellation	182
	23.17	Non-material Subsidiaries	183
	23.18	Certain Funds Period	183
	23.19	Advances Due on Demand	183
	23.20	Exercise of Sale Right	184
	23.21	U.S. Bankruptcy	185
	23.22	Clean-Up Period	185

24.	GUARANTEE AND INDEMNITY		185
	24.1	Guarantee and Indemnity	185
	24.2	Additional Security	187
	24.3	Continuing Obligations	187
	24.4	Obligations not Discharged	187
	24.5	Settlement Conditional	188
	24.6	Exercise of Rights	188
	24.7	Deferral of Guarantor’s Rights	188
	24.8	Suspense Accounts	188
	24.9	French Guarantors	189
	24.10	German Guarantors	189
	24.11	Belgian Guarantors	192
	24.12	UK Guarantors	193
	24.13	Australian Guarantors	193
	24.14	Italian Guarantors	193
	24.15	Spanish Guarantors	194
	24.16	Swiss Guarantors	194
	24.17	Dutch Guarantors	196
	24.18	German Confirmation	197

	24.19	Other Guarantors	198

25.	COMMITMENT COMMISSION AND FEES		199
	25.1	Commitment Commission	199
	25.2	Fees	199

26.	CANADIAN PERMITTED BANK FEES		199

27.	COSTS AND EXPENSES		201
	27.1	Transaction Expenses	201
	27.2	Preservation and Enforcement of Rights	202
	27.3	Stamp Taxes	202
	27.4	Amendment Costs	202
	27.5	Banks’ Liabilities for Costs	202
	27.6	No Other Tax	203

28.	DEFAULT INTEREST AND BREAK COSTS		203
	28.1	Default Interest Periods	203
	28.2	Default Interest	203
	28.3	Payment of Default Interest	203
	28.4	Break Costs	204

29.	INDEMNITIES		204
	29.1	Indemnity	204
	29.2	Currency Indemnity	204
	29.3	Acquisition Indemnity	205

30.	CURRENCY OF ACCOUNT AND PAYMENT		207

31.	PAYMENTS		207
	31.1	Payments to the Facility Agent	207
	31.2	Payments by the Facility Agent	208
	31.3	No Set-off	209
	31.4	Clawback	209
	31.5	Partial Payments	209
	31.6	Variation of Partial Payments	209
	31.7	Business Days	210

32.	SET–OFF		210
	32.1	Contractual Set-off	210
	32.2	Set-off not Mandatory	210

33.	SHARING		210
	33.1	Payments to Banks	210

	33.2	Redistribution of Payments	210
	33.3	Recovering Bank’s Rights	211
	33.4	Repayable Recoveries	211
	33.5	Exception	211

34.	THE FACILITY AGENT, THE SECURITY AGENT, THE GLOBAL COORDINATOR AND THE FINANCE PARTIES		211
	34.1	Appointment of the Facility Agent and the Global Coordinator	211
	34.2	Security Agent’s, Facility Agent’s and Global Coordinator’s Discretions	212
	34.3	Security Agent’s, Facility Agent’s and Global Coordinator’s Assumptions	213
	34.4	Facility Agent’s Obligations	213
	34.5	Excluded Obligations of Facility Agent, Security Agent, Global Coordinator and Arrangers	214
	34.6	Indemnification	216
	34.7	Exclusion of Liabilities	216
	34.8	No Actions	217
	34.9	Business with Group	217
	34.10	Resignation	217
	34.11	Removal of Facility Agent or Global Coordinator	217
	34.12	Successor Facility Agent or Global Coordinator	217
	34.13	Rights and Obligations	218
	34.14	Own Responsibility	218
	34.15	Agency Division Separate	219
	34.16	Security Agent, Facility Agent or the Global Coordinator as Finance Parties	219
	34.17	Dealings with the Facility Agent	219
	34.18	Information	219
	34.19	Copies of Notices	219

35.	THE BANKS AND THE L/C ISSUER		220
	35.1	Banks’ Indemnity	220
	35.2	Direct Participation	220
	35.3	Obligations not Discharged	220
	35.4	Settlement Conditional	221
	35.5	Exercise of Rights	221

36.	ASSIGNMENTS AND TRANSFERS		221
	36.1	Binding Agreement	221
	36.2	Assignments and Transfers by Obligors	221

	36.3	Assignments and Transfers by Banks	221
	36.4	Original Banks	223
	36.5	Assignments by Banks	224
	36.6	Transfers by Banks	224
	36.7	Assignment and Transfer Fees	225
	36.8	Disclosure of Information	225
	36.9	The Register	226
	36.10	Affiliates/Branches	226
	36.11	Assignments and Transfers of Loan Notes	227
	36.12	Application to Canadian Sale Right	228

37.	CHANGE OF CURRENCY		228

38.	ADDITIONAL BORROWERS		228
	38.1	Request for Additional Borrower	228
	38.2	Borrower Conditions Precedent	229
	38.3	Restrictions on Lending to Certain Borrowers	229
	38.4	Resignation of a Borrower	230
	38.5	Termination of a Borrower’s rights	230

39.	ADDITIONAL GUARANTORS, RESIGNATION OF GUARANTORS AND DESIGNATED OBLIGORS; CHANGE OF COORDINATOR		231
	39.1	Request for Additional Guarantor	231
	39.2	Guarantor Conditions Precedent	231
	39.3	Resignation of a Guarantor	231
	39.4	Request for Designated Obligor	231
	39.5	Designated Obligor Conditions Precedent	231
	39.6	Cessation of a Designated Obligor	232
	39.7	Change of Coordinator	232

40.	CALCULATIONS AND EVIDENCE OF DEBT		232
	40.1	Basis of Accrual	232
	40.2	Quotations	234
	40.3	Evidence of Debt	234
	40.4	Control Accounts	234
	40.5	Prima Facie Evidence	234
	40.6	Certificates of Banks	234
	40.7	Facility Agent’s Certificates	234
	40.8	Letters of Credit	235

x

41.	REMEDIES AND WAIVERS, PARTIAL INVALIDITY		235
	41.1	Remedies and Waivers	235
	41.2	Partial Invalidity	235

42.	NOTICES		235
	42.1	Communications in Writing	235
	42.2	Addresses	235
	42.3	Delivery	238
	42.4	Electronic communication	239
	42.5	English Language	239
	42.6	Notification of Changes	239
	42.7	Deemed Receipt by the Obligors	239

43.	COUNTERPARTS		240

44.	AMENDMENTS		240
	44.1	Amendments	240
	44.2	Amendments Requiring Different Consent Levels	240
	44.3	Exceptions	241

45.	LOAN NOTES TO BE ISSUED BY AUSTRALIAN BORROWERS		241
	45.1	Loan Note Deed Poll	241
	45.2	Issue of Loan Notes	241
	45.3	Redemption of Loan Notes	242
	45.4	Application of funds and update Loan Note Register	242
	45.5	Establishment of Loan Note Register	242
	45.6	Maintenance of Loan Note Register	242
	45.7	Loan Note Register is paramount	243
	45.8	Offers of Loan Notes	243
	45.9	Qualifying Bank Representation	243

46.	GOVERNING LAW		243

47.	JURISDICTION		243
	47.1	English Courts	243
	47.2	Convenient Forum	243
	47.3	Non-Exclusive Jurisdiction	243
	47.4	Service of Process	244

48.	PLEDGES ON BANK ACCOUNTS UNDER GENERAL TERMS AND CONDITIONS		244

SCHEDULE 1 THE BANKS AND THEIR COMMITMENTS			245
SCHEDULE 2 THE BORROWERS AND THE GUARANTORS			247

THIS AGREEMENT is made on 21 December 2005

AMONG:

(1)           HERTZ INTERNATIONAL, LTD., a corporation incorporated under the laws of the State of Delaware, having (as of the date hereof) its registered office at 225 Brae Boulevard, Park Ridge, New Jersey, 07657 (the “Parent”);

(2)           THE COMPANIES listed in Part 1 of Schedule 2 (The Borrowers and the Guarantors) as Original Borrowers (the “Original Borrowers”);

(3)           THE COMPANIES listed in Part 2 of Schedule 2 (The Borrowers and the Guarantors) as Original Guarantors (the “Original Guarantors”);

(4)           HERTZ EUROPE LIMITED as Coordinator;

(5)           BNP PARIBAS AND THE ROYAL BANK OF SCOTLAND PLC as mandated lead arrangers of the Facilities (each, a “Mandated Lead Arranger” and together, the “Mandated Lead Arrangers”);

(6)           CALYON as co-arranger (the “Co-Arranger”);

(7)           BNP PARIBAS, THE ROYAL BANK OF SCOTLAND PLC AND CALYON as joint bookrunners for the Facilities (together, the “Joint Bookrunners”);

(8)           BNP PARIBAS as facility agent for the Banks (the “Facility Agent”);

(9)           BNP PARIBAS as security agent and security trustee on behalf of the Finance Parties (as defined below) (the “Security Agent”);

(10)         BNP PARIBAS as documentation agent and global coordinator for the Banks (the “Global Coordinator”); and

(11)         THE FINANCIAL INSTITUTIONS listed in Schedule 1 (The Banks and their Commitments) as Banks.

IT IS AGREED as follows:

1.             DEFINITIONS AND INTERPRETATION

1.1           Definitions

In this Agreement:

“25% Trigger” means any time when the Euro Amount of the aggregate outstanding principal amount of the A1 Advances and the A2 Advances is less than 25 per cent. of the Euro Amount of the aggregate outstanding principal amount of (a) the A1 Advances and the A2 Advances made on the Closing Date or (b) in the case of any A1 Advances and A2 Advances made to any Australian Borrower, all such Advances made on the Closing Date or not later than one Business Day succeeding the Closing Date.

“A1 Advance Rate” means:

(a)           if neither the Final C Take-Out Financing nor any A Take-Out Financing has occurred, 70 per cent.;

(b)           upon the occurrence of the first A Take-Out Financing (x) 70 per cent. less (y) the A Take-Out Adjustment Percentage multiplied by 87.5 per cent.;

(c)           upon the occurrence of any further A Take-Out Financings (x) the A1 Advance Rate at the previous Reporting date less (y) the A Take-Out Adjustment Percentage multiplied by 87.5 per cent.,

provided that should the Final C Take-Out Financing occur prior to the Final A Take-Out Financing, the A1 Advance Rate (at the previous Reporting Date) shall be further reduced by the relevant Final C Take-Out Benefit Percentage multiplied by 87.5 per cent. and provided, further, that any adjustment in the A1 Advance Rate pursuant to the foregoing clauses (b) and (c) shall be allocated among the remaining A1 Borrowers (except to the extent such allocation would produce (after giving effect to any adjustments to the percentage set forth in paragraph (a) of the definition of “A1 Borrowing Base”) (a) any violation of applicable law, (b) liability of any of the officers, directors or shareholders of such member or any of its holding companies or subsidiaries or any material risk of such liability, (c) violation of the provisions of any joint venture governing or binding on such person or its subsidiaries or holding companies, (d) material adverse effects on the tax position (including, without limitation, the imposition of any material withholding tax or the loss of any material tax deduction) of the Group or, with respect to the Group, structuring considerations identified in reasonable detail to the Facility Agent or (e) costs (including, without limitation, any taxes, fees, charges, duties or expenses) which the Parent has demonstrated to the Security Agent in reasonable detail would be likely to be incurred) as the Coordinator shall designate.

“A1 Australian Dollar Reserve Amount” means, as at any determination date, an amount in Australian Dollars equal to US$272,000 (calculated at the Spot Rate of Exchange as at such date).

“A1 Australian Dollar Tranche” has the meaning given to it in Clause 2.1(a)(i)(B) (Grant of the Facilities).

“A1 Borrowing Base” means as at any Calculation Date in relation to any A1 Borrower, an aggregate amount equal to:

(a)           a percentage (to be determined by the Mandated Lead Arrangers (acting reasonably) and taking into account the tax, structuring and legal requirements of the Group), which determination shall consider, without limitation, the Asset Report delivered on each Reporting Date on or prior to such Calculation Date (as notified to the Coordinator)) of the Borrower Asset Value of such A1 Borrower and provided that the Mandated Lead Arrangers (acting through the Facility Agent) will give notice on each Settlement Date of any change to the prevailing percentage that will take effect on the second immediately succeeding Settlement Date;

(b)           87.5 per cent. of the Eligible Cash and the Eligible Cash Equivalents of such A1 Borrower (other than any Take-Out Borrower) (or, if such Borrower is a Financeco, its Related Opco), in each case as at such Calculation Date; and

(c)           in the case of any Advance under the A1 Australian Dollar Tranche or any A1 Swingline Advance made in Australian Dollars only, less the A1 Australian Dollar Reserve Amount,

provided that the aggregate of the Euro Amount of the A1 Borrowing Base of all of the A1 Borrowers shall not be less than the Euro Amount of the Total A1 Borrowing Base as at such Calculation Date.

“A1 Canadian Dollar Tranche” has the meaning given to it in Clause 2.1(a)(i)(C) (Grant of the Facilities).

“A1 Euro Tranche” has the meaning given to it in Clause 2.1(a)(i)(E) (Grant of the Facilities).

“A1 Facility” means the revolving credit facility made available under this Agreement as described in Clause 2.1(a)(i) (Grant of the Facilities).

“A1 Italian Non-Guaranteed Tranche” has the meaning given to it in Clause 2.1(a)(i)(F) (Grant of the Facilities).

“A1 Outstandings” means all amounts outstanding from time to time under the A1 Facility (including the A1 Swingline Facility).

“A1 Sterling Tranche” has the meaning given to it in Clause 2.1(a)(i)(A) (Grant of the Facilities).

“A1 Swiss Franc Tranche” has the meaning given to it in Clause 2.1(a)(i)(D) (Grant of the Facilities).

“A1 Tranches” means the A1 Sterling Tranche, the A1 Australian Dollar Tranche, the A1 Canadian Dollar Tranche, the A1 Swiss Franc Tranche, the A1 Euro Tranche and the A1 Italian Non-Guaranteed Tranche and “A1 Tranche” means any one or more of them, as the context requires.

“A2 Advance Rate” means:

(a)           if neither the Final C Take-Out Financing nor any A Take-Out Financing has occurred, 10 per cent.;

(b)           upon the occurrence of the first A Take-Out Financing (x) 10 per cent. less (y) the A Take-Out Adjustment Percentage multiplied by 12.5 per cent.;

(c)           upon the occurrence of any further A Take-Out Financings (x) the A2 Advance Rate at the previous Reporting date less (y) the A Take-Out Adjustment Percentage multiplied by 12.5 per cent.,

provided that should the Final C Take-Out Financing occur prior to the Final A Take-Out Financing, the A2 Advance Rate (at the previous Reporting Date) shall be further reduced by the relevant Final C Take-Out Benefit Percentage multiplied by 12.5 per cent. and provided, further, that any adjustment in the A2 Advance Rate pursuant to the foregoing clauses (b) and (c) shall be allocated among the remaining A2 Borrowers (except to the extent such allocation would produce (after giving effect to any adjustments to the percentage set forth in paragraph (a) of the definition of “A2 Borrowing Base”) (a) any violation of applicable law, (b) liability of any of the officers, directors or shareholders of such member or any of its holding companies or subsidiaries or any material risk of such liability, (c) violation of the provisions of any joint venture governing or binding on such person or its subsidiaries or holding companies, (d) material adverse effects on the tax position (including, without limitation, the imposition of any material withholding tax or the loss of any material tax deduction) of the Group or, with respect to the Group, structuring considerations identified in reasonable detail to the Facility Agent or (e) costs (including, without limitation, any taxes, fees, charges, duties or expenses) which the Parent has demonstrated to the Security Agent in reasonable detail would be likely to be incurred) as the Coordinator shall designate.

“A2 Australian Dollar Tranche” has the meaning given to it in Clause 2.1(a)(ii)(B) (Grant of the Facilities).

“A2 Borrowing Base” means as at any Calculation Date in relation to any A2 Borrower, an aggregate amount equal:

(a)           to a percentage (to be determined by the Mandated Lead Arrangers (acting reasonably) and taking into account the tax, structuring and legal requirements of the Group), which determination shall consider, without limitation, the Asset Report delivered on each Reporting Date on or prior to such Calculation Date (as notified to the Coordinator)) of the Borrower Asset Value of such A2 Borrower and provided that the Mandated Lead Arrangers (acting through the Facility Agent) will give notice on each Settlement Date of any change to the prevailing percentage that will take effect on the second immediately succeeding Settlement Date; and

(b)           12.5 per cent. of the Eligible Cash and the Eligible Cash Equivalents of such A2 Borrower (other than any Take-Out Borrower) (or, if such Borrower is a Financeco, its Related Opco) in each case as at such Calculation Date, provided that the aggregate of the Euro Amount of the A2 Borrowing Base of all of the A2 Borrowers shall not be less than the Euro Amount of the Total A2 Borrowing Base as at such Calculation Date.

“A2 Canadian Dollar Tranche” has the meaning given to it in Clause 2.1(a)(ii)(C) (Grant of the Facilities).

“A2 Euro Tranche” has the meaning given to it in Clause 2.1(a)(ii)(E) (Grant of the Facilities).

“A2 Facility” means the second ranking revolving credit facility made available under this Agreement as described in Clause 2.1(a)(ii) (Grant of the Facilities).

“A2 Italian Non-Guaranteed Tranche” has the meaning given to it in Clause 2.1(a)(ii)(F) (Grant of the Facilities).

“A2 Outstandings” means all amounts outstanding from time to time under the A2 Facility (including the A2 Swingline Facility).

“A2 Sterling Tranche” has the meaning given to it in Clause 2.1(a)(ii)(A) (Grant of the Facilities).

“A2 Swiss Franc Tranche” has the meaning given to it in Clause 2.1(a)(ii)(D) (Grant of the Facilities).

“A2 Tranches” means the A2 Sterling Tranche, the A2 Australian Dollar Tranche, the A2 Canadian Dollar Tranche, the A2 Swiss Franc Tranche, the A2 Euro Tranche and the A2 Italian Non-Guaranteed Tranche and “A2 Tranche” means any one or more of them, as the context requires.

“A Facility” means the A1 Facility and/or the A2 Facility, as the context may require.

“A Margin” means, in relation to an A1 Advance (including any A1 Swingline Advance) or an A2 Advance (including any A2 Swingline Advance) made to any Borrower, as determined on the Relevant A Calculation Date:

(a)           during the period from the Closing Date to the last day of the Carve-Out Period, the aggregate of:

(i)            0.75 per cent. per annum (in the case of any A1 Advance) and 1.50 per cent. per annum (in the case of any A2 Advance);

(ii)           0.25 per cent. per annum multiplied by the ratio (calculated as a percentage) of (A) the Net Book Value of such Borrower’s Core Country Fleet comprised of vehicles manufactured by a Vehicle Manufacturer rated B or B- by S&P or B2 or B3 by Moody’s (provided that if any Vehicle Manufacturer has different ratings from the Rating Agencies, the lowest such rating will apply) divided by (B) such Borrower’s Borrower Fleet NBV (in this definition, the “B Rated Fleet Spread”); and

(iii)          0.75 per cent. per annum multiplied by the ratio (calculated as a percentage) of (A) the Net Book Value of such Borrower’s Core Country Fleet comprised of vehicles manufactured by a non-rated Vehicle Manufacturer or a Vehicle Manufacturer rated below or equal to CCC+ by S&P or Caa1 by Moody’s (provided that if any Vehicle Manufacturer has different ratings from the Rating Agencies, the lowest such rating will apply (in this definition, the “C Rated Vehicles”)) to (B) such Borrower’s Borrower Fleet NBV;

(b)           during the period on and after the last day of the Carve-Out Period, if any A1 Advance or A2 Advance is outstanding on or after the last day of the Carve-Out Period, as determined on the Relevant A Calculation Date the aggregate of:

(i)            0.75 per cent. per annum (in the case of any A1 Advance) and 1.50 per cent. annum (in the case of any A2 Advance);

(ii)           in relation to any A1 Advance or A2 Advance where:

(x)            such Borrower is an SPV, 0.75 per cent. per annum (in the case of an A1 Advance) or 1.00 per cent. per annum (in the case of an A2 Advance), provided that if a Monoline Compliance Event has occurred and is continuing such rate shall be reduced to 0.50 per cent. per annum (in the case of Monoline Compliance Event with respect to the A1 Facility) or 0.75 per cent. (in the case of a Monoline Compliance Event with respect to the A2 Facility); or

(y)           such Borrower is not an SPV, 1.00 per cent. per annum (in the case of the A1 Facility) or 1.25 per cent. per annum in the case of the A2 Facility;

(iii)          the B Rated Fleet Spread (as defined above); and

(iv)          in relation to any A1 Advance or A2 Advance where:

(x)            such Borrower is an SPV, 1.25 per cent. per annum multiplied by the ratio (calculated as a percentage) of (A) the Net Book Value of such Borrower’s Core Country Fleet comprised of C Rated Vehicles (as defined above) to (B) such Borrower’s Borrower Fleet NBV; or

(y)           such Borrower is not an SPV, 1.50 per cent. per annum multiplied by the ratio (calculated as a percentage) of (A) such Borrower’s Core Country Fleet comprised of C Rated Vehicles (as defined above) to (B) such Borrower’s Borrower Fleet NBV; and

(c)           at any time on and from the date on which the 25% Trigger occurs, 0.50 per cent. per annum.

“A Swingline Facility” means any A1 Swingline Facility and/or any A2 Swingline Facility, as the context may require.

“A Take-Out Adjustment Percentage” means when the A Take-Out Financing is not the Final A Take-Out Financing the result (whether positive or negative, expressed as a percentage) of the following equation:

A minus B divided by C

(a)           where “A” equals the proceeds of the A Take-Out Financing (less any Eligible Cash or Eligible Cash Equivalents);

(b)           where “B” equals the Borrower Asset Value transferred into the A Take-Out Financing multiplied sum of the A1 Advance Rate and the A2 Advance Rate at the previous Reporting Date; and

(c)           where “C” equals the sum of the Borrower Asset Value of all A1 Borrowers and A2 Borrowers (without duplication) as at the previous Reporting Date less the Borrower Asset Value transferred into such A Take-Out Financing multiplied by the sum of the A1 Advance Rate and the A2 Advance Rate as at the previous Reporting Date.

“A Take-Out Financing” means any Take-Out Financing in relation to an A Facility.

“Accession Memorandum” means a Borrower Accession Memorandum or a Guarantor Accession Memorandum, as the case may be.

“Acquisition” means the purchase by Holdco or its direct or indirect wholly owned subsidiaries of the Shares pursuant to, and in accordance with, the Acquisition Agreement.

“Acquisition Agreement” means the stock purchase agreement dated 12 September 2005 between the Seller and Holdco and relating to the purchase of the Shares by Holdco.

“Acquisition Costs” means all costs, fees and expenses (and taxes thereon) and all capital, stamp, documentary, registration or other taxes incurred by or on behalf of any Parent Company or any of its affiliates, the Merrill Lynch Investors, the Carlyle Investors or the CD&R Investors and their respective managers or advisors, the Parent or any other member of the Group in connection with the Acquisition and all related transactions (including, without limitation, the financing thereof).

“Additional Borrower” means:

(a)           when designated “A1”, an Eligible Borrower which has acceded to this Agreement as a Borrower under the A1 Facility pursuant to Clause 38 (Additional Borrowers);

(b)           when designated “A2”, an Eligible Borrower which has acceded to this Agreement as a Borrower under the A2 Facility pursuant to Clause 38 (Additional Borrowers);

(c)           when designated “C”, an Eligible Borrower which has acceded to this Agreement as a Borrower under the C Facility pursuant to Clause 38 (Additional Borrowers); and

(d)           without any such designation, an “A1 Additional Borrower”, an “A2 Additional Borrower” and/or a “C Additional Borrower” as the context requires.

“Additional Guarantor” means any person which has become an Additional Guarantor in accordance with Clause 39 (Additional Guarantors, Resignation of Guarantors and Designated Obligors; Change of Coordinator).

“Additional Obligor” means an Additional Borrower or an Additional Guarantor.

“Advance” means:

(a)           when designated “A1”, the principal amount of each advance made or to be made under the A1 Facility, as reduced from time to time by repayment or prepayment;

(b)           when designated “A1 Swingline “, the principal amount of each advance made or to be made under the A1 Swingline Facility, as reduced from time to time by repayment or prepayment;

(c)           when designated “A2”, the principal amount of each advance made or to be made under the A2 Facility, as reduced from time to time by repayment or prepayment;

(d)           when designated “A2 Swingline”, the principal amount of each advance made or to be made under the A2 Swingline Facility, as reduced from time to time by repayment or prepayment;

(e)           when designated “C”, the principal amount of each advance made or to be made under the C Facility, as reduced from time to time by repayment or prepayment;

(f)            when designated “C Swingline”, the principal amount of each advance made or to be made under the C Swingline Facility, as reduced from time to time by repayment or prepayment;

(g)           when designated “Swingline”, an A1 Swingline Advance, an A2 Swingline Advance and/or a C Swingline Advance, as the context requires;

(h)           when designated “Rollover”, (i) an Advance (other than a Swingline Advance) which is used to refinance a maturing Advance (other than a Swingline Advance) and which is in the same amount and the same currency as such maturing Advance and is to be drawn on the day such maturing Advance is to be repaid and (ii) a C Advance which is used to satisfy any demand made by the Facility Agent pursuant to a drawing under a Letter of Credit; and

(i)            without any such designation, an “A1 Advance”, an “A1 Swingline Advance”, an “A2 Advance”, an “A2 Swingline Advance”, a “C Advance”, a “C Swingline Advance”, a “Swingline Advance” and/or a “Rollover Advance”, as the context requires.

“AFOF” means an Australian venture capital fund of funds within the meaning of subsection 118-410(3) of the Australian Income Tax Assessment Act 1997.

“Annual Budget” means, in relation to a calendar year, the business plan for the Group comprising a projected annual profit and loss account (including projected turnover and operating costs), projected EBITDA for such calendar year with revenue broken down for each of the Core Countries in which the Group carries on business.

“Antitrust/Regulatory Authorities” means any Governmental Authority in the United States of America competent to grant clearance for the Acquisition under the United States Hart-Scott-Rodino Antitrust Improvements Act 1976, the European Commission, the Canadian Competition Bureau and any Governmental Authority in Australia competent to approve the Acquisition.

“Antitrust Regulatory Clearances” means the approval, consent, waiver, license, order, registration, permit, authorisation or clearance of the Acquisition from all Antitrust/Regulatory Authorities whose approval is required for the Acquisition.

“Applicable Accounting Principles” means generally accepted accounting principles in the United States of America and related practices.

“Applicable Margin” means:

(a)           in relation to any A Facility (including the A1 Swingline Facility and the A2 Swingline Facility), the A Margin; and

(b)           in relation to the C Facility (including the C Swingline Facility), 2.50 per cent. per annum.

“Arrangers” means the Mandated Lead Arrangers and the Co-Arranger and “Arranger” means any of them.

“Asset Report” means (a) in the case of all A Advances (other than Swingline Advances), a duly completed report in the form set out in Part A of Part 1 of Schedule 21 (Forms of Asset Reports), (b) in the case of all C Advances (other than Swingline Advances), a duly completed report in the form set out in Part B of Part 1 of Schedule 21 (Forms of Asset Reports), (c) in the case of all A Swingline Advances a duly completed report in the form set out in Part A of Part 2 of Schedule 21 (Forms of Asset Reports), (d) in the case of all C Swingline Advances a duly completed report in the form set out in Part B of Part 2 of Schedule 22 (Forms of Asset Reports) and (e) in the case of a Letter of Credit a duly completed report in the form set out in Part 3 of Schedule 21 (Forms of Asset Reports), in each case as the same may be modified from time to time with the consent of the Facility Agent (acting reasonably).

“Auditors” means one of PricewaterhouseCoopers, Ernst & Young, KPMG or Deloitte & Touche or such other auditors acceptable to the Facility Agent (acting reasonably).

“Australian Bill” means a bill of exchange as defined in the Australian Bills of Exchange Act 1909 (Cth).

“Australian Borrower” means either:

(a)           a Borrower that is an Australian resident for Australian tax purposes (unless it incurs interest under this Agreement wholly in carrying on business in a country outside Australia at or through a permanent establishment in that country); or

(b)           a Borrower that is not an Australian resident for Australian tax purposes that incurs interest under this Agreement in carrying on business in Australia at or through a permanent establishment in Australia.

“Australian Finance Documents” means each of the following documents:

(a)           the Australian Subscription Deed;

(b)           the document entitled “Australian Issuer Loan Agreement (Project H)” between Noteco (as lender) and Hertz Australia Pty. Limited (ABN 31 004 407 087) (as borrower) dated on or before the Closing Date;

(c)           the Australian Purchase Deed;

(d)           the document entitled “Australian Registry Services Agreement (Project H)” between Noteco (as issuer), HA Funding Pty Limited (ACN 117 549 498) (as subscriber) and Perpetual Trustee Company Limited (as registrar) dated on or before the Closing Date;

(e)           the Australian Security Trust Deed; and

(f)            the document entitled “Australian Loan Note Deed Poll (Project H)” given by Noteco (as issuer) dated on or before the Closing Date.

“Australian Obligor” means each of Hertz Investment (Holdings) Pty. Limited (ACN 006 181 755), Hertz Australia Pty. Limited and Noteco.

“Australian Orphan SPV” means HA Funding Pty Limited (ACN 117 549 498).

“Australian Orphan SPV Secured Property” has the same meaning as in the Australian Security Trust Deed.

“Australian Purchase Deed” means the document entitled “Australian Purchase Deed (Project H)” between Hertz Australia Pty Limited (as purchaser) and HA Funding Pty Limited (as seller) dated on or before the Closing Date.

“Australian Reference Bank” means each of Australian and New Zealand Banking Group Limited, Commonwealth Bank of Australia National, Australian Bank Limited and Westpac Banking Corporation Limited.

“Australian Security Trust Deed” means the document entitled “Australian Security Trust Deed (Project H)” between HA Funding Pty Limited (as borrower) and the Security Agent dated on or before the Closing Date.

“Australian Subscription Deed” means the document entitled “Australian Subscription Deed (Project H)” between HA Funding Pty Limited (as subscriber) and Noteco (as issuer) dated on or before the Closing Date.

“Authorised Risk Vehicle Percentage” means, in relation to the A1 Borrowers and the A2 Borrowers taken together (a) 40 per cent. and (b) on and from the date on which the 25% Trigger occurs, such other percentage as may be reasonably agreed in good faith between the Coordinator and the Mandated Lead Arrangers taking into account applicable commercial considerations at such time.

“Authorised Signatory” means, in relation to an Obligor or proposed Obligor, any person who is duly authorised (in such manner as may be reasonably acceptable to the Facility Agent) and in respect of whom the Facility Agent has received a certificate signed by a director or another Authorised Signatory of such Obligor or proposed Obligor setting out the name and signature of such person and confirming such person’s authority to act.

“Availability Period” means the period from and including the Closing Date to and including the Final Maturity Date.

“Available Commitment” means in relation to a Bank and a Facility or a Tranche at any time and, save as otherwise provided herein, its Commitment in the relevant Base Currency in relation to that Facility or Tranche at such time less its share of the Base Currency Amount of the Advances or Letters of Credit made under that Facility or Tranche which are then outstanding provided such amount shall not be less than zero.

“Available Facility” means, at any time in relation to a Facility or a Tranche, the aggregate Available Commitments in relation to that Facility or Tranche adjusted, in the case of any proposed utilisation, so as to take into account:

(a)           any reduction in the Commitment of a Bank in relation to that Facility or Tranche pursuant to the terms hereof;

(b)           the Base Currency Amount of any Advance or Letter of Credit which, pursuant to any other utilisation, is to be made or issued under that Facility or Tranche; and

(c)           the Base Currency Amount of any Advance or Letter of Credit under that Facility or Tranche which is due to be repaid,

in each case on or before the proposed Utilisation Date relating to such utilisation.

“B Advance Rate” means

(a)           if neither the Final A Take-Out Financing nor the Final C Take-Out Financing has occurred, 80 per cent.;

(b)           if the Final A Take-Out Financing occurs following the Final C Take-Out Financing, (x) the B Advance Rate at the previous Reporting Date less (y) the relevant Final A Take-Out Benefit Percentage, provided, that if the Final C Take-Out Financing occurs following the Final A Take-Out Financing, the B Advance Rate (at the previous Reporting Date) shall be reduced by the         Final C Take-Out Benefit Percentage.

“B Borrower” has the meaning given to “Borrower” in each of the B Bridge Facilities Agreements.

“B Bridge Facilities Agreements” means the Brazilian Facilities Agreement and the NZ Facilities Agreement.

“B Bridge Finance Documents” means each of the B Bridge Facilities Agreements and each of the B Bridge Guarantees, together with all other Finance Documents (as such term is defined in each of the B Bridge Facilities Agreements) from time to time.

“B Bridge Guarantees” means the Brazilian Guarantee and the NZ Guarantee.

“BA Rate” means, in respect of any Term applicable to a Canadian Advance (other than a Canadian Swingline Advance) or Unpaid Sum (other than a Canadian Swingline Advance) denominated in Canadian Dollars:

(a)           the applicable Screen Rate;

(b)           if such Term is less than a month, the percentage rate per annum obtained by interpolating the applicable Screen Rates for a period of one month;

(c)           if such Term is more than a month, the percentage rate per annum obtained by interpolating the applicable Screen Rates for a period of (i) one month and (ii) two months; or

(d)           if the applicable Screen Rate in relation to the BA Rate is not displayed for Canadian Dollars for such Term, the rate of interest determined by the Canadian Permitted Bank that is equal to the arithmetic mean (rounded upwards to the nearest whole multiple of 1/100th of 1 per cent.) of the rates quoted by the relevant Reference Banks on the Quotation Date in respect of Canadian Dollar bankers’ acceptances with a term comparable to such Term, and, in each case, plus 5 basis points per annum if such Canadian Advance is made by a Bank not listed in Schedule I to the Bank Act (Canada), provided no adjustment shall be made to account for the difference between the number of days in a year on which the rates referred to in this definition are based and the number of days in a year on the basis of which interest is calculated in this Agreement.

“BA Rate Loan” means an Advance (other than a Swingline Advance) denominated in Canadian Dollars which bears interest at the BA Rate.

“BBSY” means, in respect of any Term applicable to an Advance or unpaid sum denominated in Australian Dollars:

(a)           the applicable Screen Rate;

(b)           if such Term is less than a month, the applicable Screen Rate for a period of one month;

(c)           if such Term is more than a month, the percentage rate per annum obtained by interpolating the applicable Screen Rates for a period of (i) one month and (ii) two months; or

(d)           if the applicable Screen Rate is not displayed for Australian Dollars for such Term, the rate of interest determined by the Facility Agent as the average of the rates quoted to the Facility Agent by each of the relevant Reference Banks for the purchase of Australian Bills accepted by each of the relevant Reference Banks which have a tenor equal to such Term and a face value amount equal to the amount of the Advance, provided that if, in respect of such Term, the BBSY cannot be determined in accordance with the foregoing, BBSY shall be the rate per cent. per annum determined by the Facility Agent in good faith to be the appropriate rate having regard to comparable indices then available in the then current bill market.

“Bank” means any entity (whether or not such entity is a registered bank):

(a)           named in Schedule 1 (The Banks and their Commitments) (including unless the context otherwise requires a Swingline Bank); or

(b)           which has become a party hereto in accordance with Clause 36.5 (Assignments by Banks) or Clause 36.6 (Transfers by Banks),

and which has not ceased to be a party hereto in accordance with the terms hereof.

“Base Currency” means, in relation to any Facility or Tranche, the currency in which such Facility or Tranche is denominated as set out in Schedule 1 (The Banks and their Commitments).

“Base Currency Amount” means:

(a)           in relation to an Advance or Letter of Credit denominated in the Base Currency of the relevant Facility or Tranche, the amount of such Advance or Letter of Credit; and

(b)           in relation to an Advance or Letter of Credit denominated in Euro where Euro is not the Base Currency of the relevant Facility or Tranche, the equivalent of the amount of Euro in the relevant Base Currency calculated at the Spot Rate of Exchange as at the relevant date of determination.

“Belgian Borrower” means each Borrower having or deemed to have its fiscal residency in Belgium for the purposes of the Belgian Corporate Income Tax Code that is a qualifying professional investor as defined in article 105,3o of the Royal Decree executing the Belgian Corporate Income Tax Code.

“Borrower” means:

(a)           when designated “A1”, any Original Borrower under the A1 Facility or any Additional A1 Borrower;

(b)           when designated “A2”, any Original Borrower under the A2 Facility or any Additional A2 Borrower;

(c)           when designated “C”, any Original Borrower under the C Facility or any Additional C Borrower; and

(d)           without any such designation, an “A1 Borrower”, an “A2 Borrower” and/or a “C Borrower”, as the context requires,

provided in each case that such Borrower has not been released from its rights and obligations hereunder in accordance with Clause 38.4 (Resignation of a Borrower).

“Borrower Accession Memorandum” means a duly completed memorandum substantially in the form set out in Schedule 6 (Form of Borrower Accession Memorandum).

“Borrower Asset Value” means as at any Calculation Date:

(a)           in relation to any A1 Borrower or any A2 Borrower (other than a Financeco), determined on that Calculation Date and without double-counting, the aggregate of:

(i)            the Borrower Fleet NBV of such Borrower; and

(ii)           the Eligible Receivables of such Borrower;

(b)           in relation to any A1 Borrower or A2 Borrower that is a Financeco, determined on that Calculation Date and without double-counting, the aggregate of:

(i)            the Borrower Fleet NBV of its Related Opco; and

(ii)           the Eligible Receivables of its Related Opco;

(c)           in relation to any C Borrower (other than a Financeco), determined on that Calculation Date and without double-counting, the aggregate of:

(i)            the Borrower Equipment NBV of such Borrower; and

(ii)           the Eligible Receivables of such Borrower; and

(d)           in relation to any C Borrower that is a Financeco, determined on that Calculation Date and without double-counting, the aggregate of:

(i)            the Borrower Equipment NBV of its Related Opco; and

(ii)           the Eligible Receivables of its Related Opco,

and provided in each case:

(A)          once an SPV (other than a Financeco) satisfies the criteria to and becomes an Eligible Borrower, no subsequent additions to its Related Opco’s Core Country Fleet or Core Country Equipment Assets (as the case may be) or Eligible Receivables (other than Eligible Receivables which subsequently arise with respect to the Core Country Fleet or Core Country Equipment Assets of such Opco existing on the day on which such SPV becomes an Eligible Borrower) after the day on which such SPV becomes an Eligible Borrower shall be taken into account in determining such SPV’s Borrower Asset Value;

(B)           on and after any Take-Out Financing, the Borrower Asset Value of any relevant Borrower shall be reduced by the value of any assets that were the subject of such Take-Out Financing if and to the extent such assets were included in the calculation of such Borrower’s Borrower Asset Value immediately prior to such Take-Out Financing;

(C)           without including any vehicles or Equipment which are subject to any Encumbrance securing Indebtedness for Borrowed Money (other than pursuant to the Security Documents) incurred by any member of the Group to finance or refinance the acquisition of such vehicles or Equipment, and provided further that in the case of paragraphs (b) and (d) above:

(I)            any Spanish vehicles owned by such Borrower’s Related Opco shall not be required to be subject to a Designated Obligor Charge and/or Designated Obligor Re-Charge; and

(II)           if the proceeds of any Advances made to such Financeco have been on-lent to its Related Opco pursuant to Clause 21.24 (On-Lending), to the extent any asset described in paragraphs (b)(i) and (ii) above or (d)(i) and (ii) above (as the case may be) is not subject to a Designated Obligor Charge and/or a Designated Obligor Re-Charge no later than 90 days after the Closing Date, in the case of the Initial Borrowing, or, otherwise, the date on which such proceeds were on-lent, the aggregate amount pursuant to paragraphs (b) and (d) above shall be determined without reference to any such asset.

“Borrower Equipment Market Value” means, in relation to any C Borrower, the market value of its Core Country Equipment Assets as calculated within 30 days of the Closing Date and on each Collateralisation Test Date, in each case by a third party independent appraiser appointed jointly by the Facility Agent and the Coordinator for this purpose.

“Borrower Equipment NBV” means, in relation to any C Borrower and in respect of a Calculation Date, the Net Book Value of the Core Country Equipment Assets of such Borrower (or, if such Borrower is a Financeco, the Net Book Value of the Core Country Equipment Assets of the Related Opco) at such time, as determined on such Calculation Date.

“Borrower Fleet NBV” means, in relation to any A1 Borrower or A2 Borrower in respect of a Calculation Date, the Net Book Value of the Core Country Fleet of such Borrower (or, if such Borrower is a Financeco, the Net Book Value of the Core Country Fleet of its Related Opco) as determined on such Calculation Date, provided that to the extent a Vehicle Manufacturer Event of Default occurs and is then continuing with respect to the Vehicle Manufacturer of any vehicle included in such Core Country Fleet, for the purposes of calculating the Total A1 Borrowing Base or the Total A2 Borrowing Base (as the case may be), the Euro Amount of the Net Book Value of all vehicles manufactured by such Vehicle Manufacturer shall be determined by multiplying (a) the Euro Amount of the Net Book Value of such vehicles, (b) the A1 Advance Rate in the case of any A1 Borrower or the A2 Advance Rate in the case of any A2 Borrower and (c) the following fraction (which shall not, at any time, exceed 1):

X
Y

where:

X             is the aggregate amount of the Euro Amount of the sale proceeds received by all A1 Borrowers or A2 Borrowers (as the case may be) (or, if any such Borrower is a Financeco, its Related Opco) from the sale of vehicles manufactured by such Vehicle Manufacturer in the most recently ended calendar month; and

Y             is the aggregate of the Euro Amount of the Net Book Value of such sold vehicles as such value was determined and included in the calculation of the relevant Borrower Fleet NBV on the immediately preceding Calculation Date.

“Borrowing Base Calculations” means the calculations to be made pursuant to Clause 4.1(n) (Utilisation Conditions) and Clause 5.3(a)(vi) (Completion of a Utilisation Notice for Swingline Advances).

“Brazilian Facilities Agreement” means an Agreement for Offering a Revolving Credit Facility to be entered into on or around 21 December 2005 between, amongst others, Car Rental Systems Do Brasil Locação De Veículos Ltda, as the Borrower, Banco BNP Paribas Brasil S.A., as Administrative Agent and the entities named therein as Banks.

“Brazilian Guarantee” means the guarantee to be entered into on or around 21 December 2005 by The Hertz Corporation in relation to the Brazilian Facilities Agreement.

“Bridge Fee Letter” means the letter entitled “International Securitization Bridge Fee Letter” dated 18 November 2005 between Holdco and the Arrangers.

“Business Day” means a day (other than a Saturday or a Sunday) (a) on which banks generally are open for business in London and in the jurisdiction of organisation of each of the Borrowers and the Coordinator and the principal financial centre of the country of each Designated Currency other than Euro and (b) which is a TARGET Day.

“Buy-Back Agreement” means a Vehicle Manufacturer Buy-Back Agreement, a Vehicle Dealer Buy-Back Agreement or an Equipment Manufacturer Buy-Back Agreement.

“C Advance Rate” means

(a)           if no C Take-Out Financing has occurred, the C Combined Advance Rate;

(b)           upon the occurrence of the first C Take-Out Financing, (x) the C Combined Advance Rate less the (y) the C Take-Out Adjustment Percentage;

(c)           upon the occurrence of any further C Take-Out Financings, (x) the C Advance Rate at the previous Reporting Date less (y) the C Take-Out Adjustment Percentage,

provided that should the Final A Take-Out Financing occur prior to the Final C Take-Out Financing, the C Advance Rate (as at the previous Reporting Date) shall be further reduced by the Final A Take-Out Benefit Percentage and provided, further, that any adjustment in the C Advance Rate pursuant to the foregoing clauses (b) and (c) shall be allocated among the remaining C Borrowers (except to the extent such allocation would produce (after giving effect to any adjustments to the percentage set forth in paragraph (a) of the definition of “C Borrowing Base”) (a) any violation of applicable law, (b) liability of any of the officers, directors or shareholders of such member or any of its holding companies or subsidiaries or any material risk of such liability, (c) violation of the provisions of any joint venture governing or binding on such person or its subsidiaries or holding companies, (d) material adverse effects on the tax position (including, without limitation, the imposition of any material withholding tax or the loss of any material tax deduction) of the Group or, with respect to the Group, structuring considerations identified in reasonable detail to the Facility Agent or (e) costs (including, without limitation, any taxes, fees, charges, duties or expenses) which the Parent has demonstrated to the Security Agent in reasonable detail would be likely to be incurred),.

“C Borrowing Base” means, in relation to any C Borrower and as at any Calculation Date, an aggregate amount equal to:

(a)           the C Advance Rate, multiplied by the Borrower Asset Value of such C Borrower, as at such Calculation Date; and

(b)           100 per cent. of the Eligible Cash and Eligible Cash Equivalents of such C Borrower (other than any Take-Out Borrower) (or, if such Borrower is a Financeco, its Related Opco) provided such C Borrower is not also an A1 Borrower or an A2 Borrower on such Calculation Date.

“C Combined Advance Rate” means the amount (expressed as a percentage) of the sum of (x) the Eligible Receivables multiplied by the C Receivables Advance Rate, in each case as at the previous Reporting Date, plus (y) the Equipment Asset Value multiplied by the C Equipment Advance Rate, in each case as at the previous Reporting Date, divided by (z) the sum of the Eligible Receivables and the Equipment Asset Value, in each case as at the previous Reporting Date.

“C Equipment Advance Rate” means 80 per cent. or such other lower percentage arrived at by subtracting from 80 per cent. an amount (if positive, expressed as a percentage) equal to the difference between (i) the Collateralisation Ratio on the Closing Date and (ii) the Collateralisation Ratio for the most recent Collateralisation Test Date.

“C Facility” means the revolving credit facility made available under this Agreement as described in Clause 2.1(a)(iii) (Grant of the Facilities).

“C Outstandings” means all amounts outstanding from time to time under the C Facility (including the C Swingline Facility and all Letters of Credit that are issued and outstanding).

“C Receivables Advance Rate” means 80 per cent.

“C Take-Out Adjustment Percentage” means when the C Take-Out Financing is not the Final C Take-Out Financing the result (whether positive or negative, expressed as a percentage) of the following equation:

A minus B divided by C

(a)           where “A” equals the proceeds of the C Take-Out Financing (less any Eligible Cash or Eligible Cash Equivalents)

(b)           where “B” equals the Borrower Asset Value transferred into the C Take-Out Financing multiplied by the C Advance Rate at the previous Reporting Date; and

(c)           where “C” is the Borrower Asset Value of all C Borrowers as at the previous Reporting Date less the Borrower Asset Value transferred into such C Take-Out Financing multiplied by the C Advance Rate as at the previous Reporting Date.

“C Take-Out Financing” means any Take-Out Financing in relation to the C Facility.

“Calculation Date” means:

(a)           a First Calculation Date or a Second Calculation Date; and

(b)           in the case of an A Facility, the Optional A Calculation Date.

“Canadian Advance” means any Advance made to a Canadian Borrower.

“Canadian Borrower” means Hertz Canada Limited and any other Borrower that is (a) resident or deemed to be resident in Canada for the purposes of the Income Tax Act (Canada), (b) a partnership that is a “Canadian partnership” within the meaning of the Income Tax Act (Canada) or (c) deemed to be resident in Canada for the purposes of Part XIII of the Income Tax Act (Canada) in respect of any payments made by such Borrower in relation to this Agreement.

“Canadian Guarantor” means subject to Clause 21.27 (Canadian Guarantor), Hertz Canada Limited and any other Canadian Entity becoming an Additional Guarantor.

“Canadian Outstandings” means all amounts outstanding under this Agreement from time to time in relation to all Canadian Advances (including the Canadian Swingline Advances).

“Canadian Permitted Bank” means each of BNP Paribas (Canada) and any replacement Bank appointed pursuant to Clause 4.8(d) (Canadian Advances), in each case acting through its Facility Office in Canada.

“Canadian Pro-Rata Share” means, in relation to a Non-Canadian Bank in respect of any Facility (or, in the case of any A Facility, the relevant Tranche), the percentage set forth in respect of such Non-Canadian Bank and relevant Facility or Tranche (as the case may be) in Schedule 17 (Canadian Pro-Rata Share).

“Canadian Reorganisation” means the following transactions, to occur following the Acquisition on the Closing Date:

(a)           the sale by Hertz Holdings Netherlands B.V. (“Hertz NL BV”) of common shares (“Hertz Canada Common shares”) of Hertz Canada Limited (“Hertz Canada”) to the Target, in consideration for which the Target shall deliver to Hertz NL BV a note issued by the Target and payable on demand in the principal amount of approximately $490,000,000 (the “Hertz Note”);

(b)           the distribution by the Target of the Hertz Canada Common Shares and the preferred shares of Hertz Canada held by the Target (together with the Hertz Canada Common Shares, the “Hertz Canada Shares”) as a dividend to CCMG Investor LLC, a Subsidiary of Acquisition Corp. and the sole stockholder of the Target immediately following the Acquisition;

(c)           the sale by Acquisition Corp. of Class B Common Shares of CCMG Investor LLC to CCMG Investor LLC for redemption, in consideration for which CCMG Investor LLC shall sell to Acquisition Corp. common stock of the Target (the “Hertz Shares”), representing all of the then issued and outstanding shares of the Target’s Capital Stock;

(d)           the dissolution, winding-up and termination of CCMG Investor LLC, in connection with which the Hertz Canada Shares shall be transferred and assigned to CMGC Canada Acquisition ULC (“CMGC Canada”);

(e)           the sale of common shares of CMGC Canada (the “CMGC Canada Shares”), representing all of the issued and outstanding shares of CMGC Canada’s Capital Stock, to the Target as a contribution;

(f)            the merger of CCMG Acquisition Corp. with and into the Target;

(g)           the sale by the Target of the CMGC Canada Shares to Hertz International Ltd., in consideration for which Hertz International Ltd. will enter into an agreement with the Target, Hertz International Ltd. and Hertz NL BV pursuant to which the Target will be released from its obligations under the Hertz Note, which shall be cancelled, and the Parent shall issue a new note (the “HIL Note”) to Hertz NL BV for the same principal amount and otherwise containing substantially similar terms and conditions;

(h)           the sale by the Parent of the CMGC Canada Shares to Hertz NL BV in full satisfaction of Hertz International Ltd.’s obligations under the HIL Note, which shall be cancelled;

(i)            the subscription by CMGC Canada for common shares (the “Newco (Canada) Shares”) of 1677932 Ontario Limited, an Ontario corporation, representing all of the issued and outstanding shares of Newco (Canada) Capital Stock, in consideration for which CMGC Canada shall sell, transfer and assign to Newco (Canada) the Hertz Canada Shares;

(j)            the amalgamation of Newco (Canada) and Hertz Canada, whereupon the amalgamated entity shall continue under the name Hertz Canada Limited (“Hertz Canada Amalco”);

(k)           the exchange by Hertz Canada Amalco of its common shares in Matthews Equipment Ltd. for preferred shares of Matthews Equipment Ltd. of equal value, and the subscription by CCMG HERC Sub, Inc., a Wholly-Owned Subsidiary of HERC, for common shares of Matthews Equipment Ltd.; and

(l)            all transactions relating thereto.

“Canadian Revolving Sale Right” has the meaning set out in Clause 4.8(b) (Canadian Advances).

“Canadian Sale Right” means, in respect of a Facility (or, in the case of any A Facility, the relevant Tranche), a Canadian Revolving Sale Right or Canadian Swingline Sale Right in relation to such Facility or Tranche (as the case may be).

“Canadian Sale-Saleback Transaction” means a sale and conditional saleback arrangement, between Hertz Canada Limited and an SPV, consummated to effect a Take-Out Financing with respect to Hertz Canada Limited and which provides for the conditional purchase by Hertz Canada Limited of personal property from such SPV.

“Canadian Swingline Advance” means any Swingline Advance denominated in Canadian Dollars made to a Canadian Borrower.

“Canadian Swingline Rate” means, in respect of any Term applicable to a Canadian Swingline Advance, the rate offered by the Canadian Permitted Bank (as notified to the Facility Agent) for deposits in such currency for such Term or, if there is more than one Canadian Permitted Bank, the weighted average of the quotations offered by each Canadian Permitted Bank (as notified to the Facility Agent) for deposits in such currency for such Term (weighted in proportion to the percentage participation of such Canadian Permitted Bank in such Swingline Advance) pursuant to Clause 10.2(b) (Interest Rate Determination).

“Canadian Swingline Sale Right” has the meaning set out in Clause 5.4(e) (Swingline Banks’ Participation).

“Capital Expenditure” means, with respect to any person for any period, the sum of the aggregate of all expenditures by such person and its consolidated subsidiaries during such period for property, plant, equipment and revenue earning equipment which, in accordance with the Applicable Accounting Principles (extant as at the date of this Agreement), are or should be included in “capital expenditures”, net of (a) the application of insurance monies in the reinstatement or repair of assets in respect of which such insurance monies were attained, (b) expenditure on (i) Reinvested Amounts and (ii) the amount invested in Permitted Acquisitions or Permitted Investments and (c) dispositions of property, plant, equipment and revenue earning equipment during such period.  For the avoidance of doubt, the sum of the aggregate of all expenditures by such person during such period for revenue earning equipment (including, without limitation, vehicles and Equipment) net of the Net Cash Proceeds of disposition of such revenue earning equipment in the ordinary course of business thereof shall constitute Capital Expenditures.

“Capital Stock” means any and all shares, interests, participations or other equivalents (however designated) of capital stock of a corporation, any and all equivalent ownership interests in a person (other than a corporation) and any and all warrants or options to purchase any of the foregoing.

“Capitalised Cost” means:

(a)           with respect to each vehicle purchased by a Borrower (or, if such Borrower is a Financeco, its Related Opco), the price paid for such vehicle to the Vehicle Dealer, Vehicle Manufacturer or other person selling such vehicle (including profit and delivery charges but excluding taxes and any registration or titling fees unless capitalised by the relevant Borrower in accordance with past practices), less any rebates, credits or similar incentives received or receivable in respect of such vehicle to the extent applied by the relevant Borrower in accordance with its past practice to reduce the capitalized cost of such vehicle; and

(b)           with respect to Equipment purchased by a Borrower (or, if such Borrower is a Financeco, its Related Opco), the price paid for such Equipment to the Vehicle Manufacturer or other person selling such Equipment (including profit and delivery charges but excluding taxes and any registration or titling fees), less any rebates, credits or similar incentives received or receivable in respect of such Equipment to the extent applied by the relevant Borrower in accordance with its past practice to reduce the capitalized cost of such Equipment.

“Carlyle” means TC Group L.L.C. (which operates under the trade name The Carlyle Group).

“Carlyle Investors” means collectively (a) Carlyle Partners IV, L.P., a Delaware limited partnership, or any successor thereto, (b) CEP II Participations S.àr.l., a Luxembourg limited liability company, or any successor thereto, (c) CP IV Co-investment, L.P., a Delaware limited partnership, or any successor thereto, (d) CEPII U.S. Investments, L.P., a Delaware limited partnership, or any successor thereto, (e) any affiliate of any of the foregoing and (e) any successor in interest to any of the foregoing.

“Carve Out Period” means the period:

(a)           starting on the later of:

(i)            the first anniversary date of the first utilisation of any A Facility; and

(ii)           the date occurring three months after the date of any Securities Demand (which shall, in any event, be no later than the date occurring fifteen months after the Closing Date); and

(b)           ending on the 90th calendar day thereafter.

“Cash Collateral” means, in relation to any Letter of Credit or L/C Proportion of a Letter of Credit, a Euro deposit in such interest-bearing account or accounts as the Facility Agent may, acting reasonably, specify, such deposit and account to be secured in favour of, and on terms and conditions reasonably acceptable to, the Security Agent or the relevant L/C Issuer, as the case may be.

“Cash Equivalents” means investments in:

(a)           marketable obligations of or guaranteed or insured by (i) the United Kingdom, the United States of America, France, Germany, Australia, Canada or Canadian provinces, (ii) any other European Union member state in which the Group has operations, (iii) any country in whose currency funds are being held specifically pending application in the making of an investment or Capital Expenditure by the Group in that country with such funds or (iv) any other country being a country having one of the two highest rating categories obtainable from any Rating Agency, or (v) an agency or instrumentality of any thereof;

(b)           time deposits, certificates of deposit, notes and acceptances issued by (i) banks which are authorised persons with permission to accept deposits under the Financial Services and Markets Act 2000 or by building societies under the Building Societies Act 1986, (ii) banks or institutions authorised to operate as banks that are Finance Parties or (iii) by authorised deposit-taking institutions or institutions authorised to operate as banks in any of the countries referred to in paragraph (a) above, having capital and surplus in excess of $500,000,000 and the commercial paper of the holding company of which is rated not less than A-1 or the equivalent thereof by S&P or not less than P-1 or the equivalent thereof by Moody’s (or if at such time neither is issuing ratings, then a comparable rating of another nationally recognised rating agency);

(c)           money market instruments, commercial paper or other short term obligations rated not less than A1 by S&P or not less than P1 by Moody’s, or (where a bank or building society is rated by both S&P and by Moody’s) is rated not less than A1 by S&P and not less than P1 by Moody’s;

(d)           any cash deposited as collateral against securitised receivables; or

(e)           other investments agreed between the Facility Agent and the Parent.

“CCMGC” means CCMG Corporation, a Delaware corporation.

“CD&R” means Clayton, Dubilier & Rice, Inc.

“CD&R Investors” means, collectively (a) Clayton, Dubilier & Rice Fund VII, L.P., a Cayman Islands exempted limited partnership, or any successor thereto, (b) CD&R CCMG Co-Investor L.P., a Cayman Islands exempted limited partnership, or any successor thereto, (c) CD&R Parallel Fund VII, L.P., a Cayman Islands exempted limited partnership, or any successor thereto, (d) any affiliate of any of the foregoing, and (e) any successor in interest to any of the foregoing.

“Centre of Main Interests” has the meaning given to it in Article 3(1) of Council Regulation (EC) No 1346/2000 of 29 May 2000 on Insolvency Proceedings.

“Certain Funds Event of Default” means any circumstance constituting an Event of Default under any of the following Clauses:

(a)           Clause 23.2 (Misrepresentation) by virtue of a breach of any of the Certain Funds Repeated Representations;

(b)           Clause 23.5 (Insolvency and Rescheduling) so far as it relates to Holdco;

(c)           Clause 23.6 (Winding-up) so far as it relates to Holdco; and

(d)           Clause 23.11 (Unlawfulness and Invalidity).

“Certain Funds Period” means the period from and including the date of this Agreement to and including the earlier of:

(a)           the Closing Date; and

(b)           28 February 2006.

“Certain Funds Repeated Representations” means each of the representations set out in Clause 19.1 (Status), Clause 19.3 (Binding Obligations), Clause 19.4 (Execution of the Finance Documents) Clause 19.8 (Validity and Admissibility in Evidence), Clause 19.25 (US Government Regulations) and Clause 19.27 (The Acquisition).

“Change in Consolidated Working Capital” means for any such period, the amount of Consolidated Working Capital at the beginning of such period minus the amount of Consolidated Working Capital at the end of such period.

“Change of Control” means the occurrence of any of the following events:

(a)           at any time prior to the initial registered public offering of CCMGC’s or any Parent Entity’s Voting Stock the Permitted Holders shall in the aggregate be the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Securities Exchange Act of 1934, as amended from time to time) of (x) so long as CCMGC is a subsidiary of any Parent Entity, shares of Voting Stock having less than 51% of the total voting power of all outstanding shares of such Parent Entity (other than a Parent Entity that is a subsidiary of another Parent Entity) and (y) if CCMGC is not a subsidiary of any Parent Entity, shares of Voting Stock having less than 51% of the total voting power of all outstanding shares of CCMGC;

(b)           on and after the date of the initial registered public offering of CCMGC’s or any Parent Entity’s Voting Stock, (i) (x) the Permitted Holders shall in the aggregate be the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Securities Exchange Act of 1934, as amended from time to time) of (A) so long as CCMGC is a subsidiary of any Parent Entity, shares of Voting Stock having less than 35% of the total voting power of all outstanding shares of such Parent Entity (other than a Parent Entity that is a subsidiary of another Parent Entity) and (B) if CCMGC is not a subsidiary of any Parent Entity, shares of Voting Stock having less than 35% of the total voting power of all outstanding shares of CCMGC and (y) any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended from time to time), other than one or more Permitted Holders, shall be the “beneficial owner” of (A) so long as CCMGC is a subsidiary of any Parent Entity, shares of Voting Stock having more than 35% of the total voting power of all outstanding shares of a Parent Entity (other than a Parent Entity that is a subsidiary of another Parent Entity) and (B) if CCMGC is not a subsidiary of any Parent Entity, shares of Voting Stock having more than 35% of the total voting power of all outstanding shares of CCMGC or (ii) the Continuing Directors shall cease to constitute a majority of the members of the board of directors of CCMGC; or

(c)           CCMGC shall cease to own, directly or indirectly, 100% of the Capital Stock of the Parent,

provided that for the purposes of this paragraph “Voting Stock” shall mean shares of Capital Stock entitled to vote generally in the election of directors.

“Clean-Up Date” means the date falling 120 days after the Closing Date.

“Closing Date” means the date of the completion of the Acquisition.

“Collateralisation Ratio” means in relation to any C Borrower:

(a)           on the Closing Date, 100%; and

(b)           on each Collateralisation Test Date, the ratio (expressed as a percentage) equal to (i) that Borrower’s Borrower Equipment Market Value divided by (ii) that Borrower’s Borrower Equipment NBV, in each case calculated as at such

Collateralisation Test Date (provided that such ratio shall not be more than 100%).

“Collateralisation Test Date” means each anniversary of the Closing Date.

“Commitment” means:

(a)           when designated “A1”:

(i)            in relation to a Bank which is a party hereto as at the date hereof, the amount in each currency set opposite its name under the heading “A1 Commitment” in Part 1 of Schedule 1 (The Banks and their Commitments) and the amount in such currency of any other A1 Commitment transferred to it under this Agreement; and

(ii)           in relation to any other Bank, the amount in such currency of any A1 Commitment transferred to it under this Agreement,

to the extent not cancelled, reduced or transferred by it under this Agreement;

(b)           when designated “A1 Tranche”:

(i)            in relation to a Bank which is a party hereto as at the date hereof, the amount in the currency set opposite its name under the heading “A1 Commitment” in Part 1 of Schedule 1 (The Banks and their Commitments) in relation to the relevant A1 Tranche and the amount in such currency of any other A1 Tranche Commitments transferred to it under this Agreement; and

(ii)           in relation to any other Bank, the amount in such currency of any A1 Tranche Commitments transferred to it under this Agreement,

to the extent not cancelled, reduced or transferred by it under this Agreement;

(c)           when designated “A2”:

(i)            in relation to a Bank which is a party hereto as at the date hereof, the amount in each currency set opposite its name under the heading “A2 Commitment” in Part 1 of Schedule 1 (The Banks and their Commitments) and the amount in such currency of any other A2 Commitment transferred to it under this Agreement; and

(ii)           in relation to any other Bank, the amount in such currency of any A2 Commitment transferred to it under this Agreement,

to the extent not cancelled, reduced or transferred by it under this Agreement;

(d)           when designated “A2 Tranche”:

(i)            in relation to a Bank which is a party hereto as at the date hereof, the amount in the currency set opposite its name under the heading “A2 Commitment” in Part 1 of Schedule 1 (The Banks and their

Commitments) in relation to the relevant A2 Tranche and the amount in such currency of any other A2 Tranche Commitments transferred to it under this Agreement; and

(ii)           in relation to any other Bank, the amount in such currency of any A2 Tranche Commitments transferred to it under this Agreement,

to the extent not cancelled, reduced or transferred by it under this Agreement;

(e)           when designated “C”:

(i)            in relation to a Bank which is a party hereto as at the date hereof, the amount in Euro set opposite its name under the heading “C Commitment” in Part 1 of Schedule 1 (The Banks and their Commitments) and the amount in Euro of any other C Commitment transferred to it under this Agreement; and

(ii)           in relation to any other Bank, the amount in Euro of any C Commitment transferred to it under this Agreement,

to the extent not cancelled, reduced or transferred by it under this Agreement;

(f)            when designated “A1 Swingline”:

(i)            in relation to a Bank which is a party hereto as at the date hereof, the amount in Euro set opposite its name under the heading “A1 Swingline Commitment” in Part 2 of Schedule 1 (The Banks and their Commitments) and the Euro Amount of any other A1 Swingline Commitment transferred to it under this Agreement; and

(ii)           in relation to any other Bank, the Euro Amount of any A1 Swingline Commitment transferred to it under this Agreement,

to the extent not cancelled, reduced or transferred by it under this Agreement;

(g)           when designated “A2 Swingline”:

(i)            in relation to a Bank which is a party hereto as at the date hereof, the amount in Euro set opposite its name under the heading “A2 Swingline Commitment” in Part 2 of Schedule 1 (The Banks and their Commitments) and the Euro Amount of any other A2 Swingline Commitment transferred to it under this Agreement; and

(ii)           in relation to any other Bank, the Euro Amount of any A2 Swingline Commitment transferred to it under this Agreement,

to the extent not cancelled, reduced or transferred by it under this Agreement; and

(h)           when designated “C Swingline”:

(i)            in relation to a Bank which is a party hereto as at the date hereof, the amount in Euro set opposite its name under the heading “C Swingline Commitment” in Part 2 of Schedule 1 (The Banks and their Commitments) and the amount in Euro of any other C Swingline Commitment transferred to it under this Agreement; and

(ii)           in relation to any other Bank, the amount in Euro of any C Swingline Commitment transferred to it under this Agreement,

to the extent not cancelled, reduced or transferred by it under this Agreement; and

(i)            without any such designation, the “A1 Commitment”, the “A2 Commitment”, the “C Commitment”, the “A1 Swingline Commitment”, the “A2 Swingline Commitment” and/or the “C Swingline Commitment” as the context requires.

“Commitment Letter” means the letter entitled “International Securitization Bridge Commitment Letter” dated 18 November 2005 among the Arrangers and Holdco.

“Consolidated Net Profit” means, for any period, net profit of the Parent and its consolidated subsidiaries for such period, determined on a consolidated basis in accordance with the Applicable Accounting Principles as at the date hereof.

“Consolidated Working Capital” means, at the date of determination thereof, the aggregate amount of all current assets (excluding cash, Cash Equivalents, pensions assets, interest receivable, income or corporation tax receivable, the effects (if any) of the application of purchase accounting and the fair value of Hedging Transactions) minus the aggregate amount of all current liabilities (excluding the current maturities of Financial Indebtedness, interest payable, provisions, pensions liabilities, corporation tax payable, distributions and redemptions payable, the effects (if any) of the application of purchase accounting and the fair value of any Hedging Transactions).

“Continuing Directors” means the directors of CCMGC on the Closing Date, after giving effect to the Transactions and the other transactions contemplated thereby, and each other director if, in each case, such other director’s nomination for election to the board of directors of CCMGC is recommended by at least a majority of the then Continuing Directors or the election of such other director is approved by one or more Permitted Holders.

“Coordinator” means Hertz Europe Limited or any other subsidiary of the Parent which has replaced the existing Coordinator pursuant to and in accordance with Clause 39.7 (Change of Coordinator).

“Core Countries Risk Vehicle Percentage “ means, in relation to the A1 Borrowers and the A2 Borrowers and as at each Calculation Date, the ratio (expressed as a percentage), equal to (a) the Euro Amount of the aggregate Net Book Value of the Risk Vehicles of all A1 Borrowers and A2 Borrowers (or if any such Borrower is a

Financeco, its Related Opco) divided by (b) the Euro Amount of the aggregate of the Borrower Fleet NBV of all such Borrowers, in each case as at such Calculation Date.

“Core Country” means:

(a)           when designated “A”, Australia, Belgium, Canada, France, Germany, Italy, The Netherlands, Spain, Switzerland or the United Kingdom;

(b)           when designated “C”, France or Spain; and

(c)           without any such designation, an “A Core Country” and/or a “C Core Country”, as the context requires.

“Core Country Equipment Assets” means, at any Calculation Date and in relation to any C Borrower (or if such Borrower is a Financeco, its Related Opco):

(a)           Equipment that (x) is legally and beneficially owned by such Borrower or its Related Opco (as the case may be), (y) is not damaged (other than as a result of ordinary wear and tear) and (z) has been fully paid for by such Borrower or its Related Opco (as the case may be) provided that:

(i)            in relation to a Borrower that is an SPV, any Equipment which is leased by such SPV to its Related Opco pursuant to a finance or capital lease will be deemed to comply with clause (x) above if such Equipment is legally and beneficially owned by such SPV and/or its Related Opco;

(ii)           except as provided in paragraph (i) above, no Equipment that is the subject of any finance or capital lease shall be included in this paragraph (a); and

(b)           Equipment that has been purchased by such Borrower or its Related Opco (as the case may be) but has not been fully paid for by such Borrower or its Related Opco (as the case may be) provided:

(i)            such Equipment has been delivered to, and will be paid for by, such Borrower or its Related Opco (as the case may be) no more than 30 days after such Calculation Date;

(ii)           the outstanding purchase price in relation to such Equipment will be paid directly from (x) the proceeds of an Advance made under the C Facility immediately after the Settlement Date relating to such Advance and (y) the cash and Cash Equivalents of such Borrower or its Related Opco (as the case may be); and

(iii)          upon such payment by such Borrower or its Related Opco (as the case may be) in accordance with paragraph (b)(ii) above, title to such Equipment will immediately be transferred to such Borrower or its Related Opco (as the case may be) free of any security (other than any security arising by operation of law) and any retention rights arising in favour of the relevant Equipment Manufacturer or any other third party.

“Core Country Fleet” means, at any Calculation Date and in relation to any A1 Borrower or A2 Borrower (or if such Borrower is a Financeco, its Related Opco):

(a)           each vehicle that (x) is legally and beneficially owned by such Borrower or its Related Opco (as the case may be), (y) is not damaged (other than as a result of ordinary wear and tear) and (z) has been fully paid for by such Borrower or its Related Opco (as the case may be), provided that:

(i)            in relation to a Borrower that is an SPV, any vehicle which is leased by such SPV to its Related Opco pursuant to a finance or capital lease will be deemed to comply with clause (x) above if such vehicle is legally and beneficially owned by such SPV and/or its Related Opco;

(ii)           in relation to Hertz (UK) Ltd and any vehicle which is the subject of an Eligible Lombard Leasing Agreement, such vehicle will be deemed to comply with clauses (x) and (z) above (1) if Hertz (UK) Ltd has made payment of the Minimum Sales Price (as defined in, pursuant to and in accordance with such Eligible Lombard Leasing Agreement) in relation thereto prior to or no more than 30 days after such Calculation Date (notwithstanding that title to such vehicle will be retained by Lombard in accordance with such Eligible Lombard Leasing Agreement) and (2) for so long as such vehicle remains an Eligible Lombard Vehicle; and

(iii)          except as provided in paragraph (i) or (ii) above, no vehicle which is the subject of any UK Capital Lease Indebtedness, any Dutch Capital Lease Indebtedness or any other finance or capital lease, in each case as at such Calculation Date, shall be included in this paragraph (a); and

(b)           each vehicle that has been purchased by such Borrower or its Related Opco (as the case may be) but has not been fully paid for by such Borrower or its Related Opco (as the case may be) provided:

(i)            such vehicle has been delivered to, and will be paid for by, such Borrower or its Related Opco (as the case may be) no more than 30 days after such Calculation Date;

(ii)           the outstanding purchase price in relation to such vehicle will be paid directly from (x) the proceeds of an Advance made under the relevant A Facility immediately after the Settlement Date relating to such Advance, and (y) the cash and Cash Equivalents of such Borrower or its Related Opco (as the case may be); and

(iii)          upon such payment by such Borrower or its Related Opco (as the case may be) in accordance with paragraph (b)(ii) above, title to such vehicle will immediately be transferred to such Borrower or its Related Opco (as the case may be) free of any security (other than any security arising by operation of law) and any retention rights arising in favour of the relevant Vehicle Manufacturer or any other third party.

“CORRA” means, on any date, the overnight repo rate which appears under the heading “Financial Statistics - Money Market Yields” on Bank of Canada’s website in respect of that day and which is the weighted average of GC (non-specific collateral) traded through and reported by Freedom International Brokerage Inc., Prebon Yamane (Canada) Ltd. and Shorcan Brokers Ltd.

“Defaulted Receivable” means any receivable written off according to the company’s usual practices.

“Depreciation Charge” means, with respect to each vehicle or Equipment, a percentage equal to the product of (a) the applicable Depreciation Percentage multiplied by (b) the applicable Capitalised Costs.

“Depreciation Percentage” means:

(a)           with respect to each vehicle:

(i)            which is not a Risk Vehicle, a percentage calculated on the basis of straight line amortisation of such vehicle (with the applicable rate of amortisation calculated on the basis of the Capitalised Cost of such vehicle amortised to the reasonably anticipated date of buy-back under the Buy-Back Agreement relating to such vehicle and the specified repurchase price thereof under such Buy-Back Agreement); and

(ii)           which is a Risk Vehicle, a percentage calculated on the basis of straight line amortisation of such vehicle (with the applicable rate of amortisation calculated on the basis of the Capitalised Cost of such vehicle amortised to the reasonably anticipated date of sale or other disposal of such vehicle and the reasonably anticipated residual value thereof as of such date); and

(b)           with respect to each Equipment:

(i)            which is subject to a Buy-Back Agreement, a percentage calculated on the basis of straight line amortisation of such Equipment (with the applicable rate of amortisation calculated on the basis of the Capitalised Cost of such Equipment amortised to the reasonably anticipated date of buy-back under the Buy-Back Agreement relating to such Equipment and the specified repurchase price thereof under such Buy-Back Agreement); and

(ii)           which is not subject to a Buy-Back Agreement, a percentage calculated on the basis of straight line amortisation of such Equipment (with the applicable rate of amortisation calculated on the basis of the Capitalised Cost of such Equipment amortised to the reasonably anticipated date of sale or other disposal of such Equipment and the reasonably anticipated residual value thereof as of such date), provided further, that with respect to the foregoing determinations (including, without limitation, any residual value of any vehicles or Equipment), such determinations shall be made no less frequently than once in each three month period and, on each additional date, as may be required by the Applicable Accounting Principles.

“Designated Currency” means:

(a)           in the case of the A1 Sterling Tranche and the A2 Sterling Tranche, Sterling or, subject to Clause 2.1(b) (Grant of the Facilities), Euro;

(b)           in the case of the A1 Australian Dollar Tranche and the A2 Australian Dollar Tranche, Australian Dollars;

(c)           in the case of the A1 Canadian Dollar Tranche and the A2 Canadian Dollar Tranche, Canadian Dollars;

(d)           in the case of the A1 Italian Non-Guaranteed Tranche and the A2 Italian Non-Guaranteed Tranche, Euro;

(e)           in the case of the A1 Swiss Franc Tranche and the A2 Swiss Franc Tranche, Swiss Francs or, subject to Clause 2.1(b) (Grant of the Facilities), Euro;

(f)            in the case of the A1 Swingline Facility and the A2 Swingline Facility, Sterling, Australian Dollars, Canadian Dollars, Swiss Francs and Euro;

(g)           in the case of the A1 Euro Tranche, the A2 Euro Tranche and the Permitted Euro Tranche, Euro;

(h)           in the case of the C Facility, Euro or, subject to Clause 2.1(c) (Grant of the Facilities), Sterling, Australian Dollars, Canadian Dollars, Swiss Francs and Euro; and

(i)            in the case of the C Swingline Facility, Euro.

“Designated Currency Amount” means, in relation to any amount required to be determined hereunder, (a) if such amount (or portion thereof) is denominated in a Designated Currency, such amount or portion in such Designated Currency and (b) if such amount (or portion thereof) is denominated in a currency other than such Designated Currency, the Designated Currency Equivalent of such amount or portion, in each case as at such date of determination.

“Designated Currency Equivalent” means, in relation to an amount denominated or expressed in any currency other than the relevant Designated Currency, the equivalent thereof in such Designated Currency calculated at the Spot Rate of Exchange as at the relevant date of determination.

“Designated Obligor” means a member of the Group that is (a) a borrower under a Designated Obligor Intercompany Loan Agreement that has been accepted as a Designated Obligor for the purposes of this Agreement in accordance with Clause 39.4 (Request for Designated Obligor) and Clause 39.5 (Designated Obligor Conditions Precedent) and has not ceased to be regarded as a Designated Obligor under Clause 39.6 (Cessation of a Designated Obligor) or (b) a Guarantor.

“Designated Obligor Charge” means a first ranking security assignment (or equivalent first ranking security interest) in the agreed form or otherwise in form and substance satisfactory to the Security Agent (acting reasonably) executed or to be executed in favour of a Borrower that on-lends the proceeds of any Advance to a Designated Obligor under a Designated Obligor Intercompany Loan Agreement, as security for actual, contingent, present and/or future obligations and liabilities of such Designated Obligor under or pursuant to such Designated Obligor Intercompany Loan Agreement.

“Designated Obligor Intercompany Loan Agreement” means an intercompany loan agreement in the agreed form or otherwise in form and substance satisfactory to the Security Agent (acting reasonably) between a Borrower, as lender, and a Designated Obligor, as borrower, which provides for the lending by such Borrower to such Designated Obligor of proceeds of any Advance.

“Designated Obligor Re-Charge” means a first ranking security assignment (or equivalent first ranking security interest) granted by a Borrower that borrows an Advance the proceeds of which are to be on-lent to a Designated Obligor under a Designated Obligor Intercompany Loan Agreement in respect of such Designated Obligor Intercompany Loan Agreement and the related Designated Obligor Charge in the agreed form or otherwise in form and substance satisfactory to the Security Agent (acting reasonably) executed or to be executed in favour of the Finance Parties represented by the Security Agent, as security for all the actual, contingent, present and/or future obligations and liabilities of the relevant Borrower under or pursuant to the Finance Documents.

“Disclosure Letter” means the letter dated on or about the date of this Agreement from the Parent to the Facility Agent in the agreed form and headed “Disclosure Letter”.

“Dispute” has the meaning given to it in Clause 47.1 (English Courts).

“Double Taxation Treaty” means in relation to any payment made by an Obligor to any Finance Party hereunder or under the Finance Documents, any convention or agreement between the jurisdiction imposing any tax on such payment and any other jurisdiction for the avoidance of double taxation with respect to such taxes.

“Dutch Banking Act” means the Dutch Act on the Supervision of the Credit System 1992 (Wet toezicht kredietwezen 1992).

“Dutch Borrower” means each Borrower incorporated in The Netherlands.

“Dutch Capital Lease Indebtedness” means, at any time, the aggregate amount of the liability of each Borrower (or if such Borrower is a Financeco, its Related Opco) organised in The Netherlands under any finance or capital leases or in respect of any hire purchase payments, at such time.

“Dutch Central Bank” means De Nederlandsche Bank N.V.

“EBITDA” means, for any period, the sum of Consolidated Net Profit for such period adjusted (i) to exclude the following items (without duplication) of income or expense to the extent that such items are included in the calculation of Consolidated Net Profit: (a) Interest Expense, (b) any non-cash expenses and charges, (c) total income tax expense, (d) depreciation expense, (e) the expense associated with amortization of intangible and other assets (including amortization or other expense recognition of any costs associated with asset write-ups in accordance with APB Nos. 16 and 17), (f) non-cash provisions for reserves for discontinued operations (to the extent that the cash costs related to such reserved expenses are deducted from EBITDA when such cash costs are incurred), (g) any extraordinary, unusual or non-recurring gains or losses or charges or credits, including but not limited to any expenses relating to the Transactions and any non-recurring or extraordinary items paid or accrued during such period relating to deferred compensation owed to any Management Investor that was cancelled, waived or exchanged in connection with the grant to such Management Investor of the right to receive or acquire shares of common stock of CCMGC or any Parent Company, (h) any gain or loss associated with the sale or write-down of assets not in the ordinary course of business, and (i) any income or loss accounted for by the equity method of accounting (except in the case of income to the extent of the amount of cash dividends or cash distributions actually paid to the Parent or any of its subsidiaries by the entity accounted for by the equity method of accounting) and (ii) by reducing EBITDA (as otherwise determined above) by the amounts permitted pursuant to clause (a) of the definition of “Permitted Distributions” (other than clause (a)(iii)) paid by the Parent during the relevant period, unless such amount has resulted in, or will result in a reduction of EBITDA as calculated pursuant to clause (i) above.

“EFS” means Equipole Finance Services SAS.

“Eligibility Criteria” means each of the matters required to be satisfied in order for a person to be an Eligible Borrower.

“Eligible Borrower” means:

(a)           in relation to any A Facility (each such person an “A1 Eligible Borrower” or an “A2 Eligible Borrower” as the case may be) an SPV or a Financeco which has entered into for itself (or in the case of an Australian Borrower, by its Related Opco):

(i)            in the case of an SPV (A) Vehicle Manufacturer Buy-Back Agreements and Vehicle Manufacturer Guarantees with the relevant Vehicle Manufacturers or (B) Vehicle Dealer Buy-Back Agreements and Vehicle Dealer Buy-Back Guarantees with the relevant Vehicle Dealers, and (C) one or more leasing agreements or, in the case of an SPV whose related Opco is organised in Canada or a partnership that is a “Canadian partnership” within the meaning of the Income Tax Act (Canada), one or more conditional sale agreements and other related ancillary agreements, in each case with a Related Opco and in form and substance satisfactory to the Facility Agent, acting reasonably and consistent with then customary securitisation standards; and

(ii)           in the case of a Financeco, lending or other financing agreements with one or more Opcos or SPVs, in each case, in form and substance satisfactory to the Facility Agent (acting reasonably and consistent with then customary securitisation standards) and, in each case, which has satisfied any criteria set out in Schedule 13 (Eligible Customer Receivables Criteria) in respect of its jurisdiction of incorporation.

(b)           in relation to the C Facility (each such person a “C Eligible Borrower”) an SPV or Financeco which has satisfied any criteria set out in Schedule 13 (Eligible Customer Receivables Criteria) in respect of its jurisdiction of incorporation for the C Facility, which has entered into:

(i)            in the case of an SPV, (A) Equipment Manufacturer Buy-Back Agreements with the relevant Equipment Manufacturers and (B) leasing agreements, in each case, to the extent available on commercially reasonable terms and in any event in form and substance satisfactory to the Facility Agent (acting reasonably and consistent with then customary securitisation standards); and

(ii)           in the case of a Financeco, lending, or in the case of a Financeco which is also an SPV, leasing or other operational agreements with one or more Opcos or with the one or more SPVs and in each case, in form and substance satisfactory to the Facility Agent (acting reasonably and consistent with then customary securitisation standards) and, in each case, which has satisfied any criteria set out in Schedule 13 (Eligible Customer Receivables Criteria) in respect of its jurisdiction of incorporation.

“Eligible Cash” means, at any time and in relation to any Borrower (or if such Borrower is a Financeco, its Related Opco), all cash of such Borrower or its Related Opco (as the case may be) at such time provided that (a) the Security Agent has a first priority perfected security interest in respect of such cash (including any lockbox account in which such cash is maintained) giving the Security Agent control over the use or application of such cash and/or such lockbox account in which such cash is maintained, and the Security Agent is provided with legal opinions of counsel in form and substance reasonably satisfactory to it as to such security interest or (b) such cash is deposited in the Security Agent Account.

“Eligible Cash Equivalents” means, at any time and in relation to any Borrower (or if such Borrower is a Financeco, its Related Opco), any Cash Equivalents of such Borrower or its Related Opco (as the case may be) at such time provided that (a) the Security Agent has a first priority perfected security interest in respect of such Cash Equivalents (including any lockbox account or securities account in which such Cash Equivalents are maintained) giving the Security Agent control over the use or application of such Cash Equivalents and/or such lockbox account or securities account in which such Cash Equivalents are maintained, and the Security Agent is provided with legal opinions of counsel in form and substance reasonably satisfactory to it as to such security interest or (b) such Cash Equivalents are deposited in the Security Agent Account.

“Eligible Customer Receivables” means, at any time and in relation to any C Borrower (or, if such Borrower is a Financeco, its Related Opco), the aggregate of all amounts owing to it from customers in respect of rental of any Core Country Equipment Asset provided that:

(a)           in accordance with its credit and collections policies, such receivables are current and not more than 90 days overdue; and

(b)           the criteria set out in Schedule 13 (Eligible Customer Receivables Criteria) are satisfied.

“Eligible Lombard Leasing Agreement” means a Lombard Leasing Agreement with respect to which Hertz (UK) Ltd has validly and effectively assigned by way of security all of its rights, title, interest and benefits thereunder in favour of the Security Agent and (a) which has not been (i) terminated (whether automatically, voluntarily or otherwise), (ii) repudiated, (iii) abandoned, (iv) amended, modified, supplemented or waived, to the extent prohibited by the terms of any document pursuant to which Hertz (UK) Ltd’s rights, title, interest and benefits under such Lombard Leasing Agreement have been assigned by way of security in favour of the Security Agent, (b) which has not expired according to its terms or otherwise, and (c) pursuant to which no set-off or deduction has been claimed or otherwise applied.

“Eligible Lombard Vehicle” means (a) a vehicle leased pursuant to an Eligible Lombard Leasing Agreement for the period from the expiry of the Fixed Period (as defined in the Eligible Lombard Leasing Agreement) up to and excluding the seven month anniversary of such expiry date and (b) which vehicle (i) is in the possession and control of Hertz (UK) Ltd and is being maintained, insured, serviced and used in the ordinary course of business of Hertz (UK) Ltd in accordance with the Eligible Lombard Leasing Agreement, (ii) is not subject to any loss, theft, destruction or damage (other than ordinary wear and tear), (iii) is subject to insurance paid for, and for the benefit of, Hertz (UK) Ltd equivalent to (or more comprehensive than) the insurance then maintained for vehicles owned by Hertz (UK) Ltd and such insurance shall otherwise be in compliance with the applicable Eligible Lombard Leasing Agreement, (iv) in respect of which no Total Loss (as defined in the applicable Eligible Lombard Leasing Agreement) has occurred, (v) is not subject to any claim for possession, decommissioning, re-transfer, delivery, storage or replacing by Lombard or any other person and which is otherwise being maintained or otherwise used in accordance with the applicable Eligible Lombard Leasing Agreement, (vi) has not been sold or otherwise disposed of to any person, and (vii) is not subject to any legal proceedings or claims materially adverse to the interests of the Banks.

“Eligible Receivables” means, at any time and in relation to:

(a)           any A1 Borrower or A2 Borrower (or if such Borrower is a Financeco, its Related Opco):

(i)            its Vehicle Manufacturer Receivables (other than its Excluded Vehicle Manufacturer Receivables);

(ii)           its Vehicle Dealer Receivables;

(iii)          its Rebate Receivables, other than any Rebate Receivables which are included in the amounts described in paragraphs (i) and/or (ii) above;

(iv)          its Insurance Receivables, other than any Insurance Receivables in respect of any vehicle whose Net Book Value has been included in the amounts described in paragraphs (i) and/or (ii) above;

(v)           its VAT Receivables; and

(b)           in relation to any C Borrower (or if such C Borrower is a Financeco, its Related Opco):

(i)            its Equipment Manufacturer Receivables (other than its Excluded Equipment Manufacturer Receivables);

(ii)           its Insurance Receivables other than any Insurance Receivables in respect of any Equipment whose Net Book Value has been included in the amounts described in paragraph (i) above;

(iii)          its Eligible Customer Receivables, other than Eligible Customer Receivables which are included in any amount described in paragraphs (i) and/or (ii) above; and

(iv)          its VAT Receivables,

and provided, in each case, such receivables:

(A)          are not more than 90 days overdue and are evidenced by invoices in electronic or paper form;

(B)           if, owed by a legal entity or by an individual that is organised or resident in a country other than a European Union member country or the country in which such Borrower or its Related Opco (as the case may be) is organised, the Facility Agent has been provided with legal opinions satisfactory to it (acting reasonably) confirming that, subject to customary reservations and assumptions, such receivables are enforceable against the entity or individual that owes them;

(C)           arise in the usual course of trade of such Borrower (or, if such Borrower is a Financeco, its Related Opco) or, which arise in the usual course of trade of any member of the Group and have been effectively transferred to such Borrower (or, if such Borrower is a Financeco, its Related Opco);

(D)          are not owed by a sovereign debtor to the extent that the nature of such debtor materially and adversely prejudices the ability to obtain an effective legal assignment of such receivables;

(E)           are not owed by a debtor known by any member of the Group or other Obligor to be subject to bankruptcy or insolvency proceedings; and

(F)           which can be freely transferred (or subject to equivalent security interests to the Security Agent in any relevant jurisdiction).

“Encumbrance” means (a) a mortgage, charge, pledge, lien, transfer of title by way of security or otherwise or other encumbrance securing any obligation of any person, (b) any arrangement under which money held with a bank or other financial institution may be applied, set off or made subject to a combination of accounts so as to effect discharge of any sum owed or payable to any person or (c) any other type of preferential arrangement (including any title transfer and retention arrangement) having a similar effect.

“Engagement Letter” means the letter entitled “International Securitization Engagement Fee Letter” dated 18 November 2005 between the Arrangers and Holdco.

“Environmental Claim” means any claim, proceedings or investigation by any person pursuant to any Environmental Law.

“Environmental Law” means any applicable law or regulation in any jurisdiction in which any member of the Group or other Obligor conducts business which relates to the pollution or protection of the environment or harm to or the protection of human health and safety or the health of animals or plants.

“Environmental Permits” means any permit, licence, consent, approval and other authorisation and the filing of any notification, report or assessment required under any Environmental Law for the operation of the business of any member of the Group or other Obligor conducted on or from the properties owned or used by the relevant member of the Group or other Obligor.

“Equipment” means any equipment including, but not limited to, aerial and air breaking equipment, bungalows, compactors, earth moving equipment, generators, handling industrial and handling rough terrain equipment and vans used or otherwise deployed in the ordinary course of the applicable C Borrower’s (or if such Borrower is a Financeco, its Related Opco’s) business.

“Equipment Manufacturer” means the manufacturer of any Equipment.

“Equipment Manufacturer Buy-Back Agreement” means in relation to any C Borrower:

(a)           any purchase and buy-back agreement between such Borrower (or if such Borrower is a Financeco, its Related Opco) and an Equipment Manufacturer entered into prior to the date hereof with respect to any Equipment, provided that if necessary or desirable in the reasonable opinion of the Mandated Lead Arrangers such Borrower shall use (or if such Borrower is a Financeco, shall procure that its Related Opco uses) its commercially reasonable efforts after the Closing Date (or, if such Borrower is an Opco that does not have an Operational SPV as its parent prior to the date falling six months after the Closing Date, such Borrower shall use its reasonable best efforts after the date falling six months after the Closing Date) to renegotiate such agreement in a manner such that, after giving effect to any modifications or amendments as a result thereof:

(i)            the terms and conditions of such agreement will be satisfactory to the Facility Agent (acting reasonably) to fully value such Equipment Manufacturer’s commitments thereunder;

(ii)           such agreement will contain retention of title provisions in favour of the Borrower or its Related Opco (as the case may be) which will enable the Rating Agencies to give value to such Equipment Manufacturer’s payment obligations thereunder; and

(iii)          such agreement will be in form and substance satisfactory to the Facility Agent, acting reasonably and consistent with then customary securitisation standards; and

(b)           any purchase and buy-back agreement between such Borrower or its Related Opco (as the case may be) and an Equipment Manufacturer entered into on or after the date hereof with respect to any Equipment provided that:

(i)            the terms and conditions of such agreement are satisfactory to the Facility Agent (acting reasonably) to fully value such Equipment Manufacturer’s commitments thereunder; and

(ii)           such agreement will contain retention of title provisions in favour of the Borrower or its Related Opco (as the case may be) which will enable the Rating Agencies to give value to such Equipment Manufacturer’s payment obligations thereunder; and

(iii)          such agreement will be in form and substance satisfactory to the Facility Agent, acting reasonably and consistent with then customary securitisation standards.

“Equipment Manufacturer Event of Default” means, with respect to any Equipment Manufacturer, either of the following circumstances:

(a)           such Equipment Manufacturer has failed to pay when due pursuant to the terms of the relevant Equipment Manufacturer Buy-Back Agreement and such failure continues unremedied for a period of 90 days or more, any amounts greater than the lesser of:

(i)            EUR2,000,000 (or the Designated Currency Equivalent thereof) at such time; and

(ii)           the aggregate of all amounts owed by such Equipment Manufacturer to the relevant C Borrower (or if such Borrower is a Financeco, its Related Opco) at such time pursuant to each Equipment Manufacturer Buy-Back Agreement and such Borrower or its Related Opco (as the case may be), without double-counting, less such amounts that are:

(A)          being contested in good faith by such Equipment Manufacturer, as evidenced in a writing questioning the accuracy of amounts paid or payable with respect to certain Equipment subject to Equipment Manufacturer Buy-Back Agreements entered into by such Equipment Manufacturer (but excluding amounts arising pursuant to a general repudiation by such Equipment Manufacturer of all of its obligations under all of its Equipment Manufacturer Buy-Back Agreements with such Borrower or its Related Opco (as the case may be)); and

(B)           for which such Borrower or its Related Opco (as the case may be) has established an adequate reserve (as determined by such Borrower, acting reasonably), which reserve is pledged to the Security Agent for the benefit of the Finance Parties pursuant to the Security Documents, provided that the aggregate of such excluded amounts shall not exceed EUR5,000,000 (or the Designated Currency Equivalent thereof); or

(b)           any of the events described in Clauses 23.5 (Insolvency and Rescheduling), 23.6 (Winding-up) or 23.7 (Execution or Distress) occurs in respect of such Equipment Manufacturer.

“Equipment Manufacturer Receivables” means, at any time and in relation to any C Borrower (or, if such Borrower is a Financeco, its Related Opco), the aggregate of all amounts owed by any Equipment Manufacturer to such Borrower or its Related Opco (as the case may be) at such time pursuant to the disposition by such Borrower of any Equipment under any Equipment Manufacturer Buy-Back Agreement.

“Equity Financing” means the proceeds of intra-group loans and/or cash common equity contributions (or such other cash equity contributions acceptable to the Facility Agent (acting reasonably)) made to any Borrower by any member of the Target Group that is not an SPV provided that in the case of any such intra-group loans and/or cash common equity contributions made to a Borrower by (x) any person that is not a Guarantor of such Borrower or (y) the Parent, such cash equity contributions (A) do not contain any mandatory put, redemption, repayment, sinking fund or other similar provision prior to the one year anniversary of the Final Maturity Date, (B) do not require the cash payment of interest, dividends or distributions that would otherwise not be permitted by the terms of this Agreement, (C) do not contain any covenants (other than periodic reporting requirements and covenants to pay amounts when due), and (D) are otherwise reasonably satisfactory to the Facility Agent.

“Equity Investors” means collectively (a) the Carlyle Investors, the CD&R Investors and the Merrill Lynch Investors, (b) any person that acquires Voting Stock of Holdco on or prior to the Closing Date, and any affiliate of such person, and (c) any entity that succeeds to all of the rights and obligations of any of the foregoing by operation of law.

“EURIBOR” means, in relation to any amount to be advanced to, or owing by, an Obligor under the Finance Documents in Euro on which interest for a given period is to accrue:

(a)           the applicable Screen Rate as of the time specified in the Timetable on the Quotation Date for the offering of deposits in the relevant currency for the relevant period;

(b)           if the applicable Screen Rate is not available for the Euro for the relevant period, the percentage rate per annum obtained by interpolating the applicable Screen Rates for the Euro for the two periods most closely corresponding to the relevant period as of 11.00 a.m. (London time) on each of (i) the date occurring immediately prior to the commencement of the relevant period and (ii) the date occurring immediately after the end of the relevant period, for such period; or

(c)           if the applicable Screen Rate is not displayed for the Euro for the relevant period, the arithmetic mean (rounded upwards to four decimal places) of the rates (as notified to the Facility Agent) at which each of the relevant Reference Banks was offering to prime banks in the London interbank market deposits in such currency of an equivalent amount and for such period as of the time specified in the Timetable on the Quotation Date.

“Euro Amount” means, in relation to any amount required to be determined hereunder, (a) if such amount (or portion thereof) is denominated in Euro, such amount or portion in Euro and (b) if such amount (or portion thereof) is denominated in a currency other than Euro, the Euro Equivalent of such amount or portion, in each case as at such date of determination.

“Euro Equivalent” means, in relation to an amount denominated or expressed in any currency other than Euro, the equivalent thereof in Euro calculated at the Spot Rate of Exchange as at the relevant date of determination.

“Euro MTNs” means the Euro Medium-Term Notes of Hertz Finance Centre plc and/or The Hertz Corporation, issued and outstanding on the date hereof pursuant to the Euro MTN Fiscal Agency Agreement.

“Euro MTN Fiscal Agency Agreement” means the Amended and Restated Fiscal Agency Agreement, dated as of July 16, 2004, among The Hertz Corporation, Hertz Finance Centre plc, JPMorgan Chase Bank and J.P. Morgan Bank Luxembourg S.A.

“Euro MTN Obligations” means all obligations, if any, of Hertz Canada Limited, Hertz Finance Centre plc or any Restricted Subsidiary (as defined in the Euro MTN Fiscal Agency Agreement) under the Euro MTNs and the Euro MTN Fiscal Agency Agreement, and any obligations of any person under the Finance Documents for the benefit of the holders of the Euro MTNs, whether for principal, interest (including interest, which but for the filing of a petition in bankruptcy with respect to such person, would have accrued on any Euro MTN Obligation, whether or not a claim is allowed against such person for such interest in the related bankruptcy proceeding), fees, expenses, indemnification or otherwise.

“European Union” means the economic and political confederation of European nations which share a common foreign and security policy and co-operate on justice and home affairs, the 25 member states of which are, at the date hereof, Austria, Belgium, Cyprus, Czech Republic, Denmark, Estonia, Finland, France, Germany, Greece, Hungary, Ireland, Italy, Latvia, Lithuania, Luxembourg, Malta, The Netherlands, Poland, Portugal, the Slovak Republic, Slovenia, Spain, Sweden and the United Kingdom.

“Event of Default” means any of the events or circumstances described as such in Clause 23 (Events of Default).

“Excess Cash Flow” means, for any period, EBITDA minus (without duplication) (i) any Capital Expenditure made in cash during such period (except to the extent financed with (x) net increase in indebtedness incurred under paragraphs (n), (q) (to the extent relating to indebtedness incurred under the Dutch Capital Lease Indebtedness and UK Capital Lease Indebtedness (or any refinancings thereof which are made pursuant to said paragraph (q)) or (x) of the definition of “Permitted Indebtedness” during such period or (y) Equity Financing made during such period by any Parent Company to any member of the Group), minus (ii) any principal payments resulting in a permanent reduction of any Financial Indebtedness of the Parent or any of its subsidiaries made during such period, minus (iii) Interest Expense for such period, minus (iv) any taxes paid or payable in cash during such period (net of any refunds or rebates), minus (v) (without duplication of paragraph (i) of this definition) any Investment described in the definition of “Permitted Investments” (other than with respect to Cash Equivalents and transactions between members of the Group) which was paid in cash during such period (except to the extent financed with (x) net increase in indebtedness incurred under paragraphs (n), (q) (to the extent relating to indebtedness incurred under the Dutch Capital Lease Indebtedness and UK Capital Lease Indebtedness (or any refinancings thereof which are made pursuant to said paragraph (q)) or (x) of the definition of “Permitted Indebtedness” during such period or (y) Equity Financing made during such period by any Parent Company to any member of the Group), net of any amounts received in cash in respect of Permitted Investments, minus (vi) any Consideration paid in cash during such period in respect of Permitted Acquisitions (other than Permitted Acquisitions to the extent financed with (x) net increase in indebtedness incurred under paragraphs (e), (n), (q) (to the extent relating to indebtedness incurred under the Dutch Capital Lease Indebtedness and UK Capital Lease Indebtedness (or any refinancings thereof which are made pursuant to said paragraph (q)) or (x) of the definition of “Permitted Indebtedness” during such period or (y) Equity Financing made during such period by any Parent Company to any member of the Group), minus (vii) to the extent not included in EBITDA, pension cash costs as advised by the Parent’s pensions actuarial adviser including any cash cost of funding any portion of any deficit of any retirement, redundancy, statutory or voluntary profit sharing plan or statutory severance plan or arrangement covering individuals who are employed by any Obligor, the Parent or any affiliate of any of them and as to which any of the same has any direct or indirect obligation or liability for unfunded benefits thereunder, plus (viii) the Change in Consolidated Working Capital for such period plus (xi) the Hertz Variable Debt Amount.

“Excess Risk Vehicle Haircut” means, as at any Calculation Date, an amount equal to (a) the difference (if positive) between the Core Countries Risk Vehicle Percentage and the Authorised Risk Vehicle Percentage multiplied by (b) the Borrower Fleet NBV of all of the A1 Borrowers and the A2 Borrowers as at such Calculation Date.

“Exchange Act” means the United States Securities Exchange Act of 1934, as amended from time to time.

“Excluded Canadian Company” means Matthews Equipment Ltd., Western Shut-Down Ltd., their respective subsidiaries and any other entity (a) which is not an

Obligor, (b) which owns or leases Equipment which is used or otherwise deployed in Canada in the ordinary course of such entity’s business and (c) whose primary business purpose is to own or lease and use such Equipment.

“Excluded Equipment Manufacturer Receivables” means, at any time and in relation to any C Borrower (or, if such Borrower is a Financeco, its Related Opco), any Equipment Manufacturer Receivables that are owed to such Borrower or its Related Opco (as the case may be) by any Equipment Manufacturer with respect to which an Equipment Manufacturer Event of Default has occurred.

“Excluded UK Vehicles” means, as at any Calculation Date, any vehicle which would have been included in the determination of the Borrower Fleet NBV of any A1 Borrower or A2 Borrower as at such Calculation Date if such vehicle had not been subject to any UK Capital Lease Indebtedness as at such Calculation Date.

“Excluded Vehicle Manufacturer Receivables” means, at any time and in relation to any A Borrower (or, if such Borrower is a Financeco, its Related Opco), any Vehicle Manufacturer Receivables that are owed to such Borrower or its Related Opco (as the case may be) by any Vehicle Manufacturer with respect to which a Vehicle Manufacturer Event of Default has occurred.

“Exemption Regulation” means the Dutch Banking Act Exemption Regulation 1992 (Vrijstellingsregeling Wtk 1992) dated 22 June 2002 of the Ministry of Finance of The Netherlands, as promulgated in connection with the Dutch Banking Act.

“Existing Equipment Assets” means, in relation to any C Borrower (or if such Borrower is a Financeco, its Related Opco), the Equipment owned by it on the Closing Date or to be owned by it following a scheduled payment to be made not later than 30 days after the Closing Date.

“Existing Indebtedness” means, in relation to the Group, the Financial Indebtedness detailed in Schedule 14 (Existing Indebtedness).

“Existing Vehicle Fleet” means, in relation to any A1 Borrower or A2 Borrower (or if such Borrower is an Australian Borrower or a Financeco, its Related Opco), the vehicles owned by it on the Closing Date or vehicles it is in possession of and which will be owned by it following a scheduled payment to be made not later than 30 days after the Closing Date and located in the Core Country relating to such A1 Borrower or A2 Borrower (as the case may be).

“Expiry Date” means, in relation to any Letter of Credit, the date on which the maximum aggregate liability thereunder is to be reduced to zero.

“Face Amount” means, in relation to any Letter of Credit, the maximum amount which may be claimed under such Letter of Credit by the beneficiary thereof as specified in paragraph 1 of such Letter of Credit.

“Facility” means the A1 Facility, the A2 Facility, the C Facility, the A1 Swingline Facility, the A2 Swingline Facility and/or the C Swingline Facility, as the context requires.

“Facility Office” means, in relation to the Facility Agent, the office identified with its signature below or such other office or offices as it may select by notice and, in relation to any Bank, each office notified by it to the Facility Agent in writing prior to the date hereof (or, in the case of a Transferee, at the end of the Transfer Certificate to which it is a party as Transferee) in relation to each Designated Currency or such other office or offices as it may from time to time select by notice to the Facility Agent.

“Fee Letters” means each of the Bridge Fee Letter and such other contemporaneously executed fee letter.

“Fee Recipient” means a person to whom fees and expenses are payable by an Obligor pursuant to this Agreement or under the Finance Documents.

“Final A Take-Out Adjustment Percentage” means when the A Take-Out Financing is the Final A Take-Out Financing the result (whether positive or negative, expressed as a percentage) of the following equation:

A minus B divided by C

(a)           where “A” is the proceeds of the Final A Take-Out Financing (less any Eligible Cash or Eligible Cash Equivalents);

(b)           where “B” is Borrower Asset Value transferred into the Final A Take-Out Financing multiplied by sum of the A1 Advance Rate and the A2 Advance Rate at the previous Reporting Date; and

(c)           where “C” is (x) if the Final C Take-Out Financing has not occurred,  the Borrower Asset Value of all C Borrowers as at the previous Reporting Date multiplied by the C Advance Rate as at the previous Reporting Date or (y) if the First C Take-Out Financing has occurred, the Borrower Asset Value of all B Borrowers as at the previous Reporting Date multiplied by the B Advance Rate as at the previous Reporting Date.

“Final A Take-Out Financing” means the A Take-Out Financing which causes the A1 Advance Rate and the A2 Advance Rate to be zero or a negative percentage.

“Final C Take-Out Adjustment Percentage” means when an applicable C Take-Out Financing is the Final C Take-Out Financing the result (whether positive or negative, expressed as a percentage) of the following equation:

A minus B divided by C

(a)           where “A” equals the proceeds of the C Take-Out Financing (less any Eligible Cash or Eligible Cash Equivalents);

(b)           where “B” equals the Borrower Asset Value transferred into the Final C Take-Out Financing multiplied by the C Advance Rate at the previous Reporting Date; and

(c)           where “C” is (x) if the Final A Take-Out Financing has not occurred, the Borrower Asset Value of all A1 Borrowers and all A2 Borrowers (as at the

previous Reporting Date, without duplication) multiplied by the sum of the A1 Advance Rate and the A2 Advance Rate as at the previous Reporting Date or (y) if the Final A Take-Out Financing has occurred,  the Borrower Asset Value of all B Borrowers (as at the previous Reporting Date) multiplied by the B Advance Rate (as at the previous Reporting Date).

“Final C Take-Out Financing” means the C Take-Out Financing which causes the C Advance Rate to be zero or a negative percentage.

“Final Maturity Date” means the date that is 5 years after the Closing Date.

“Financeco” means in relation to any Facility, any person that:

(a)           is organised as a special purpose company, partnership or other legal person that satisfies the “bankruptcy remote” criteria of each Rating Agency;

(b)           save in the case of an Orphan Financeco, is a subsidiary of Holdco and a direct or indirect wholly-owned subsidiary of the Parent;

(c)           is formed principally for the purpose of making loans, or otherwise providing funding, to a Related Opco and other matters reasonably incidental thereto; and

(d)           save in the case of an Orphan Financeco, is organised in (i) a Core Country in relation to such Facility or The Netherlands in the case of the C Facility, (ii) in relation to an A Facility, the Republic of Ireland, or (iii) any other jurisdiction satisfactory to the Facility Agent (acting reasonably).

“Finance Documents” means this Agreement, any Borrower Accession Memorandum, the Security Documents, any Guarantor Accession Memorandum, the Intercreditor Deed, any Designated Obligor Intercompany Loan Agreement, any agreement or document relating to any Hedging Transaction entered into with a Bank, the Fee Letters, any Australian Finance Document and any other document designated in writing as a “Finance Document” by the Facility Agent and the Parent.

“Finance Parties” means the Facility Agent, the Arrangers, the Security Agent, the Global Coordinator, the Banks, any Secured Hedge Counterparties and the L/C Issuers.

“Financial Indebtedness” with respect to any person, means, without duplication, any indebtedness of such person for or in respect of:

(a)           Indebtedness for Borrowed Money;

(b)           any documentary credit facility;

(c)           any interest rate swap, currency swap, forward foreign exchange transaction, cap, floor, collar or option transaction or any other treasury transaction or any combination thereof or any other transaction entered into in connection with protection against or benefit from fluctuation in any rate or price (and the amount of the Financial Indebtedness in relation to any such transaction shall be calculated by reference to the mark-to-market valuation of such transaction, taking into account the net positions in such transactions, at the relevant time); and

(d)           any guarantee, indemnity, bond, standby letter of credit or any other similar instrument issued in connection with any Indebtedness for Borrowed Money or any other Financial Indebtedness described in paragraphs (b) and (c) above, but in the case of paragraphs (b) and (d) above, excluding for the avoidance of doubt, indemnities or reimbursement obligations issued to or in favour of any bank or financial institution in relation to any guarantee, indemnity, bond, standby letter of credit or similar instrument issued by such bank or financial institution in respect of commercial obligations of any member of the Group arising in the ordinary course of business not otherwise constituting Financial Indebtedness.

“Financial Quarter” means each successive period of three months during a Twelve Month Period.

“First Calculation Date” means:

(a)           9 December 2005; and

(b)           thereafter, the second Friday of each calendar month.

“French Borrower” means any Borrower which is organised under the laws of France.

“Funds Flow Memorandum” means the agreed form of funds flow statement approved by the Facility Agent in respect of the Acquisition, together with a schedule of costs related to the Acquisition.

“German Obligor” means an Obligor organised under the laws of the Federal Republic of Germany.

“Governmental Authority” means any (a) European, state, federal, national, regional, provincial, municipal, local, domestic or foreign government, or any political subdivision of the foregoing, (b) governmental, regulatory, stock exchange, taxing or administrative entity, authority, agency, commission, ministry or other similar body, including any public utility control or public service commission or similar regulatory body or (c) court, tribunal or judicial or arbitral body.

“Group” means the Parent and its subsidiaries from time to time and any other Obligor from time to time.

“Guarantee” means, with respect to any person, (a) any guarantee or indemnity (except as required hereby) by such person to or for the benefit of any other person, or (b) any other voluntary assumption of any liability, whether actual or contingent, in respect of any obligation of any third person.

“Guarantor Accession Memorandum” means a duly completed memorandum substantially in the form set out in Schedule 7 (Form of Guarantor Accession Memorandum).

“Guarantors” means each Original Guarantor and each Additional Guarantor, provided in each case that such entity has not been released from its rights and obligations hereunder in accordance with Clause 39.3 (Resignation of a Guarantor) or Clause 36.2 (Assignments and Transfers by Obligors).

“Hedging Transaction” means any currency or interest or commodity purchase, cap or collar agreement, forward rate agreement, interest rate or currency future or option contract, futures contract or option on futures, foreign exchange or currency or commodity forward purchase or sale agreement, interest rate swap, currency swap, commodity swap or combined interest rate and currency swap agreement and any other similar agreement.

“Hertz Intercompany Loan” means the loan from the Parent to The Hertz Corporation made on or about the Closing Date not to exceed in the aggregate US$331,669,295 (or its equivalent) at any time outstanding.

“Hertz International Tax Sharing Agreement” means the tax sharing agreement among Holdco, CCMGC, the Target and the Parent, in form and substance satisfactory to the Facility Agent (acting reasonably), to be entered into on or prior to the Closing Date, as the same may be amended, supplemented or otherwise modified from time to time in accordance with the terms hereof and thereof.

“Hertz Variable Debt Amount” means, for any period, the result of (whether positive or negative) an aggregate amount equal to (i) as calculated on the last day of such period, the product of (x) the sum of (A) the Borrower Fleet NBV and all Eligible Receivables for all A1 Borrowers and all A2 Borrowers, (B) the Borrower Fleet NBV and all Eligible Receivables (or equivalent amount) under the B Bridge Facilities Agreements for all B Borrowers, and (C) the Borrower Equipment NBV and all Eligible Receivables for all C Borrowers (the “Aggregate NBV”), multiplied by (y) 80%, minus (ii) as calculated on the first day of such period, the product of (x) the Aggregate NBV multiplied by (y) 80%.

“High Yield Financing” means the issuance by CCMG Acquisition Corporation of up to $2,800,000,000 of notes in a combined aggregate principal amount of (x) its senior unsecured notes (in an aggregate principal amount of up to $2,200,000,000) and (y) its senior subordinated unsecured notes (in an aggregate principal amount of up to $600,000,000), pursuant to a bridge financing or by private placement or underwritten offering, in relation to the Acquisition.

“Holdco” means CCMG Holdings, Inc., a corporation incorporated under the laws of the State of Delaware, having its registered office (as at the date hereof) at c/o M&C Corporate Services Limited (on behalf of Clayton Dubilier & Rice Fund VII, L.P.), P.O. Box 309GT, Ugland House, South Church Street, George Town, Grand Cayman, Cayman Islands, British West Indies, and any successor thereto.

“Indebtedness for Borrowed Money” with respect to any person, means without duplication, any indebtedness of such person for or in respect of:

(a)           moneys borrowed;

(b)           any amount raised by acceptance under any acceptance credit facility;

(c)           any amount raised pursuant to any note purchase facility or the issuance of bonds, notes, debentures, loan stock or any similar instrument;

(d)           any amount raised pursuant to any issue of shares which are expressed to be redeemable either at a fixed date or at the option of the holder at any time before the Final Maturity Date;

(e)           the amount of any liability in respect of any lease or hire purchase contract which is required (in accordance with the Applicable Accounting Principles) to be capitalised (treated as indebtedness for moneys borrowed) on the balance sheet of the lessee or hire purchaser;

(f)            the amount of any liability in respect of any advance or deferred purchase agreement if one of the primary reasons for entering into such agreement is to raise finance (but excluding trade liabilities payable in the ordinary course of business of such person);

(g)           the amount raised by the sale or discount of receivables on arm’s length terms; and

(h)           any amount raised under any other transaction (including any forward sale or purchase agreement or sale and leaseback transaction) having the commercial effect of a borrowing.

“Indirect SPV Investment” means any Investment in a non-Obligor substantially all of the proceeds of which are used by that non-Obligor to make (a) an Investment in an Obligor subordinated on terms reasonably satisfactory to the Facility Agent or (b) an Investment in a non-Obligor substantially all of the proceeds of which are used by that non-Obligor to make an Investment (whether by subordinated intercompany loan or otherwise) in an Obligor subordinated on terms reasonably satisfactory to the Facility Agent, provided each Investment described in clause (a) or (b) above is reasonably contemporaneous, and, substantially back-to-back, with such Investment in the non-Obligor.

“Information Date” means (a) 19 December 2005 and (b) thereafter, the Business Day falling two Specified Business Days after each Reporting Date.

“Information Memorandum” means the “private” version of the Hertz information memorandum which, at the Parent’s request and on its behalf, has been prepared in relation to this transaction and distributed (or will after the date hereof be prepared and distributed) by the Arrangers to selected entities in connection with the syndication of the Facilities, together with any supplements thereto.

“Initial Borrowing” means all of the Advances and Letters of Credit made on the Closing Date.

“Initial Maximum Amount” means the aggregate of (a) the Euro Amount of the Total A1 Commitments determined as of the Closing Date and without giving effect to any Initial Borrowing, (b) the Euro Amount of the Total A2 Commitments determined as of the Closing Date and without giving effect to any Initial Borrowing and (c) the Euro Amount of the Total C Commitments determined as of the Closing Date and without giving effect to any Initial Borrowing.

“Initial Security Documents” means each of the documents listed in Schedule 20 (Security Documents)

“Instructing Group” means:

(a)           in relation to any A Facility, a Bank or Banks whose aggregate Euro Amount of the A1 Commitments and A2 Commitments amount (or, if each Bank’s A1 Commitments and A2 Commitments have been reduced to zero, did immediately before such reduction to zero, amount) to more than fifty per cent. of the aggregate Euro Amount of the Total A1 Commitments and the Total A2 Commitments;

(b)           in relation to the C Facility, a Bank or Banks whose C Commitments amount (or, if each Bank’s C Commitments have been reduced to zero, did immediately before such reduction to zero, amount) in aggregate to more than fifty per cent. of the Total C Commitments; and

(c)           without indication as to a specific Facility or Facilities, a Bank or Banks whose aggregate Commitments in Euro Amount in respect of all Facilities amount (or, if each Bank’s Commitments have been reduced to zero, did immediately before such reduction to zero, amount) to more than fifty per cent. of the Euro Amount of the Total Commitments.

“Insurance Receivables” means, at any time and in relation to any Borrower (or, if such Borrower is a Financeco, its Related Opco), the aggregate of all amounts owed by any Insurer to such Borrower or its Related Opco (as the case may be) in that Borrower’s or Related Opco’s (as the case may be) Core Countries at such time.

“Insurer” means any reputable and solvent insurer (including, as at the date hereof, without limitation, AIG) who has provided insurance coverage with respect to the loss or destruction of, or damage to, or theft or any casualty event with respect to (a) in the case of an A1 Borrower or A2 Borrower, a vehicle which is part of such Borrower’s Core Country Fleet, and (b) in the case of a C Borrower, any Equipment that is part of such Borrower’s Core Country Equipment Assets.

“Intellectual Property” means all interests in or relating to registered and unregistered trade marks and service marks, patents, registered designs, trade names, titles, registered or unregistered copyrights in published and unpublished works, unregistered designs, inventions registered or unregistered, any other intellectual property rights and any applications for any of the foregoing and any rights to use any of the foregoing.

“Intercreditor Deed” means the security trust and intercreditor deed to be entered into between, among others, the Parent, the Borrowers, the Guarantors, certain subsidiaries of the Parent, the Facility Agent and the Security Agent and setting out, inter alia, the terms of the subordination of the Shareholder Subordinated Loan Agreements, certain intra-Group debt obligations and certain sharing arrangements between the Finance Parties.

“Interest Expense” means, for any period, an amount equal to (a) interest expense (accrued and paid or payable in cash for such period, and in any event excluding any amortization or write off of financing costs) on Indebtedness of the Parent and its consolidated subsidiaries for such period minus (b) interest income (accrued and received or receivable in cash for such period) of the Parent and its consolidated subsidiaries for such period, in each case determined on a consolidated basis in accordance with the Applicable Accounting Principles as in effect on the date hereof.

“Interest Period” means in relation to an Unpaid Sum, any of those periods mentioned in Clause 28.1 (Default Interest Periods).

“Internal Revenue Code” means the United States Internal Revenue Code of 1986, as amended, including the Treasury regulations promulgated and rulings issued thereunder.

“Irish Borrower” means any Borrower which is resident in Ireland for the purposes of tax or which has a branch or agency in Ireland through which the Commitment is advanced.

“Italian Banking Act” means the Italian Legislative Decree no. 385 of 1 September 1993, as amended.

“Italian Borrower” means any Borrower incorporated under the laws of Italy.

“Italian Fleetco” means a company to be organised under the laws of Italy after the Closing Date as a fully owned subsidiary of Italian Opco.

“Italian Non-Guaranteed Tranches” means the A1 Italian Non-Guaranteed Tranche and the A2 Italian Non-Guaranteed Tranche.

“Italian Opco” means Hertz Italiana S.p.A., a società per azioni organised under the laws of Italy, having its registered office in Rome, Viale Leonardo Da Vinci n. 421.

“Investment” means any advance, loan, extension of credit or capital contribution, or any purchase of shares, stock, bonds, notes, debentures or other securities, or any other investment in any person.

“L/C Amount” means:

(a)           each sum paid or due and payable by an L/C Issuer to the beneficiary of a Letter of Credit pursuant to the terms of such Letter of Credit; and

(b)           all liabilities, costs (including, without limitation, any costs incurred in funding any amount which falls due from an L/C Issuer under a Letter of Credit), claims, losses and expenses which such L/C Issuer incurs or sustains in connection with a Letter of Credit, in each case which has not been reimbursed pursuant to Clause 12 (C Borrower’s Liabilities in Relation to Letters of Credit).

“L/C Commission Rate” means a letter of credit commission rate equal to the Applicable Margin for the C Facility.

“L/C Issuer” means a Bank which has notified the Facility Agent that it has agreed to a C Borrower’s request to be an issuer of a Letter of Credit pursuant to the terms hereof.

“L/C Proportion” means, in relation to a Bank in respect of any Letter of Credit and save as otherwise provided herein, the proportion (expressed as a percentage) borne by such Bank’s Available Commitment to the Base Currency Available Facility in relation to the C Facility immediately prior to the issue of such Letter of Credit.

“Legal Opinions” means each of the legal opinions referred to in Schedule 4 (Conditions Precedent) and Schedule 8 (Additional Conditions Precedent).

“Letter of Credit” means any duly completed letter of credit issued or to be issued by an L/C Issuer pursuant to Clause 4 (Utilisation of the Facilities) in the form set out in Schedule 11 (Form of Letter of Credit) or any guarantee, indemnity or other credit support instrument in a form accepted by the relevant C Borrower (or the Coordinator on its behalf) which is acceptable to the Facility Agent (acting on the instructions of all the Banks and the relevant L/C Issuer).

“LIBOR” means, in relation to any amount to be advanced to, or owing by, an Obligor under the Finance Documents in a currency (other than Euro, Canadian Dollars or Australian Dollars) on which interest for a given period is to accrue:

(a)           the applicable Screen Rate as of the time specified in the Timetable on the Quotation Date for the offering of deposits in the relevant currency for the relevant period;

(b)           if the applicable Screen Rate is not available for the relevant currency for the relevant period, the percentage rate per annum obtained by interpolating the applicable Screen Rates for the relevant currency for a period most closely corresponding to the relevant period as of 11.00 a.m. (London time) on each of (i) the date occurring immediately prior to the commencement of the relevant period and (ii) the date occurring immediately after the end of the relevant period, for such period; or

(c)           if the applicable Screen Rate is not displayed for the relevant currency for the relevant period, the arithmetic mean (rounded upwards to four decimal places) of the rates (as notified to the Facility Agent) at which each of the relevant Reference Banks was offering to prime banks in the London interbank market deposits in such currency of an equivalent amount and for such period as of the time specified in the Timetable on the Quotation Date.

“Loan Note” means a loan note issued under the Loan Note Deed Poll.

“Loan Note Deed Poll” means a duly completed deed poll substantially in the form of Schedule 16 (Form of Loan Note Deed Poll), executed and delivered by an Australian Borrower in accordance with Clause 45.1 (Loan Note Deed Poll).

“Loan Note Register” means the register for Loan Notes maintained by the Facility Agent under Clause 45.5 (Establishment of Loan Note Register).

“Lombard” means Lombard North Central plc and its successors in interest.

“Lombard Leasing Agreement” means (x) the Letter of Understanding, dated 18 August 1997, made between Lombard and Hertz (UK) Ltd, together with all schedules and addendums thereto on or prior to the date hereof (as in effect on the date hereof) (the “Existing Lombard Agreement”) and (y) such other agreement substantially in the form of, or on commercial terms substantially similar to, the Existing Lombard Agreement, in each case as may be acceptable to the Facility Agent (acting reasonably).

“London Business Day” means a day (other than a Saturday or a Sunday) on which banks generally are open for business in London.

“LTIBR” means any interest bearing receivables as set out in the guidelines of the German Federal Ministry of Finance (BMF) dated 15 July 2004 and 22 July 2005 with a maturity which qualifies as long term in accordance with Section 8 No. 1 of the Trade Tax Act (GewStG).

“Management Investors” means, collectively, the officers, directors, employees and other members of the management of CCMGC and/or its subsidiaries or family members or relatives thereof or trusts for the benefit of any of the foregoing, who, at any particular date, shall beneficially own or have the right to acquire, directly or indirectly, common stock of CCMGC or any Parent Entity.

“Management Subscription Agreement” means one or more stock subscription, stock option, grant or other agreements which have been or may be entered into between CCMGC or any Parent Entity and one or more Management Investors (or any of their heirs, successors, assigns, legal representatives or estates), with respect to the issuance to and/or acquisition, ownership and/or disposition by any of such parties of common stock of CCMGC or any Parent Entity, or options, warrants, units or other rights in respect of common stock of CCMGC or any Parent Entity, any agreements entered into from time to time by transferees of any such stock, options, warrants or other rights in connection with the sale, transfer or reissuance thereof, and any assumptions of any of the foregoing by third parties, as amended, supplemented, waived or otherwise modified from time to time.

“Mandatory Cancellation Event” means any of the following events:

(a)           the Acquisition Agreement is terminated; or

(b)           the Closing Date has not occurred by 28 February 2006.

“Mandatory Cost Rate” means the percentage rate per annum calculated by the Facility Agent in accordance with Schedule 10 (Mandatory Cost Formulae).

“Manufacturers” means the Equipment Manufacturers and the Vehicle Manufacturers.

“Material Adverse Effect” means:

(a)           at any time on or prior to the Closing Date, any fact, event, change, circumstance or effect that is materially adverse to the business, condition

(financial or otherwise) or results of operations of the Group taken as a whole, or would materially impair the ability of the Seller to consummate the transactions contemplated by the Acquisition Agreement, other than any fact, event, change, circumstance or effect resulting from:

(i)            general changes or developments (other than those resulting from acts of terrorism, war or armed hostilities) in the industries in which the Target Group operates or in the general economy, financial, banking, currency or capital markets, except to the extent such changes or developments have a disproportionate adverse effect on the Target Group, taken as a whole, relative to other participants in the industries in which the Target Group operates;

(ii)           normal seasonal changes in the results of operations of the Target Group;

(iii)          the solicitation of offers to enter into the Acquisition Agreement, the negotiation of the terms of and entering into of the Acquisition Agreement, the announcement of the Acquisition Agreement and the consummation of the transactions contemplated thereby or any action taken at the request of Holdco;

(iv)          changes in accounting requirements or principles or any changes in applicable laws or interpretations thereof; or

(v)           any failure in and of itself by any member of the Target Group (or of the Target Group taken as a whole or any part of it) to meet any estimates of revenues or earnings or other financial performance for any period (it being agreed that the facts and circumstances giving rise to such failure may be taken into account in determining whether there has been a Material Adverse Effect), provided that for purposes of this paragraph (a), the industries in which the Target Group operates shall be deemed to be the vehicle rental industry and the construction, industrial and materials handling equipment rental industry; and

(b)           at any time after the Closing Date, any fact, event, change, circumstance or effect that would reasonably be expected to (i) be materially adverse to the business, financial condition or results of operations of the Target or the Obligors, taken as a whole or (ii) have a material adverse effect on (x) the ability of the Obligors, taken as a whole, to perform their material payment obligations under the Finance Documents or (y) the validity or enforceability of the definitive documentation for the Facilities, taken as a whole, or the rights or remedies of any Arranger or any Bank under the Finance Documents, taken as a whole.

“Material Intellectual Property” means any Intellectual Property owned by any Obligor if the termination of the rights of such Obligor to the use thereof or any other loss thereof would reasonably be expected to have a Material Adverse Effect.

“Material Subsidiary” means:

(a)           at any time, a subsidiary of the Parent which has 5 per cent. of EBITDA and/or net assets and/or total revenues of the Group, calculated on a consolidated basis.  Compliance with this condition shall be determined by reference to (i) the latest audited financial statements of such subsidiary (consolidated in the case of a subsidiary which itself has subsidiaries) if audited accounts are prepared for such subsidiary or unaudited accounts if they are not and (ii) the latest audited consolidated financial statements of the Group; and

(b)           any subsidiary of the Parent to which a Material Subsidiary (as defined in paragraph (a) above) transfers all or substantially all of its assets (whether in a single transaction or a series of transactions).

“Merrill Lynch” means Merrill Lynch Global Partners Inc.

“Merrill Lynch Investors” means, collectively (a) ML Global Private Equity Fund, L.P., a Cayman Islands exempted limited partnership, or any successor thereto, (b) Merrill Lynch Ventures L.P. 2001, a Delaware limited partnership, or any successor thereto, (c) CMC-Hertz Partners, L.P., a Delaware limited partnership, or any successor thereto, (d) ML Hertz Co-Investor, L.P., a Delaware limited partnership, or any successor thereto, (e) any affiliate of any of the foregoing, and (f) any successor in interest to any of the foregoing.

“Minimum Principal Loan Note Amount” means AUD1.00.

“Monoline Compliance Event” means, in the case of any A Facility, the provision by MBIA, AMBAC and/or any other financial guarantor or similar insurance company rated AAA and/or Aaa by the Rating Agencies and otherwise satisfactory to the Facility Agent (acting reasonably), of a commitment letter or other agreement in form and substance satisfactory to the Facility Agent (acting reasonably) to wrap any asset-backed Take-Out Financing of such Facility with the underlying risk prior to the provision of such commitment letter or other agreement rated BBB/Baa2 by the Rating Agencies for a premium of 0.45 per cent. per annum or less and provided that the Rating Agencies shall have affirmed in writing that such asset-backed Take-Out Financing shall attain such BBB/Baa2 rating.

“Moody’s” means Moody’s Investor Services Inc. and any successor thereto.

“NZ Facilities Agreement” means a senior bridge facilities agreement to be dated on or around 21 December 2005 between, amongst others, Hertz International Ltd, as Parent, Hertz New Zealand Limited as Borrower, Hertz International, Ltd and Hertz New Zealand Holdings Limited as Guarantors, Hertz Europe Limited as Coordinator, BNP Paribas and The Royal Bank of Scotland plc as Mandated Lead Arrangers, Calyon as Co-Arranger, BNP Paribas as Facility Agent and Security Agent, and the Banks named therein, pursuant to which the Banks agreed to make available certain loan facilities denominated in New Zealand Dollars to Hertz New Zealand Limited as borrower.

“NZ Guarantee” means the guarantee incorporated in the NZ Facilities Agreement granted by each of Hertz International, Ltd. as Parent and Hertz New Zealand Holdings Limited.

“Net Book Value” means:

(a)           with respect to each vehicle, such vehicle’s Capitalised Cost, minus the aggregate Depreciation Charges accrued with respect to such vehicle up to and including the immediately preceding Calculation Date; and

(b)           with respect to Equipment, such Equipment’s Capitalised Cost, minus the aggregate Depreciation Charges accrued with respect to such Equipment up to and including the immediately preceding Calculation Date .

“Net Cash Proceeds” means, with respect to (a) any disposal, lease or other transfer of an asset (including any vehicle or Equipment), (b) making any claim under any insurance policy or in respect of any condemnation or casualty event in respect of vehicles or Equipment, (c) any Manufacturers’ rebates, (d) any VAT refunds or (e) any Take-Out Financing, an amount equal to the gross proceeds in cash and Cash Equivalents of such disposal, lease, asset transfer, claim, rebate or Take-Out Financing, net (to the extent applicable) of:

(a)           reasonable legal fees, accountants’ fees, brokerage, consultant and other customary fees, underwriting commissions and other reasonable fees and expenses actually incurred in connection with such disposal, lease, asset transfer, sale, claim, rebate or Take-Out Financing;

(b)           any income, capital gains, value-added or other taxes paid or reasonably estimated to be payable as a result thereof, including as a consequence of any transfer of funds in connection with the application thereof in accordance with Clause 13.7 (Application of Amounts Prepaid);

(c)           appropriate amounts provided or to be provided as a reserve, in accordance with Applicable Accounting Principles, against any liabilities associated with any such disposal, asset transfer or lease and retained by the Parent or the relevant disposing entity after such disposal, asset transfer or lease and other appropriate amounts to be used to discharge or pay on a current basis any other liabilities associated with such disposal, asset transfer or lease provided that any amount so reserved shall be applied in prepayment of the Facilities pursuant to Clause 13.3 (Mandatory Reduction of the Facilities) and Clause 13.7 (Application of Amounts Prepaid) promptly upon discharge in full of the liability in respect of which such reserve was established;

(d)           in the case of any sale or other disposal of an asset subject to an Encumbrance securing any indebtedness, payments made and instalments payments required to be made to repay such indebtedness, including payments in respect of principal, interest and prepayment premiums and penalties; and

(e)           in the case of any Take-Out Financing, any escrowed or pledged cash proceeds which effectively secure, or are required to be maintained as reserves for, the indebtedness of the Borrower in respect of, or the obligations of, any member of the Group or other Obligor under, such Take-Out Financing.

“New Bank” has the meaning set out in Clause 36.3 (Assignments and Transfers by Banks).

“New Equipment Assets” means, in relation to any C Borrower (or if such C Borrower is a Financeco, its Related Opco), any Equipment acquired by such C Borrower or its Related Opco (as the case may be) after the Closing Date.

“New Vehicles” means, in relation to any A Borrower (or if such A Borrower is a Financeco, its Related Opco), any vehicle acquired by such A Borrower or its Related Opco (as the case may be) after the Closing Date.

“Non-Canadian Bank” means, in relation to a Canadian Borrower, any Bank that does not satisfy paragraph (b)(i) or (b)(ii) of the definition of “Qualifying Bank”.

“Noteco” means Hertz Note Issuer Pty Limited (ACN 117 373 574), a wholly owned subsidiary of Hertz Australia Pty. Limited.

“Notice of Exercise of Sale Right” has the meaning set out in Clause 23.20 (Exercise of Sale Right).

“Notification” means (a) in respect of any Advance other than a Swingline Advance, a duly completed notification in the form set out in Part 1 of Schedule 22 (Notification), (b) in respect of any Swingline Advance, a duly completed notification in the form set out in Part 2 of Schedule 22 (Notification) and (c) in respect of any Letter of Credit, a duly completed notification in the form set out in Part 3 of Schedule 22 (Notification).

“Notification Date” means, in relation to a Swingline Advance or a Letter of Credit, the Specified Business Day on which the Facility Agent receives a duly completed Utilization Notice for such Swingline Advance or Letter of Credit and, subject to Clause 4.3 (Delivery of an Asset Report for Letters of Credit) or Clause 5.2(a) (Delivery of a Utilisation Notice for Swingline Advances) (as the case may be), an Asset Report in accordance with Clause 4.1 (Utilisation Conditions) or Clause 5.2(a) (Delivery of a Utilisation Notice for Swingline Advances) (as the case may be).

“Obligors” means the Parent, the Coordinator, the Borrowers, the Guarantors, Noteco, the Designated Obligors and the Australian Obligors and “non-Obligor” means (a) any member of the Group or (b) any affiliate of an Obligor which is not a member of the Group in either case, that is not an Obligor.

“Opco” means:

(a)           when designated “A” any subsidiary of the Parent that is:

(i)            an operating company that is organised in an A Core Country; or

(ii)           a leasing company that is organised in France or The Netherlands,

provided that such subsidiary owns or leases vehicles which are used or otherwise deployed in the ordinary course of such subsidiary’s business.  For the avoidance of doubt, no Excluded Canadian Company shall constitute an A Opco; and

(b)           when designated “C”, any subsidiary of the Parent that is an operating or a leasing company that is organised in a C Core Country, provided that such subsidiary owns or leases Equipment which is used or otherwise deployed in the ordinary course of such subsidiary’s business; and

(c)           without any such designation, an “A Opco” and/or a “C Opco” as the context requires.

“Operational SPV” means any SPV that satisfies the Eligibility Criteria set out in paragraph (a)(i) or (b)(i) (as the case may be) of the definition of “Eligible Borrower”.

“Optional A Calculation Date” means 30 December 2005.

“Original Equity Investors” means the CD&R Investors, the Merrill Lynch Investors and the Carlyle Investors.

“Original Financial Statements” means in relation to (a) the Parent, its preliminary consolidated financial statements for its financial year ended 31 December 2004 and (b) any other Obligor, its statutory or other accounts required by law for its financial year ended 31 December 2004, to the extent the same have been filed in the relevant jurisdiction.

“Original Obligors” means the Parent, the Coordinator, the Original Borrowers and the Original Guarantors.

“Orphan Financeco” means, in relation to any Facility, any Financeco which:

(a)           is not affiliated to any other member of the Group or any other Obligor; and

(b)           is organised in any Core Country or in the Republic of Ireland or any other jurisdiction approved by the Facility Agent (acting reasonably).

“Orphan SPV” means, in relation to any Facility, any SPV which:

(a)           is not directly or indirectly owned by, or otherwise affiliated with, Holdco; and

(b)           is organised in any Core Country or in the Republic of Ireland or any other jurisdiction approved by the Facility Agent (acting reasonably).

“Outstandings” means the A1 Outstandings, the A2 Outstandings and the C Outstandings and any amounts of interest accrued but unpaid in relation thereto.

“Overall Commitment” means in relation to any Bank and the A1 Facility, the A2 Facility or the C Facility (as the case may be):

(a)           the aggregate Euro Amount of its Commitments in relation to such Facility; or

(b)           in the case of any Swingline Bank which does not have any Commitments in relation to such Facility, the aggregate Euro Amount of the Commitments in relation to such Facility of a Bank which is its affiliate.

“Parent Company” means the Target, any holding company of Target or any intermediate holding company of the Parent.

“Parent Entity” means any of Holdco, and any other person which is subsidiary of Holdco and of which CCMGC is a subsidiary.

“Participating Member State” means any member state of the European Communities that adopts or has adopted the Euro as its lawful currency in accordance with legislation of the European Community relating to Economic and Monetary Union.

“Permitted Acquisition” means:

(a)           the acquisition by purchase or otherwise of (x) all or any part of the business or assets of any person or any business unit of any person or (y) shares (or other evidence of beneficial ownership) of any person representing at least 85 per cent. of the shares (or other beneficial ownership interests) in such person, provided that:

(i)            upon giving effect to such acquisition (taking into account reasonable synergies evidenced to the Facility Agent in reasonable detail), (x) the aggregate consideration (including cash and any Indebtedness for Borrowed Money incurred or assumed in connection with such acquisitions but excluding any equity of the Parent or any Parent Company, any proceeds of any issuances of equity or any other increase in the share capital of the Parent or any Parent Company which amount, in each case, is contributed to the Parent (the “Consideration”) in respect of all of the acquisitions described in this paragraph (a) does not exceed an aggregate amount equal to €250,000,000 and (y) if the amount of Consideration for such acquisition exceeds €25,000,000, the Parent provides to the Facility Agent such information about the proposed acquisition as the Facility Agent (acting reasonably) may require (including, without limitation, an accountant’s report) confirming, among other things, the suitability of the proposed acquisition, its compatibility with the existing business and that it is earnings enhancing; and

(ii)           in the case of any acquisitions referred to in paragraph (i) above, (x) the target of such acquisition has positive EBITDA, calculated on a pro forma basis (including synergies) after giving effect to such acquisition (such calculation to be made in a manner reasonably satisfactory to the Facility Agent and to be evidenced by a certificate in form and substance reasonably satisfactory to the Facility Agent signed by two Authorised Signatories of the Parent (one of whom must be the finance director) and delivered to the Facility Agent (which shall promptly deliver copies to each Bank) at least ten Business Days prior to the consummation of such acquisition), (y) the target of such acquisition carries on a similar line of business to the Group at the date hereof and in a country in which the Group carries on business at the date hereof or in the European Union or Norway, and (z) after giving effect to such acquisition, no Event of Default or Potential Event of Default has occurred or is continuing or shall occur as a result of such acquisition;

(b)           the exchange of any asset (other than any asset comprising part of the Borrower Asset Value of any Obligor) for any other assets of a similar value, in each case over which a first priority security interest is granted in favour of the Finance Parties (to the extent such asset(s) were subject to a similar (or substantially similar) security interest under the Security Documents prior to the date of exchange, and subject to any applicable limitations set out in Clause 21.16 (Group Acceding Guarantors)) in respect of which the Facility Agent shall, if so requested by the Facility Agent, have received a legal opinion in form and substance satisfactory to it (acting reasonably);

(c)           any acquisition made in relation to disposals permitted under paragraph (g) of the definition of “Permitted Disposals”;

(d)           any acquisition pursuant to and in accordance with the terms of the Finance Documents;

(e)           any acquisition necessary to consummate a Canadian Sale-Saleback Transaction; and

(f)            the acquisitions expressly identified as such in the Disclosure Letter; and

(g)           any acquisition described or referred to in the definition of Transactions.

“Permitted Disposals” means:

(a)           the sale or other disposal of surplus, obsolete or worn out property, whether now owned or hereafter acquired, in the ordinary course of business;

(b)           the sale, lease (whether operating or financial) or other disposal of any property (including, without limitation, vehicles, equipment and inventory) in the ordinary course of business (including, without limitation, the sale of vehicles, revenue earning equipment or Equipment sold to a Vehicle Manufacturer, Vehicle Dealer or through other customary disposal channels such as auctions, brokered sales and sales to wholesalers and the sale of property in connection with ordinary course adjustments in the territories allocated to licensees and franchisees of Parent or any of its subsidiaries);

(c)           the sale or discount without recourse or with limited recourse on arm’s length terms (where the level and nature of such recourse is not unusual) of accounts receivable or notes receivable (in each case, not comprising part of the Borrower Asset Value of any Obligor) arising in the ordinary course of business, or the conversion or exchange of accounts receivable into or for notes receivable, in connection with the compromise or collection thereof and not as a method of raising long term finance;

(d)           the sale, transfer or discount of receivables on arm’s length terms pursuant to any Permitted Securitisation, provided that the Take-Out Intercreditor/Subordination Requirements shall at all times be satisfied with respect thereto;

(e)           any asset sales not contemplated by any other paragraph of this definition provided that (i) the aggregate gross proceeds in cash or Cash Equivalents for all such asset sales does not exceed €25,000,000 (or its equivalent) in any Twelve Month Period, (ii) the non-cash portion of the consideration for any such asset sale does not exceed 25 per cent. thereof, and (iii) an amount equal to 100 per cent. of the Net Cash Proceeds of any such asset sale, less any Reinvested Amount, is applied to reduce the Facilities in accordance with Clause 13.3 (Mandatory Reduction of the Facilities) and/or Clause 13.7 (Application of Amounts Prepaid);

(f)            the abandonment, sale or other disposal of patents, trademarks or other intellectual property that are, in the reasonable judgement of the Parent, no longer economically practicable to maintain or useful in the conduct of the business of the Group, taken as a whole, and the licensing of intellectual property in the ordinary course of business;

(g)           the sale or other disposal of (i) an asset by any member of the Group to an Obligor, (ii) an asset by any non-Obligor to any other non-Obligor or (iii) an asset (other than shares and any assets comprising part of the Borrower Asset Value of any Obligor except in the case of a disposal to a Take-Out Borrower) by any Obligor to any non-Obligor, in the case of this clause (iii), sold or disposed of on fair and reasonable terms in a maximum aggregate amount (which amount shall in the case of assets other than real estate be calculated on the basis of a value no lower than fair market value and in the case of real estate be calculated on the basis of fair and reasonable terms) not exceeding €25,000,000 (or its equivalent) after the date hereof (provided that such amount shall be increased by (x) the amount of such assets disposed of pursuant to this sub-paragraph (iii) that are subsequently returned to the relevant Obligor and (y) the amount of such assets previously disposed of to a non-Obligor that are held by such non-Obligor at the time it becomes an Obligor) or (iv) any sale or disposal of shares (or equivalent ownership interests) in a member of the Group to another member of the Group provided that (A) to the extent that such member of the Group was a Guarantor prior to the date of disposal, its guarantee and any security granted by it remain in full force and effect following such disposal and (B) to the extent that shares (or equivalent ownership interests) in such member of the Group were charged or pledged prior to the date of disposal, such security remains in full force and effect (or is replaced with substantially equivalent security in respect of which the Facility Agent shall, if so requested by the Facility Agent, have received a legal opinion in form and substance satisfactory to it acting reasonably) following such disposal;

(h)           the exchange of any asset (other than any asset comprising part of the Borrower Asset Value of any Obligor) for any other assets of a similar value, in each case over which a first priority security interest is granted in favour of the Finance Parties (to the extent such asset(s) were subject to a similar (or substantially similar) security interest under the Security Documents prior to the date of exchange, and subject to the limitations set out in Clause 21.16 (Group Acceding Guarantors)) in respect of which the Facility Agent shall, if so requested by the Facility Agent, have received a legal opinion in form and substance satisfactory to it (acting reasonably);

(i)                                     any transfer or other disposal described or referred to in the definition of Transactions;

(j)                                     any sale or any other disposition of any property or assets pursuant to a merger, solvent reorganisation, consolidation or winding-up permitted in accordance with Clause 22.10 (Mergers);

(k)                                  any sale or disposal expressly identified as such in the Disclosure Letter;

(l)                                     any sale or disposal necessary to consummate a Canadian Sale-Saleback Transaction;

(m)                               any disposal of Vehicle Rental Concession Rights (provided that no such disposal shall include any assets comprising any part of the Borrower Asset Value of any Obligor);

(n)                                 any sale or disposal of any Excluded Canadian Company; and

(o)                                 any other sale or disposal of an asset or property on arm’s length terms provided that the aggregate gross proceeds in cash or Cash Equivalents for all such sales and disposals do not exceed €10,000,000 (or its equivalent) in any Twelve Month Period, provided that all affected Borrowers remain in pro forma compliance with the Borrowing Base Calculation requirements immediately following any such disposal.

“Permitted Distribution” means:

(a)                                  dividends, distributions or payments in an amount sufficient from time to time (including any applicable value added taxes which are due and payable at the time) to enable payment, directly or indirectly, of:

(i)                                     all amounts due from the Parent or any of its subsidiaries to any Parent Company in accordance with the terms of the Hertz International Tax Sharing Agreement;

(ii)                                  reasonable and necessary fees, costs and expenses (other than taxes) incurred by any Parent Company in connection with (without duplication) or reasonably incidental to (A) the registration, offering and exchange listing of its shares or other securities, (B) compliance with applicable reporting rules and regulations of any relevant governmental or regulatory bodies, (C) the indemnification and reimbursement of, or in respect of directors’ or officers’ liability insurance in relation to, directors, officers and employees of any Parent Company and/or its subsidiaries relating to their serving in such capacity, (D) any business, management, technical, logistical and administrative services and functions provided by such Parent Company to the Parent and its subsidiaries (including, without limitation, any accounting, legal, treasury, sales and marketing, information, communication, reservations, pricing, forecasting, payment, settlement, travel agency, customer and licensee relations, risk management, processing, billing, record keeping, control, purchasing, supervising and training services and functions) and (E) the establishment of any Parent Company, any Parent Company maintaining its existence, non-executive directors’ fees, costs of shareholder communications and meetings and legal expenses;

(iii)                               any Acquisition Costs incurred by any Parent Company (x) on the Closing Date and (y) thereafter;

(iv)                              any amounts payable in connection with the repurchase, acquisition, directly or indirectly, of any shares in the share capital of Holdco and/or any of its subsidiaries and/or shares or other debt or equity securities of any entity formed for the purpose of investing in Holdco and/or any of its subsidiaries or any rights, options or units in respect thereof, from any Management Investors or former Management Investors, or as otherwise contemplated by any Management Subscription Agreement, for an aggregate purchase price not to exceed the Euro Equivalent of US$20,000,000 from and after the Closing Date provided that such aggregate cap shall be increased by (A) an amount equal to the Euro Equivalent of US$5,000,000 on each anniversary of the Closing Date, commencing on the first anniversary of the Closing Date, (B) an amount equal to the proceeds of any resales or new issuances of shares and options to any Management Investors, at any time after the initial issuances to any Management Investors, together with the aggregate amount of deferred compensation owed by any Parent Company to any Management Investor that shall thereafter have been cancelled, waived or exchanged at any time after the initial issuances to any thereof in connection with the grant to such Management Investor of the right to receive or acquire shares of any Parent Company;

(v)                                 reasonable expenses incurred by any Parent Company in connection with the provision of insurance and insurance-related services and functions by such Parent Company or any of its subsidiaries (other than Parent and its subsidiaries) to any Obligor or any other member of the Group, which shall be provided for commercially reasonable consideration determined in good faith by the management of such Parent Company or the relevant subsidiary of such Parent Company providing such services or functions; and

(vi)                              so long as no Event of Default shall have occurred and is then continuing (or would otherwise arise as a result of such dividend, distribution or payment), any amounts payable in respect of obligations and liabilities incurred by any Parent Company in the ordinary course of business not to exceed €5,000,000 in the aggregate on and after the Closing Date; and

(b)                                 any dividends, distributions or payments, when aggregated with the principal amount of the intercompany loans made in accordance with paragraph (q) of the definition of “Permitted Loans and Guarantees”, do not exceed an aggregate amount equal to (x) so long as no Event of Default shall have occurred and is then continuing (or would otherwise arise as a result of such dividend, distribution or payment), the sum of the Specified ECF Amounts, as determined with respect to each preceding Relevant Period ended after the Closing Date (provided that, in each such case, the audited consolidated financial statements for each such Relevant Period shall have been delivered in accordance with Clause 20.1 (Annual Statements)) and (y) €100,000,000 (or its equivalent) (provided that such amount does not exceed the sum of cash and Cash Equivalents of the members of the Group immediately after the Closing Date after giving effect to the Transactions); and

(c)                                  (x) to the extent that the Hertz Intercompany Loan is irrevocably repaid in cash, any dividends, distributions or payments in an aggregate amount not exceeding the net proceeds of such cash repayments to and including the date of such contemplated dividend, distribution or payment or (y) any dividend or distribution of assets comprising all or a portion of the Hertz Intercompany Loan; and

(d)                                 so long as no Event of Default shall have occurred and is then continuing (or would otherwise arise as a result of such dividend, distribution or payment), the payment or repayment of any Indebtedness for Borrowed Money under any Qualified Shareholder Subordinated Loan, provided that in the case of paragraphs (a)(i), (a)(ii) (other than paragraph (D) thereof), (a)(iii)(y) (other than Acquisition Costs incurred with respect to the matters set forth in clause (b) of the definition of “Transactions”) and (a)(iv) (inclusive) above, if the relevant Parent Company shall own any material assets other than the shares or other equity interests in the Parent or another holding company of the Parent, the applicable amount which may be paid as a cash dividend in accordance with the applicable aforementioned paragraphs shall be limited to the reasonable and proportional share, as determined by the Parent in its reasonable discretion (as certified by a senior financial officer of the Parent to the Facility Agent from time to time, as requested by the Facility Agent from time to time (acting reasonably)), of the applicable expense, cost, liability or amount, as the case may be referred to in the applicable aforementioned paragraph incurred by such Parent Company relating or allocable to its direct or indirect ownership interest in the Parent.

“Permitted Encumbrance” means:

(a)                                  any Encumbrance entered into pursuant to any of the Finance Documents or the B Bridge Finance Documents;

(b)                                 any Encumbrance over or affecting any asset acquired by a member of the Group after the date hereof and subject to which such asset is acquired, provided that:

(i)                                     such Encumbrance was not created in contemplation of the acquisition of such asset by a member of the Group; and

(ii)                                  the amount thereby secured has not been increased in contemplation of, or since the date of, the acquisition of such asset by a member of the Group;

(c)                                  any Encumbrance over or affecting any asset of any person which becomes a member of the Group after the date hereof, where such Encumbrance is created prior to the date on which such person becomes a member of the Group, provided that:

(i)                                     such Encumbrance was not created in contemplation of such acquisition of such person; and

(ii)                                  the amount thereby secured has not been increased in contemplation of, or since the date of, the acquisition of such person;

(d)                                 any netting, set-off or similar arrangement entered into by any member of the Group in the normal course of its banking and other trading arrangements for the purpose of its cash pooling arrangements or netting debit and credit balances of members of the Group, provided that such Encumbrances do not at any time encumber any part of the Eligible Cash or Eligible Cash Equivalents of any Obligor;

(e)                                  any title transfer or retention of title arrangement entered into by any member of the Group in the normal course of its business on the counterparty’s standard or usual terms;

(f)                                    any Encumbrance for taxes not yet overdue or for the non-payment of taxes which are not material, or which are being contested in good faith by appropriate proceedings which are being diligently conducted provided that adequate reserves with respect thereto are maintained on the books of the applicable member of the Group, in accordance with the Applicable Accounting Principles;

(g)                                 any carriers’, warehousemen’s, mechanics’, materialmen’s or repairmen’s liens or other similar Encumbrances arising in the ordinary course of business which are not overdue for a period of more than 60 days or which are being contested in good faith by appropriate proceedings which are being diligently conducted;

(h)                                 any Encumbrances of landlords or of mortgagees of landlords arising by operation of law or pursuant to the terms of real property leases, provided that the rental payments secured thereby are not yet due and payable;

(i)                                     any pledges, deposits or other Encumbrances in connection with workers’ compensation, unemployment insurance, other social security benefits or other insurance related obligations (including, without limitation, pledges or deposits securing liability to insurance carriers under insurance or self-insurance arrangements);

(j)                                     any Encumbrances arising by reason of any judgment, decree or order of any court or other governmental authority, if appropriate legal proceedings which may have been duly initiated for the review of such judgment, decree or order are being diligently prosecuted and shall not have been finally terminated or the period within which such proceedings may be initiated shall not have expired;

(k)                                  any Encumbrances to secure the performance of bids, trade contracts (other than Indebtedness for Borrowed Money), obligations for utilities, leases, statutory obligations, surety and appeal bonds, performance bonds, judgment and like bonds, and other obligations of a similar nature incurred in the ordinary course of business provided that such Encumbrances do not at any time encumber any property comprising any part of the assets or property comprising the Borrower Fleet NBV of any Obligor;

(l)                                     any Encumbrances arising in relation to planning restrictions, easements, rights-of-way, restrictions on the use of property, other similar encumbrances incurred in the ordinary course of business and minor irregularities of title, which do not materially interfere with the ordinary conduct of the business of the Group taken as a whole;

(m)                               any Encumbrances arising in relation to a Permitted Purchase Money Obligation referred to in paragraph (m) of the definition of “Permitted Indebtedness” in relation to the asset financed thereby and any related rights and interests;

(n)                                 any Encumbrances securing Indebtedness referred to in paragraph (e) of the definition of “Permitted Indebtedness” incurred to finance the purchase price of, or assumed in connection with, any such Permitted Acquisition referred to therein, provided that (i) such Encumbrances shall be created no later than the later of the date of such acquisition or the date of the incurrence or assumption of such Indebtedness, and (ii) such Encumbrances do not at any time encumber any property other than the property financed by such Indebtedness and, in the case of Indebtedness assumed in connection with any such acquisition, the property subject thereto immediately prior to such acquisition;

(o)                                 any Encumbrances securing guarantee or indemnity obligations permitted under paragraph (d) of the definition of “Permitted Loans and Guarantees” not exceeding (as to the Group) €15,000,000 (or its equivalent) in aggregate amount at any time outstanding provided that such Encumbrances do not at any time encumber any property comprising any part of the Borrower Asset Value of any Obligor;

(p)                                 any Encumbrances (including, without limitation, any put and call agreements) on (and limited to) the equity of any Permitted Joint Venture, including any Encumbrances pursuant to the shareholders’ joint venture or similar arrangement with respect to such joint venture or similar arrangement, securing Permitted Project Borrowings otherwise permitted under the definition of “Permitted Indebtedness”;

(q)                                 any Encumbrances securing guarantee or indemnity obligations permitted under paragraph (h) of the definition of “Permitted Loans and Guarantees”

provided that such Encumbrances do not at any time encumber any property comprising any part of the Borrower Asset Value of any Obligor;

(r)                                    any Encumbrances arising in relation to any Permitted Sale and Leaseback;

(s)                                  any Encumbrances granted by non-Obligors to secure indebtedness in respect of local overdraft and similar working capital facilities permitted under paragraph (n) of the definition of “Permitted Indebtedness”;

(t)                                    any Encumbrances on or under, or arising out of or relating to, Vehicle Rental Concession Rights provided that such Encumbrances do not at any time encumber any property comprising any part of the Borrower Asset Value of any Obligor;

(u)                                 any Encumbrances securing Indebtedness for Borrowed Money referred to in paragraph (r) of the definition of “Permitted Indebtedness” incurred on the property or shares of the applicable Take-Out Borrower subject to the Take-Out Financing permitted thereunder, provided that (i) such Encumbrances do not at any time encumber any property other than the property of the Take-Out Borrower financed by such Indebtedness for Borrowed Money or the shares of such Take-Out Borrower and (ii) the Take-Out Intercreditor/Subordination Requirements shall be satisfied at all times;

(v)                                 any Encumbrances on intellectual property provided that such Encumbrances result from the granting of licenses in the ordinary course of business of members of the Group to any person to use such intellectual property;

(w)                               any Encumbrances on a bank account, maintained by the Parent or any of its subsidiaries in the ordinary course of business, in favour of the account bank solely as a result of the customary general terms and conditions of such account bank;

(x)                                   any Encumbrances securing Indebtedness for Borrowed Money permitted under clause (n) of the definition of “Permitted Indebtedness” provided that such Encumbrances do not at any time encumber any property comprising any part of the Borrower Asset Value of any Obligor;

(y)                                 any Encumbrances securing Indebtedness for Borrowed Money permitted under clause (t) of the definition of “Permitted Indebtedness” not exceeding AUD2,600,000 provided that such Encumbrances do not at any time encumber any property comprising any part of the Borrower Asset Value of any Obligor;

(z)                                   any Encumbrance securing Indebtedness for Borrowed Money incurred by such Excluded Canadian Company provided:

(i)                                     the liabilities in respect of such Indebtedness for Borrowed Money are not directly or indirectly the subject of a guarantee, indemnity or any other form of assurance, undertaking or support from any member of the Group; and

(ii)                                  the person or persons making such Indebtedness for Borrowed Money available has/have no recourse whatsoever to any member of the Group for the repayment of or payment of any sum relating to such Indebtedness for Borrowed Money other than to such Excluded Canadian Company or to any member of the Group which is the owner of any shares or other equity interests of such Permitted Joint Venture and then only to the extent that such member of the Group has granted security over such shares or other equity interests legally or beneficially owned by it; and

(aa)                            any other Encumbrances provided that the aggregate fair market value of the assets thereby encumbered does not, at any time, exceed €10,000,000 (or its equivalent).

“Permitted Euro Tranche” has the meaning given to it in Clause 2.1(b) (Grant of the Facilities).

“Permitted Hedging Transactions” means any Hedging Transactions that are incurred for the purpose of fixing or hedging interest or currency or commodity rates or prices or cashflows in the ordinary course of business (it being understood that Hedging Transactions incurred for the purpose of fixing or hedging interest rates with respect to, all or any part of, the indebtedness arising under the Facilities shall be deemed to be in the ordinary course of business) consistent with prudent business practice and not incurred for speculative purposes.

“Permitted Holders” means:

(a)                                  any of the Equity Investors, Management Investors, CD&R, Carlyle, Merrill Lynch and any of their respective affiliates;

(b)                                 any investment fund or vehicle managed, sponsored or advised by the CD&R, Carlyle, Merrill Lynch or any affiliate thereof, and any affiliate of or successor to any such investment fund or vehicle;

(c)                                  any limited or general partners of, or other investors in, any CD&R Investor, Carlyle Investor or Merrill Lynch Investor or any affiliate thereof, or any such investment fund or vehicle;

(d)                                 any person acting in the capacity of an underwriter in connection with a public or private offering of Capital Stock of CCMGC or any Parent Entity.

“Permitted Indebtedness” means any Permitted Loans and Guarantees that are in the nature of indebtedness and:

(a)                                  any indebtedness arising under this Agreement or any other Finance Document and the B Bridge Finance Documents;

(b)                                 any indebtedness arising under the Shareholder Subordinated Loan Agreements;

(c)                                  any indebtedness of any member of the Group under Permitted Hedging Transactions;

(d)                                 any indebtedness arising pursuant to any Permitted Securitisation, provided that upon the effectiveness of any Take-Out Financing, the Facilities and Outstandings shall be reduced in accordance with Clause 13.3 (Mandatory Reduction of the Facilities) and/or Clause 13.7 (Application of Amounts Prepaid) to the extent (and only to the extent and not any further) required by either of such Clauses;

(e)                                  any indebtedness incurred or assumed in relation to a Permitted Acquisition up to a maximum aggregate amount at any time outstanding of €50,000,000 (subject to the limitations set out in the definition of “Permitted Acquisitions”) and any refinancings, replacements, refundings, renewals or extensions thereof on financial and other terms, in the reasonable judgment of the Parent, no more onerous to the Parent or any of its Subsidiaries in the aggregate than the financial and other terms of such Indebtedness, provided that the amount of such indebtedness is not increased at the time of such refinancing, replacements, refunding, renewal or extension except by an amount equal to the reasonable fees and expenses incurred in connection with such refinancing, refunding, renewal or extension;

(f)                                    any indebtedness of any Obligor or any member of the Group in respect of a Permitted Sale and Leaseback Transaction;

(g)                                 any indebtedness arising from the honouring of a cheque, draft or similar instrument against insufficient funds, provided that such indebtedness is extinguished within two Business Days of its incurrence;

(h)                                 any indebtedness of any Obligor (except the Swiss Obligor) to any member of the Group provided such indebtedness is (x) unsecured and (y) subordinated pursuant to the terms of the Intercreditor Deed or otherwise on terms acceptable to the Facility Agent (acting reasonably);

(i)                                     any indebtedness of any member of the Group pursuant to an Indirect SPV Investment;

(j)                                     any indebtedness of any member of the Group that is not an Obligor to an Obligor provided that:

(i)                                     the indebtedness is incurred in the ordinary course of business as part of working capital or cash pooling arrangements with a maturity of less than 121 days; or

(ii)                                  the indebtedness when aggregated with any other indebtedness incurred under this paragraph (ii) and any Investment made after the Closing Date in accordance with paragraph (l)(iv) of the definition of “Permitted Investments” (without double counting) does not exceed, during the period commencing on the Closing Date and ending on the date falling 12 months after the Closing Date, €40,000,000 (or its equivalent) at any time outstanding (provided that the amount of indebtedness outstanding will be reduced by (x) the amount repaid to the Obligor and (y) the amount of such indebtedness owed by a non Obligor at the time it becomes an Obligor); or

(iii)                               the indebtedness is otherwise permitted under any other paragraph of the definition of “Permitted Investments”;

(k)                                  any indebtedness of any non-Obligor to any other non-Obligor;

(l)                                     any indebtedness to the extent covered by a Letter of Credit or any other letter of credit for the account of the relevant company pursuant to any line of credit or other indebtedness pursuant to paragraph (o), (p), (r) or (x) of the definition of “Permitted Indebtedness”;

(m)                               any cash management obligations and other indebtedness in respect of netting services, overdraft protections, set-off arrangements and similar arrangements in each case arising pursuant to applicable law or under standard business terms of any bank at which any member of the Group maintains an overdraft, cash pooling or other similar facility or arrangement;

(n)                                 any indebtedness of the Group in relation to any Permitted Purchase Money Obligation provided that (x) except as providing in immediately succeeding paragraph (y), such indebtedness shall be limited to an aggregate limit at any one time outstanding not exceeding €40,000,000 (or its equivalent), and (y) at any time that all of Commitments hereunder shall have been fully utilised, and for so long as no Event of Default shall then have occurred and be continuing, additional indebtedness in relation to any Permitted Purchase Money Obligations may be incurred with respect to newly acquired vehicles and/or Equipment (provided, further, that in all events that such vehicles and/or Equipment shall not differ in any material respects, whether on an individual or on a combined basis (as determined by the Facility Agent (acting reasonably)), from those included in the definition of “Borrower Asset Value” with respect to the Obligor which has acquired such assets).

(o)                                 any indebtedness in respect of local overdraft and similar working capital facilities made available to members of the Group not exceeding €100,000,000 in aggregate amount at any time outstanding provided that such outstanding amount shall be reduced to €60,000,000 on each Settlement Date or within 3 Business Days thereafter;

(p)                                 any indebtedness pursuant to the transactions described in paragraph (c) of the definition of “Permitted Disposals”;

(q)                                 any indebtedness expressly identified as such in the Disclosure Letter and, without duplication, any Dutch Capital Lease Indebtedness and UK Capital Lease Indebtedness and any refinancings, replacements, refundings, renewals or extensions thereof on financial and other terms, in the reasonable judgment of the Parent, no more onerous to the Parent or any of its Subsidiaries in the aggregate than the financial and other terms of such Indebtedness, provided that (i) the amount of such indebtedness is not increased at the time of such refinancing, replacements, refunding, renewal or extension except by an amount equal to the reasonable fees and expenses incurred in connection with such refinancing, refunding, renewal or extension, (ii) unless specifically indicated otherwise in the Disclosure Letter, there shall be no refinancing of such indebtedness and (iii) with respect to indebtedness identified in such

Disclosure Letter between and/or among creditors and debtors which are, in each case, any of Holdco and any of its subsidiaries and any related orphan entities (whether or not affiliated to Holdco or any of its subsidiaries), no such indebtedness will be refinanced by debt from third parties;

(r)                                    any indebtedness of any member of the Group or any Obligor incurred pursuant to the Transactions;

(s)                                  any indebtedness of a Take-Out Borrower incurred pursuant to its applicable Take-Out Financing, provided that (x) the Take-Out Intercreditor/ Subordination Requirements shall at all times be satisfied with respect thereto and (y) the Net Cash Proceeds therefrom are applied pursuant to Clause 13.3 (Mandatory Reduction of the Facilities) and/or Clause 13.7 (Application of Amounts Prepaid);

(t)                                    any indebtedness in respect of performance bonds, bid bonds, appeal bonds, surety bonds and similar obligations and trade-related letters of credit;

(u)                                 any indebtedness (including reimbursement obligations) of any Obligor organized in Australia with respect to a letter of credit issued by Westpac Banking Corporation for such Obligor’s account and which is existing as of the Closing Date in an aggregate stated amount not exceeding AUD2,600,000;

(v)                                 any indebtedness arising under, and in accordance with any Tax Sharing Agreement;

(w)                               any indebtedness constituting Qualified Canadian Indebtedness; and

(x)                                   any additional indebtedness of the Group (including, without limitation, Permitted Project Borrowings) of up to an aggregate limit of €25,000,000 or its equivalent in aggregate principal amount at any one time outstanding.

“Permitted Investments” means:

(a)                                  any extension of trade credit in the ordinary course of business;

(b)                                 any Investment in Cash Equivalents;

(c)                                  any Investment in notes receivable in connection with transactions described in paragraph (c) of the definition of “Permitted Disposals”;

(d)                                 any Investments constituting loans to officers, directors or employees of any member of the Group (i) in the ordinary course of business for travel and entertainment or relocation expenses, (ii) agreed between the Parent and the Facility Agent, (iii) made after the Closing Date for other purposes, not to exceed (as to all such loans) €15,000,000 (or its equivalent) at any one time outstanding when aggregated with the amount of all guarantees at any one time outstanding permitted pursuant to paragraph (d)(iii) of the definition of “Permitted Loans and Guarantees” at any time or (iv) relating to indemnification or reimbursement of any officers, directors or employees in respect of liabilities relating to their serving in any such capacity;

(e)                                  any Investment of any member of the Group under Permitted Hedging Transactions;

(f)                                    any Investment which, in the judgement of the Parent, is reasonably necessary in connection with, and pursuant to the terms of a Take-Out Financing provided that, with respect to any Take-Out Borrower, the aggregate amount of all such Investments shall not exceed at any time an amount equal to (x) (A) the aggregate Borrower Asset Value which would have been attributable to the assets and properties of such Take-Out Borrower if such person had been a Borrower hereunder minus (B) the aggregate outstanding amount of such Take-Out Financing, in each case at the applicable date of determination, plus (y) returns on these Investments;

(g)                                 any Investments in the nature of pledges or deposits with respect to leases or utilities provided to third parties in the ordinary course of business or otherwise described in paragraphs (d), (e), (g), (h), (i), (k), (l) or (o) of the definition of “Permitted Encumbrances”;

(h)                                 any Investments representing non-cash consideration received by any member of the Group in connection with any asset sale or other disposal permitted under this Agreement, provided that in the case of any asset disposal described in paragraph (e) of the definition of “Permitted Disposals” such non-cash consideration constitutes not more than 25 per cent. of the aggregate consideration received in connection with such asset disposal, and any such non-cash consideration received by any Obligor is pledged to the Security Agent for the benefit of the Finance Parties pursuant to the Security Documents (subject to the limitations set out in Clause 21.16(b)) (Group Acceding Guarantors));

(i)                                     any Investment representing evidence of indebtedness, securities or other property received from customers or other persons in the ordinary course of business by any member of the Group in connection with any bankruptcy proceeding or other reorganisation of such customer or other person or as a result of foreclosure, perfection or enforcement of any Encumbrance or exchange for evidences of indebtedness, securities or other property of such customer or other person held by such member of the Group;

(j)                                     any Investments constituting Permitted Acquisitions;

(k)                                  any Investments in any Obligor;

(l)                                     any Investments by any Obligor in any member of the Group that is not an Obligor provided that:

(i)                                     the Investment is made in the ordinary course of business as part of working capital or cash pooling arrangements with a maturity of less than 121 days; or

(ii)                                  the Investment is made from the proceeds of (x) the issuance of cash common equity by the Parent or (y) subordinated seller paper issued by the Parent on terms and conditions reasonably satisfactory to the Facility Agent; or

(iii)                               the Investment is made in exchange for property (other than any property comprising any part of the Borrower Asset Value of any Obligor) of equivalent value over which a first priority security interest is granted in favour of the Finance Parties in respect of which the Facility Agent shall, if so requested by the Facility Agent, have received a legal opinion in form and substance satisfactory to it (acting reasonably); or

(iv)                              the Investment is an Indirect SPV Investment; or

(v)                                 the Investment when aggregated with any other Investment made after the Closing Date under this paragraph (iv) and any indebtedness incurred in accordance with paragraph (j)(ii) of the definition of “Permitted Indebtedness” (without double counting) does not exceed, €40,000,000 (or its equivalent) at any time outstanding, provided that the amounts of Investments outstanding will be reduced by (x) returns on these Investments and (y) the amount of those Investments in a non-Obligor outstanding at such time that it becomes an Obligor;

(m)                               any Investments by any non-Obligor in any other non-Obligor;

(n)                                 any Investments constituting any exchange of any asset for other assets of similar value over which a first priority security interest is granted in favour of the Finance Parties (to the extent such asset or assets were subject to a similar security interest under the Security Documents prior to the date of exchange, and subject to any applicable limitations set out in Clause 21.16(b) (Group Acceding Guarantors)) in respect of which the Facility Agent shall, if so required by the Facility Agent, have received a legal opinion in form and substance satisfactory to it (acting reasonably);

(o)                                 any Investments consisting of, or arising out of or related to, relation to Vehicle Rental Concession Rights;

(p)                                 any Investments constituting loans to Management Investors of up to €5,000,000 (or its equivalent) outstanding at any time in connection with the purchase by such Management Investors, directly or indirectly, of the share capital of the Target or any Parent Company; or

(q)                                 any Investments expressly identified as such in the Disclosure Letter, pursuant to the Transactions and consummated on, or reasonably contemporaneously with, the Closing Date or contemplated by the Funds Flow Memorandum;

(r)                                    any Investments consisting the Hertz Intercompany Loan provided that the aggregate principal amount thereof shall not at any time exceed the aggregate principal amount thereof outstanding as of the Closing Date;

(s)                                  any Investments arising under any Tax Sharing Agreement; and

(t)                                    any Investments (including, without limitation, Permitted Joint Ventures) not otherwise permitted by the preceding paragraphs not to exceed in the aggregate of €40,000,000 (or its equivalent) at any time outstanding.

“Permitted Joint Venture” means a joint venture or similar arrangement in respect of which no other co-investor or other person has a greater legal or beneficial ownership interest than one or more members of the Group.

“Permitted Loans and Guarantees” means any Permitted Investments that are in the nature of loans, advances or extensions of credit by any member of the Group and:

(a)                                  performance Guarantees or Guarantees for performance, appeal, judgment and similar bonds, or suretyship arrangements, all in the ordinary course of business;

(b)                                 any Guarantee or other obligation to reimburse the CD&R Investors, Merrill Lynch Investors or the Carlyle Investors or any officers, directors or employees of any member of the Group in respect of liabilities relating to their providing services to such member of the Group;

(c)                                  any Guarantee or reimbursement obligations in respect of any Letters of Credit or any other letters of credit issued for the account of the relevant member of the Group pursuant to any line of credit or other indebtedness permitted pursuant to paragraphs (o), (q) or (x) of the definition of “Permitted Indebtedness”;

(d)                                 any Guarantee in respect of third-party loans and advances to officers, directors or employees of any member of the Group (i) for travel and entertainment expenses incurred in the ordinary course of business, (ii) for relocation expenses incurred in the ordinary course of business or (iii) for any other purpose and, in the case of this clause (iii), in an aggregate principal amount (as to all such Guarantees), when aggregated with the amount of all loans permitted pursuant to paragraph (d)(iii) of the definition of “Permitted Investments” not to exceed €15,000,000 (or its equivalent) outstanding at any time;

(e)                                  any Guarantee constituting obligations to insurers required in connection with worker’s compensation and other insurance coverage incurred in the ordinary course of business;

(f)                                    any Guarantee constituting obligations of any member of the Group under or in respect of Permitted Hedging Transactions;

(g)                                 any Guarantees given by any member of the Group of obligations of any other member of the Group, which obligations are otherwise permitted under this Agreement;

(h)                                 any Guarantee (including for the avoidance of doubt representations and warranties) in connection with Permitted Disposals, including indemnification obligations with respect to leases, and guarantees of collectability in respect of accounts receivables or notes receivable for up to face value;

(i)                                     (w) any Guarantees in the ordinary course of business and reasonably consistent with past business practices (as reasonably determined in the judgement of the Parent) (other than Guarantees in respect of Indebtedness for Borrowed Money), (x) any Guarantees in connection with the construction or improvement of all or any portion of a Public Facility to be used by any member of the Group in the ordinary course of business, (y) any Guarantees required (in the good faith determination of the Parent Borrower) in connection with Vehicle Rental Concession Rights, or (z) any Guarantees of obligations of any other member of the Group (other than any Take-Out Borrowers), which obligations are otherwise permitted by this Agreement;

(j)                                     any Guarantee arising in connection with a Permitted Acquisition with respect to indebtedness permitted pursuant to paragraph (f) of the definition of “Permitted Indebtedness”;

(k)                                  any Guarantee incurred pursuant to this Agreement or otherwise in respect of Permitted Indebtedness;

(l)                                     any Guarantee in favour of banks to facilitate any netting, set-off or similar arrangements entered into by a member of the Group in the ordinary course of its banking and other trading arrangements for the purposes of cash pooling or netting credit and debit balances of members of the Group;

(m)                               any Guarantee constituting any indemnity or reimbursement obligation issued to or in favour of any bank or financial institution in relation to any guarantee, indemnity, bond, standby letter of credit or similar instrument issued by such bank or financial institution in respect of commercial obligations of any member of the Group arising in the ordinary course of business not otherwise constituting Financial Indebtedness;

(n)                                 any Guarantee constituting Permitted Indebtedness under paragraph (r) of the definition thereof;

(o)                                 any Guarantee in connection with up to an aggregate principal amount of €10,000,000 (or its equivalent) of Indebtedness for Borrowed Money outstanding at any time incurred by any Management Investors in connection with any Management Subscription Agreements or other purchases by them or capital stock of any Parent Company (so long as such Parent Company applies the net cash proceeds of such purchases to, directly or indirectly, make capital contributions to, or purchase capital stock of, CCMGC or applies such proceeds to pay expenses, taxes and other amounts incurred or payable by any Parent Company);

(p)                                 any Guarantee reasonably necessary to consummate any Take-Out Financing;

(q)                                 any intercompany loan, when aggregated with the dividends, distributions or payments made in accordance with paragraph (b) of the definition of “Permitted Distribution” does not exceed an aggregate amount equal to (x) so long as no Event of Default shall have occurred and is then continuing (or would otherwise arise as a result of such dividend, distribution or payment), the sum of the Specified ECF Amounts, as determined with respect to each preceding Relevant Period ended after the Closing Date (provided that, in each such case, the audited consolidated financial statements for each such Relevant Period shall have been delivered in accordance with Clause 20.1 (Annual Statements)) and (y) €100,000,000 (or its equivalent) (provided that such amount does not exceed the sum of cash and Cash Equivalents of the members of the Group immediately after the Closing Date after giving effect to the Transactions); and

(r)                                    any Guarantee referred to in the definition of Transactions.

“Permitted Project Borrowings” means any Indebtedness for Borrowed Money incurred by a Permitted Joint Venture:

(a)                                  where the liabilities of such Permitted Joint Venture in respect of such Indebtedness for Borrowed Money are not directly or indirectly the subject of a guarantee, indemnity or any other form of assurance, undertaking or support from any member of the Group; and

(b)                                 in respect of which the person or persons making such Indebtedness for Borrowed Money available to such Permitted Joint Venture has/have no recourse whatsoever to any member of the Group for the repayment of or payment of any sum relating to such Indebtedness for Borrowed Money other than to such Permitted Joint Venture or to any member of the Group which is the owner of any shares or other equity interests of such Permitted Joint Venture and then only to the extent that such member of the Group has granted security over such shares or other equity interests legally or beneficially owned by it.

“Permitted Purchase Money Obligation” means any Indebtedness for Borrowed Money of any member of the Group incurred to finance or refinance the acquisition, leasing, construction or improvement of (x) fixed or capital assets or (y) any vehicles or Equipment which would have been included in the Borrower Asset Value of any Obligor which acquired such assets, provided that such Indebtedness for Borrowed Money (incurred with respect to any acquisition) is incurred substantially simultaneously with such acquisition or within six months after such acquisition or in connection with the refinancing thereof.

“Permitted Sale and Leaseback” means:

(a)                                  a sale and leaseback transaction by any member of the Group involving any asset which such person is permitted pursuant to Clause 22.6 (Disposals) to dispose of; and

(b)                                 a Canadian Sale-Saleback Transaction.

“Permitted Securitisation” means, at any time in relation to a Borrower (or, if such Borrower is a Financeco, its Related Opco) under any Facility, any transaction or series of related transactions providing for the securitisation of (a) in the case of an A1 Borrower or A2 Borrower or its Related Opco (as the case may be), any Core Country Fleet, Eligible Receivables or other assets, of such Borrower or its Related Opco (as the case may be) and (b) in the case of a C Borrower or its Related Opco (as the case may be), any Core Country Equipment Assets, Eligible Receivables or other assets of such Borrower or its Related Opco (as the case may be) provided always such securitisation, if it does not relate to all or substantially all the assets comprising the Borrowing Base of the relevant Borrower shall be on terms acceptable to the Facility Agent (acting reasonably).

“PMP” means a professional market party as defined in the Exemption Regulation.

“Policy Guidelines” means the 2005 Dutch Central Bank’s Policy Guidelines (issued in relation to the Exemption Regulation) dated 29 December 2004 (Beleidsregel 2005 kernbegrippen markttoetreding en handhaving Wtk 1992) as amended from time to time.

“Potential Event of Default” means any event which but for the passage of time or the giving of notice required under Clause 21 (Positive Covenants), Clause 22 (Negative Covenants) or Clause 23 (Events of Default) or any combination thereof (as expressly provided in such Clauses) would constitute an Event of Default.

“Prepayment Account” means an interest bearing account in the name of the applicable Borrower with the Security Agent (bearing interest at the market rate applicable at such time to any such interest bearing accounts held with such bank) which is pledged, charged or assigned to the Finance Parties represented by the Security Agent or to the Security Agent pursuant to the Security Documents to secure all amounts due under the Finance Documents (subject to the terms of the proviso to Clause 21.16(b) (Group Acceding Guarantors)) and from which the only withdrawals which may be made by the applicable Borrower are to repay or prepay amounts due to the Banks under this Agreement.

“Proportion” means at any time in relation to a Bank and:

(a)                                an Advance to be made under any Facility or Tranche, the proportion borne by its Available Commitment to the Available Facility, in each case in relation to the relevant Facility or Tranche, immediately prior to the making of that Advance; and

(b)                                 in all other cases, the proportion borne by the aggregate of the Euro Amount of its Commitments to the Euro Amount of the Total Commitments, in each case in relation to the relevant Facility or Tranche (as the case may be) at such time.

“Public Facility” (i) any airport; marine port; rail, subway, bus or other transit stop, station or terminal, stadium, convention centre, or military camp, fort, post or base or (ii) any other similar facility owned or operated by any nation or government or political subdivision thereof, or agency, authority or other instrumentality of any thereof, or other entity exercising regulatory, administrative or other functions of or pertaining to government, or any organization of nations (including the United Nations, the European Union and the North Atlantic Treaty Organization).

“Public Facility Operator” a person that grants or has the power to grant a Vehicle Rental Concession.

“Purchase Price” means the Purchase Price (as such term is defined in the Acquisition Agreement).

“Qualified Canadian Indebtedness” means unsecured subordinated Indebtedness for Borrowed Money of an Obligor organised in Canada (or treated as a Canadian resident for the purpose of the Income Tax Act (Canada)) to a Canadian Excluded Company, issued pursuant to an agreement with substantially similar terms and conditions to a Shareholder Subordinated Loan Agreement, so long as (i) such Indebtedness is unsecured and is subordinated to the Outstandings and all obligations under any Guarantee on a basis reasonably satisfactory to the Facility Agent, (ii) such Indebtedness does not provide for any guarantee or other support from the Parent or any subsidiary of the Parent, (iii) such Indebtedness does not have any required amortization, maturity, mandatory put, redemption, repayment, or other similar provision or requirement, or any cash interest payment requirement, in any case prior to the one year anniversary of the Final Maturity Date, and (iv) such Indebtedness does not contain any covenants (other than periodic reporting requirements) or any events of default (other than as a result of a payment default by the borrower in respect of such Indebtedness).

“Qualified Shareholder Subordinated Loan” means unsecured subordinated Indebtedness for Borrowed Money issued pursuant to a Shareholder Subordinated Loan Agreement incurred after the Closing Date so long as (i) such Indebtedness is unsecured and is subordinated to the Outstandings and all obligations under any Guarantee on a basis reasonably satisfactory to the Facility Agent, (ii) such Indebtedness does not provide for any guarantee or other support from the Parent or any subsidiary of the Parent, (iii) such Indebtedness does not have any required amortization, maturity, mandatory put, redemption, repayment, or other similar provision or requirement, or any cash interest payment requirement, in any case prior to the one year anniversary of the Final Maturity Date, and (iv) such Indebtedness does not contain any covenants (other than periodic reporting requirements) or any events of default (other than as a result of a payment default by the borrower in respect of such Indebtedness).

“Qualifying Bank” means:

(a)                                  in relation to any French Borrower, a Finance Party which:

(i)                                     acts for the purposes of this Agreement and the Finance Documents through a Facility Office in France provided that (A) all payments owed to it under this Agreement and under the Finance Documents flow exclusively through French bank accounts and, as the case may be, exclusively through agents which have their head office (siège social) in France and are acting from an office in France, (B) such Finance Party takes into account all payments owed to it under this Agreement and under the Finance Documents (except repayment of principal amounts) for the calculation of its taxable income in France and (C) where such Finance Party has its head office (siège social) outside France, provides certificates issued by the French tax authorities stating the place of its French facility office and the place where such facility office is subject to tax, in accordance with French administrative guidelines (D. adm. 5 I 1224, no 50, 1st December 1997); or

(ii)                                  is a Treaty Lender; or

(iii)                               is exempt from withholding tax under French law;

(b)                                 in relation to any Canadian Borrower, a Finance Party which:

(i)                                     acts for the purposes of this Agreement and the Finance Documents through a Facility Office in Canada provided that such Finance Party is (A) a resident of Canada for the purposes of the Income Tax Act (Canada) or (B) an authorised foreign bank within the meaning of the Income Tax Act (Canada) which would receive all amounts paid or credited to it under this Agreement or under the Finance Documents in respect of its Canadian banking business within the meaning of such Act; or

(ii)                                  is not liable for withholding tax pursuant to Part XIII of the Income Tax Act (Canada) in respect of all amounts paid or credited to it under this Agreement or under the Finance Documents;

(c)                                  in relation to an Australian Borrower, a Finance Party which:

(i)                                     is an Australian resident for Australian tax purposes and which does not derive or derive in part any interest on an Advance or any fees payable in connection with any Finance Document in carrying on business in a country outside Australia at or through a “permanent establishment” in that country for the purposes of the Australian Income Tax Assessment Act 1936 (Cth); or

(ii)                                  is a non-resident of Australia for Australian tax purposes and is not a limited partner in a VCLP or AFOF and derives all interest on an Advance and all fees payable in connection with any Finance Document in carrying on business in Australia at or through a “permanent establishment” in Australia for the purposes of the Australian Income Tax Assessment Act 1936 (Cth); or

(iii)                               is a Treaty Lender with respect to taxes imposed in Australia; or

(iv)                              makes the Advance on being issued Loan Notes which have been, or will be, offered in a manner which satisfies the requirements of section 128F of the Australian Income Tax Assessment Act 1936 (Cth) such that section 128F applies to interest paid, or any amount taken to consist of interest, in respect of such Loan Notes;

(d)                                 in relation to any Belgian Borrower:

(i)                                     each Finance Party to which the Belgian Borrower makes a payment of interest in relation to an Advance made to such Borrower and which is:

(A)                              entitled to such payment in its capacity of beneficial owner; and

(B)                                a credit institution that is a resident for tax purposes in a country that has entered into a double taxation agreement with Belgium that is in force at the earlier of the interest attribution or interest payment date and that has not allocated the Advance to a permanent establishment located in a country that has not entered into a double taxation agreement with Belgium that is in force at the earlier of the interest attribution or interest payment date and that is not a member state of the European Economic Area at said date; or

(C)                                a credit institution that is a resident for tax purposes in a country that is a member state of the European Economic Area at the earlier of the interest attribution or interest payment date and that has not allocated the Advance to a permanent establishment located in a country that is not a member state of the European Economic Area at the earlier of the interest attribution or interest payment date and that has not entered into a double taxation agreement with Belgium that is in force at said date; or

(D)                               a credit institution located in Belgium as mentioned in the law of 22 March 1993 on the statute of and the supervision on credit institutions that has not allocated the Advance to a permanent establishment located in a country that is not a member state of the European Economic Area at the earlier of the interest attribution or interest payment date and that has not entered into a double taxation agreement with Belgium that is in force at said date; or

(E)                                 a Treaty Lender; or

(F)                                 a company that is a resident for tax purposes of Belgium and that is a qualifying professional investor as defined in article 105, 3° of the Royal Decree executing the Belgian Corporate Income Tax Code; or

(H)                               a Belgian permanent establishment of a company that is not a resident for tax purposes of Belgium that is a qualifying professional investor as defined in article 105, 3° of the Royal Decree executing the Belgian Income Tax Code; or

(ii)                                  each Finance Party to which the Belgian Borrower makes a payment not being interest in relation to an Advance made to such Borrower and which is:

(A)                              entitled to such payment in its capacity of beneficial owner; and

(B)                                a Treaty Lender;

(e)                                  in relation to any Borrower incorporated in the United Kingdom, at any time in respect of a payment made hereunder or under the Finance Documents by or on behalf of any Obligor on a participation in relation to an Advance, a Bank:

(i)                                     who is beneficially entitled to and within the charge to United Kingdom corporation tax as regards that payment and:

(A)                              if the participation in that Advance was made by it, is a Bank which is a “bank” (as defined for the purposes of section 349 of the Taxes Act); or

(B)                                if the participation in that Advance was made by a different person, that person was a “bank” (as defined for the purposes of section 349 of the Taxes Act) at the time that Advance was made;

(ii)           who is beneficially entitled to that payment and:

(A)                              is a company resident in the United Kingdom for the purposes of the Taxes Act (the first condition set out in section 349B of the Taxes Act); or

(B)                                satisfies one of the other conditions set out in subsections (2) or (6) of section 349B of the Taxes Act;

(iii)                               who is a building society as defined in Section 832(1) of the Taxes Act and who is entitled to receive such payment without a deduction of tax imposed by the United Kingdom pursuant to Section 477A(7) of the Taxes Act; or

(iv)                              who is a Treaty Lender (with respect to taxes imposed by the United Kingdom);

(f)                                    in relation to a participation in an Advance made to a Borrower incorporated in Spain or with respect to the application of Spanish law only, a Dutch Borrower that is an Orphan Financeco, a Finance Party which is:

(i)                                     a Spanish credit entity or financial credit establishment recorded in the Bank of Spain to which the provisions set out in paragraph (C) of Article 59 of Royal Decree 1777/2004 of 30 July 2004 apply;

(ii)                                  a Spanish permanent establishment of a non-Spanish financial entity with which that Finance Party’s participation in that Advance is effectively connected, and to which the provisions contained in the second paragraph of number 1 of Article 8 of Royal Decree 1776/2004 of 30 July 2004, apply;

(iii)                               a resident for tax purposes in a Member State of the European Union (other than Spain) or a permanent establishment of such Finance Party located in a Member State of the European Union (other than Spain) which in each case is not acting (in relation to that participation in that Advance) through a permanent establishment in Spain and, furthermore, not acting through a territory considered as a tax haven (under Spanish law); or

(iv)                              a Spanish asset securitisation fund (Fondo de Titulización de Activos) to which the provisions set out in paragraph (K) of Article 59 of Royal Decree 1777/2004 of 30 July 2004 apply;

(g)                                 in relation to an Italian Borrower, a Finance Party or Fee Recipient which is:

(i)                                     a credit institution with its head office in Italy (x) duly authorised or licensed to carry out banking activities by the Bank of Italy in compliance with the Italian Banking Act and (y) granting a Facility for the purposes of the Finance Documents through a Facility Office in Italy; or

(ii)                                  a credit institution with its head office in a European Union country (x) duly authorised or licensed by its competent authority to carry out banking activities and acting in Italy through a permanent establishment in compliance with the Italian Banking Act to which facilities are granted under the Finance Documents are effectively connected and (y) granting a Facility for the purposes of the Finance Documents through a Facility Office in Italy; or

(iii)                               a credit institution with its head office in a country outside the European Union acting in Italy through a permanent establishment (x) duly authorised or licensed to carry out banking activities by the Bank of Italy in compliance with the Italian Banking Act to which the Facilities granted under the Finance Documents are effectively connected and (y) granting a facility for the purposes of the Finance Documents through a Facility Office in Italy by the Bank of Italy in compliance with the Italian Banking Act; and

which is the beneficial owner of all payments received by it under the Finance Documents and in relation to such payments is either resident for tax purposes in Italy or is subject to income tax in Italy as a non-Italian resident entity under article 151 and article 152, paragraph 1, of Italian Presidential Decree no. 917 and all payment received are only attributable to that permanent establishment;

(h)                                 in relation to any German Borrower, a Finance Party which is beneficially entitled to interest payable to that Finance Party in respect of an Advance under a Finance Document or to any fees thereunder and which:

(i)                                     is German resident for German tax purposes; or

(ii)                                  has a branch or a permanent establishment in Germany with which that Finance Party’s participation in an Advance or fee is effectively connected; or

(iii)                               is a Treaty Lender;

(i)                                     in relation to any Swiss Borrower a Finance Party which is a financial institution which is duly licensed as a bank under the law of its jurisdiction of incorporation and which pursues genuine banking activities in the jurisdiction of its lending office as referred to under the respective regulations of the Swiss Federal Tax Administration, in particular under Section 3.b. of Notes S-02.122.1 as well as under Section I.232 of Notes S-02.128;

(j)                                     in relation to an Irish Borrower, a Finance Party which is:

(i)                                     licensed, pursuant to Section 9 of the Irish Central Bank Act 1971, to carry on banking business in Ireland and whose facility office is located in Ireland and which is carrying on a bona fide banking business in Ireland for the purposes of Section 246(3) of the Irish Taxes Consolidation Act, 1997 (“TCA”);

(ii)                                  an authorised credit institution under the terms of the Directive 2000/12/EC of March 2000 and has duly established a branch in Ireland or has made all necessary notifications to its home state competent authorities required thereunder in relation to its intention to carry on banking business in Ireland and such financial institution carries on a bona fide banking business in Ireland of the purposes of Section 246(3) of the TCA and has its facility office located in Ireland;

(iii)                               a body corporate resident in a territory with which Ireland has a double taxation treaty or resident in a member state of the European Communities (other than Ireland) provided such company does not provide its Commitment through a branch or agency in Ireland;

(iv)                              a body corporate which advances money in the ordinary course of a trade which includes the lending of money, provided that the interest is taken into account in computing the trading income of that Finance Party, and which has complied wit the notification requirements under Section 246(5) TCA;

(v)                                 a US company, provided that the US company is incorporated in the US and subject to tax in the US on its worldwide income provided such company does not provide its Commitment through an Irish branch or agency;

(vi)                              a US LLC provided that the ultimate recipients of the interest fall within (a)(iii) of this definition and that the loan is effected through the US LLC for market reasons and not for tax avoidance purposes and that such US LLC does not provide its Commitment through an Irish branch or agency; or

(vii)                           a Treaty Lender with respect to Ireland; and

(k)           in relation to any other Borrower, any Finance Party.

“Quotation Date” means, in relation to any period for which an interest rate is to be determined hereunder, the day specified in the Timetable or, if not so specified, on which quotations would ordinarily be given by the Reference Banks in the relevant interbank market for deposits in the currency in relation to which such rate is to be determined for delivery on the first day of that period, provided that, if, for any such period, quotations would ordinarily be given on more than one date, the Quotation Date for that period shall be the last of those dates.

“Rating Agencies” means each of S&P and Moody’s and/or such other rating agency as may be acceptable to the Facility Agent.

“Rebate Receivables” means, at any time and in relation to any A1 Borrower or A2 Borrower (or, if such Borrower is a Financeco, its Related Opco), the aggregate of all amounts owed by any Vehicle Manufacturer to such Borrower or its Related Opco (as the case may be) with respect to any vehicle purchased by such Borrower or its Related Opco (as the case may be) from such Vehicle Manufacturer at such time (other than any Vehicle Dealer Receivables), provided that such aggregate shall not include any amount which is subject to any set-off or other deduction (other than at the election of such Borrower or its Related Opco (as the case may be)) by such Vehicle Manufacturer against amounts owed by such Borrower or its Related Opco (as the case may be) to such Vehicle Manufacturer at such time.

“Receivables Charge” means a first ranking security assignment (or equivalent first ranking security interest) in respect of receivables in the agreed form executed or to be executed in favour of the Finance Parties represented by the Security Agent, as security for all the actual, contingent, present and/or future obligations and liabilities of the relevant Borrower under or pursuant to the Finance Documents.

“Reference Banks” means:

(a)                                  in relation to any amount denominated in any currency other than Australian Dollars or Canadian Dollars, the principal Paris office of BNP Paribas and the principal London offices of CALYON and The Royal Bank of Scotland plc;

(b)                                 in relation to an amount denominated in Australian Dollars, the Australian Reference Banks; and

(c)                                  in relation to an amount denominated in Canadian Dollars, the principal Toronto offices of The Bank of Nova Scotia, Royal Bank of Canada and Canadian Imperial Bank of Commerce,

and/or such other bank or banks as may from time to time be agreed between the Parent and the Facility Agent.

“Register” has the meaning given to it in Clause 36.9 (The Register).

“Reinvested Amount” means with respect to any asset sale, that portion of the Net Cash Proceeds thereof as shall be reinvested in the Group or subject to an irrevocable investment commitment prior to the date falling 180 days after the receipt of such Net Cash Proceeds (or, if longer, the period required by the Parent to reinvest provided that such longer period has been approved by the Facility Agent (acting reasonably)); provided that in respect of any asset sale or group of related asset sales the proceeds of which exceed €5,000,000, the Parent shall have delivered to the Facility Agent a certificate of an Authorised Signatory of the Parent within one week following the date of such asset sale confirming the details of such reinvestment with regard to the Net Cash Proceeds in question.

“Related Opco” means:

(a)                                  in relation to an SPV, the Opco to which such SPV leases vehicles or Equipment or with which such SPV enters into one or more conditional sale agreements in respect of the vehicles or Equipment at the time; and

(b)                                 in relation to a Financeco, any SPV or Opco which it finances directly or, in relation to an SPV which is an Australian Borrower indirectly through Noteco.

“Relevant A Calculation Date” means, in relation to an A1 Advance or an A2 Advance that was made on:

(a)           the Closing Date, the next First Calculation Date;

(b)                                 a Settlement Date occurring after the Closing Date, the next First Calculation Date or the next Second Calculation Date (as determined by the Facility Agent from the Repayment Date specified in the Utilisation Request).

“Relevant C Calculation Date” means, in relation to a C Advance that was made on:

(a)           the Closing Date, the next First Calculation Date; and

(b)                                 a Settlement Date occurring after the Closing Date, the next First Calculation Date or the next Second Calculation Date (as determined by the Facility Agent from the Repayment Date specified in the Utilisation Request).

“Relevant Jurisdiction” means, in relation to any Obligor, its jurisdiction of incorporation or organisation.

“Relevant Maximum Amount” means, as of any determination date, the aggregate of (i) the Euro Amount of the Total A1 Commitments, (ii) the Euro Amount of the Total A2 Commitments and (iii)  the Total C Commitments, in each case determined on the last day of the last ended Relevant Period.

“Relevant Period” means each period of twelve months ending on 31 December of each calendar year.

“Relevant Tax” means, in relation to any payment which falls to be made hereunder by an Obligor (or by the Facility Agent in connection with any payment by an Obligor) to a Finance Party, any taxes imposed by the laws of (a) the Relevant Jurisdiction of such Obligor, (b) any other jurisdiction from which, or through which, such payment is made, (c) any other jurisdiction, to the taxation laws of which the relevant Obligor is at the time of such payment subject to tax on a net income basis

(whether by reason of residence for tax purposes or otherwise), (d) any political sub-division of the Relevant Jurisdiction of such Obligor, or any such other jurisdiction to which reference is made in paragraph (b) or (c) above or (e) the European Union or any successor thereto, in circumstances where such taxes apply to or are imposed on taxpayers in the Relevant Jurisdiction of such Obligor, or any such other jurisdiction to which reference is made in paragraph (b) or (c) above but excluding in each case (x) any taxes imposed on or calculated by reference to the overall net income of the relevant Finance Party (or to an equivalent income or similar tax base), (y) any taxes imposed on or calculated by reference to the overall net income of the Facility Office of such Finance Party (or to an equivalent aggregate income or similar tax base), and (z) any franchise taxes, branch taxes, taxes on doing business or taxes imposed on the overall capital or net worth of such Finance Party and “Relevant Taxes” and cognate expressions shall be construed accordingly.

“Reporting Date” means (a) 15 December 2005 and (b) thereafter, the Specified Business Day falling four London Business Days after each Calculation Date.

“Repeated Representations” means each of the representations set out in Clause 19 to Clause 19.7 (No Material Adverse Change) (other than Clause 19.1(c) (Status) (inclusive) (provided that the representations in Clause 19.6 (Financial Statements) shall be made as at the date of the Financial Statements in question), Clause 19.17 (Ranking), Clause 19.18 (Ownership of the Obligors), Clause 19.24 (Good Title to Assets), Clause 19.25 (US Government Regulations) and Clause 19.29 (Professional Market Party).

“Reporting Date” means (a) 15 December 2005 and (b) thereafter, the Business Day falling four Business Days after each Calculation Date.

“Required Quarterly Information” means, in relation to any Financial Quarter of the Parent:

(a)                                  a consolidated balance sheet of the Group as at the last day of such Financial Quarter;

(b)                                 a consolidated profit and loss account of the Group for such Financial Quarter;

(c)                                  a consolidated cash flow statement of the Group for such Financial Quarter;

(d)                                 a statement of the total amount of Capital Expenditure incurred during such Financial Quarter;

(e)                                  a management commentary, in reasonable detail, on each of items (b) and (c) referred to above;

(f)                                    in relation to items (b) and (c) above, a cumulative statement in respect of the period commencing at the beginning of the current financial year and ending on the last day of such Financial Quarter;

(g)                                 an up-to-date list of Material Subsidiaries; and

(h)                                 a certificate from a senior financial officer of the Parent, confirming that no Event of Default or Potential Event of Default has occurred which is continuing or setting out details of any Event of Default or Potential Event of Default which is continuing and the steps being taken to remedy the same.

“Resignation Notice” means a duly completed notice in the form set out in Schedule 9 (Form of Resignation Notice).

“Restricted Party” means any person listed in the Annex to the Executive Order referred to in the definition of “Anti-Terrorism Laws” or on the “Specially Designated Nationals and Blocked Persons” list maintained by the Office of Foreign Assets Control of the United States Department of the Treasury.

“Risk Vehicle” means any vehicle not the subject of a Buy-Back Agreement.

“S&P” means Standard & Poor’s Ratings Services (a division of The McGraw-Hill Companies, Inc.) and any successor thereto.

“Sale” means a disposal (whether in a single transaction or a series of related transactions) of all or substantially all of the assets of the Group.

“Screen Rate” means:

(a)                                  in relation to LIBOR, the British Bankers’ Association Interest Settlement Rate for the relevant currency and period displayed on the appropriate page of the Telerate screen;

(b)                                 in relation to EURIBOR, the percentage rate per annum determined by the Banking Federation of the European Union for the relevant period displayed on the appropriate page of the Telerate screen;

(c)                                  in relation to the BA Rate, the rate per annum determined by the Canadian Permitted Bank by reference to the average rate quoted on the Reuters Monitor Screen (Page CDOR, or such other Page as may replace such Page on such Screen for the purpose of displaying Canadian interbank bid rates for Canadian Dollar bankers’ acceptances) applicable to Canadian Dollar bankers’ acceptances with a term comparable to the relevant Term and in the case of paragraphs (b) and (c) of the definition of “BA Rate”, CORRA for the relevant Term; and

(d)                                 in relation to BBSY, the rate per cent. per annum determined by the Facility Agent which is equal to the average of “bid rate” quoted on the page entitled “BBSY” of the Reuters Monitor System, provided that if the agreed page is replaced or service ceases to be available, the Agent may specify another page or service displaying the appropriate rate after consultation with the Parent and the Banks.

“Second Calculation Date” means:

(a)                                  27 January 2006; and

(b)                                 thereafter, the last Friday of each calendar month or if that day is not a Business Day, the last Business Day in such calendar month.

“Secured Hedge Counterparty” means any Bank or any affiliate of a Bank or Arranger which has entered into a Permitted Hedging Transaction and which the Parent has agreed may share in the benefit of the Security.

“Secured Moneys” has the same meaning as in the Australian Security Trust Deed.

“Securities Demand” means any demand by the Arrangers, at any time after the Closing Date, to the Parent and the Coordinator pursuant to the Engagement Letter to commence any Take-Out Financing.

“Security” means the security from time to time constituted by or arising under the Security Documents.

“Security Agent Account” means in relation to a Borrower a bank account opened in the name of the Security Agent (in its capacity as such) and referencing the Borrower, with a bank acceptable to the Security Agent (acting reasonably) and located in the Core Country of that Borrower (or if it is a Financeco, its Related Opco), from which the Security Agent will facilitate the withdrawal of money to buy vehicles or new Equipment (as appropriate) and to repay Advances and meet other payment obligations under this Agreement.

“Security Documents” means (a) the Initial Security Documents, (b) any security documents required to be delivered pursuant to Clause 21.26 (Further Assurances) or the provisions of any Security Document, (c) any security documents required to be delivered by an Additional Borrower pursuant to Clause 38 (Additional Borrowers) or an Additional Guarantor pursuant to Clause 21.16 (Group Acceding Guarantors) and Clause 39 (Additional Guarantors, Resignation of Guarantors and Designated Obligors; Change of Coordinator) and (d) any other document entered into by any member of the Group, other Obligor or other person creating or evidencing security for all or any part of the obligations of the Obligors or any of them under the Finance Documents or any of them.

“Security Principles” means the agreed principles in respect of the terms of the Security Documents, as set forth in Schedule 18 (Security Principles).

“Seller” means Ford Holdings LLC, a limited liability company organized under the laws of the State of Delaware, and Ford Motor Company, a corporation incorporated under the laws of the State of Delaware.

“Settlement Date” means:

(a)           the Closing Date;

(b)                                 thereafter and prior to the Final Maturity Date, the Specified Business Day falling three Specified Business Days after each Information Date; and

(c)           the Final Maturity Date.

“Shareholder Subordinated Loan” means a loan made available pursuant to a Shareholder Subordinated Loan Agreement.

“Shareholder Subordinated Loan Agreements” means all loan agreements setting out the terms of loans made by any Parent Company or any affiliate of a Parent Company (other than a member of the Group or an Obligor) to any Obligor or any member of the Group, provided that all such loans shall be (and remain) subordinated (or, in the case of any such loans existing as at the date hereof, within 90 days after the Closing Date) pursuant to the Intercreditor Deed or otherwise on terms reasonably acceptable to the Facility Agent.

“Shares” means the issued shares in the capital of the Target at any time.

“Specified Business Day” means:

(a)                                  in relation to the Information Date, the Notification Date and the Reporting Date, a day (other than a Saturday or a Sunday) on which banks generally are open for business in London and Paris; and

(b)                                 in relation to the Settlement Date and the Utilisation Date, a day (other than a Saturday or a Sunday) on which banks generally are open for business in London and Paris and in the jurisdiction of organisation of the relevant Borrower.

“Specified ECF Amount” means, for any Relevant Period ended on or after the first anniversary of the Closing Date (provided that the audited consolidated financial statements for such Relevant Period shall have been delivered in accordance with Clause 20.1 (Annual Statements)), an amount determined as follows:

(a)                                  at any time that Take-Out Financings have been completed in an aggregate amount equal to 50% or more of the Initial Maximum Amount, as determined on the last day of the last ended Relevant Period, a percentage of Excess Cash Flow equal to the ratio (calculated as a percentage) of (x) the aggregate Euro Amount of the Take-Out Financing completed on such date with respect to the A1 Facility, the A2 Facility and the C Facility to (y) the Relevant Maximum Amount; and

(b)                                 at any other time, zero.

“Specified ECF Amount Certificate” means a duly completed certificate in the form set out in Schedule 23 (Form of Specified ECF Amount Certificate) signed by the chief financial officer of the Parent.

“Spot Rate of Exchange” means at any date of determination thereof:

(a)                                  with respect to any currency to be converted into any currency other than Euro, the spot rate of exchange in London that appears on the display page applicable to such currency on the Telerate system; and

(b)                                 with respect to any currency to be converted into Euro, the spot rate of exchange in London that appears on Reuters ECB page 37 at or about 2:15 pm CET on the Telerate system, in each case, as at such date of determination, or such other page as may replace such page for the purpose of displaying the spot rate of exchange in London, provided that if there shall at any time no longer exist such a page, the spot rate of exchange shall be determined by reference to another similar rate publishing service selected by the Facility Agent and, if no such similar rate publishing service is available, by reference to the published rate of the Facility Agent in effect at such date for similar commercial transactions.

“SPV” means in relation to any Facility, Australian Orphan SPV and any person that:

(a)                                  is organised as a special purpose company, partnership or other legal person and satisfies the “bankruptcy remote” criteria of each Rating Agency;

(b)                                 is formed principally for the purpose of (i) advancing credit to (or otherwise financing) or holding interests in and capitalising an Opco in relation to such Facility, (ii) leasing vehicles or Equipment to an Opco in relation to such Facility, (iii) purchasing and selling (conditionally or otherwise) vehicles or Equipment or entering into one or more conditional sales arrangements in relation to vehicles or Equipment with an Opco and/or (iv) becoming an Eligible Borrower;

(c)                                  save in the case of an Orphan SPV, is a direct or indirect subsidiary of Holdco; and

(d)                                 save in the case of an Orphan SPV, is organised in (i) a Core Country in relation to such Facility, (ii) in relation to an A Facility, the Republic of Ireland or, if its Related Opco is organised in Canada,  the USA, (iii) any other jurisdiction satisfactory to the Facility Agent (acting reasonably), provided if such SPV is not an Operational SPV that such person (other than the Coordinator) shall be organised in the same jurisdiction as its Related Opco unless:

(A)                              such person is organised in a country in the European Union; or

(B)                                such person is organised in any other jurisdiction satisfactory to the Facility Agent (acting reasonably).

“Sterling Tranche” means the A1 Sterling Tranche or the A2 Sterling Tranche, as the case may be.

“Swingline Available Borrowing Base” has the meaning given to it in Clause 5.2(a) (Delivery of a Utilisation Notice for Swingline Advances).

“Swingline Bank” means:

(a)                                  when designated “A1”:

(i)                                     a Bank listed in Schedule 1 (The Banks and their Commitments) as an A1 Swingline Bank; or

(ii)                                  any other person that becomes an A1 Swingline Bank after the date of this Agreement in accordance with Clause 36.3 (Assignments and Transfers by Banks);

(b)                                 when designated “A2”:

(i)                                     a Bank listed in Schedule 1 (The Banks and their Commitments) as an A2 Swingline Bank; or

(ii)                                  any other person that becomes an A2 Swingline Bank after the date of this Agreement in accordance with Clause 36.3 (Assignments and Transfers by Banks);

(c)           when designated “C”:

(i)                                     a Bank listed in Schedule 1 (The Bank and their Commitments) as a C Swingline Bank; or

(ii)                                  any other person that becomes a C Swingline Bank after the date of this Agreement in accordance with Clause 36.3 (Assignments and Transfers by Banks); and

(d)                                 without any such designation, an “A1 Swingline Bank”; an “A2 Swingline Bank”, and/or a “C Swingline Bank”, as the context requires,

and provided in each case that such Bank has not ceased to be a party in accordance with the terms of this Agreement.

“Swingline Facility” means:

(a)                                  when designated “A1”, the multi-currency swingline loan facility made available by the A1 Swingline Banks as described in Clause 6.1(a) (Swingline);

(b)                                 when designated “A2”, the multi-currency swingline loan facility made available by the A2 Swingline Banks as described in Clause 6.1(b) (Swingline);

(c)                                  when designated “C”, the multi-currency swingline loan facility made available by the C Swingline Banks under this Agreement as described in Clause 6.1(c) (Swingline); and

(d)                                 without any such designation, an “A1 Swingline Facility”, an “A2 Swingline Facility” and/or a “C Swingline Facility”, as the context requires.

“Swingline Rate” means, in respect of any Term applicable to a Swingline Advance (other than a Canadian Swingline Advance) to be made in any currency, the weighted average of the quotations offered by each Bank participating in such Swingline Advance (as notified to the Facility Agent) for deposits in such currency for such Term (weighted in proportion to the percentage participation of such Bank in such Swingline Advance) pursuant to Clause 10.2(b) (Interest Rate Determination).

“Swiss Borrower” means any Borrower that is resident or deemed to be resident in Switzerland for the purposes of the Swiss Federal Withholding Tax Act, in respect of any payments made by such Borrower hereunder or under the Finance Documents.

“Swiss Franc Tranche” means the A1 Swiss Franc Tranche or the A2 Swiss Tranche, as the case may be.

“Swiss Guarantor” has the meaning given to it in Clause 24.16(a) (Swiss Guarantors).

“Swiss Obligor” means any Obligor that is resident or deemed to be resident in Switzerland for the purposes of the Swiss Federal Withholding Tax Act.

“Swiss Withholding Tax” has the meaning given to it in Clause 24.16(a)(ii) (Swiss Guarantors).

“Take-Out Borrower” means a Borrower which is itself, or whose Related Opco incurs Indebtedness under a Take-Out Financing.

“Take-Out Financing” means any asset-backed financing comprised of the issue of securities backed by assets that include, without limitation, leasing and conditional sales arrangements and equivalents and those that would otherwise have formed part of the Borrower Asset Value (including, without limitation and for the avoidance of doubt, any Permitted Securitisation backed by assets that would otherwise have formed part of the Borrower Asset Value) or any funding via a commercial paper conduit backed by assets that include, without limitation, leasing and conditional sales arrangements and equivalents and those that would otherwise have formed part of the Borrower Asset Value or any other type of financing backed by assets that would otherwise have formed part of the Borrower Asset Value (including without limitation leasing and conditional sales arrangements and equivalents).

“Take-Out Financing Amount” means, with respect to a Take-Out Borrower, the aggregate principal amount of the indebtedness referred to in paragraph (s) of the definition of “Permitted Indebtedness” incurred with respect to a Take-Out Financing applicable to such Take-Out Borrower and applied to the repayment of the Outstandings of such Take-Out Borrower to the extent required by Clause 13.3 (Mandatory Reduction of the Facilities).

“Take-Out Intercreditor/Subordination Requirements” means:

(a)                                  the execution and delivery to the Security Agent by the Take-Out Borrowers, all other applicable subsidiaries of the Parent and the applicable financing parties (including, without limitation, any trustee, paying agent or security agent for and on behalf of any lenders, noteholders or other finance parties) providing the extensions of credit pursuant to the Take-Out Financing, of the following documents each in form and substance satisfactory to the Facility Agent (acting reasonably):

(i)                                     appropriate lien releases and/or lien subordination agreements, as determined by the Security Agent (acting reasonably), in either case solely with respect to the item or items of equipment or other assets subject to the Encumbrances created pursuant to the Take-Out Financing, on terms and conditions satisfactory to the Security Agent (acting reasonably),

(ii)                                  an intercreditor agreement (the “Take-Out Intercreditor Agreement”) with respect to the Take-Out Financing and the Take-Out Residual Outstandings, together with such other guarantee, collateral and security documents as may be determined by the Security Agent (acting reasonably); and

(iii)                               such additional agreements, documents and certificates as may be required by the Security Agent (acting reasonably);

(b)                                 the delivery of executed legal opinions of local counsel in the applicable jurisdictions with respect to collateral, intercreditor and related security matters in connection with the Take-Out Financing and the matters contemplated in immediately preceding paragraph;

(c)                                  at the time of the incurrence of such Take-Out Financing (and the Encumbrances incurred in connection therewith), both before and after giving effect thereto, no Event of Default shall have occurred and be continuing; and

(d)                                 with respect to the applicable Take-Out Financing (and the proceeds thereof), the Facilities and Outstandings shall be reduced in accordance with Clause 13.3 (Mandatory Reduction of the Facilities) to the extent (and only to the extent and not any further) required thereby.

“Take-Out Residual Outstandings” means, with respect to a Take-Out Borrower, the Outstandings of such Take-Out Borrower which shall remain after application of the Take-Out Financing Amount in accordance with Clause 13.3 (Mandatory Reduction of the Facilities).

“Target” means The Hertz Corporation, a corporation incorporated under the laws of the State of Delaware.

“TARGET” means Trans-European Automated Real-Time Gross settlement Express Transfer payment system.

“TARGET Day” means any day on which TARGET is open for settlement of payment in Euro.

“Target Group” means Target and its subsidiaries from time to time.

“Taxes Act” means the Income and Corporation Taxes Act 1988 of the United Kingdom.

“Tax Sharing Agreement” (a) the Hertz International Tax Sharing Agreement, (b) any other tax sharing arrangement in respect of any affiliated group of which any member of the Group was or is, or was or is required to be, a member for any tax year, and of which the Target or any of its subsidiaries was or is, or was or is required to be, the common parent for purposes of paying taxes or filing a tax return, the terms of which provide that amounts payable by any member of the Group pursuant to such arrangement shall be limited to the amount which would otherwise have been paid or would be payable by such member of the Group calculated on a standalone basis if such member had been the taxpayer or (c) any other arrangement with respect to group relief.

“Term” means, save as otherwise provided herein, in relation to an Advance or Letter of Credit, a period beginning on the Utilisation Date for such Advance or Letter of Credit and ending on:

(a)                                  in the case of an A1 Advance or an A2 Advance, the first Settlement Date to occur following the Relevant A Calculation Date;

(b)                                 in the case of a C Advance, the first Settlement Date to occur following the Relevant C Calculation Date;

(c)                                  in the case of a Swingline Advance in respect of which:

(i)                                     an Asset Report was delivered pursuant to Clause 5.2(a) (Delivery of a Utilisation Notice for Swingline Advances), the first Settlement Date to occur following the next Calculation Date; and

(ii)                                  an Asset Report was not required to be delivered pursuant to Clause 5.2(a) (Delivery of a Utilisation Notice for Swingline Advances), the first Settlement Date to occur following the Utilisation Date relating to such Swingline Advance; and

(d)                                 in the case of a Letter of Credit, the period from its Utilisation Date until its Expiry Date.

“Timetable” means the timetable set out in Schedule 15 (Timetable) that sets forth the number of days notice that must be provided prior to certain events including utilisations, determining each Bank’s participations in Advances and Letters of Credit and fixing of LIBOR, EURIBOR, BBSY, the BA Rate, the relevant Swingline Rate or the Canadian Swingline Rate.

“Total A1 Borrowing Base” means, as at any Calculation Date, the aggregate of:

(a)                                  A1 Advance Rate multiplied by the aggregate Euro Amount of the Borrower Asset Value of all the A1 Borrowers as at such Calculation Date; minus

(b)                                 the Excess Risk Vehicle Haircut (if any); minus

(c)                                  in the case of any Advance under the A1 Australian Dollar Tranche or any A1 Swingline Advance made in Australian Dollars only, the A1 Australian Dollar Reserve Amount; plus

(d)                                 87.5 per cent. of the Eligible Cash and Eligible Cash Equivalents of all A1 Borrowers and all A2 Borrowers (or, if such Borrower is a Financeco, its Related Opco),

in each case, as at such Calculation Date.

“Total A1 Commitments” means the aggregate of the A1 Commitments.

“Total A1 Swingline Commitments” means the aggregate of the A1 Swingline Commitments.

“Total A2 Borrowing Base” means, as at any Calculation Date, the aggregate of:

(a)                                  A2 Advance Rate multiplied by the aggregate Euro Amount of the Borrower Asset Value of all the A2 Borrowers as at such Calculation Date; minus

(b)                                 an amount equal to the difference (if positive) between (i) the aggregate outstanding amount of the UK Capital Lease Indebtedness with respect to the Excluded UK Vehicles of all A1 Borrowers and A2 Borrowers and (ii) the aggregate amount of the Borrower Fleet NBV of all A1 Borrowers and A2 Borrowers (without duplication) that would have been attributable to the Excluded UK Vehicles of such Borrowers if such Excluded UK Vehicles had been included in the determination of the Borrower Fleet NBV of the respective Borrowers; minus

(c)                                  the Excess Risk Vehicle Haircut (if any); plus

(d)                                 an amount equal to 12.5 per cent. of the Eligible Cash and Eligible Cash Equivalents of all A1 Borrowers and all A2 Borrowers (or if such Borrower is a Financeco, its Related Opco), in each case, as at such Calculation Date.

“Total A2 Commitments” means the aggregate of the A2 Commitments.

“Total A2 Swingline Commitments” means the aggregate of the A2 Swingline Commitments.

“Total B Borrowing Base” means, as at any Calculation Date, the aggregate of:

(a)                                  the B Advance Rate multiplied by the Borrower Asset Value of all the B Borrowers as at such Calculation Date; plus

(b)                                 the Eligible Cash and Eligible Cash Equivalents of all B Borrowers,

in each case, as at such Calculation Date.

“Total C Borrowing Base” means, as at any Calculation Date, the aggregate of:

(a)                                  C Advance Rate multiplied by the Borrower Asset Value of all the C Borrowers, as at such Calculation Date; and

(b)                                 100 per cent. of the Eligible Cash and Eligible Cash Equivalents of all the C Borrowers (or if such Borrower is a Financeco, its Related Opco) other than any Take-Out Borrower or any C Borrower that is also an A1 Borrower or an A2 Borrower on such Calculation Date.

“Total C Commitments” means the aggregate of the C Commitments.

“Total C Swingline Commitments” means the aggregate of the C Swingline Commitments.

“Total Commitments” means the aggregate of the Total A1 Commitments, the Total A2 Commitments and the Total C Commitments.

“Tranche” means any A1 Tranche and/or A2 Tranche, as the context may require.

“Transactions” means:

(a)                                  the Acquisition and the other transactions contemplated by the Acquisition Agreement;

(b)                                 the entry into of the Finance Documents and the B Bridge Finance Documents, the incurrence of Indebtedness thereunder and the other transactions contemplated thereby;

(c)                                  the restructuring of the Group on the Closing Date contemplated by the Letter Agreement, dated 21 December 2005 (the “Letter Agreement”), as permitted by the U.S. ABL Credit Agreement and the U.S. LBO Credit Agreement;

(d)                                 the transactions expressly referred to in the Funds Flow Memorandum;

(e)           the direct or indirect payment of Acquisition Costs;

(f)            the Hertz Intercompany Loan; and

(g)           the Canadian Reorganisation.

“Transfer Certificate” means a duly completed certificate in the form set out in Schedule 3 (Form of Transfer Certificate) signed by a Bank or, as the case may be, a Transferee under which:

(a)                                  such Bank seeks to procure the transfer to such Transferee of all or a part of the rights, benefits and/or obligations of such Bank under the Finance Documents upon and subject to the terms and conditions set out in Clause 36.3 (Assignments and Transfers by Banks); and

(b)                                 such Transferee undertakes to perform the obligations it will assume as a result of delivery of such certificate to the Facility Agent as contemplated in Clause 36.6 (Transfers by Banks).

“Transfer Date” means, in relation to any Transfer Certificate, the date for the making of the transfer as specified in such Transfer Certificate.

“Transferee” means a bank, financial institution, fund or other entity to which a Bank seeks to transfer by novation all or part of such Bank’s rights, benefits and/or obligations under the Finance Documents.

“Treaty Lender” means a Finance Party which (a) is treated as resident (for the purposes of the relevant double taxation agreement) in a jurisdiction having a double taxation agreement with the Relevant Jurisdiction of the relevant Borrower (subject to the completion of any necessary procedural formalities) giving complete exemption from all Relevant Tax otherwise imposed by such jurisdiction on all payments hereunder or under the Finance Documents and (b) is not excluded from the benefit of such exemption.

“Twelve Month Period” means each financial year of the Parent.

“UK Capital Lease Indebtedness” means, at any time, the aggregate amount of the liability of each Borrower or each Borrower’s Related Opco (as applicable) organised in the United Kingdom under any Lombard Leasing Agreement, at such time.

“Unpaid Sum” means the unpaid balance of any of the sums referred to in Clause 28.1 (Default Interest Periods).

“USA” means the United States of America or any of its states or territories and the District of Columbia.

“U.S. ABL Credit Agreement” means the Credit Agreement, dated as of the date hereof, among Hertz Equipment Rental Corporation, a Delaware corporation, The Hertz Corporation, a Delaware corporation, the Canadian Borrowers (as therein defined), the several banks and other financial institutions from time to time parties thereto, Deutsche Bank AG, New York Branch, as administrative agent and collateral agent, Deutsche Bank AG, Canada Branch, as Canadian agent and Canadian collateral agent, Lehman Commercial Paper Inc., as syndication agent, and Merrill Lynch Capital Corporation, as documentation agent.

“U.S. LBO Credit Agreement” means the Credit Agreement, dated as of the date hereof, among, The Hertz Corporation, a Delaware corporation, the several banks and other financial institutions from time to time parties to this Agreement, Deutsche Bank AG, New York Branch, as administrative agent and collateral agent, Lehman Commercial Paper Inc., as syndication agent, and Merrill Lynch Capital Corporation, as documentation agent.

“US Obligors” means those Obligors organised under the law of any state of the USA.

“Utilisation Date” means:

(a)                                  in relation to any Facility (other than a Swingline Facility), the date on which an Advance is to be made under such Facility, which shall be a Settlement Date in relation to such Facility;

(b)                                 in relation to a Swingline Facility, the date on which a Swingline Advance is to be made under such Facility, which shall be the Specified Business Day falling one Specified Business Day (in the case of a Swingline Advance denominated in Sterling, Canadian Dollars or Euro) or two Specified Business Days (in the case of a Swingline Advance or Letter of Credit denominated in Australian Dollars and Swiss Francs) after the Notification Date; and

(c)                                  in relation to a Letter of Credit, the date on which it is to be issued, which shall be the Specified Business Day falling four Specified Business Days after the Notification Date.

“Utilisation Notice” means (a) in the case of all Advances (other than Swingline Advances) and Letters of Credit, a duly completed notice in the form set out in Part 1 of Schedule 5 (Utilisation Notices) and (b) in the case of all Swingline Advances, a duly completed notice in the form set out in Part 2 of Schedule 5 (Utilisation Notices).

“VAT Receivables” means, at any time and in relation to any Borrower (or, if such Borrower is a Financeco, its Related Opco), the aggregate of all VAT repayments owed by a taxation authority to such Borrower or its Related Opco (as the case may be) in its Core Countries at such time and in respect of which evidence satisfactory to the Facility Agent (acting reasonably) has been received that such VAT repayment is (i) owed to the relevant Borrower or its Related Opco (as the case may be), (ii) will be paid without set-off or deduction of any kind and (iii) assignable by the relevant Obligor or its Related Opco (as the case may be) by way of Security to the Security Agent but excluding (a) any amount of any VAT repayment so owed to that Borrower or its Related Opco which is attributable to any supply not actually made but only treated as made (by reason of that person’s representative or group member status or otherwise) to any person (other than that Financeco, in relation to which that Borrower is the Related Opco) and (b) any VAT repayment in respect of which Security in form and substance acceptable to the Security Agent has not been provided to the Security Agent.

“VCLP” means a venture capital limited partnership within the meaning of subsection 118-405(2) of the Australian Income Tax Assessment Act 1997.

“Vehicle Dealer” means, in relation to any vehicle, the dealership (being an entity which is in the business of buying and selling cars) which sells such vehicle to the relevant A1 Borrower or A2 Borrower (or if such A1 Borrower or A2 Borrower is a Financeco, its Related Opco).

“Vehicle Dealer Buy-Back Agreement” means, in relation to any A1 Borrower or A2 Borrower:

(a)                                  any purchase and buy-back agreement between such Borrower (or if such Borrower is a Financeco, its Related Opco) and a Vehicle Dealer entered into prior to the date hereof with respect to any vehicle, provided that if necessary or desirable in the reasonable judgement of the Facility Agent such Borrower shall use (or if such Borrower is a Financeco, shall procure that its Related Opco uses) its commercially reasonable efforts after the Closing Date (or, if such Borrower is an Opco that does not have an Operational SPV with respect to such Vehicle Dealer prior to the date falling six months after the Closing Date, such Borrower shall use its reasonable best efforts after the date falling six months after the Closing Date) to renegotiate such agreement in a manner such that, after giving effect to any modifications or amendments as a result thereof:

(i)                                     the terms and conditions of such agreement will be satisfactory to the Facility Agent (acting reasonably) to fully value such Vehicle Dealer’s commitments thereunder;

(ii)                                  such agreement will contain retention of title provisions in favour of the Borrower or its Related Opco (as the case may be) which will enable the Rating Agencies to give value to such Vehicle Dealer’s payment obligations thereunder; and

(iii)                               such agreement will be in form and substance satisfactory to the Facility Agent, acting reasonably and consistent with then customary securitisation market standards; and

(b)                                 any purchase and buy-back agreement between such Borrower or its Related Opco (as the case may be) and a Vehicle Dealer entered into on or after the date hereof with respect to any vehicle provided that:

(i)                                     the terms and conditions of such agreement are satisfactory to the Facility Agent (acting reasonably) to fully value such Vehicle Dealer’s commitments thereunder;

(ii)                                  such agreement contains retention of title provisions in favour of the Borrower or its Related Opco (as the case may be) which will enable the Rating Agencies to give value to such Vehicle Manufacturer’s payment obligations thereunder; and

(iii)                               such agreement is in form and substance satisfactory to the Facility Agent, acting reasonably and consistent with then customary securitisation market standards,

and which in each case, has a credit period of less than 30 days and the credit risk with respect to which is covered by a Vehicle Dealer Buy-Back Guarantee or an insurance policy in each case, in form and substance satisfactory to the Facility Agent (acting reasonably) and if, the related Vehicle Dealer Buy-Back Agreement is assigned to the Security Agent pursuant to the Finance Documents, such Vehicle Dealer Buy-Back Guarantee and such insurance policy have also been so assigned.

“Vehicle Dealer Buy-Back Guarantee” means, in relation to any Vehicle Dealer and any Vehicle Dealer Buy-Back Agreement:

(a)                                  a Vehicle Manufacturer Guarantee; or

(b)                                 any guarantee granted by any Vehicle Dealer’s bank in favour of a Borrower (or if such Borrower is a Financeco, its Related Opco) with respect to the obligations of any Vehicle Dealer under any Vehicle Dealer Buy-Back Agreement, which guarantee shall be in form and substance satisfactory to the Facility Agent (acting reasonably).

“Vehicle Dealer Receivables” means, at any time and in relation to any Borrower (or, if such Borrower is a Financeco, its Related Opco), the aggregate of the unpaid portion of all amounts owed by any Vehicle Dealer to such Borrower or its Related Opco (as the case may be) at such time pursuant to the disposition by such Borrower or its Related Opco (as the case may be) of any vehicle under any Vehicle Dealer Buy-Back Agreement.

“Vehicle Manufacturer” means, in relation to any vehicle, the manufacturer of such vehicle.

“Vehicle Manufacturer Buy-Back Agreement” means, in relation to any A1 Borrower or A2 Borrower:

(a)                                  any purchase and buy-back agreement between such Borrower (or if such Borrower is a Financeco, its Related Opco) and a Vehicle Manufacturer entered into prior to the date hereof with respect to any vehicle, provided that if necessary or desirable in the reasonable judgement of the Facility Agent such Borrower shall use (or if such Borrower is a Financeco, shall procure that its Related Opco uses) its commercially reasonable efforts after the Closing Date (or, if such Borrower is an Opco that does not have an Operational SPV with respect to such Vehicle Manufacturer prior to the date falling six months after the Closing Date, such Borrower shall use its reasonable best efforts after the date falling six months after the Closing Date) to renegotiate such agreement in a manner such that, after giving effect to any modifications or amendments as a result thereof:

(i)                                     the terms and conditions of such agreement will be satisfactory to the Facility Agent (acting reasonably) to fully value such Vehicle Manufacturer’s commitments thereunder;

(ii)                                  such agreement will contain retention of title provisions in favour of the Borrower or its Related Opco (as the case may be) which will enable the Rating Agencies to give value to such Vehicle Manufacturer’s payment obligations thereunder or such buy-back obligations will be transferred to or guaranteed by a subsidiary of the Vehicle Manufacturer acceptable to the Rating Agencies; and

(iii)                               such agreement will be in form and substance satisfactory to the Facility Agent, acting reasonably and consistent with then customary securitisation market standards; and

(b)                                 any purchase and buy-back agreement between such Borrower or its Related Opco (as the case may be) and a Vehicle Manufacturer entered into on or after the date hereof with respect to any vehicle provided that:

(i)                                     the terms and conditions of such agreement are satisfactory to the Facility Agent (acting reasonably) to fully value such Vehicle Manufacturer’s commitments thereunder;

(ii)                                  such agreement contains retention of title provisions in favour of the Borrower or its Related Opco (as the case may be) which will enable the Rating Agencies to give value to such Vehicle Manufacturer’s payment obligations thereunder or such buy-back obligations will be transferred to or guaranteed by a subsidiary of the Vehicle Manufacturer acceptable to the Rating Agencies; and

(iii)                               such agreement is in form and substance satisfactory to the Facility Agent, acting reasonably and consistent with then customary securitisation market standards.

“Vehicle Manufacturer Event of Default” means, with respect to any Vehicle Manufacturer, either of the following circumstances:

(a)                                  such Vehicle Manufacturer has failed to pay when due pursuant to the terms of the relevant Vehicle Manufacturer Buy-Back Agreement or the relevant Vehicle Manufacturer Guarantee and such failure continues unremedied for a period of 90 days or more, any amounts greater than the lesser of:

(i)                                     the Euro Equivalent of US$15,000,000 at such time; and

(ii)                                  the aggregate of all amounts owed by such Vehicle Manufacturer or in the case of a Vehicle Manufacturer Guarantee, the relevant Vehicle Dealer, to the relevant Borrower (or if such Borrower is a Financeco, its Related Opco) at such time pursuant to each Vehicle Manufacturer Buy-Back Agreement and each Vehicle Manufacturer Guarantee between such Vehicle Manufacturer and such Borrower or its Related Opco (as the case may be), without double-counting, less such amounts that are:

(A)                              being contested in good faith by such Vehicle Manufacturer and/or Vehicle Dealer, as the case may be, as evidenced in writing questioning the accuracy of amounts paid or payable with respect to certain vehicles subject to Vehicle Manufacturer Buy-Back Agreements and/or Vehicle Manufacturer Guarantees entered into by such Vehicle Manufacturer (but excluding amounts arising pursuant to a general repudiation by such Vehicle Manufacturer of all of its obligations under all of its Vehicle Manufacturer Buy-Back Agreements and/or Vehicle Manufacturer Guarantees with such A1 Borrower or its Related Opco (as the case may be)); and

(B)                                for which such Borrower or its Related Opco (as the case may be) has established an adequate reserve (as determined by such Borrower, acting reasonably),

provided that the aggregate of such subtracted amounts shall not exceed the Euro Equivalent of US$25,000,000; or

(b)                                 any of the events described in Clause 23.5 (Insolvency and Rescheduling), Clause 23.6 (Winding-up), or Clause 23.7 (Execution or Distress) occur in respect of such Vehicle Manufacturer.

“Vehicle Manufacturer Guarantee” means, in relation to any Vehicle Dealer and any Vehicle Dealer Buy-Back Agreement, any guarantee granted by a Vehicle

Manufacturer in favour of any Borrower (or if such Borrower is a Financeco, its Related Opco) with respect to the obligations of such Vehicle Dealer under such Vehicle Dealer Buy-Back Agreement, which guarantee, if entered into after the date hereof, shall be in form and substance satisfactory to the Facility Agent (acting reasonably).

“Vehicle Manufacturer Receivables” means, at any time and in relation to any Borrower (or, if such Borrower is a Financeco, its Related Opco), the aggregate of all amounts owed by any Vehicle Manufacturer to such Borrower or its Related Opco (as the case may be) at such time pursuant to the disposition by such Borrower or its Related Opco (as the case may be) of any vehicle under any Vehicle Manufacturer Buy-Back Agreement.

“Vehicle Rental Concession” means any right, whether or not exclusive, to conduct a vehicle rental business at a Public Facility, or to pick up or discharge persons or otherwise to possess or use all or part of a Public Facility in connection with such a business, and any related rights or interests.

“Vehicle Rental Concession Rights” means:

(a)                                  any Vehicle Rental Concession; and

(b)                                 any rights of any member of the Group under or relating to:

(i)                                     any law, regulation, licence, permit, request for proposals, invitation to bid, lease, agreement or understanding with a Public Facility Operator in connection with which a Vehicle Rental Concession has been or may be granted to any member of the Group; and

(ii)                                  any agreement with, or Investment or other interest or participation in, any person, property or asset required (x) by any such law, ordinance, regulation, license, permit, request for proposals, invitation to bid, lease, agreement or understanding or (y) by any Public Facility Operator, in each case as a condition to obtaining or maintaining a Vehicle Rental Concession.

“Voting Stock” of an entity means all classes of shares or other equity interests of such entity then outstanding and normally entitled to vote in the election of directors or all interests in such entity with the ability to control the management or actions of such entity.

1.2                                 Interpretation

Any reference in this Agreement to:

the “Facility Agent”, any “Mandated Lead Arranger”, any “Arranger”, the “Security Agent”, the “Global Coordinator”, any “Bank” or any “L/C Issuer” shall be construed so as to include its and any subsequent successors and permitted transferees in accordance with their respective interests;

an “affiliate” of a person is a subsidiary of that person or a holding company of that person or any other subsidiary of that holding company;

a document being in an “agreed form” means that document approved by or on behalf of the Parent and the Facility Agent or, where expressly stated, by the Parent and the Facility Agent, or the Security Agent, as the case may be;

save as otherwise indicated herein, the “equivalent” on any given date in one currency (the “first currency”) of an amount denominated in another currency (the “second currency”) is a reference to the amount of the first currency which would be purchased with the amount of the second currency at the Spot Rate of Exchange on such date (or such other time as may be appropriate) for the purchase of the first currency with the second currency;

a “holding company” of a company or corporation shall be construed as a reference to any company or corporation of which the first-mentioned company or corporation is a subsidiary;

a “law” shall be construed as any law (including common or customary law), statute, constitution, decree, judgment, treaty, regulation, directive, bye-law, order or any other legislative measure of any government, supranational, local government, statutory or regulatory body or court;

a “month” is a reference to a period starting on one day in a calendar month and ending on the numerically corresponding day in the next succeeding calendar month save that, where any such period would otherwise end on a day which is not a Business Day, it shall end on the next succeeding Business Day, unless that day falls in the calendar month succeeding that in which it would otherwise have ended, in which case it shall end on the immediately preceding Business Day, provided that, if a period starts on the last Business Day in a calendar month or if there is no numerically corresponding day in the month in which that period ends, that period shall end on the last Business Day in that later month;

a “person” shall be construed as a reference to any person, firm, company, corporation, government, state or agency of a state or any association or partnership (whether or not having separate legal personality) of two or more of the foregoing provided that only a firm, company, corporation or partnership may be a subsidiary of the Parent;

the “relevant interbank market” is a reference to:

(a)                                  in relation to the Euro, the European interbank market; or

(b)                                 in relation to Canadian Dollars, the Canadian interbank market;

(c)                                  in relation to Australian Dollars, the Australian interbank market; and

(d)                                 in relation to any other currency, the London interbank market;

the “relevant interbank rate” is a reference to:

(a)                                  in relation to the Euro, EURIBOR;

(b)                                 in relation to Australian Dollars, BBSY;

(c)                                  in relation to Canadian Dollars, the BA Rate; or

(d)                                 in relation to any other currency, LIBOR;

“repay” (or any derivative form thereof) shall, subject to any contrary indication, be construed to include “prepay” (or, as the case may be, the corresponding derivative form thereof) and in relation to a Letter of Credit, shall mean the reduction or cancellation of the obligations of the L/C Issuer or the provision of Cash Collateral in relation thereto;

a “subsidiary” of a company or corporation shall be construed as a reference to any company or corporation (other than any Excluded Canadian Company):

(a)                                  which is controlled, directly or indirectly, by (and would be treated as a subsidiary in the latest financial statements of) the first-mentioned company or corporation; or

(b)                                 of which more than half the issued share capital of which is beneficially owned, directly or indirectly, by the first-mentioned company or corporation; or

(c)                                  which is a subsidiary of another subsidiary of the first-mentioned company or corporation and, for these purposes, a company or corporation shall be treated as being controlled by another if that other company or corporation is able to direct its affairs and/or to control the composition of its board of directors or equivalent body provided that no Take-Out Borrower to which Clause 38.5(c) (Termination of a Borrower’s rights) applies shall be construed as a subsidiary of the Parent from the date on which the Parent has complied with its obligations under paragraph (c) of Clause 13.3 (Mandatory Reduction of Facilities) in respect of the Net Cash Proceeds of such Take-Out Financing;

a “successor” shall be construed so as to include an assignee or successor in title of such party and any person who under the laws of its jurisdiction of incorporation or domicile has assumed the rights and obligations of such party under this Agreement or to which, under such laws, such rights and obligations have been transferred;

“taxes” shall be construed to include all present and future taxes, levies, imposts, deductions, charges, duties and withholdings and any charges of a similar nature, and “tax”, “taxation” and cognate expressions shall be construed accordingly;

“VAT” shall be construed as a reference to value added tax, goods and services tax, and any other turnover tax, including any similar tax in any jurisdiction which may be imposed in place thereof from time to time;

a “wholly-owned subsidiary” of a company or corporation shall be construed as a reference to any company or corporation which has no shareholder or other members except that other company or corporation and that other company’s or corporation’s wholly-owned subsidiaries or persons acting on behalf of that other company or corporation or its wholly-owned subsidiaries ignoring for these purposes “golden shares”, directors’ qualifying shares and shares held by any person to meet other statutory requirements, including in respect of a société en commandite par actions); and

the “winding-up”, “dissolution” or “administration” of a company or corporation shall be construed so as to include any equivalent or analogous proceedings under the law of the jurisdiction in which such company or corporation is incorporated or any jurisdiction in which such company or corporation carries on business including the seeking of liquidation, winding-up, reorganisation, bankruptcy, moratorium of payments, division, statutory merger, dissolution, administration, arrangement, adjustment, protection or relief of debtors.

1.3                                 Australian Borrowers

(a)                                  If the circumstances described in Clause 45.1(b) (Loan Note Deed Poll) apply then, with respect to Australian Borrowers only, any reference in this Agreement to:

(i)                                     an “Advance” is a reference to a “Loan Note”;

(ii)                                  the “making of an Advance” and any equivalent concept is a reference to the “issuance of a Loan Note” or the “subscription for a Loan Note” as the context requires;

(iii)                               the “repayment of an Advance” and any equivalent concept is a reference to the “redemption of a Loan Note”; and

(iv)                              the “prepayment of an Advance” and any equivalent concept is a reference to the “early redemption of a Loan Note”.

(b)                                 Hertz Australia Pty Limited and each other Obligor which is party to this Agreement acknowledges and agrees in favour of each Finance Party that in respect of Hertz Note Issuer Pty Limited (the “Relevant Australian Obligor”):

(i)                                     Hertz Australia Pty Limited makes or gives each representation or warranty which is expressly stated to be made or given by each Obligor or the Obligors under Clause 19 (Representations) of this Agreement in respect of the Relevant Australian Obligor; and

(ii)                                  Hertz Australia Pty Limited must ensure that the Relevant Australian Obligor complies with each covenant or agreement which is expressly stated to be made, undertaken or given by each Obligor or the Obligors under Clauses 20.5 (Other Financial Information) and 20.7 (“Know your customer” checks), 21 (Positive Covenants), 22 (Negative Covenants), 36 (Assignment and Transfer), 43 (Counterparts) and 44 (Amendments) of this Agreement and Clauses 3.2 (Equity Financing Indebtedness), 4 (Permitted Payments) and 16 (Information and Co-operation) of the Intercreditor Deed.

1.4                                 Facility Agent

With respect to any Advances made to any Borrower incorporated in Australia, Italy or the United Kingdom only, the Facility Agent shall act through its Facility Office in the jurisdiction of incorporation of such Borrower, and with respect to any Canadian Borrower only, the Facility Agent shall act through its wholly-owned Canadian subsidiary or Canadian branch as applicable.

1.5                                 Currency Symbols

“£” and “Sterling” denote the lawful currency of the United Kingdom, “AUD” and “Australian Dollars” denote the lawful currency of Australia, “€” and “Euro” means the single currency unit of Participating Member States, “CAD” and “Canadian Dollars” denote the lawful currency of Canada, “CHF” and “Swiss Francs” denotes the lawful currency of Switzerland and “US$” denotes the lawful currency for the time being of the USA.

1.6                                 Agreements and Statutes

Any reference in this Agreement to:

(a)                                  this Agreement or any other agreement or document shall be construed as a reference to this Agreement or, as the case may be, such other agreement or document as the same may have been, or may from time to time be, amended, waived, varied, refinanced, novated or supplemented; and

(b)                                 a statute or treaty shall be construed as a reference to such statute or treaty as the same may have been, or may from time to time be, amended or, in the case of a statute, re-enacted.

1.7                                 Headings

Clause and Schedule headings are for ease of reference only.

1.8                                 Time

Any reference in this Agreement to a time of day shall, unless a contrary indication appears, be a reference to London time.  Any act required to be taken on a day which is not a Business Day shall be taken on the next succeeding Business Day unless otherwise specifically provided in this Agreement.

1.9                                 Singular and Plural

Any reference in this Agreement to words importing the plural shall include the singular and vice versa.

1.10                           Third Party Rights

A person who is not a party to this Agreement has no right under the Contracts (Rights of Third Parties) Act 1999 to enforce any term of this Agreement provided that Secured Hedge Counterparties not otherwise party to this Agreement may take the benefit of, and rely on the provisions of, Clause 24 (Guarantee and Indemnity).

Notwithstanding any term of any Finance Document, the consent of any such Secured Hedge Counterparty is not required to rescind, amend, waive or vary this Agreement at any time.

1.11                           Calculations

Save as otherwise indicated herein, if any amount under this Agreement is required to be determined in relation to any Borrower at any time, such amount shall be determined:

(a)                                  in the case of any Borrower (or, if such Borrower is a Financeco, its Related Opco) organised in the United Kingdom, in Sterling;

(b)                                 in the case of any Borrower (or, if such Borrower is a Financeco, its Related Opco) organised in Australia, in Australian Dollars;

(c)                                  in the case of any Borrower (or, if such Borrower is a Financeco, its Related Opco) organised in Canada or whose Related Opco is organised in Canada, in Canadian Dollars;

(d)                                 in the case of any Borrower (or, if such Borrower is a Financeco, its Related Opco) organised in Switzerland, in Swiss Francs;

(e)                                  in the case of any Borrower (or, if such Borrower is a Financeco, its Related Opco) organised in any other Core Country, in Euro,

provided that if any portion of such amount includes an amount denominated or expressed in any currency other than the relevant Designated Currency indicated above, such portion shall be equal to its Designated Currency Equivalent at such time.

1.12                           New York Law

The terms “best efforts”, “reasonable best efforts” and “commercially reasonable efforts” as used herein and in the other Finance Documents shall be governed by and construed in accordance with the laws of New York.

1.13                           Limited Recourse – Australian Orphan SPV

(a)                                  Subject to Clause 1.13(d), but despite any other provision of this Agreement, the Australian Orphan SPV is only obliged to pay any amount otherwise payable under or in relation to this Agreement to the extent that the amount can be satisfied out of the Australian Orphan SPV Secured Property.

(b)                                 Subject to Clause 1.13(d) but despite any other provision of this Agreement, the Security Agent must not:

(i)                                     take any action against the Australian Orphan SPV personally to recover any part of the Secured Moneys which cannot be recovered out of the Australian Orphan SPV Secured Property; or

(ii)                                  levy execution or bring any other proceedings (other than to enforce a Transaction Document) against any property of the Australian Orphan

SPV which does not form part of the Australian Orphan SPV Secured Property to recover any part of the Secured Moneys.

(c)                                  This Clause 1.13(b) operates as a covenant not to sue and not as a release, and may be pleaded in bar to any action brought in breach of it.

(d)                                 Nothing in this Clause 1.13 affects the rights of the Security Agent or the liability of the Australian Orphan SPV with respect to fraud, gross negligence or wilful misconduct by the Australian Orphan SPV.

2.                                      THE FACILITIES

2.1                                 Grant of the Facilities

(a)                                  The Banks grant upon the terms and subject to the conditions hereof:

(i)                                     to the A1 Borrowers, a multicurrency revolving credit facility as follows:

(A)                              a tranche in a maximum aggregate amount of £145,800,000 (the “A1 Sterling Tranche”) to be available in Sterling and, subject to paragraph (b) below, Euro;

(B)                                a tranche in a maximum aggregate amount of AUD212,700,000 (the “A1 Australian Dollar Tranche”) to be available in Australian Dollars;

(C)                                a tranche in a maximum aggregate amount of CAD312,300,000 (the “A1 Canadian Dollar Tranche”) to be available in Canadian Dollars;

(D)                               a tranche in a maximum aggregate amount of CHF58,900,000 (the “A1 Swiss Franc Tranche”) to be available in Swiss Francs and, subject to paragraph (b) below, Euro;

(E)                                 a tranche in a maximum aggregate amount of (x) €1,390,199,500 less (y) €73,000,000 (being the maximum aggregate amount of the A1 Italian Non-Guaranteed Tranche) and the aggregate amount of the Dutch Capital Lease Indebtedness (determined immediately after the Closing Date) (the “A1 Euro Tranche”) to be available in Euro; and

(F)                                 a tranche in a maximum aggregate amount of €73,000,000 (the “A1 Italian Non-Guaranteed Tranche”) to be available, subject to paragraph (c) below, in Euro;

(ii)                                  to the A2 Borrowers, a second ranking multicurrency revolving credit facility as follows:

(A)                              a tranche in a maximum aggregate amount of £20,800,000 (the “A2 Sterling Tranche”) to be available in Sterling and, subject to paragraph (b) below, Euro;

(B)                                a tranche in a maximum aggregate amount of AUD30,400,000 (the “A2 Australian Dollar Tranche”) to be available in Australian Dollars;

(C)                                a tranche in a maximum aggregate amount of CAD44,600,000 (the “A2 Canadian Dollar Tranche”) to be available in Canadian Dollars;

(D)                               a tranche in a maximum aggregate amount of CHF8,400,000 (the “A2 Swiss Franc Tranche”) to be available in Swiss Francs and, subject to paragraph (b) below, Euro;

(E)                                 a tranche in a maximum aggregate amount of €198,599,500 less €9,754,038.68 (being the maximum aggregate amount of the A2 Italian Non-Guaranteed Tranche) (the “A2 Euro Tranche”) to be available in Euro; and

(F)                                 a tranche in a maximum aggregate amount of €9,754,038.68 (the “A2 Italian Non-Guaranteed Tranche”) to be available, subject to paragraph (d) below, in Euro; and

(iii)                               to the C Borrowers, a multicurrency revolving credit facility in an aggregate amount equal to the Total C Commitments to be available in Euro and, subject to paragraph (e) below, Sterling, Australian Dollars, Canadian Dollars, Swiss Francs and Euro.

(b)                                 On each Utilisation Date, to the extent any portion of a Sterling Tranche or a Swiss Franc Tranche remains or will remain undrawn (after giving effect to any proposed Advances in Sterling or Swiss Francs (as the case may be) under such Tranche on such Utilisation Date), such Tranche may be drawn in a maximum aggregate amount equal to the Euro Equivalent (determined as of the Calculation Date relating to such Utilisation Date) of the undrawn portion thereof (each a “Permitted Euro Tranche”) as at such Utilisation Date. For the avoidance of doubt, any amount drawn in Euro under a Sterling Tranche or a Swiss Franc Tranche shall remain outstanding in Euro and shall be repayable in Euro.

(c)                                  On each Utilisation Date, the A1 Italian Non-Guaranteed Tranche may be drawn only if, in the case of:

(i)                                     Italian Opco, €133,000,000; or

(ii)                                  any other Italian Borrower, the amount in Euro indicated in the relevant Accession Memorandum,

has been fully drawn by it under one or more other Tranches (after giving effect to any proposed Advances under such Tranches on such Utilisation Date).

(d)                                 On each Utilisation Date, the A2 Italian Non-Guaranteed Tranche may be drawn only if, in the case of:

(i)                                     Italian Opco, €133,000,000; or

(ii)                                  any other Italian Borrower, the amount in Euro indicated in the relevant Accession Memorandum,

has been fully drawn by it under one or more other Tranches (after giving effect to any proposed Advances under such Tranches on such Utilisation Date).

(e)                                  The C Facility may be utilised by way of Letters of Credit, to be available in Sterling, Australian Dollars, Canadian Dollars, Swiss Francs and Euro, provided the maximum aggregate amount of the actual and contingent liabilities of all L/C Issuers under:

(i)                                     all Letters of Credit denominated in Euro shall not exceed €15,000,000; and

(ii)                                  all Letters of Credit denominated in any Designated Currency other than Euro shall not exceed an aggregate Euro Amount of €5,000,000.

2.2                                 Purpose and Application of each A Facility

(a)                                  The proceeds of each A1 Advance and A2 Advance made on the Closing Date will be applied in or towards:

(i)                                     first, refinancing:

(A)                              a portion of the purchase price of (1) the relevant Borrower’s Existing Vehicle Fleet or (2) if the relevant Borrower is a Financeco, the Existing Vehicle Fleet of its Related Opco; and/or

(B)                                Existing Indebtedness of any Opco or any affiliate of the relevant Borrower which is a subsidiary of the Parent, as set forth on Part 1 of Schedule 14 (Existing Indebtedness); and

(ii)                                  secondly, making payments (including paying dividends, making distributions or entering into intercompany loans in order to fund payments) in connection with the Acquisition (including the repayment of Existing Indebtedness of the Target Group), as set forth on Part 1 of Schedule 14 (Existing Indebtedness).

(b)                                 The proceeds of each A1 Advance and A2 Advance made after the Closing Date will be applied in or towards:

(i)                                     financing a portion of the purchase price of (1) the relevant Borrower’s New Vehicles or (2) if the relevant Borrower is a Financeco, the New Vehicles of its Related Opco; and

(ii)                                  the general corporate purposes of the Group, including without limitation the acquisition of Eligible Cash or Eligible Cash Equivalents.

2.3                                 Purpose and Application of C Facility

(a)                                  The proceeds of each C Advance made and each Letter of Credit issued on the Closing Date will be applied in or towards:

(i)                                     first, refinancing:

(A)                              a portion of the purchase price of (1) the relevant C Borrower’s Existing Equipment Assets or (2) if the relevant C Borrower is a Financeco, the Existing Equipment Assets of its Related Opco); and/or

(B)                                Existing Indebtedness of any Opco or of any affiliate of the relevant C Borrower which is a subsidiary of the Parent, as set forth on Part 2 of Schedule 14 (Existing Indebtedness); and

(ii)                                  secondly, making payments (including paying dividends, making distributions or entering into intercompany loans in order to fund payments) in connection with the Acquisition (including the repayment of Existing Indebtedness of the Target Group, as set forth on Part 2 of Schedule 14 (Existing Indebtedness)) or for payment into a Security Agent Account.

(b)                                 The proceeds of each C Advance made and each Letter of Credit issued after the Closing Date will be applied in or towards:

(i)                                     financing a portion of the purchase price of (1) the relevant C Borrower’s New Equipment Assets or (2) if the relevant C Borrower is a Financeco, the New Equipment Assets of its Related Opco; and

(ii)                                  the general corporate purposes of the Group, including, without limitation, the acquisition of Eligible Cash or Eligible Cash Equivalents and intercompany loans and other transactions with other members of the Group permitted by the terms of this Agreement or for payment into a Security Agent Account.

2.4                                 Professional Market Party Representation

(a)                                  Each Bank which makes an Advance to a Dutch Borrower explicitly declares and represents to each Dutch Borrower, on the date of this Agreement and, if on such date it is a requirement of Dutch law that each Bank is a PMP, the date on which an Advance (or any portion thereof) is made to such Dutch Borrower, that (i) it is a PMP, (ii) it is aware that it therefore does not benefit from the (creditor) protection offered by the Dutch Banking Act when lending monies to persons or entities which are subject to the prohibition of Section 82 of the Dutch Banking Act and (iii) it has made its own credit appraisal of the Dutch Borrower.

(b)                                 If on the date on which a New Bank becomes a Bank which makes an Advance to a Dutch Borrower, it is a requirement of Dutch law that such New Bank is a PMP, such New Bank makes the representation set out in paragraph 10 of the Transfer Certificate.

(c)                                  Each Bank acknowledges that the Dutch Borrower has relied upon such representation and undertakes, to the extent necessary, to provide its reasonable assistance to the Dutch Borrower in verifying such Bank’s PMP status.

3.                                      CONDITIONS PRECEDENT

3.1                                 Initial Conditions Precedent

(a)                                  Save as the Banks may otherwise agree, the Banks shall not be obliged to make any utilisation of any Facility available to any Borrower unless the Facility Agent has confirmed to the Parent and the Banks that it has received or is satisfied (acting reasonably) that it will, subject only to the making of an Advance, receive all of the documents and other evidence listed in Part 1 of Schedule 4 (Conditions Precedent) and that each is (or will, when delivered, be), in form and substance satisfactory to the Facility Agent (acting reasonably).

(b)                                 The Facility Agent’s confirmation given pursuant to paragraph (a) above shall provide conclusive evidence that, subject to any conditions set out in such confirmation, each of the conditions precedent described in Part 1 of Schedule 4 (Conditions Precedent) shall have been satisfied in accordance with the requirements of this Clause 3.1 (Initial Conditions Precedent) or been waived by the Facility Agent and the Banks.

3.2                                 Additional Conditions Precedent

(a)                                  Save as the Banks may otherwise agree, the Banks shall not be obliged to make any utilisation of any Facility available to any Borrower after the Closing Date unless the Facility Agent has confirmed to the Parent and the Banks that it has received all of the documents and other evidence listed in Part 2 of Schedule 4 (Conditions Precedent) and that each is in form and substance satisfactory to the Facility Agent (acting reasonably).

(b)                                 The Facility Agent’s confirmation given pursuant to paragraph (a) above shall provide conclusive evidence that, subject to any conditions set out in such confirmation, each of the conditions precedent described in Part 2 of Schedule 4 (Conditions Precedent) shall have been satisfied in accordance with the requirements of this Clause 3.2 (Additional Conditions Precedent) or been waived by the Facility Agent and the Banks.

3.3                                 General Conditions Subsequent

(a)                                  The Parent shall procure (and each relevant Obligor shall ensure) as soon as reasonably practicable after the Closing Date, but in any event on or before the date that is 30 days after the Closing Date (or such later date as the Facility

Agent may agree) the delivery of restated audited consolidated financial statements of the Group for each of the financial years ended 31 December 2003 and 31 December 2004 to the Facility Agent.

(b)                                 The Parent shall procure (and each relevant Obligor shall ensure) as soon as reasonably practicable after the Closing Date, but in any event on or before the date that is 60 days after the Closing Date (or such later date as the Facility Agent may agree):

(i)                                     there shall have been delivered to the Security Agent certified copies of all intra-group loan agreements for amounts in excess of €10,000,000 subsisting on the Closing Date; and

(ii)                                  Hertz Finance Centre plc accedes to the Intercreditor Deed in the capacity of an Equity Finance Provider (as defined in the Intercreditor Deed) and provides the Security Agent with such evidence as it may reasonably require (including a legal opinion satisfactory to it acting reasonably) of its conversion to a private company and its compliance with all applicable laws and regulations in relation thereto, including all necessary procedures necessary to ensure that such accession does not constitute unlawful financial assistance.

(c)                                  The Parent shall procure (and each relevant Obligor shall ensure) that as soon as reasonably practicable after the Closing Date, but in any event on or before the date that is 90 days after the Closing Date (or such later date as the Facility Agent may agree):

(i)                                     all intra-group creditors and intra-group debtors that are required to be parties to the Intercreditor Deed accede to the Intercreditor Deed; and

(ii)                                  there shall have been delivered to the Security Agent the Subsequent Security Documents in the agreed form and each duly executed to the satisfaction of the Security Agent acting reasonably on the basis of advice of its legal counsel in the appropriate jurisdiction, together in each case with evidence of registration or filing with the appropriate authorities within the necessary time periods prescribed therefor.

(d)                                 The Security Agent shall notify the Parent and the Banks upon being satisfied (acting reasonably) that the conditions in each of paragraphs (a), (b) and (c) of this Clause 3.3 have been satisfied.

3.4                                 Several Obligations

The obligations of each Finance Party are several and the failure by a Finance Party to perform its obligations hereunder shall not affect the obligations of an Obligor towards any other party hereto nor shall any other party be liable for the failure by such Finance Party to perform its obligations hereunder.

3.5                                 Several Rights

The rights of each Finance Party are several and any debt arising hereunder at any time from an Obligor to any Finance Party shall be a separate and independent debt.  Each such party shall be entitled to protect and enforce its individual rights arising out of this Agreement (but, for the avoidance of doubt, not the Security Documents) independently of any other party (so that it shall not be necessary for any party hereto to be joined as an additional party in any proceedings for this purpose).

3.6                                 Coordinator

(a)                                  Each Original Obligor hereby irrevocably appoints the Coordinator to act as its agent for the purposes of the Finance Documents including, without limitation, the delivery of Utilisation Notices and the execution of any amendments or waivers contemplated under the terms of Clause 44 (Amendments).  Each Additional Obligor shall appoint the Coordinator as its agent for the purposes of the Finance Documents by the execution of an Accession Memorandum.  The Finance Parties may rely on a document signed by the Coordinator as if the Coordinator and each other Obligor had signed it.

(b)                                 The Coordinator shall be responsible for collecting and providing all information required to be delivered, in each case, by any Obligor to any Finance Party under this Agreement, including (i) the relevant Asset Report on each Reporting Date (in the case of Advances other than Swingline Advances) and, subject to Clause 4.3 (Delivery of an Asset Report for Letters of Credit) and Clause 5.2(a) (Delivery of a Utilisation Notice for Swingline Advances), the relevant Notification Date (in the case of Letters of Credit and Swingline Advances) and (ii) the Utilisation Notices.

(c)                                  The Coordinator may give a good receipt for any amount payable by a Finance Party to any Obligor.  Any communication delivered to the Coordinator shall be deemed for the purposes of any Finance Document to have been delivered to each member of the Group and each other Obligor.  Any communication made by the Coordinator to any Finance Party shall be deemed to have been made with the consent of each other member of the Group and each other Obligor.

4.                                      UTILISATION OF THE FACILITIES

4.1                                 Utilisation Conditions

Save as otherwise provided herein, (i) an A1 Advance will be made by the Banks to an A1 Borrower, (ii) an A2 Advance will be made to an A2 Borrower or (iii) a C Advance will be made or a Letter of Credit will be issued by an L/C Issuer to a C Borrower, in each case at the request of such Borrower, if:

(a)                                  not later than the date and time specified in the Timetable, the Facility Agent has received a completed Utilisation Notice from the Coordinator stating whether the utilisation is to be by way of an Advance or Letter of Credit;

(b)                                 subject to Clause 4.3 (Delivery of an Asset Report for Letters of Credit), not later than the time specified in the Timetable on the relevant Reporting Date (in the case of an Advance) or the relevant Notification Date (in the case of a Letter of Credit), the Facility Agent has received the relevant Asset Report relating to such Borrower from the Coordinator;

(c)                                  the Borrower (or, if such Borrower is a Financeco, its Related Opco) is organised:

(i)                                     in the case of any Advance to be made in Sterling, in the United Kingdom;

(ii)                                  in the case of any Advance to be made in Australian Dollars, in Australia;

(iii)                               in the case of any Advance to be made in Canadian Dollars, in Canada;

(iv)                              in the case of any Advance to be made in Swiss Francs, in Switzerland;

(v)                                 in the case of any Advance (other than a C Advance, a C Swingline Advance or an Advance under the A1 Italian Non-Guaranteed Tranche or the A2 Italian Non-Guaranteed Tranche) to be made in Euro, in any Core Country other than the United Kingdom, Australia, Canada and Switzerland;

(vi)                              in the case of a C Advance, a C Swingline Advance or a Letter of Credit, France or Spain; and

(vii)                           in the case of an Advance under the Italian Non-Guaranteed Tranches, Italy;

(d)                                 the proposed Utilisation Date:

(i)                                     in the case of any A1 Advance or A2 Advance to be made for any purpose set forth in Clause 2.2(a) (Purpose and Application of each A Facility), or in the case of any C Advance or Letter of Credit made for any purpose set forth in Clause 2.3(a) (Purpose and Application of C Facility), is the Closing Date; and

(ii)                                  in the case of any A1 Advance or A2 Advance to be made for the purpose set forth in Clause 2.2(b) (Purpose and Application of each A Facility), or in the case of any C Advance or Letter of Credit made for any purpose set forth in Clause 2.3(b) (Purpose and Application of C Facility), is a Specified Business Day after the Closing Date within the Availability Period provided that Advances (other than Swingline Advances) under each Facility will only be made on the relevant Settlement Date, unless the relevant Instructing Group otherwise agrees, and in the case of any Letter of Credit in respect of which an Asset Report is required to be delivered pursuant to this Clause 4.1, such Letter of Credit will only be made on a Settlement Date;

(e)                                  in the case of an A1 Advance or an A2 Advance requested on the Settlement Date relating to the Optional A Calculation Date, such Borrower’s A1 Borrowing Base or A2 Borrowing Base (as the case may be) on such Settlement Date exceeds such Borrower’s A1 Borrowing Base or A2 Borrowing Base (as the case may be) on the Closing Date;

(f)                                    in the case of an A1 Advance or an A2 Advance, on the proposed Utilisation Date for such Advance, not less than 30 per cent. of the aggregate Euro Amount of all Advances made to such Borrower under each A Facility are repayable on each Settlement Date (the “Minimum Repayment Amount”), provided that if the aggregate outstanding Euro Amount of all Advances made to such Borrower under such Facility on such Settlement Date is less than the Minimum Repayment Amount, such Borrower may request an Advance under such Facility in an aggregate amount not exceeding the difference between the aggregate outstanding Euro Amount of all Advances made to such Borrower under such Facility on such Settlement Date and the Minimum Repayment Amount provided that immediately following the making of such Advance the aggregate outstanding Designated Currency Amount of all Advances to such Borrower under such Facility would not exceed such Borrower’s A1 Borrowing Base or A2 Borrowing Base (as the case may be);

(g)                                 the proposed amount of such Advance is:

(i)                                     if less than the relevant Available Facility, in relation to:

(A)                              the A1 Facility, an amount equal to at least £2,000,000 (in the case of the A1 Sterling Tranche), AUD3,000,000 (in the case of the A1 Australian Dollar Tranche), CAD3,000,000 (in the case of the A1 Canadian Dollar Tranche), CHF500,000 (in the case of the A1 Swiss Franc Tranche) and €3,000,000 (in the case of the A1 Euro Tranche), €500,000 (in the case of the A1 Italian Non-Guaranteed Tranche) and €3,500,000 (in the case of a Permitted Euro Tranche), provided that the aggregate of the Euro Amount of all A1 Advances on such Utilisation Date shall be equal to at least €5,000,000,

(B)                                the A2 Facility, an amount equal to at least £285,500 (in the case of the A2 Sterling Tranche), AUD428,500 (in the case of the A2 Australian Dollar Tranche), CAD428,500 (in the case of the A2 Canadian Dollar Tranche), CHF71,000 (in the case of the A2 Swiss Franc Tranche) and €428,500 (in the case of the A2 Euro Tranche), €71,000 (in the case of the A2 Italian Non-Guaranteed Tranche) and €500,000 (in the case of a Permitted Euro Tranche), provided that the aggregate of the Euro Amount of all A2 Advances on such Utilisation Date shall be equal to at least €1,000,000; or

(C)                                the C Facility, €1,000,000; or

(ii)                                  equal to the amount of such Available Facility;

(h)                                 (in respect of a Letter of Credit) the proposed Face Amount of such Letter of Credit is, subject to Clause 2.1(e) (Grant of the Facilities), less than or equal to the Available Facility in relation to the C Facility;

(i)                                     (in respect of a Letter of Credit) the proposed Term of the Letter of Credit is a period not exceeding 12 months ending on or prior to the earlier of (i) 10 Business Days before the Final Maturity Date and (ii) 12 months after the date of issuance;

(j)                                     (in respect of an Advance other than a Rollover Advance) the interest rate applicable to such Advance during its Term would not fall to be determined pursuant to Clause 9.1 (Market Disruption);

(k)                                  (in respect of a Letter of Credit) the L/C Issuer and the Facility Agent have each approved the terms of the Letter of Credit (which, unless the Facility Agent otherwise agrees in writing, shall be substantially in the form set out in Schedule 11 (Form of Letter of Credit)), the purpose of its issue and the identity of the beneficiary;

(l)                                     on and as of the proposed Utilisation Date (save in relation to a Rollover Advance) and subject to Clause 4.2 (Certain Funds Conditions) (i) no Event of Default or Potential Event of Default is continuing or would result from the proposed utilisation and (ii) the Repeated Representations are true in all material respects, provided that the Facility Agent may assume that this condition has been satisfied unless it has received any notification to the contrary from the Parent, such Borrower, the Coordinator or any other person prior to the Utilisation Date;

(m)                               on and as of the proposed Utilisation Date in relation to a Rollover Advance, no declaration of acceleration of any Advance, no requirements to prepay Letters of Credit nor cancellation of any Commitment shall have been made pursuant to Clause 23.16 (Acceleration and Cancellation);

(n)                                 immediately following the making of such Advance:

(i)                                     in the case of an A1 Advance:

(A)                              the aggregate outstanding Designated Currency Amount of all A1 Advances to such A1 Borrower would not exceed such Borrower’s A1 Borrowing Base;

(B)                                the aggregate outstanding Base Currency Amount of all A1 Advances under each A1 Tranche would not exceed the aggregate amount of each Bank’s Commitment in relation to such A1 Tranche; and

(C)                                the Euro Amount of the A1 Outstandings would not exceed the Euro Amount of the Total A1 Commitments at such time;

(ii)                                  in the case of an A2 Advance:

(A)                              the aggregate outstanding Designated Currency Amount of all A2 Advances to such A2 Borrower would not exceed such Borrower’s A2 Borrowing Base;

(B)                                the aggregate outstanding Base Currency Amount of all A2 Advances under each A2 Tranche would not exceed the aggregate amount of each Bank’s Commitment in relation to such A2 Tranche; and

(C)                                the Euro Amount of the A2 Outstandings would not exceed the Euro Amount of the Total A2 Commitments at such time; and

(iii)                               in the case of a C Advance or a Letter of Credit:

(A)                              the aggregate outstanding Designated Currency Amount of all C Advances and Letters of Credit to such C Borrower would not exceed such Borrower’s C Borrowing Base; and

(B)                                the Euro Amount of the C Outstandings would not exceed the Euro Amount of the Total C Commitments at such time.

(o)                                 following the making of such Advance if such Advance is a Canadian Advance, there shall be no more than 10 separate Canadian Advances in existence at any one time.

4.2                                 Certain Funds Conditions

Following satisfaction of the conditions precedent pursuant to Clause 3.1 (Initial Conditions Precedent) and subject to compliance with the requirements of Clause 4.1 (Utilisation Conditions) an Advance during the Certain Funds Period will be made available by the Banks despite a failure to satisfy the requirements of Clause 4.1(l) (Utilisation Conditions) only if no Certain Funds Event of Default has occurred and no Change of Control has occurred.

4.3                                 Delivery of an Asset Report for Letters of Credit

A C Borrower shall not be required to deliver an Asset Report in relation to a Letter of Credit if:

(a)                                  the aggregate Euro Amount of the C Borrowing Base for such C Borrower, as determined on the immediately preceding Reporting Date, exceeds the aggregate outstanding Euro Amount (without double-counting) of all C Advances and Letters of Credit to such C Borrower, as determined on the Utilisation Date relating to such Letter of Credit to such C Borrower after giving effect to all C Advances and Letters of Credit to be made on such Utilisation Date to such C Borrower (such excess amount, the “L/C Available Borrowing Base”); and

(b)                                 the aggregate amount of the proposed utilisation does not exceed the L/C Available Borrowing Base.

4.4                                 Completion of Letters of Credit

The relevant L/C Issuer is authorised to issue any Letter of Credit pursuant to Clause 4.1 (Utilisation Conditions) by:

(a)                                  completing the issue date and the proposed Expiry Date of such Letter of Credit; and

(b)                                 executing and delivering such Letter of Credit to the relevant recipient on the Utilisation Date.

4.5                                 Renewal of a Letter of Credit

(a)                                  Not later than the date and time specified in the Timetable before the Expiry Date of a Letter of Credit a C Borrower may, by written notice to the Facility Agent (with a copy to the L/C Issuer), request that the Term of such Letter of Credit be extended.

(b)                                 The Finance Parties shall treat such request in the same way as a Utilisation Notice for a Letter of Credit save that the conditions set out in Clause 4.1(a) (Utilisation Conditions) and Clause 4.1(k) (Utilisation Conditions) shall not apply.

(c)                                  The terms of each renewed Letter of Credit shall be the same as those of the relevant Letter of Credit immediately prior to its renewal, save that its Term shall commence on the date which was the Expiry Date of such Letter of Credit immediately prior to its renewal and shall end on the proposed Expiry Date specified in such request.

(d)                                 The relevant L/C Issuer is authorised to amend any such Letter of Credit pursuant to such request in paragraph (a) above in accordance with paragraph (c) above if the conditions set out in this Agreement have been complied with.

4.6                                 Each Bank’s Participation in Advances

(a)                                  The Facility Agent will, not later than the time specified in the Timetable on the relevant Information Date, notify each Bank of its respective Proportion of an Advance to be made under a Facility on the next succeeding Settlement Date in relation to such Facility.

(b)                                 Save as otherwise provided in Clause 4.8 (Canadian Advances) and otherwise herein, each Bank will participate through its relevant Facility Office in each Advance made or Letter of Credit issued pursuant to this Clause 4 in its respective Proportion.

4.7                                 Restrictions on Participation in Letters of Credit

If at any time prior to the issue of a Letter of Credit any Bank is prohibited either by law or pursuant to any requirement of any central bank or other fiscal, monetary or other authority from having any right or obligation under this Agreement in respect of such Letter of Credit, such Bank shall subject to Clause 18 (Mitigation and Other

Provisions Relating to Taxes and Increased Costs) notify the Facility Agent on or before the Business Day prior to the proposed Utilisation Date and:

(a)                                  the Face Amount of such Letter of Credit shall be reduced by an amount equal to what would have been the amount of such Bank’s L/C Proportion of such Letter of Credit if such prohibition had not occurred;

(b)                                 the L/C Proportion of such Bank in relation to such Letter of Credit shall be nil; and

(c)                                  such Bank’s Available Commitment shall (in relation to such Letter of Credit only) be reduced by an amount equal to what would have been the amount of such Bank’s L/C Proportion of such Letter of Credit if such prohibition had not occurred.

4.8                                 Canadian Advances

(a)                                  The Canadian Permitted Bank shall make each Canadian Advance prior to the issuance of a Notice of Exercise of Sale Right.

(b)                                 Prior to the issuance of a Notice of Exercise of Sale Right and concurrently with the making and funding of each Canadian Advance by the Canadian Permitted Bank, the Canadian Permitted Bank shall be deemed to have purchased and received from each Non-Canadian Bank and each Non-Canadian Bank shall be deemed irrevocably, immediately and unconditionally to have sold to the Canadian Permitted Bank, without recourse or warranty and for the consideration described in Clause 26 (Canadian Permitted Bank Fees), a right (each a “Canadian Revolving Sale Right”) exercisable solely at the option of the Canadian Permitted Bank as permitted under Clause 23.20 (Exercise of Sale Right) to sell to the Non-Canadian Bank, and thereupon to mandatorily and irrevocably require the Non-Canadian Bank to purchase and assume, the Non-Canadian Bank’s Canadian Pro-Rata Share of (i) all Canadian Outstandings and (ii) the Commitments of the Canadian Permitted Bank in respect of the A1 Canadian Dollar Tranche and the A2 Canadian Dollar Tranche.  For the avoidance of doubt, no Non-Canadian Bank shall have any ownership right, title or interest, legal or beneficial, in any Canadian Outstandings in respect of a Facility, or shall be entitled to receive any payments of principal or interest thereon, or any other amounts in respect thereof, unless and until the Non-Canadian Bank’s purchase of an ownership interest in such Canadian Outstandings upon the exercise of a Canadian Revolving Sale Right by the Canadian Permitted Bank in respect of such Canadian Outstandings pursuant to Clause 23.20 (Exercise of Sale Right).

(c)                                  If any Canadian Advance is made after a Notice of Exercise of Sale Right has been issued each Non-Canadian Bank with a Commitment under the A1 Canadian Dollar Tranche or the A2 Canadian Dollar Tranche (as applicable) shall fund its Canadian Pro-Rata Share of such Canadian Advance.

(d)                                 If BNP Paribas ceases to be the Facility Agent, the Non-Canadian Banks may, by unanimous consent, provide notice to the Canadian Permitted Bank that they will cancel their obligation to purchase, pursuant to Clause 23.20

(Exercise of Sale Right), the Non-Canadian Bank’s Canadian Pro-Rata Share of (i) all Canadian Outstandings and (ii) the Commitments of the Canadian Permitted Bank in respect of the A1 Canadian Dollar Tranche and the A2 Canadian Dollar Tranche and any A Swingline Facility on the date which is 30 days after receipt of such notice by the Canadian Permitted Bank (the “Canadian Permitted Bank Sale Date”), and the Canadian Permitted Bank agrees to transfer all of the foregoing interests to the successor named in such notice on such date provided that such successor shall satisfy paragraph (b)(i) or (b)(ii) of the definition of “Qualifying Bank”.  Notwithstanding the foregoing, at the sole discretion of the Canadian Permitted Bank, the Canadian Permitted Bank may elect, by providing notice to the Non-Canadian Banks prior to the Canadian Permitted Bank Sale Date, to only transfer such interests to the extent of its Canadian Sale Right and otherwise retain its Canadian Outstanding and Commitments under the A1 Canadian Dollar Tranche and the A2 Canadian Dollar Tranche and any A Swingline Facility.

4.9                                 Reduction of Available Commitment

If a Bank’s Commitment is reduced pursuant to Clause 13 (Cancellation and Prepayment) or Clause 17 (Illegality) after the Facility Agent has received the Utilisation Notice pursuant to this Clause 4 or a request for an extension of the Term of a Letter of Credit pursuant to Clause 4.5 (Renewal of a Letter of Credit) and such reduction was not taken into account in calculating the relevant Available Facility, then the amount of the relevant Advance or Letter of Credit shall be reduced accordingly provided that in the case of any Advance or Letter of Credit to be made by a Bank or L/C Issuer (as the case may be) to an Australian Borrower the reduction shall not at any time cause the principal amount outstanding on the Loan Note referable to that Advance to be less than the Minimum Principal Loan Note Amount.

5.                                      UTILISATION OF THE SWINGLINE FACILITIES

5.1                                 General

The following provisions do not apply to Swingline Advances:

(a)                                  Clauses 2.2 (Purpose and Application of each A Facility) and 2.3 (Purpose and Application of C Facility); and

(b)                                 Clause 4 (Utilisation of the Facilities).

5.2                                 Delivery of a Utilisation Notice for Swingline Advances

(a)                                  An A1 Borrower, A2 Borrower or a C Borrower may utilise the corresponding Swingline Facility by delivery (through the Coordinator) to the Facility Agent of a duly completed Utilisation Notice, together with the relevant Asset Report, not later than the time specified in the Timetable on the relevant Notification Date provided that the Coordinator shall not be required to deliver such Asset Report if:

(i)                                     the aggregate Euro Amount of the A1 Borrowing Base, the A2 Borrowing Base or the C Borrowing Base (as the case may be) for such Borrower, as determined on the immediately preceding Reporting Date, exceeds the aggregate outstanding Euro Amount (without double-counting) of all Advances and Letters of Credit made to such Borrower under the A1 Facility, the A2 Facility or the C Facility (as the case may be), as determined on the Utilisation Date relating to such Swingline Advance after giving effect to all Advances and Letters of Credit to be made on such Utilisation Date under such Facility to such Borrower (such excess amount, the “Swingline Available Borrowing Base”);

(ii)                                  the aggregate amount of the proposed utilisation does not exceed the Swingline Available Borrowing Base; and

(iii)                               the Base Currency Amount of the Swingline Advance does not exceed the Available Facility in relation to the relevant Facility or Tranche.

(b)                                 In the event that the Commissioner of State Revenue in Queensland makes an assessment of stamp duty in respect of any of the Initial Security Documents, the Australian Orphan SPV will:

(i)                                     be deemed to have issued a Utilisation Notice for an A1 Swingline Advance denominated in Australian Dollars in an amount equal to such stamp duty; and

(ii)                                  be taken to have authorised the Facility Agent to apply such amount directly in discharge of such liability without first paying such amount to the Australian Orphan SPV, provided that the aggregate amount of all A1 Swingline Advances made or deemed to be made pursuant to this paragraph (b) shall not at any time exceed the A1 Australian Dollar Reserve Amount.

5.3                                 Completion of a Utilisation Notice for Swingline Advances

(a)                                  Each Utilisation Notice for a Swingline Advance is irrevocable and will not be regarded as having been duly completed unless:

(i)                                     it identifies the relevant A1 Borrower, A2 Borrower or C Borrower and such Borrower (or, if such Borrower is a Financeco, its Related Opco) is organised:

(A)                              in the case of any Swingline Advance to be made in Sterling, the United Kingdom;

(B)                                in the case of any Swingline Advance to be made in Australian Dollars, Australia;

(C)                                in the case of any Swingline Advance to be made in Canadian Dollars, Canada;

(D)                               in the case of any Swingline Advance to be made in Swiss Francs, Switzerland; and

(E)                                 in the case of any Swingline Advance to be made in Euro, any Core Country other than the United Kingdom, Australia, Canada and Switzerland;

(ii)                                  it specifies that it is for an A1 Swingline Advance, A2 Swingline Advance or C Swingline Advance;

(iii)                               the proposed Utilisation Date is a Specified Business Day occurring within the Availability Period, which shall, in the case of a Swingline Advance in respect of which an Asset Report is required to be delivered pursuant to Clause 5.2(a) (Delivery of a Utilisation Notice for Swingline Advances), be a Settlement Date;

(iv)                              the Swingline Advance is denominated in the relevant Designated Currency; and

(v)                                 the proposed amount of such Swingline Advance is:

(A)                              if less than the Available Facility in relation to:

(x)                                   the A1 Swingline Facility, an amount equal to at least £1,000,000 (if denominated in Sterling), AUD3,000,000 (if denominated in Australian Dollars), CAD2,000,000 (if denominated in Canadian Dollars), CHF500,000 (if denominated in Swiss Francs) and €2,000,000 (if denominated in Euro) provided that the aggregate of the Euro Amount of all A1 Swingline Advances on such Utilisation Date shall be equal to at least €2,000,000;

(y)                                 the A2 Swingline Facility, an amount equal to at least £142,500 (if denominated in Sterling), AUD428,500 (if denominated in Australian Dollars), CAD285,500 (if denominated in Canadian Dollars), CHF71,000 (if denominated in Swiss Francs) and €285,500 (if denominated in Euro), provided that the aggregate of the Euro Amount of all A2 Swingline Advances on such Utilisation Date shall be equal to at least €285,500;

(z)                                   the C Swingline Facility, €1,000,000; or

(B)                                equal to the amount of such Available Facility;

(vi)                              immediately following the making of such Swingline Advance:

(A)                              in the case of an A1 Swingline Advance:

(x)                                   unless such Advance is made pursuant to the Swingline Available Borrowing Base, such Advance would not exceed the A1 Advance Rate of the purchase price of the New Vehicles to be financed from the proceeds of such Advance;

(y)                                 the aggregate outstanding Base Currency Amount of all A1 Advances under each A1 Tranche would not exceed the aggregate amount of each Bank’s Commitment in relation to such A1 Tranche; and

(z)                                   the Euro Amount of the A1 Outstandings in respect of A1 Swingline Advances would not exceed the  Euro Amount of the Total A1 Swingline Commitments at such time;

(B)                                in the case of an A2 Swingline Advance:

(x)                                   unless such Advance is made pursuant to the Swingline Available Borrowing Base, such Advance would not exceed the A2 Advance Rate of the purchase price of the New Vehicles to be financed from the proceeds of such Advance;

(y)                                 unless such Advance is made pursuant to the Swingline Available Borrowing Base, the aggregate outstanding Base Currency Amount of all A2 Advances under each A2 Tranche would not exceed the aggregate amount of each Bank’s Commitment in relation to such A2 Tranche; and

(z)                                   the Euro Amount of the A2 Outstandings in respect of A2 Swingline Advances would not exceed the  Euro Amount of the Total A2 Swingline Commitments at such time; and

(C)           in the case of a C Swingline Advance:

(x)                                   unless such Advance is made pursuant to the Swingline Available Borrowing Base, such Advance would not exceed the C Advance Rate of the purchase price of the New Equipment to be financed from the proceeds of such Advance; and

(y)                                 the Euro Amount of the C Outstandings in respect of C Swingline Advances would not exceed the  Euro Amount of the Total C Swingline Commitments at such time.

(b)                                 Only one Swingline Advance may be requested in each Utilisation Notice.

5.4                                 Swingline Banks’ Participation

(a)                                  Save as otherwise provided in paragraphs (d), (e) and (f) below, if the conditions set out in this Agreement have been met, each A1, A2 or C Swingline Bank shall participate through its relevant Facility office in each

Swingline Advance available made pursuant to this Clause 5 in its respective proportion.

(b)                                 The relevant Swingline Banks will only be obliged to comply with paragraph (a) above if on the date of the relevant Utilisation Notice and on the relevant proposed Utilisation Date:

(i)                                     no Event of Default or Potential Event of Default is continuing or would result from the proposed utilisation; and

(ii)                                  the Repeating Representations are true in all material respects, provided that the Facility Agent may assume that this condition has been satisfied unless it has received any notification to the contrary from the Parent, such Borrower, the Coordinator or any other person prior to the Utilisation Date,

(c)                                  Save as otherwise provided in paragraphs (d), (e) and (f) below, the amount of each relevant Swingline Bank’s participation in each Swingline Advance will be equal to its Proportion adjusted to take account of any limit applying under Clause 5.5 (Relationship with the Other Facilities).

(d)                                 The Canadian Permitted Bank shall make each Canadian Swingline Advance prior to the issuance of a Notice of Exercise of Sale Right.

(e)                                  Prior to the issuance of a Notice of Exercise of Sale Right and concurrently with the making and funding of each Canadian Swingline Advance by the Canadian Permitted Bank, the Canadian Permitted Bank shall be deemed to have purchased and received from each Non-Canadian Bank and each Non-Canadian Bank shall be deemed irrevocably, immediately and unconditionally to have sold to the Canadian Permitted Bank, without recourse or warranty and for the consideration described in Clause 26 (Canadian Permitted Bank Fees), a right (each a “Canadian Swingline Sale Right”) exercisable solely at the option of the Canadian Permitted Bank as permitted under Clause 23.20 (Exercise of Sale Right) to sell to the Non-Canadian Bank, and to mandatorily and irrevocably require the Non-Canadian Bank to purchase and assume, the Non-Canadian Bank’s Canadian Pro-Rata Share of all Canadian Outstandings in respect of such Swingline Facility adjusted to take account of any limit applying under Clause 5.5 (Relationship with the Other Facilities).  For the avoidance of doubt, no Non-Canadian Bank shall have any ownership right, title or interest, legal or beneficial, in any Canadian Outstandings in respect of a Swingline Facility, or shall be entitled to receive any payments of principal or interest thereon, or any other amounts in respect thereon, unless and until the Non-Canadian Bank’s purchase of an ownership interest in such Canadian Outstandings in respect of such Swingline Facility upon the exercise of a Canadian Swingline Sale Right by the Canadian Permitted Bank in respect of such Canadian Outstandings in respect of such Swingline Facility pursuant to Clause 23.20 (Exercise of Sale Right).

(f)                                    If any Canadian Swingline Advance is made after a Notice of Exercise of Sale Right has been issued each Non-Canadian Bank with a Commitment under any A Swingline Facility shall fund its Canadian Swingline Pro-Rata Share of such Canadian Swingline Advance.

5.5                                 Relationship with the Other Facilities

(a)                                  This Clause 5.5 applies when a Swingline Advance is outstanding or is to be borrowed.

(b)                                 Each of the A1 Facility, the A2 Facility and the C Facility may be used by way of Swingline Advances.  The Swingline Facilities are not independent of the A1 Facility, A2 Facility or the C Facility.

(c)                                  Notwithstanding any other term of this Agreement, a Bank is only obliged to participate in an Advance (including a Swingline Advance) to the extent that it would not result in the aggregate Euro Amount of its participation and that of a Bank which is its affiliate in the Advances exceeding its Overall Commitment in relation to the A1 Facility, the A2 Facility or the C Facility (as the case may be).

(d)                                 Where, but for the operation of paragraph (c) above, the Euro Amount of a Bank’s participation and that of a Bank which is its affiliate in the relevant Advance (including a Swingline Advance) would have exceeded its Overall Commitment in relation to the A1 Facility, the A2 Facility or the C Facility (as the case may be), the excess will be apportioned among the other Banks participating in the relevant Advance pro rata according to their relevant Commitments in relation to such Facility.  This calculation will be applied as often as necessary until the relevant Advance is apportioned among the relevant Banks in a manner consistent with paragraph (c) above.

(e)                                  For the purposes of paragraphs (c) and (d) above, a participation in an Advance will include a Bank’s Canadian Pro-Rata Share of any Canadian Advance.

6.                                      SWINGLINE ADVANCES

6.1                                 Swingline

Upon the terms and subject to the conditions of this Agreement:

(a)                                  the A1 Swingline Banks make available to the A1 Borrowers a multicurrency swingline loan facility in an aggregate amount equal to the Total A1 Swingline Commitments;

(b)                                 the A2 Swingline Banks make available to the A2 Borrowers a second ranking multicurrency swingline loan facility in an aggregate amount equal to the Total A2 Swingline Commitments; and

(c)                                  the C Swingline Banks make available to the C Borrowers a swingline loan facility in an aggregate amount equal to the Total C Swingline Commitments in Euro.

6.2                                 Purpose

(a)                                  Each A1 Borrower or A2 Borrower shall apply all amounts borrowed by it under any A Swingline Facility towards the purpose set out in Clause 2.2(b) (Purpose and Application of each A Facility) provided that, subject to Clause 5.2(b) (Delivery of a Utilisation Notice for Swingline Advances), the proceeds of any A1 Swingline Advance made pursuant to Clause 5.2(b) (Delivery of a Utilisation Notice for Swingline Advances), shall be applied towards payment of any stamp duty assessed by the Commissioner of State Revenue in Queensland in respect of any of the Initial Security Documents relating to any Advances made in Australian Dollars in relation to the A1 Swingline Facility.

(b)                                 Each C Borrower shall apply all amounts borrowed by it under the C Swingline Facility towards the purpose set out in Clause 2.3(b) (Purpose and Application of C Facility).

6.3                                 Swingline Agent

(a)                                  The Facility Agent may perform its duties in respect of the Swingline Facilities through an affiliate acting as its agent.

(b)                                 Notwithstanding any other term of this Agreement and without limiting the liability of any Obligor under the Finance Documents, each Bank shall (according to its Proportion of the Euro Amount of the Total A1 Commitments, Total A2 Commitments or the Total C Commitments, as appropriate or, if the Total A1 Commitments, Total A2 Commitments or the Total C Commitments, as appropriate, are then zero, to its Proportion of the Euro Amount of the Total A1 Commitments, Total A2 Commitments or the Total C Commitments immediately prior to their reduction to zero) pay to or indemnify the Facility Agent, within three Business Days of demand, for or against any cost, loss or liability incurred by the Facility Agent or its affiliate (other than by reason of the Facility Agent’s or its affiliate’s gross negligence or wilful misconduct) in acting as Facility Agent for the Swingline Facilities under the Finance Documents (unless the Facility Agent or its affiliate has been reimbursed by an Obligor pursuant to a Finance Document).

6.4                                 Conditions of assignment or transfer

Notwithstanding any other term of this Agreement, each Bank shall ensure that at all times its Overall Commitment in relation to the A1 Facility, the A2 Facility or the C Facility (as the case may be) is not less than:

(a)                                  its Swingline Commitment in relation to such Facility; or

(b)                                 if it does not have a Swingline Commitment in relation to such Facility, the Swingline Commitment in relation to such Facility of a Bank which is its affiliate.

7.                                      LETTER OF CREDIT COMMISSION, L/C ISSUER FEE AND COSTS AND EXPENSES

7.1                                 Letter of Credit Commission

The relevant C Borrower shall, in respect of each Letter of Credit requested by it, pay to the Facility Agent for the account of each Bank (for distribution in proportion to each Bank’s L/C Proportion of such Letter of Credit) a letter of credit commission at the L/C Commission Rate on the Face Amount of the relevant Letter of Credit.  Such letter of credit commission shall be paid in arrear in respect of each successive period of three months (or such shorter period as shall end on the relevant Expiry Date) which begins during the Term of the relevant Letter of Credit, such payments to be made on the last day of each such period.

7.2                                 L/C Issuer Fee

The relevant C Borrower shall, in respect of each Letter of Credit, pay to the relevant L/C Issuer (for its own account) a fee in Euro in the amounts and at the times agreed between such L/C Issuer and the relevant C Borrower.

7.3                                 Costs and Expenses

In addition to Clauses 7.1 (Letter of Credit Commission) and 7.2 (L/C Issuer Fee), each C Borrower agrees to pay or reimburse any L/C Issuer for such normal and customary costs and expenses as are incurred or charged by such L/C Issuer in issuing, effecting payment under, amending or otherwise administering any Letter of Credit issued by such L/C Issuer.

8.                                      PAYMENT AND CALCULATION OF INTEREST

8.1                                 Payment of Interest

On the Repayment Date relating to each Advance, the relevant Borrower shall pay accrued interest on that Advance.

8.2                                 Calculation of Interest

The rate of interest applicable to an Advance from time to time during its Term shall be the rate per annum which is the sum of:

(a)                                  the Applicable Margin;

(b)                                 the Mandatory Cost Rate; and

(c)                                  in relation to:

(i)                                     any Advance (other than a Swingline Advance) which is denominated in:

(A)                              Euro, EURIBOR;

(B)                                Canadian Dollars, the BA Rate or, subject to paragraphs (b) and (c) of the definition of “BA Rate”, an interpolation of the BA Rate and CORRA;

(C)                                Australian Dollars, BBSY; or

(D)                               any other currency, LIBOR;

(ii)                                  any Swingline Advance (other than a Canadian Swingline Advance), the relevant Swingline Rate; and

(iii)                               any Canadian Swingline Advance, the Canadian Swingline Rate.

8.3                                 Effective Global Rate (Taux Effectif Global)

For the purposes of articles L. 313-1 et seq. of the French Code de la Consommation, the parties acknowledge that by virtue of certain characteristics of the Facilities (and in particular the variable interest rate applicable to the Advances, the effective global rate (taux effectif global) of the Facilities made available to the French Borrowers cannot be calculated at the date of this Agreement.  However, the French Borrowers on the date of this Agreement acknowledge or on the date of their accession to this Agreement will acknowledge, that they have each received from the Facility Agent a duly completed letter (a “TEG Letter”) in the form set out in Schedule 12 (Form of TEG Letter) containing an indicative calculation of the effective global rate (taux effectif global) of the Facilities, based on figured examples calculated on assumptions set out in that TEG Letter.  The parties acknowledge that each such TEG Letter forms an integral part of this Agreement.

8.4                                 Italian Law Interest Cap

Notwithstanding any other term of this Agreement, if at any time the annual effective global rate (tasso annuo effectivo globale – TAEG) pursuant to Article 2 of Law no. 108 of 17 March 1996 and the relevant implementing legislation) of a Facility payable by an Obligor incorporated under the laws of Italy under this Agreement would result in a breach of Italian usury law, then any such payment shall be capped, for the shortest period possible (if applicable), at the maximum amount permitted to be payable by such Obligor under Italian usury law.

9.                                      MARKET DISRUPTION AND ALTERNATIVE INTEREST RATES

9.1                                 Market Disruption

(a)                                  If, in relation to any Advance (other than a BA Rate Loan or a Swingline Advance) or Unpaid Sum:

(i)                                     at or about the time specified in this Agreement on the Quotation Date (or other relevant date of determination as specified in this Agreement), the appropriate Screen Rate is not displayed and none or only one of the relevant Reference Banks supplies a rate for the purpose of determining the relevant interbank rate for the relevant Interest Period or Term; or

(ii)                                  before 5.00 p.m. in Paris on the Quotation Date for such Advance or Unpaid Sum the Facility Agent has been notified by a Bank or each of a group of Banks to whom in aggregate fifty per cent. or more of such Advance or Unpaid Sum is owed (or, in the case of an undrawn Advance, if made, would be owed) that the relevant interbank rate does not accurately reflect the cost of funding its participation in such Advance or Unpaid Sum, then, the Facility Agent shall promptly notify the Parent and the Banks (by telefax or by telephone) of such event and, notwithstanding anything to the contrary in this Agreement, Clause 9.2 (Substitute Interest Period and Interest Rate) shall apply to such Advance (if it is a Rollover Advance) or Unpaid Sum.  If paragraph (a) or (b) of this Clause 9.1 applies to a proposed Advance (being an Advance which is not (i) a Rollover Advance or (ii) an Advance to fund payment of a Letter of Credit under Clause 12.6 (Advances to meet Demands in respect of Letters of Credit) (an “Incremental Advance”)), such Incremental Advance shall not be made.

(b)                                 If, by reason of circumstances affecting the Canadian money market generally, as determined by the Facility Agent (acting reasonably), there is no market for Canadian Dollar bankers’ acceptances, the right of a Canadian Borrower to request a BA Rate Loan shall be suspended until the circumstances causing the suspension no longer exist, and until such time, any Utilisation Notice which is outstanding for BA Rate Loans shall be cancelled and the Canadian Borrower may only obtain Canadian Swingline Advances.

9.2                                 Substitute Interest Period and Interest Rate

If Clause 9.1(a)(i) (Market Disruption) or Clause 9.1(a)(ii) (Market Disruption) applies to an Advance or Unpaid Sum, the rate of interest applicable to each Bank’s portion of such Advance or Unpaid Sum during the relevant Interest Period or Term shall (subject to any agreement reached pursuant to Clause 9.3 (Alternative Rate)) be the rate per annum which is the sum of:

(a)                                  the Applicable Margin; and

(b)                                 the rate per annum notified to the Facility Agent by such Bank (which the Facility Agent shall promptly notify to the Parent) before the last day of such Interest Period or Term to be that which expresses as a percentage rate per annum the cost to such Bank of funding from whatever sources are available to it its portion of such Advance or Unpaid Sum during such Interest Period or Term.  Such notification shall include a reasonably detailed explanation of the calculation of such rate.

9.3                                 Alternative Rate

If (a) either of those events mentioned in Clauses 9.1(a)(i) and Clause 9.1(a)(ii) (Market Disruption) occurs in relation to an Advance or Unpaid Sum or (b) by reason of circumstances affecting the relevant interbank market during any period of three consecutive Business Days the relevant interbank rate is not available for the relevant currency to prime banks in the relevant interbank market, then if the Facility Agent or the Parent so requires, the Facility Agent and the Parent shall enter into negotiations in good faith and using commercially reasonable efforts to minimise the interest cost to the Parent with a view to agreeing a substitute basis (i) for determining the rates of interest from time to time applicable to the Advances and Unpaid Sums and/or (ii) upon which the Advances and Unpaid Sums may be maintained (whether in Euro or some other currency) thereafter and any such substitute basis that is agreed shall take effect in accordance with its terms and be binding on each party hereto, provided that the Facility Agent may not agree any such substitute basis without the prior consent of an Instructing Group in respect of the relevant Facility.

10.                               NOTIFICATION

10.1                           Advances and Letters of Credit

No later than (a) the case of any Advance other than a Swingline Advance, the applicable time specified in the Timetable on the relevant Information Date and (b) in the case of any Swingline Advance or Letter of Credit, the applicable time specified in the Timetable on the relevant Notification Date, the Facility Agent shall, in respect of any Advance made or to be made or Letter of Credit issued or to be issued under the Facility, deliver a Notification, together with a copy of any Asset Report required to be delivered in relation to such Advance, Swingline Advance or Letter of Credit.

10.2                           Interest Rate Determination

(a)                                  The Facility Agent shall promptly notify each Borrower and the Banks participating in the relevant Facility (other than a Swingline Facility) of each determination of the relevant interbank rate, the Applicable Margin and the Mandatory Cost Rate.  The Facility Agent shall, at the request of the relevant Borrower, deliver to such Borrower a statement showing in reasonable detail how the relevant interbank rate in relation to any Term or Interest Period in any Advance (other than a Swingline Advance) was determined.

(b)                                 No later than the applicable date and time specified in the Timetable, each Bank participating in the relevant Swingline Advance shall notify Facility Agent of the quotation offered by such Bank for deposits in such currency for such Term and the Facility Agent shall, no later than the applicable date and time specified in the Timetable, promptly notify each Borrower participating in such Swingline Advance and the Coordinator of the Swingline Rate. The Facility Agent shall, at the request of the relevant Borrower, deliver to such Borrower a statement showing in reasonable detail how the relevant Swingline Rate in relation to any Term or Interest Period was determined.

(c)                                  No later than the applicable date and time specified in the Timetable, each Canadian Permitted Bank participating in the relevant Canadian Swingline Advance shall notify the Facility Agent of the quotation offered by such Bank for deposits in such currency for such Term and the Facility Agent shall, no later than the applicable date and time specified in the Timetable, promptly notify each Borrower participating in such Canadian Swingline Advance and the Coordinator of the Canadian Swingline Rate. The Facility Agent shall, at the request of the relevant Borrower, deliver to such Borrower a statement showing in reasonable detail how the relevant Canadian Swingline Rate in relation to any Term or Interest Period was determined.

10.3                           Demands under Letters of Credit

If a demand is made under a Letter of Credit or an L/C Issuer incurs in connection with a Letter of Credit any other liability, cost, claim, loss or expense which is to be reimbursed pursuant to this Agreement, the relevant L/C Issuer shall promptly notify the Facility Agent of the amount of such demand or such liability, cost, claim, loss or expense and the Letter of Credit to which it relates and the Facility Agent shall promptly make demand upon the relevant C Borrower in accordance with this Agreement and notify the Banks.

10.4                           Changes to Interest Rates

The Facility Agent shall promptly notify the relevant Borrower and the Banks participating in the relevant Facility (or, in the case of any A Facility, the relevant Tranche) of any change to any interest rate occasioned by the operation of Clause 9 (Market Disruption and Alternative Interest Rates).

10.5                           Netting of Advances

On any Utilisation Date, the Facility Agent shall apply the proceeds of any Advance to be made on that date (a “New Advance”) in satisfaction of any amounts of principal payable by the Borrower to whom that New Advance is to be made on that Utilisation Date which are in the same currency and relate to the same Facility or Tranche as that New Advance.

11.                               REPAYMENT OF ADVANCES

(a)                                  Subject to Clause 10.5 (Netting of Advances), each Borrower shall repay each Advance (including any Swingline Advance) made to it in full prior to the close of business (in the relevant country relating to the Designated Currency) on the Repayment Date relating thereto.

(b)                                 All amounts outstanding under each Facility shall be repaid on the Final Maturity Date.

(c)                                  Notwithstanding paragraph (a) above, but subject to paragraph (b) above, each Australian Borrower shall repay each Advance (including any Swingline Advance) made to it on the Repayment Date but only to the extent that the Minimum Principal Loan Note Amount is maintained as a result of such repayment and where a Rollover Advance is used to refinance the Advance, the Loan Notes relating to such Advance shall not be so redeemed and shall relate in all respects (including principal, interest and maturity) to the Rollover Advance and to each Bank’s share thereof.

(d)                                 Notwithstanding paragraph (a) above, each Italian Borrower shall firstly repay any outstanding amount of the Italian Non-Guaranteed Tranches, if any, then any amount drawn by it under the A1 Euro Tranche and/or the A2 Euro Tranche, as the case may be, it being understood that any payment made by an

Italian Borrower shall be applied firstly to the repayment of interest and then of principal.

12.                               C BORROWER’S LIABILITIES IN RELATION TO LETTERS OF CREDIT

12.1                           C Borrower’s Indemnity to L/C Issuers

The C Borrower on whose behalf a Letter of Credit has been issued shall irrevocably and unconditionally as a primary obligation indemnify (within three Business Days of demand of the Facility Agent) the L/C Issuer which issued such Letter of Credit against:

(a)                                  any sum paid or due and payable by such L/C Issuer under such Letter of Credit in accordance with the terms of such Letter of Credit; and

(b)                                 all liabilities, costs, claims, losses and expenses which such L/C Issuer may at any time properly incur or sustain in connection with or arising out of any such Letter of Credit other than those arising out of the relevant L/C Issuer’s gross negligence or wilful misconduct.

12.2                           C Borrower’s Indemnity to Banks

The C Borrower on whose behalf a Letter of Credit has been issued shall irrevocably and unconditionally as a primary obligation indemnify (within three Business Days of demand of the Facility Agent) each Bank against:

(a)                                  any sum paid or due and payable by such Bank (whether under Clause 35.1 (Banks’ Indemnity) or otherwise) in connection with such Letter of Credit; and

(b)                                 all liabilities, costs, claims, losses and expenses which such Bank may at any time properly incur or sustain in connection with any Letter of Credit other than those arising out of the relevant L/C Issuer’s gross negligence or wilful misconduct.

12.3                           Preservation of Rights

Neither the obligations of any C Borrower set out in this Clause 12 nor the rights, powers and remedies conferred on any L/C Issuer or any Bank by this Agreement or by law shall be discharged, impaired or otherwise affected by:

(a)                                  the winding-up, dissolution, administration or re-organisation of the relevant L/C Issuer, any Bank or any other person or any change in its status, function, control or ownership;

(b)                                 any of the obligations of the relevant L/C Issuer, any Bank or any other person hereunder or under any Letter of Credit or under any other security taken in respect of any C Borrower’s obligations hereunder or otherwise in connection with a Letter of Credit being or becoming illegal, invalid, unenforceable or ineffective in any respect;

(c)                                  any time or other indulgence being granted or agreed to be granted to the relevant L/C Issuer, any Bank or any other person in respect of its obligations hereunder or under or in connection with a Letter of Credit or under any such other security;

(d)           any amendment to, or any variation, waiver or release of, any obligation of such L/C Issuer, any Bank or any other person under a Letter of Credit or this Agreement;

(e)           any other act, event or omission (other than gross negligence or wilful misconduct) which, but for this Clause 12, might operate to discharge, impair or otherwise affect any of the obligations of a C Borrower set out in this Clause 12 or any of the rights, powers or remedies conferred upon such L/C Issuer or any Bank by this Agreement or by law.

The obligations of each C Borrower set out in this Clause 12 shall be in addition to and independent of every other security which any L/C Issuer or such Bank may at any time hold in respect of such C Borrower’s obligations hereunder.

12.4         Settlement Conditional

Any settlement or discharge between a C Borrower and an L/C Issuer or a Bank shall be conditional upon no security or payment to such L/C Issuer or such Bank by such C Borrower, or any other person on behalf of such C Borrower, being avoided or reduced by virtue of any laws relating to bankruptcy, insolvency, liquidation or similar laws of general application and, if any such security or payment is so avoided or reduced, such L/C Issuer or such Bank shall be entitled to recover the value or amount of such security or payment from such C Borrower subsequently as if such settlement or discharge had not occurred.

12.5         Right to make Payments under Letters of Credit

The relevant L/C Issuer shall be entitled to make any payment in accordance with the terms of the relevant Letter of Credit without any reference to or further authority from the relevant C Borrower or any other investigation or enquiry.  Each C Borrower irrevocably authorises each L/C Issuer to comply with any demand under a Letter of Credit which is valid on its face.

12.6         Advances to meet Demands in respect of Letters of Credit

If a demand for payment is made under a Letter of Credit the relevant C Borrower shall, unless it has given at least three Business Days’ notice to the contrary to the Facility Agent, be deemed to have issued a Utilisation Notice (to the extent that such C Borrower would otherwise be permitted to request a Rollover Advance under this Agreement) for a Rollover Advance maturing at the next Settlement Date and in an amount equal to that to be paid by such C Borrower to the L/C Issuer pursuant to Clause 12.1(a) (C Borrower’s Indemnity to L/C Issuers) and save as otherwise provided herein, each Bank will participate through its Facility Office in each such Rollover Advance made pursuant to this Clause 12.6 (Advances to meet Demands in respect of Letters of Credit) in the proportion borne by its Available Commitment to the Available Facility in relation to the C Facility immediately prior to the making of that Rollover Advance and the Facility Agent shall pay the proceeds of each Rollover Advance to the relevant L/C Issuer.

13.          CANCELLATION AND PREPAYMENT

13.1         Voluntary Cancellation

(a)           The Parent may, by giving to the Facility Agent prior notice on a Reporting Date to that effect, cancel the whole or any part (being in a minimum amount of €5,000,000 (or the Designated Currency Equivalent thereof) and an integral multiple of €1,000,000 (or the Designated Currency Equivalent thereof)) on the Settlement Date relating to such Reporting Date) of any Available Facility.  Any such cancellation shall reduce permanently the Commitment of each Bank in relation to such Facility or Tranche (as the case may be) rateably save that prior to the date that is 12 months after the Closing Date the maximum aggregate amount of the Available Facility in relation to:

(i)            the A1 Facility that may be so cancelled shall be limited to an aggregate Euro Amount of €200,000,000; and

(ii)           the A2 Facility that may be so cancelled shall be limited to an aggregate Euro Amount of €30,000,000,

and provided always that no amount of the A2 Facility may be cancelled until the A1 Facility has been fully repaid and all the A1 Commitments of the relevant Banks reduced to zero.

(b)           Notwithstanding paragraph (a) above and in respect of Italian Borrowers only, no amount of the A1 Euro Tranche and/or of the A2 Euro Tranche may be cancelled until the Italian Non-Guaranteed Tranches have been fully repaid.

13.2         Automatic Cancellation

(a)           If a Mandatory Cancellation Event occurs, the Commitments shall be immediately cancelled and reduced to zero.

(b)           At the end of the Availability Period any undrawn Commitment under each Facility shall be cancelled and no further amount shall be capable of being drawn under any Facility.

13.3         Mandatory Reduction of the Facilities

The Parent shall (and shall procure that each relevant Borrower shall) apply an amount equal to:

(a)           one hundred per cent. (100 per cent.) of any Net Cash Proceeds less any Reinvested Amount in respect of any disposal, lease or transfer of any asset of any Borrower (or in the case of a Borrower that is a Financeco, its Related Opco) which constitutes a Permitted Disposal of the nature described in paragraph (e) of the definition of “Permitted Disposals” (excluding, for the avoidance of doubt, any Net Cash Proceeds from the sale of the shares or other stock of an Excluded Canadian Company or of the assets of any Excluded Canadian Company);

(b)           one hundred per cent. (100 per cent.) of the Net Cash Proceeds (provided that such Net Cash Proceeds are in any financial year in aggregate in excess of €10,000,000 received as a result of making a claim under an insurance policy for damage to or destruction of any property or asset of any Borrower (or in the case of a Borrower that is a Financeco, its Related Opco) or in respect of any condemnation or casualty event (other than in relation to any third party liability), save (i) if such Net Cash Proceeds relate to a claim in respect of assets that are part of the relevant Borrower’s A1 Borrowing Base, A2 Borrowing Base or C Borrowing Base (as the case may be), and (ii) to the extent of any amount that has been or will be applied to repair or to purchase or lease a replacement for such asset or property or otherwise to remedy the cause of such claim, or which is otherwise reinvested in the business of the relevant Borrower or its Related Opco (if applicable), within 12 months (or, if longer, the period required by the Parent or the relevant Borrower or its Related Opco (if applicable) to so apply such proceeds provided that such longer period has been approved by the Facility Agent (acting reasonably)) of receipt of such proceeds; and

(c)           one hundred per cent. (100 per cent.) of the Net Cash Proceeds of any Take-Out Financing,

immediately upon receipt by the relevant Borrower or its Related Opco (if applicable) of the proceeds of any Take-Out Financing and as soon as reasonably practicable and in any case within one month of receipt by the relevant Borrower or its Related Opco (if applicable) in the case of all other amounts to which this Clause 13.3 applies, in repayment of the Facilities (and, in relation to any mandatory prepayment as a result of the operation of paragraph (c) above, in the reduction and pro tanto cancellation of the Facilities) in each case in accordance with Clause 13.7 (Application of Amounts Prepaid) and Clause 13.8 (Prepayment Accounts).

13.4         Change of Control, Sale and Change of Ownership

(a)           If a Change of Control or Sale occurs:

(i)            all of the Banks’ Commitments will immediately be cancelled and reduced to zero; and

(ii)           each Borrower will immediately prepay all Advances drawn by it and all sums advanced to it hereunder in accordance with Clause 13.7 (Application of Amounts Prepaid).

(b)           If any Obligor (other than an Orphan Financeco, an Orphan SPV, a partially financed Financeco or a partially owned SPV) ceases to be a wholly-owned direct or indirect subsidiary of the Parent (save for de minimis nominal shareholdings by the Target) or any Obligor that is an Orphan Financeco or an Orphan SPV ceases to be an Orphan Financeco or an Orphan SPV, such Obligor (together with its Related Opco, related Financeco and related SPV) shall immediately prepay all Advances drawn by it and all sums advanced to it hereunder and in the reduction and pro tanto cancellation of the Facilities, in each case in accordance with Clause 13.7 (Application of Amounts Prepaid).

13.5         Mandatory Prepayment on breach of Borrowing Base

If in relation to a particular Borrower and a particular Facility on any Calculation Date, the A1 Outstandings, the A2 Outstandings or the C Outstandings of such Borrower exceeds such Borrower’s A1 Borrowing Base, A2 Borrowing Base or C Borrowing Base (as the case may be), the Parent shall procure that no later than the immediately succeeding Settlement Date, (a) an amount equal to the amount of such excess is applied by the relevant Borrower in prepayment of the relevant Outstandings in the relevant Designated Currency and (b) in the case of the C Facility and any outstanding Letters of Credit, Cash Collateral is provided in an amount equal to the amount of the relevant L/C Issuer’s maximum actual and contingent liabilities under such Letter of Credit .

13.6         Limitations on Obligations

(a)           The mandatory prepayments pursuant to paragraphs (a), (b) and (c) of Clause 13.3 (Mandatory Reduction of the Facilities), Clause 13.5 (Mandatory Prepayment on breach of Borrowing Base) and paragraph (e) of this Clause 13.6 shall be limited to the sum of:

(i)            cash and Cash Equivalents held by the relevant entity (which, in the case of paragraphs (a), (b) and (c) of Clause 13.3 (Mandatory Reduction of the Facilities) shall be the entity that received the relevant Net Cash Proceeds) (the “Relevant Obligor”);

(ii)           distributable profits net of taxes for the current financial year of the subsidiaries of such Relevant Obligor which are distributable (taking into account the Relevant Obligor’s shareholding in such subsidiaries and provided, in relation to any Relevant Obligor, that in the circumstances where the Relevant Obligor does not have, directly or indirectly, the power or ability to decide to pay any dividend or make any distribution of profit of such subsidiaries without the prior approval of the other shareholders, members or partners, as the case may be, in such subsidiaries, such Relevant Obligor has used all reasonable endeavours to procure such prior approval);

(iii)          distributable reserves in respect of a subsidiary of a Relevant Obligor domiciled in France (en franchis de prélévement exceptionnel sur les distributions de bénéfices (article 95 of the Loi de Finances for 2004)) or, in respect of a subsidiary domiciled other than in France, to the extent that distributable reserves of such subsidiary domiciled other than in France can be distributed without any material tax cost for non-French subsidiaries of the Relevant Obligor which are distributable (taking into account the Relevant Obligor’s shareholding in such subsidiaries and provided, in relation to any Relevant Obligor, that in the circumstances where the Relevant Obligor does not have, directly or indirectly, the power or ability to decide to pay any dividend or make any distribution of reserves of such subsidiaries without the prior approval of the other shareholders, members or partners, as the case may be, in such subsidiaries, such Relevant Obligor has used all reasonable endeavours to procure such prior approval);

(iv)          any intercompany loan which can be lawfully granted by any member of the Group or other Obligor to the Relevant Obligor(s) provided that such member of the Group or other Obligor holds cash and/or Cash Equivalents in order to make such intercompany loans; and

(v)           any other debt owed by any member of the Group or other Obligor to the Relevant Obligor(s) (either due and payable or, if not, provided that such member of the Group or other Obligor holds cash and/or Cash Equivalents sufficient to repay such debt), including, if any, any tax payment due and payable by any member of the Group or other Obligor to the Relevant Obligor(s) in connection with the tax consolidation of the Group (net of provisions for taxes), in each case to be determined upon the date upon which the relevant prepayment obligation arose (or, if relevant, the date upon which the proceeds are received by the Relevant Obligor) and in each case net of taxes imposed in connection with such prepayment.

(b)           For the avoidance of doubt, the Banks’ right to a prepayment pursuant to paragraphs (a), (b) and (c) of Clause 13.3 (Mandatory Reduction of the Facilities) in relation to Net Cash Proceeds received by subsidiaries not fully owned by the Relevant Obligor, shall be limited to the percentage of the share capital of such subsidiaries or percentage of the relevant interest, as the case may be, held in any partnership or other entity directly or indirectly held by the Relevant Obligor.

(c)           Further, such prepayments shall be limited to the extent that such Net Cash Proceeds cannot be obtained from the Relevant Obligor without such Relevant Obligor or any of its subsidiaries (whether direct or indirect) being in breach of any law (including any law relating to the timing of distributions), regulation or binding ruling from a competent authority or without the directors of such Relevant Obligor incurring personal liability or breaching their fiduciary duties to such Relevant Obligor or without the Relevant Obligor being placed into a position where it has insufficient funds available to it to be able to continue to trade for the purposes of any relevant insolvency law (taking into account funds available to such Relevant Obligor from any other member of the Group or other Obligor); provided that in each such case the Parent shall deliver to the Banks a certificate in form and substance reasonably satisfactory to the Facility Agent setting forth the circumstances of such breach of law, regulation, binding ruling or fiduciary duty or such risk of personal liability or insolvency circumstance.

(d)           Where any such prohibition or risk of personal liability or breach of fiduciary duty exists, the Relevant Obligor shall procure that each of its subsidiaries shall use all reasonable endeavours lawfully to overcome the prohibition or risk.

(e)           To the extent that any Relevant Obligor’s obligation to make a mandatory prepayment under Clause 13.3 (Mandatory Reduction of the Facilities) is limited by the provisions of this Clause 13.6 (Limitations on Obligations), the balance of such Relevant Obligor’s pro rata portion of such mandatory prepayment shall be paid by other Obligors to the extent permitted hereunder to be applied in accordance with Clause 13.7 (Application of Amounts Prepaid) and to the extent permitted by applicable law and this Clause 13.6.  Any prepayment obligation by any Relevant Obligor which is limited by the provisions of this Clause 13.6 (Limitations on Obligations), and which cannot be allocated to prepayment by other Obligors as previously provided, shall be on-going and shall be reinstated at the time and to the extent that the events or circumstances giving rise to such limitation shall cease to exist.

13.7         Application of Amounts Prepaid

(a)           Any amount to be applied in reduction of the Facilities pursuant to Clause 13.3 (Mandatory Reduction of the Facilities) shall be applied in repayment of the Facility (or, in the case of any A Facility, the relevant Tranche) in relation to which the relevant Borrower (or the relevant Related Opco, as the case may be) is a Borrower and if such Borrower has borrowed under more than one Facility or Tranche (as the case may be), pro rata against each such Facility or Tranche (as the case may be) provided that no such amount shall be applied in the reduction and cancellation of the A2 Facility unless all of that Borrower’s A1 Outstandings have been fully repaid.

(b)           Upon any prepayment of any Facility (or, in the case of any A Facility, any Tranche) pursuant to paragraph (a) above as a result of a receipt of Net Cash Proceeds of any Take-Out Financing or pursuant to Clause 13.4(b) (Change of Control, Sale and Change of Ownership), (i) the aggregate Commitments of the Banks under such Facility or Tranche (as the case may be) shall be cancelled in an aggregate amount equal to the amount in the relevant Designated Currency of such prepayment, (ii) the Commitments of each Bank under such Facility or Tranche (as the case may be) shall be cancelled in an amount in the relevant Base Currency equal to its Proportion of such prepayment and (iii) to the extent that any Take-Out Financing (or related series of Take-Out Financings) shall relate to more than one Borrower, the Facility Agent shall apply the aforementioned prepayments against such Borrowers’ (and their respective Related Opco’s) Outstandings in such proportion and in such manner (as among such Borrowers (and their respective Related Opco’s) and as between each such Borrower’s (and its respective Related Opco’s) A1 Outstandings, A2 Outstandings and, to the extent applicable, C Outstandings) as the Facility Agent shall determine (acting reasonably) taking into account the limitations referred to in Clause 13.6 (Limitations on Obligations).

13.8         Prepayment Accounts

(a)           If the provisions of Clause 13.3 (Mandatory Reduction of the Facilities) would require a Borrower to prepay any amount of an Advance otherwise than on the last day of its Term, such Borrower may elect (by written notice to the Facility Agent) to credit the amount to be repaid to a Prepayment Account on the date on which the prepayment obligation would, but for this Clause 13.8 (Prepayment Accounts), arise.

(b)           If such Borrower elects to make any payments into a Prepayment Account then such amounts shall, as appropriate and to the extent required by Clause 13.3 (Mandatory Reduction of the Facilities) be applied in prepayment of the applicable Outstandings, upon maturity of the next maturing Advance(s).

(c)           Each Borrower hereby authorises the Facility Agent to withdraw monies from the Prepayment Account and apply such monies against prepayments and other amounts which are due under this Clause 12 or, upon the occurrence of an Event of Default that is continuing and has been notified to the Facility Agent by the Parent or a Borrower, against any amount due and payable under the Finance Documents.

13.9         Cancellation of Letters of Credit

Each C Borrower may give the Facility Agent not less than one Business Day’s prior notice of its intention to procure that any L/C Issuer’s liability under any Letter of Credit is reduced to zero (whereupon it shall do so) provided such C Borrower has provided evidence in form and substance reasonably satisfactory to the L/C Issuer that the beneficiary under such Letter of Credit has consented to the cancellation of such Letter of Credit.

13.10       Notice of Cancellation or Prepayment

Any notice of cancellation and/or prepayment given by a Borrower pursuant to this Clause 13 shall be irrevocable, shall specify the date upon which such cancellation or prepayment is to be made and the amount of such cancellation or prepayment.

13.11       Notice of Removal of a Bank or L/C Issuer

If:

(a)           any sum payable to any Bank or L/C Issuer by an Obligor is required to be increased pursuant to Clause 14.1 (Tax Gross-up); or

(b)           any Bank or L/C Issuer claims indemnification from a Borrower under Clause 14.2 (Tax Indemnity) or Clause 16.1 (Increased Costs),

the Parent may, whilst such circumstance continues, give the Facility Agent at least ten Business Days notice (which notice shall be irrevocable) of its intention (a) if such circumstance relates to a Bank to cancel, repay and/or provide Cash Collateral in respect of the Commitment of such Bank or (b) if such circumstance relates to an L/C Issuer, to procure the cancellation of or provide Cash Collateral in respect of such L/C Issuer’s outstanding Letters of Credit.

13.12       Removal of a Bank or L/C Issuer

On the day the notice referred to in Clause 13.11 (Notice of Removal of a Bank or L/C Issuer) expires:

(a)           (if such circumstance relates to a Bank) the relevant C Borrower shall repay such Bank’s portion of each relevant Advance and the relevant C Borrower shall procure either that such Bank’s L/C Proportion of each relevant Letter of Credit be reduced to zero (by reduction of the amount of such Letter of Credit in an amount equal to such Bank’s L/C Proportion) or that Cash Collateral be provided in an amount equal to such Bank’s L/C Proportion of such Letter of Credit; and

(b)           (if such circumstance relates to an L/C Issuer) the relevant C Borrower shall procure that the relevant L/C Issuer’s liability under any Letter of Credit issued by it shall be either reduced to zero or otherwise secured by the relevant C Borrower providing Cash Collateral in an amount equal to the amount of such L/C Issuer’s maximum actual and contingent liabilities under such Letter of Credit.

13.13       No Further Availability

A Bank for whose account a repayment is to be made under Clause 13.12 (Removal of a Bank or L/C Issuer) shall not be obliged to participate in the making of Advances or any Letter of Credit on or after the date upon which the Facility Agent receives the relevant C Borrower’s notice of its intention to procure the repayment of such Bank’s share of the Outstandings, and such Bank’s Commitment shall be reduced to zero.

13.14       No Other Repayments or Cancellation

The Borrowers shall not repay or cancel all or any part of the Outstandings except at the times and in the manner expressly provided for in this Agreement.

13.15       Replacement of L/C Issuer

The Parent may, on giving not less than ten (10) Business Days notice to the Facility Agent, request the appointment of another Bank to act as L/C Issuer on the terms and conditions set out herein.

13.16       Prepayment of Advances by Australian Borrower

The provisions of paragraph (a) of Clause 11 (Repayment of Advances) apply with all changes necessary to effect, and resulting from, prepayments under the relevant Facility by an Australian Borrower under this Clause 12.

14.          TAXES

14.1         Tax Gross-up

(a)           Save to the extent required under any applicable law, all payments to be made by an Obligor to any Finance Party hereunder or under the Finance Documents shall be made free and clear of and without deduction or withholding for or on account of tax.  Except as provided by Clause 14.6 (US Filings), if any Obligor is required to deduct or withhold any Relevant Tax, or an amount for or on account of any Relevant Tax from any payment made hereunder or under the Finance Documents to any Finance Party the sum payable by such Obligor (in respect of which such deduction or withholding is required to be made) shall be increased to the extent necessary to ensure that such Finance Party receives a sum net of any deduction or withholding (including deductions or withholdings applicable to any additional amounts paid under this Clause 14.1) equal to the sum which it would have received had no such deduction or withholding been made or required to be made provided that this Clause 14.1 (Tax Gross-up) shall not apply to the extent (i) that such deduction or withholding would not have arisen if the relevant Finance Party had complied with its obligations under, or (ii) as otherwise set out in, in each case, Clause 14.3 (Banks’ Tax Status) or Clause 14.5 (Double Taxation Relief) as the case may be.

(b)           This Clause 14.1 shall not apply to any amounts that the Australian Borrower or any Australian Obligor is obliged to deduct as a result or by reason of a Bank’s or Finance Party’s failure to comply with its obligations in Subdivision 12-E of Schedule 1 to the Australian Taxation Administration Act of 1953.

14.2         Tax Indemnity

Without prejudice to Clause 14.1 (Tax Gross-ups) and except as provided by Clause 14.6 (US Filings), if, by reason of any change after the date hereof in law or in its interpretation or administration (including, without limitation, the introduction of legislation, any change in judicial interpretation, any change in an applicable Double Taxation Treaty or any change in the published practice of a relevant tax authority), any Finance Party is required to make any payment of or on account of a Relevant Tax on or in relation to any sum received or receivable hereunder or under the Finance Documents or if any liability in respect of any such payment is asserted, imposed, levied or assessed against any Finance Party, the Parent shall, upon demand of the Facility Agent, promptly indemnify or cause to be indemnified the Finance Party which suffers a loss or liability as a result against such payment or liability, together with any interest, penalties, costs and expenses payable or incurred in connection therewith provided that:

(a)           this Clause 14.2 (Tax Indemnity) shall not apply in respect of any Relevant Tax, interest, penalties, costs or expenses of a Finance Party which would not have arisen or been incurred but for the reasonably avoidable delay or the default of such Finance Party;

(b)           this Clause 14.2 (Tax Indemnity) shall not apply to the extent that such Relevant Tax, interest, penalties, costs or expenses:

(i)            would not have arisen if the relevant Finance Party was and continued to be a Qualifying Bank and had complied with its obligations under Clause 14.3 (Banks’ Tax Status) save, in each case, where such Relevant Tax, interest, penalties, costs or expenses arise as a result of any change after the date hereof in law or in its interpretation or administration (including, without limitation, the introduction of legislation, any change in judicial interpretation, any change in an applicable Double Taxation Treaty or any change in the published practice of a relevant tax authority);

(ii)           would not have arisen if the relevant Finance Party had complied with its obligations under Clause 14.5 (Double Taxation Relief); or

(iii)          is compensated for by an increased payment under Clause 14.1 (Tax Gross-up), or it would have been had the provisions of Clause 14.3 (Banks’ Tax Status) not applied.

14.3         Banks’ Tax Status

(a)           Each Bank and each Fee Recipient certifies to the Facility Agent and the Parent (on the date hereof or, in the case of a Bank or Fee Recipient which becomes a party hereto pursuant to a transfer or assignment, on the date on which the relevant transfer or assignment becomes effective) that it is a Qualifying Bank and each Bank and each Fee Recipient shall promptly notify the Facility Agent if there is any change in its position from that set out above.  Upon receipt of any such notification from a Bank or Fee Recipient the Facility Agent shall promptly notify the Parent thereof.

(b)           Subject to Clause 14.3(e) (Banks’ Tax Status), if any Bank or Fee Recipient is not or ceases to be a Qualifying Bank or does not comply with or perform the formalities required to be a Qualifying Bank (including without limitation completing and submitting any form or other document required for the purpose of ensuring the application of a Double Taxation Treaty or applicable tax laws or regulations) (except, in each case, by reason of any change after the date the Bank or Fee Recipient becomes a party to this Agreement in law or in its interpretation or administration including, without limitation, the introduction of legislation, any change in judicial interpretation, any change in an applicable double tax treaty or any change in the published practice of a relevant tax authority) the Obligor shall not be liable pursuant to this Clause 14 to pay with respect to the Bank or Fee Recipient any amount greater than the amount which the Obligor would have been liable to pay pursuant to this Clause 14 with respect to that Bank or Fee Recipient if that Bank or Fee Recipient had been, or had not ceased to be on that date, a Qualifying Bank and had complied with or had performed the formalities required to be a Qualifying Bank (including without limitation completing and submitting any form or other document required for the purpose of ensuring the application of a Double Taxation Treaty or applicable tax laws or regulations).

(c)           If at the date a Guarantor makes a payment hereunder or under the Finance Documents on behalf of a Borrower any deduction or withholding for or on account of tax imposed in respect of such payment would have been excluded from the gross-up at Clause 14.1 (Tax Gross-up) or the indemnity at Clause 14.2 (Tax Indemnity) under this Agreement if such payment were made by such Borrower, then, to that extent, the applicable gross-up under Clause 14.1 (Tax Gross-up) or the indemnity at Clause 14.2 (Tax Indemnity) in respect of such payment by such Guarantor shall exclude so much of the amount (or, if applicable, the currency equivalent amount) of deduction or withholding for or on account of tax that would have been excluded had the payment been made by such Borrower.

(d)           A Swiss Obligor shall not be required to make any increased payments under Clause 14.1 (Tax Gross-up) for a tax deduction, and the Parent shall not be obliged to make any payments or cause any payments to be made under Clause 14.2 (Tax Indemnity), in each case, which is due to the fact that there are more than ten Banks which are not Qualifying Banks in relation to such Swiss Obligor under this Agreement. For the avoidance of doubt, it is the Banks’ sole responsibility to make sure that there are not more than ten Banks (including any sub-participants) at any time which are not Qualifying Banks in relation to any Swiss Obligor under this Agreement.

(e)           No Swiss Obligor shall be indebted at any time to more than 20 lenders (including the Banks under this Agreement), which are not Qualifying Banks.

14.4         Claims by Banks

A Bank intending to make a claim pursuant to Clause 14.2 (Tax Indemnity) shall notify the Facility Agent of the event giving rise to the claim, whereupon the Facility Agent shall notify the Parent thereof.

14.5         Double Taxation Relief

If, and to the extent that, the effect of Clause 14.1 (Tax Gross-up) or Clause 14.2 (Tax Indemnity) can be mitigated by virtue of the provisions of any applicable Double Taxation Treaty or any applicable tax law (whether by a claim to repayment of any taxes referred to in Clause 14.1 (Tax Gross-up) or Clause 14.2 (Tax Indemnity) or otherwise) the relevant Finance Party agrees, provided that, and for so long as, no Event of Default has occurred and is continuing, to co-operate with the Parent with a view to completing and submitting any forms required for the purpose of ensuring the application of such Double Taxation Treaty or applicable tax law so far as relevant, provided that no Finance Party shall be required pursuant to this Clause 14.5 to complete or co-operate in completing any form unless the Parent or the relevant Borrower reasonably requests it to do so.

14.6         US Filings

(a)           Each Finance Party that is a United States person (as such term is defined in Section 7701(a)(30) of the Internal Revenue Code) shall, on or prior to the date of the execution and delivery of this Agreement in the case of an original Finance Party and on the date of the relevant Transfer Certificate pursuant to which it becomes a Finance Party in the case of any other Finance Party, and from time to time thereafter as reasonably requested in writing by the Facility Agent (but only so long as such Finance Party remains lawfully able to do so), provide the Facility Agent with two properly completed and duly executed Internal Revenue Service Forms W-9 or any successor or other form prescribed by the Internal Revenue Service, certifying that such Finance Party is not subject to United States backup withholding tax on payments made pursuant to this Agreement or any other Finance Document by a US Obligor.

(b)           Each Finance Party that is not a United States person (as such term is defined in Section 7701(a)(30) of the Internal Revenue Code) shall, on or prior to the date of the execution and delivery of this Agreement in the case of an original Finance Party and on the date of the relevant Transfer Certificate pursuant to which it becomes a Finance Party in the case of any other Finance Party, and from time to time thereafter as reasonably requested in writing by the Facility Agent (but only so long as such Finance Party remains lawfully able to do so):

(i)            provide the Facility Agent with two properly completed and duly executed Internal Revenue Service Forms W-8BEN or W-8ECI, as appropriate, or any successor or other form prescribed by the Internal Revenue Service, certifying that such Finance Party is exempt from or entitled to a reduced rate of United States federal withholding tax on payments made pursuant to this Agreement or any other Finance Document by a US Obligor under an applicable double taxation agreement, together with such other form or forms, or any documentation or certification as may be necessary from time to time after the date hereof to establish the exemption or reduced rate; or

(ii)           in the case of a Finance Party claiming the benefits of the exemption from United States federal withholding tax for portfolio interest under Section 881(c) of the Internal Revenue Code, provide (x) a certificate to the Facility Agent to the effect that and pursuant to which the Finance Party represents that such Finance Party is not (i) a bank (as such term is used in Section 881(c)(3)(A) of the Internal Revenue Code), (ii) a 10-percent shareholder of the relevant Obligor (within the meaning of Section 881(c)(3)(B) of the Internal Revenue Code), or (iii) a controlled foreign corporation related to the relevant Obligor (as such term is described in Section 881(c)(3)(C) of the Internal Revenue Code), and (y) two properly completed and duly executed Internal Revenue Service Forms W-8BEN or any successor or other forms prescribed by the Internal Revenue Service certifying the non-United States person status of such Finance Party and such Finance Party’s legal entitlement at the date of such certification to an exemption from United States federal withholding tax with respect to payments made pursuant to this Agreement or under any other Finance Document by a US Obligor, together with such other form or forms, documentation or certifications as may be necessary from time to time to establish this exemption; or

(iii)          in the case of any Finance Party that is a foreign intermediary or foreign flow-through entity for United States federal income tax purposes, provide the Facility Agent with respect to such Finance Party, two properly completed and duly executed Internal Revenue Service Forms W-8IMY or any successor or other forms prescribed by the Internal Revenue Service and the statement, certificate or other documentary evidence required to be provided by such Finance Party and, in the case of a nonqualified intermediary that is a Finance Party or a non-withholding Finance Party that is a foreign flow-through entity, with respect to each beneficiary or member of such Finance Party, two forms and/or certificates described in paragraph (i) or (ii) of this Clause 14.6(a), as applicable, together with such other form or forms, documentation, statements, certificates or certifications as may be necessary from time to time to establish the exemption from or, in the case of paragraph (i) only, the reduced rate of, withholding.

(c)           If a Finance Party fails to provide the Facility Agent with the appropriate Internal Revenue Service form or, if applicable, the certificate or certification,

each as described above and each being properly completed and duly executed (other than if such failure is due to a change in law, or in the interpretation or application thereof, occurring after the date on which a form or certificate originally was required to be provided or if such form, certificate or other document otherwise is not required under Clauses 14.6(a) or (b))(US Filings), United States federal withholding tax and United States backup withholding tax, in each case imposed on any amount paid by the relevant Obligor under this Agreement or any other Finance Document, shall be considered excluded from the gross-up at Clause 14.1 (Tax Gross-up) or the indemnity at Clause 14.2 (Tax Indemnity) under this Agreement by reason of such failure unless and until the Finance Party provides the appropriate Internal Revenue Service form or certificate that is properly completed and duly executed and establishing a complete exemption from United States backup withholding tax or a complete exemption from, or a reduction of, United States federal withholding tax on any amount paid by the US Obligor under this Agreement or the other Finance Document, whereupon United States federal withholding tax at such reduced rate only (to the extent a complete exemption is not available to such Finance Party) shall be considered excluded from such gross-up or indemnity for periods governed by such form and certificate.  If any Internal Revenue Service form provided by a Finance Party pursuant to this Clause 14.6 (US Filings) at the time such Finance Party first becomes a Finance Party hereunder or when it first provides such form indicates a United States federal withholding tax rate in excess of zero in respect of any amount paid by the US Obligor under this Agreement or the other Finance Documents, United States federal withholding tax at such rate shall be considered excluded from the gross-up at Clause 14.1 (Tax Gross-up) or the indemnity at Clause 14.2 (Tax Indemnity) under this Agreement or the other Finance Documents unless and until the Finance Party provides the appropriate form certifying that a lesser rate applies, whereupon federal withholding tax at the lesser rate only shall be considered excluded from the gross-up or indemnity for periods governed by such form; provided, however, that if at the date a Finance Party transferee under a Transfer Certificate becomes a party to this Agreement, the Finance Party transferor was entitled to payments under Clauses 14.1 (Tax Gross-up) or 14.2 (Tax Indemnity) in respect of United States federal withholding tax in connection with any amount paid at such date, then, to that extent, the applicable gross-up under Clause 14.1 (Tax Gross-up) or indemnity under Clause 14.2 (Tax Indemnity) shall include (in addition to withholding taxes that may be imposed in the future or other amounts otherwise included therein) an amount of United States federal withholding tax equal to that applicable with respect to the Finance Party transferor on such date.  If any form, certificate or document referred to in this Clause 14.6 (US Filings) requires the disclosure of information, other than information necessary to compute the Relevant Tax payable and such information as is required on the date hereof by the Internal Revenue Service Forms W-9, W-8BEN, W-8ECI or W-8IMY (as applicable) or the related certificate described above, or other information relating to a Finance Party’s nationality, identity or residence, that a Finance Party reasonably considers to be confidential, the Finance Party shall not be obligated to include in such form, certificate or document such confidential information.

14.7         VAT

(a)           Except where otherwise expressly provided, and without duplication, all amounts set out in, or expressed to be payable under, a Finance Document by any person to a Finance Party which (in whole or in part) constitute the consideration for VAT purposes shall be deemed to be exclusive of any VAT which is chargeable on such supply, and accordingly, if VAT is chargeable on any supply made by any Finance Party to any person under a Finance Document, that person shall pay to the Finance Party (in addition to and at the same time as paying the consideration) an amount equal to the amount of the VAT (and such Finance Party shall promptly provide an appropriate VAT invoice to such person).

(b)           If VAT is chargeable on any supply made by any Finance Party (the “Supplier”) to any other Finance Party (the “Recipient”) under a Finance Document, and any person (the “Relevant Party”) is required by the terms of any Finance Document to pay an amount equal to the consideration for such supply to the Supplier (rather than being required to reimburse the Recipient in respect of that consideration), such person shall also pay to the Supplier (in addition to and at the same time as paying such amount) an amount equal to the amount of such VAT.  The Recipient shall promptly pay to the Relevant Party an amount equal to any credit or repayment from the relevant Tax authority which it reasonably determines relates to the VAT chargeable on that supply.

(c)           If any party is required under any Finance Document to reimburse costs and expenses incurred by any other party, such reimbursement shall, to the extent that it relates to any amount in respect of VAT incurred by such other party, be made only in respect of the portion of such amount that is not recoverable by way of set-off against or repayment by the relevant Governmental Authority to which such VAT has been paid.

14.8         Tax Forms

For the avoidance of doubt, the Facility Agent shall following a request by the Parent promptly deliver to the Parent all forms, documentation, statements, certificates or certifications received by it from any Finance Party pursuant to any Finance Document in respect of any Relevant Tax.

15.          TAX RECEIPTS

15.1         Notification of Requirement to Deduct Tax

If, at any time, an Obligor is required by law to make any deduction or withholding from any sum payable by it hereunder or under the Finance Documents (or if thereafter there is any change in the rates at which or the manner in which such deductions or withholdings are calculated), such Obligor shall promptly notify the Facility Agent.

15.2         Evidence of Payment of Tax

(a)           If an Obligor makes any payment hereunder or under the Finance Documents in respect of which it is required to make any deduction or withholding, it shall pay the full amount required to be deducted or withheld to the relevant taxation or other authority within the time allowed for such payment under applicable law and shall, as promptly as possible thereafter, deliver to the Facility Agent on behalf of the Bank or Banks to which such payment was made a certified copy of the original official receipt received by such Obligor (of if such receipt is not available such other evidence of payment as is reasonably satisfactory to the Facility Agent) evidencing the payment to such authority of the amounts so required to be deducted or withheld in respect of that payment or that Bank’s share of such payment.

(b)           If an Obligor fails to pay any Relevant Taxes or any amount for or on account of any Relevant Taxes when due to the appropriate taxing authority or fails to remit to the Facility Agent the required receipts or other required documentary evidence, such Obligor shall indemnify the Facility Agent and the Finance Parties for any incremental taxes, interest or penalties that may become payable by the Facility Agent or any Finance Party as a result of any such failure.

15.3         Tax Credit Payment

(a)           If an additional payment is made under Clause 14 (Taxes) or Clause 15.2 (Evidence of Payment of Tax) by an Obligor for the benefit of any Finance Party and such Finance Party, in its sole discretion exercised in good faith, determines that it has obtained, utilised and retained a credit against, a relief or remission for, or repayment of, any tax, then, if and to the extent that such Finance Party, in its sole opinion acting in good faith, determines that:

(i)            such credit, relief, remission or repayment is in respect of or calculated with reference to the additional payment made pursuant to Clause 14 (Taxes) or Clause 15.2 (Evidence of Payment of Tax); and

(ii)           (except in relation to repayment of any tax in respect of which additional amounts have been paid pursuant to Clause 14.1 (Tax Gross-up)) its tax affairs for its tax year in respect of which such credit, relief, remission or repayment was obtained have been finally settled, such Finance Party shall, to the extent that it can do so without prejudice to the retention of the amount of such credit, relief, remission or repayment, promptly pay to such Obligor such amount as such Finance Party shall, in its sole opinion acting in good faith, determine to be the amount which will leave such Finance Party (after such payment) in no worse after-tax position than it would have been in had the additional payment in question not been required to be made by such Obligor.  For the purposes of this Clause 15.3, each Finance Party agrees to use reasonable endeavours to obtain any repayment, credit, relief or remission to which it is or may be entitled.

(b)           An Obligor may, upon written request, require the Finance Party promptly to produce reasonable evidence (having regard to Clause 15.4 (Tax and Other Affairs) below) as to whether or not the criteria set out in paragraphs (i) and (ii) above are satisfied.

15.4         Tax and Other Affairs

No provision of Clauses 14 (Taxes), 15 (Tax Receipts) or 18 (Mitigation and other Provisions relating to Taxes and Increased Costs) shall interfere with the right of any Finance Party to arrange its tax or any other affairs in whatever manner it thinks fit, oblige any Finance Party to claim any credit, relief, remission or repayment in respect of any payment under Clause 14.1 (Tax Gross-up) in priority to any other credit, relief, remission or repayment available to it or oblige any Finance Party to disclose any information relating to its tax or other affairs or any computations in respect thereof.

16.          INCREASED COSTS

16.1         Increased Costs

If, by reason of (a) any change in law or in its interpretation, administration or application and/or (b) compliance with any request or requirement relating to the maintenance of capital or any other request from or requirement of any central bank or other fiscal, monetary or other authority, in either case, made after the date of this Agreement or (if later) the date on which the relevant person becomes party hereto:

(a)           a Bank, L/C Issuer or any holding company of such Bank or L/C Issuer is unable to obtain the rate of return on its capital which it would have been able to obtain but for such Bank’s or L/C Issuer’s entering into or assuming or maintaining a commitment or performing its obligations under the Finance Documents or any Letter of Credit;

(b)           a Bank, L/C Issuer or any holding company of such Bank or L/C Issuer incurs a cost as a result of such Bank’s or L/C Issuer’s entering into or assuming or maintaining a commitment, issuing or performing its obligations under the Finance Documents or any Letter of Credit; or

(c)           there is any increase in the cost to a Bank, L/C Issuer or any holding company of such Bank or the L/C Issuer of funding or maintaining such Bank’s or L/C Issuer’s share of the Advances, any Unpaid Sum or any Letter of Credit,

then the Parent shall, from time to time on demand of the Facility Agent, promptly pay to the Facility Agent for the account of that Bank or L/C Issuer amounts sufficient to compensate that Bank or L/C Issuer or to enable that Bank or L/C Issuer to compensate its holding company from and against, as the case may be, (i) such reduction in the rate of return of capital, (ii) such cost or (iii) such increased cost, provided that no Bank or L/C Issuer shall claim any amount from the Parent hereunder unless such Bank or L/C Issuer deems the relevant amount to be material.

16.2         Increased Costs Claims

A Bank or L/C Issuer intending to make a claim pursuant to Clause 16.1 (Increased Costs) shall promptly notify the Parent through the Facility Agent, and such notice shall certify that (a) one of the events described in this Clause 16 has occurred and describe in reasonable detail the nature of such event, (b) the amount of the reduction, cost or increased cost resulting from such event, and (c) the amount of the compensation payment it is demanding from the Parent together with a reasonably detailed calculation thereof.

16.3         Exclusions

Notwithstanding the foregoing provisions of this Clause 16, no Bank or L/C Issuer shall be entitled to make any claim under this Clause 16 in respect of:

(a)           any tax (and, for the avoidance of doubt, Clauses 14 (Taxes) and 15 (Tax Receipts) alone shall apply to tax);

(b)           any cost, increased cost or liability which is directly attributable to such Bank or L/C Issuer entering into a commitment to lend to a third party after the date of this Agreement which is, at the date such commitment is entered into, in breach of any request or requirement of any central bank or other fiscal, monetary or banking authority relating to that Bank or L/C Issuer; or

(c)           any cost, increased cost or liability resulting from the implementation by the applicable authorities having jurisdiction over such Bank or L/C Issuer or its relevant Facility Office of specific capital adequacy requirements officially announced prior to the date of this Agreement to the extent clearly ascertainable from the announcement, but not more stringent requirements on or after the date of this Agreement; or

(d)           any cost, increased cost or liability arising solely by reason of such Bank’s or L/C Issuer’s unreasonable delay in notifying the Facility Agent of its right to make a demand under the Clause 16.1 (Increased Costs) after it has become aware of and is able to ascertain the amount of its claim.

17.          ILLEGALITY

If the adoption of or any change in any requirement of law or in the interpretation or application thereof which occurs after the date of this Agreement shall make it unlawful, for a Bank or L/C Issuer to make, fund, issue, participate in or allow to remain outstanding all or part of its share of the Advances or Letters of Credit, then that Bank or L/C Issuer shall, promptly after becoming aware of the same, deliver to the Parent through the Facility Agent a notice to that effect (which notice shall be withdrawn upon such circumstances ceasing to exist) and:

(a)           such Bank or L/C Issuer shall not thereafter be obliged to participate in any Advance or Letter of Credit until such time as it shall no longer be unlawful for such Bank or L/C Issuer to do so and the amount of its Total Commitments shall be immediately be cancelled and reduced to zero; and

(b)           if the Facility Agent on behalf of such Bank or L/C Issuer so requires, the Parent shall procure that each C Borrower shall:

(i)            repay, as soon as practicable and, in any case, within five days, such Bank’s share of any outstanding Advances together with accrued interest thereon and all other amounts owing to such Bank hereunder; and

(ii)           ensure that, as soon as practicable and, in any case, within 5 days, the liabilities of such Bank or L/C Issuer under or in respect of each Letter of Credit are reduced to zero or otherwise secured by providing Cash Collateral in an amount equal to such Bank’s L/C Proportion of such Letters of Credit or such L/C Issuer’s maximum actual and contingent liabilities under such Letter Credit, provided that, in relation to the repayment of any outstanding Advances, if it is lawful for a Bank to allow to remain outstanding all or part of its share of the Advances until the last day of the then current Term applicable thereto, then the Parent shall not be obliged to procure the repayment of such Advances until the last day of such Term

18.          MITIGATION AND OTHER PROVISIONS RELATING TO TAXES AND INCREASED COSTS

18.1         Mitigation

If, in respect of any Finance Party, circumstances exist which would or would upon the giving of notice result in:

(a)           a restriction upon its ability to participate in or have any right or obligation under this Agreement in respect of a Letter of Credit;

(b)           any amount being payable to it or for its account pursuant to Clause 14.1 (Tax Gross-up);

(c)           a claim for indemnification pursuant to Clause 14.2 (Tax Indemnity) or Clause 16.1 (Increased Costs); or

(d)           the reduction of its Available Commitment to zero or any repayment to be made pursuant to Clause 17 (Illegality),

then, without in any way limiting, reducing or otherwise qualifying the rights of such Finance Party or the obligations of the Obligors under any of the Clauses referred to in the paragraphs above, such Finance Party (if it is not the Facility Agent) shall (a) promptly upon becoming aware of such circumstances (save to the extent existing on the date of this Agreement) notify the Facility Agent thereof and (b) in consultation with the Facility Agent and the Parent and to the extent that it can do so lawfully and without prejudice to its own position, take such steps as may reasonably be available to it and acceptable to the Parent (including, in the case of a Bank or the Facility Agent, a transfer of its rights and obligations under the Finance Documents to another affiliate or a relevant Facility Office or (in the event that the relevant circumstances arise after the date such Finance Party becomes party to this

Agreement) the transfer of its rights, benefits and obligations hereunder to another financial institution acceptable to the Parent and willing to participate in the Facilities) to mitigate the effects of such circumstances, provided that such Finance Party shall be under no obligation to take any such action if, in the opinion of such Finance Party acting in good faith, to do so might reasonably be expected to have any adverse effect upon its business, operations or financial condition (other than any minor costs and expenses of an administrative nature) or be contrary to any relevant credit or other approvals, including internal approvals, required by any relevant affiliate or branch of such Finance Party.

18.2         Removal of Affected Bank

If, in the circumstances described in Clause 18.1 (Mitigation), a Bank has failed to take mitigating action in accordance with that Clause, the Parent shall have the right, for so long as such circumstances exist, (i) to seek one or more substitute Bank(s) reasonably satisfactory to the Parent to take a transfer of such Bank’s participation in the Facilities in accordance with Clause 36 (Assignments and Transfers), or (ii) upon at least four Business Days, irrevocable notice to the Facility Agent, to prepay such Bank’s portion of the relevant Outstandings.  In the case of a prepayment of an affected Advance, the amount specified in the notice shall be due and payable on the date specified therein, together with any accrued interest to such date on the amount prepaid.  In the case of each of the substitution of a Bank and of the prepayment of an affected Advance, the Parent shall first pay the affected Bank any additional amounts owing to such Bank prior to such substitution or prepayment.

18.3         Change in Facility Office

If (other than pursuant to Clause 18.1 (Mitigation)) a Finance Party changes its Facility Office and the effect of the change, as of the date of the change, would be to cause any Obligor to become obliged to pay any additional amount under Clause 14 (Taxes) or 16 (Increased Costs), such Obligor shall not be obliged to pay such additional amount.

19.          REPRESENTATIONS

Subject to the terms of Clause 19.30 (Time of making representations), each Obligor (or, where otherwise stated, the specified Obligors) makes the representations and warranties set out in this Clause 19 (Representations) in respect of itself and, where expressly referred to, its subsidiaries at the times and in accordance with Clauses 19.30 (Time of making representations) and 19.31 (Repetition of Representations).  Each of the Obligors acknowledges that the Finance Parties have entered into this Agreement in reliance on those representations and warranties.

19.1         Status

(a)           It and each of its subsidiaries is a corporation, company or other person duly incorporated (or, as the case may be, organised) and, if applicable, in good standing, under the laws of its jurisdiction of organisation.

(b)           It and each of its subsidiaries has the power to own its assets and carry on its business substantially as it is being conducted, save where the lack of such power is not reasonably likely to have a Material Adverse Effect.

(c)           1677932 Ontario Limited has no liabilities and, other than the common shares it holds in Hertz Canada Limited, no assets.

19.2         Governing Law and Judgments

In any proceedings taken in its jurisdiction of organisation in relation to the Finance Documents to which it is a party, the choice of English law (or in the case of any Security Documents governed by a different jurisdiction’s law, the law of that jurisdiction) as the governing law of the Finance Documents, and any judgment obtained in England (or such other relevant jurisdiction) in relation to the Finance Documents, will be recognised and enforced subject to applicable insolvency, bankruptcy, liquidation, administration, moratorium, reorganisation and similar laws affecting the rights of creditors generally, general principles of equity and any other reservations made in the Legal Opinions.

19.3         Binding Obligations

The obligations expressed to be assumed by it in the Finance Documents to which it is a party are legal and valid obligations binding on it and enforceable against it in accordance with the terms thereof and each Security Document to which it is a party constitutes valid Security ranking, subject to the reservations made in the Legal Opinions, in accordance with terms thereof, in each case subject to applicable insolvency, bankruptcy, liquidation, administration, moratorium, reorganisation and similar laws affecting the rights of creditors generally, general principles of equity and any other reservations made in the Legal Opinions.

19.4         Execution of the Finance Documents

(a)           Its execution of the Finance Documents to which it is a party and its exercise of its rights and performance of its obligations thereunder (taken as a whole) do not and will not:

(i)            conflict in any material respect with any agreement, mortgage, bond or other instrument or treaty to which it is a party or which is binding upon it or any of its assets in such manner or to such extent as to have or be reasonably likely to have a Material Adverse Effect;

(ii)           conflict (save to the extent, if any, described in the Legal Opinions) in any material respect with its constitutive documents; or

(iii)          conflict in any material respect with any applicable law or court judgment, in each case which would be materially prejudicial to the interests of the Banks.

(b)           It has (or will, prior to execution, have) the power to enter into the Finance Documents to which it is a party and all corporate and other action required to authorise the execution of the Finance Documents to which it is a party and the performance of its obligations thereunder has been (or will, prior to execution, have been) duly taken.

19.5         No Material Proceedings

No action or litigation, administration, regulatory or arbitration proceeding of or before any court or agency which would be reasonably likely to be adversely determined and, if so adversely determined, would reasonably be expected to have a Material Adverse Effect has been started or, to the best of its knowledge and belief, threatened against it or any of its subsidiaries.

19.6         Financial Statements

(a)           The Parent represents that, subject to the ongoing audit in Canada which may result in the restatement thereof and subject to usual year end adjustments, its Original Financial Statements:

(i)            were prepared in accordance with the Applicable Accounting Principles save as disclosed therein;

(ii)           disclose all liabilities required to be disclosed in accordance with the Applicable Accounting Principles; and

(iii)          save as disclosed therein and save as may be changed as a result of the audit by the revenue authorities in Canada and as a result of usual year end adjustments, in the case of audited accounts, give a true and fair view of the financial position of the Group and, in the case of unaudited accounts, fairly present the financial position of the Group.

(b)           In relation to the Parent, its most recent financial statements delivered pursuant to Clause 20 (Financial Information):

(i)            have been prepared in accordance with the Applicable Accounting Principles;

(ii)           disclose all liabilities required to be disclosed in accordance with the Applicable Accounting Principles; and

(iii)          in the case of audited accounts, give a true and fair view of the financial position of the Group, and, in the case of unaudited accounts, fairly represent the financial position of the Group.

19.7         No Material Adverse Change

The Parent on its own behalf and on behalf of each Obligor represents that, since the date of its Original Financial Statements, other than the solicitation of offers to enter into the Acquisition Agreement, the negotiation of the terms of and entering into of the Acquisition Agreement, the announcement of the Acquisition Agreement and the consummation of the transactions contemplated thereby and the entry into of the Finance Documents and the B Bridge Finance Documents, there has been no change in the Group which has had or could reasonably be expected to have a Material Adverse Effect.

19.8         Validity and Admissibility in Evidence

All acts, conditions and things required to be done, fulfilled and performed (save for any such acts, conditions or things referred to in the qualifications to the Legal Opinions and subject to applicable bankruptcy or insolvency laws or other similar laws affecting creditors’ rights or remedies generally and general principles of equity) in order (a) to enable it lawfully to enter into, exercise its rights under and perform and comply with the obligations (taken as a whole) expressed to be assumed by such Obligor in the Finance Documents, (b) to ensure that the obligations expressed to be assumed by such Obligor in the Finance Documents (taken as a whole) are legal, valid, binding and enforceable and (c) to make the Finance Documents admissible in evidence in its jurisdiction of organisation have been done, fulfilled and performed, save in each case for any such act, conditions or thing which the failure to do, fulfil or perform would not reasonably be expected to have a Material Adverse Effect.

19.9         Claims pari passu

Under the laws of its jurisdiction of incorporation in force at the date hereof or, in the case of an Obligor acceding after the date of this Agreement, as at the date of the Accession Memorandum pursuant to which such Obligor accedes, the claims of the Finance Parties against it under the Finance Documents will rank at least pari passu with the claims of all its unsecured and unsubordinated creditors save those whose claims are preferred solely by any bankruptcy, insolvency, liquidation or other similar laws or other provisions of general application.

19.10       Compliance with Laws

(a)           It is in compliance with all laws and regulations to which it may be subject except where failure to do so would not reasonably be expected to have a Material Adverse Effect.

(b)           Each Borrower represents that the proceeds of any Advance made to it under this Agreement:

(i)            have been and will be applied in accordance with Clause 2.2 (Purpose and Application of each A Facility) or Clause 2.3 (Purpose and Application of C Facility) as the case may be; and

(ii)           have not been and will not be applied in any other manner or for any other purpose, and, in particular, in any other manner or for any other purpose that did not or will not comply in all respects with, (x) in the case of any Borrower incorporated in the United Kingdom, Sections 151 to 158 of the United Kingdom Companies Act 1985 or, (y) in the case of any other Borrower, any equivalent legislation in the jurisdiction of incorporation of such other Borrower save to the extent where to do so would not reasonably be expected to have a Material Adverse Effect.

19.11       No Winding-up

Except as permitted pursuant to Clause 22.10 (Mergers), such Obligor has not taken any corporate action nor has any other steps been taken or legal proceedings been started or (to the best of its knowledge and belief) threatened against it for its winding-up, dissolution, administration, re-organisation, bankruptcy, moratorium of payments, division or statutory merger (whether by voluntary arrangement, scheme of arrangement or otherwise) or for the appointment of a receiver, administrator, administrative receiver, conservator, custodian, trustee or similar officer of it or of any or all of its assets or revenues.

19.12       No Material Defaults

Neither such Obligor nor any of its subsidiaries is in breach of or in default under any agreement to which it is a party or which is binding on it or any of its subsidiaries or any of its assets to an extent or in a manner which would reasonably be expected to have a Material Adverse Effect.

19.13       No Misleading Information

(a)           To the best of the Parent’s knowledge and belief, the factual information with respect to the Group and any Obligor that is an Orphan Financeco or Orphan SPV contained in the Information Memorandum (taken as a whole) is in all material respects true and accurate and, to the best of the Parent’s knowledge and belief, is not misleading in any material respect and no factual information has been omitted that renders such information contained in the Information Memorandum taken as a whole untrue or misleading in any material respect in the context of the Facilities.

(b)           All opinions, predictions or intentions expressed in the Information Memorandum on the part of the Parent are honestly held or made after careful consideration and, to the best of the Parent’s knowledge and belief, no factual information with respect to the Group or any Obligor that is an Orphan Financeco or an Orphan SPV has been omitted that would render such opinions, predictions or intentions misleading in any material respect.

(c)           All other written information (including any Asset Report) provided by any member of the Group (including its advisers) or any Obligor that is an Orphan Financeco or Orphan SPV to a Finance Party in connection with the negotiation of the Finance Documents or included therein or delivered pursuant thereto was, to the best of that Obligor’s knowledge and belief, true, complete and accurate in all material respects as at the date it was provided and, to the best of that Obligor’s knowledge and belief, is not misleading in any respect as of such date.

(d)           Notwithstanding the foregoing, it is understood that (a) no representation or warranty is made concerning (i) any forecasts, estimates, pro forma information, projections and statements as to anticipated future performance or conditions, and (ii) the assumptions on which they were based, contained in the Information Memorandum, except that as of the date such forecasts, estimates, pro forma information, projections and statements were generated,

(x) such forecasts, estimates, pro forma information, projections and statements were based on the good faith assumptions of the management of the Parent and (y) such assumptions were believed by such management to be reasonable and (b) such forecasts, estimates, pro forma information, projections and statements and the assumptions on which they were based may or may not prove to be correct.

19.14       Environmental Compliance

The Parent represents that, to the best of its knowledge and belief, each Obligor and each of its subsidiaries has duly performed and observed in all material respects all Environmental Law, Environmental Permits and all other material covenants, conditions, restrictions or agreements directly or indirectly concerned with any contamination, pollution or waste or the release or discharge of any toxic or hazardous substance in connection with any real property which is or was at any time owned, leased or occupied by such Obligor or subsidiary or on which such Obligor or subsidiary has conducted any activity except where failure to do so would not reasonably be expected to have a Material Adverse Effect.

19.15       Environmental Claims

The Parent represents that to the best of its knowledge and belief, no Environmental Claim has been commenced or threatened against it or any Obligor or any of its subsidiaries where such claim would be reasonably likely to be adversely determined against any Obligor or any of its subsidiaries and if so adversely determined, would reasonably be expected to have a Material Adverse Effect.

19.16       Encumbrances and Indebtedness

(a)           Save for Permitted Encumbrances, no Encumbrance exists over all or any of the present or future revenues or assets of such Obligor or any of its subsidiaries.

(b)           No Obligor nor any of its subsidiaries has any Financial Indebtedness other than Permitted Indebtedness.

(c)           No Obligor nor any of its subsidiaries has issued any guarantee or indemnity save as permitted under Clause 22.2 (Loans and Guarantees).

19.17       Ranking

The Parent represents that the Security has or will have the ranking (subject to the reservations made in the Legal Opinions) in priority which it is expressed to have in the Security Documents.

19.18       Ownership of the Obligors

The Parent represents that each of the other Obligors (other than any Obligor that is an Orphan Financeco, an Orphan SPV or a partially owned Financeco or a partially owned SPV) is a direct or indirect wholly-owned subsidiary of the Parent.

19.19       Ownership of Parent

The Parent represents that the CD&R Investors, the Merrill Lynch Investors and the Carlyle Investors directly or indirectly through subsidiaries collectively hold or will hold a majority of the equity share capital of the Parent.

19.20       No Event of Default

The Parent represents that no Event of Default or Potential Event of Default has occurred which has not been either remedied to the satisfaction of the Facility Agent (acting reasonably) or expressly waived in writing.

19.21       Consents and Approvals

All necessary consents and approvals to the transactions contemplated by the Finance Documents have been or, when required, will be obtained and all consents, licences and other approvals and authorisations reasonably necessary and material for the conduct of business by the Group, any Orphan Financeco or Orphan SPV (as the case may be) have been, or when required will be obtained, their terms and conditions have been complied with in all material respects and they have not been and, so far as it is aware, will not be revoked or otherwise terminated except where such failure to obtain, non-compliance, revocation or termination would not reasonably (after having taken into account any indemnity or claim against any other person with respect to the issues in question) be expected to have a Material Adverse Effect.

19.22       Insurance

It and each of its subsidiaries has obtained insurances on and in relation to its business and assets with reputable underwriters or insurance companies against such risks and to such extent as is usual for companies carrying on a business such as that carried on by such member of the Group, Orphan Financeco or Orphan SPV (as the case may be).

19.23       Taxation

(a)           No claims are being asserted against it or any of its subsidiaries with respect to taxes which are reasonably likely to be determined adversely to it or such subsidiaries and which, if so adversely determined or after taking into account any indemnity of claim against any other party with respect to such claim, would reasonably be expected to have a Material Adverse Effect.

(b)           It and each of its subsidiaries has duly and punctually paid and discharged all material taxes, assessments and governmental charges imposed upon it or its assets within the time period allowed therefor without imposing tax penalties or creating any Encumbrance (other than Encumbrances of the nature described in paragraph (f) of the definition of “Permitted Encumbrances”) other than (i) such taxes, assessments and government charges with respect to which the failure to pay would not reasonably be expected to have a Material Adverse Effect and (ii) such taxes, assessments and government charges that are being contested in good faith and with respect to which adequate reserves are maintained on the books of the applicable Obligor in accordance with the Applicable Accounting Principles.

19.24       Good Title to Assets

To the best of its knowledge and belief, it and each of its subsidiaries has good title to, or valid leases of, or other appropriate licence, authorisation or consent to use, those material assets necessary to conduct its business.

19.25       US Government Regulations

(a)           The Parent represents that it is not an “investment company” which is registered or required to be registered under the United States Investment Company Act of 1940.

(b)           The Parent represents that it is not and none of its subsidiaries and no Obligor that is an Orphan Financeco or an Orphan SPV is engaged in the business of extending credit for the purpose of purchasing or carrying margin stock (within the meaning of Regulation U of the Board of Governors of the Federal Reserve System of the United States of America) as in effect from time to time, and no proceeds of any Advance will be used to purchase or carry any margin stock or to extend credit to others for the purpose of purchasing or carrying any margin stock.

(c)           The Parent represents that it is not and none of its subsidiaries nor any other Obligor that is an Orphan Financeco or an Orphan SPV is a “holding company” or a “subsidiary company” of a “holding company” or an “affiliate” of a “holding company” or of a “subsidiary company” of a “holding company” within the meaning of the United States Public Utility Holding Company Act of 1935.

19.26       Pensions

The pension schemes of each Obligor and each of its subsidiaries are funded to the extent required by law or otherwise comply with the requirements of any material law applicable in the jurisdiction in which the relevant pension scheme is maintained, in each case, where failure to do so would reasonably be expected to have a Material Adverse Effect.

19.27       The Acquisition

The Parent represents that as of the Closing Date, the representations and warranties, to the knowledge of the Parent, of Holdco and any of the other parties thereto contained in the Acquisition Agreement (after giving effect to any amendments, supplements, waivers or other modifications of the Acquisition Agreement prior to the Closing Date in accordance with the U.S. ABL Credit Agreement and the terms of this Agreement), to the extent a breach of such representation or warranty would result in Holdco or any of its affiliates having a right to terminate its obligations thereunder, are true and correct in all material respects except as otherwise disclosed to the Facility Agent in writing prior to the Closing Date.

19.28       Centre of Main Interests

In respect of any Obligor which is incorporated in the European Union, for the purposes of The Council of the European Union Regulation No. 1346/2000 on Insolvency Proceedings, its Centre of Main Interest is situated in its jurisdiction of incorporation or organisation.

19.29       Professional Market Party

Each Dutch Borrower is in compliance with the Dutch Banking Act and any regulations issued pursuant thereto (including, but not limited to, the Policy Guidelines and the Exemption Regulation) save to the extent that any failure would not reasonably be likely to have a Material Adverse Effect.

19.30       Time of making representations

The representations set out in Clause 19.1 (Status) to Clause 19.29 (Professional Market Party) shall be made as follows:

(a)           as at the date of this Agreement, each Obligor shall make the representations set out in Clause 19.1 (Status) to Clause 19.12 (No Material Defaults) (inclusive other than Clause 19.6 (Financial Statements) and Clause 19.7 (No Material Adverse Change)), Clause 19.16 (Encumbrances and Indebtedness), Clause 19.21 (Consents and Approvals) to Clause 19.24 (Good Title to Assets), Clause 19.26 (Pensions), Clause 19.28 (Centre of Main Interests) if it is incorporated in the European Union and Clause 19.29 (Professional Market Party) if it is incorporated in The Netherlands;

(b)           as at the date of the execution of an Accession Memorandum, each Additional Obligor and the Parent shall make the representations set out in paragraph (a) (as applicable); and

(c)           the Parent shall, in addition to those stated in paragraph (a) above, also make the representations:

(i)            set out in Clauses 19.6 (Financial Statements) and Clause 19.7 (No Material Adverse Change), Clause 19.14 (Environmental Compliance), 19.15 (Environmental Claims),Clause 19.17 (Ranking), Clause 19.18 (Ownership of the Obligors), Clause 19.19 (Ownership of Parent), Clause 19.20 (No Event of Default) and Clause 19.25 (US Governmental Regulations) (inclusive) as at the date of this Agreement;

(ii)           set out in Clause 19.13 (No Misleading Information) as at the date on which the Information Memorandum was approved by the Parent; and

(iii)          set out in Clause 19.27 (The Acquisition) at the time set out therein.

19.31       Repetition of Representations

The Repeated Representations shall be deemed to be repeated by each Obligor by reference to the facts and circumstances then existing on the first day of each Term,

each date on which an advance (other than a Rollover Advance) is or is to be made, each date on which a Letter of Credit is or is to be issued or its Term extended and each date on which a person becomes (or it is proposed that a person becomes) an Additional Obligor (provided that, in respect of any Advance made during the Certain Funds Period, only the Certain Funds Repeated Representations will be deemed to be repeated by the relevant Obligor on the date on which such Advance is made.

20.          FINANCIAL INFORMATION

20.1         Annual Statements

(a)           The Parent shall, as soon as the same become available, but in any event within 120 days after the end of each of its financial years ending after the Closing Date (other than in the case of the first such financial year ending after the Closing Date for which the delivery period shall be 180 days), deliver to the Facility Agent in sufficient copies for the Banks the consolidated financial statements of the Group for such financial year, audited by the Auditors.  Each set of consolidated financial statements delivered by the Parent pursuant to this Clause 20.1(a) shall be accompanied by (i) a statement comparing the actual performance of the Group during the financial year to which such statements relate to (x) the performance projected for such financial year in the Annual Budget for such financial year and (y) in relation to the financial year ending 31 December 2006 and each subsequent financial year, to the actual performance of the Group in the previous financial year, and (ii) a Specified ECF Amount Certificate for such financial year.

(b)           For the purposes of paragraph (a) above only, the Group shall be determined without reference to any Obligor that is (i) not an affiliate of any member of the Group and (ii) not required to be consolidated with the Group for the purposes of the consolidated financial statements of the Group in accordance with Applicable Accounting Principles.

(c)           Each Borrower shall, as soon as the same are filed, deliver to the Facility Agent in sufficient copies for the Banks such statutory financial statements of such Borrower for such financial year as are filed in such Borrower’s jurisdiction of organisation.

20.2         Quarterly Statements

(a)           The Parent shall as soon as the same become available, but in any event within 60 days after the end of the Financial Quarter ending after 1 January 2006 of the Parent of each of its financial years (other than in the case of the fiscal quarter ending on 31 March 2006 for which the delivery period shall be 90 days), deliver to the Facility Agent, in sufficient copies for the Banks, consolidated financial statements of the Group for such Financial Quarter, together with the Required Quarterly Information relating to such Financial Quarter.

(b)           For the purposes of paragraph (a) above only, the Group shall be determined without reference to any Obligor that is (i) not an affiliate of any member of the Group and (ii) not required to be consolidated with the Group for the purposes of the consolidated financial statements of the Group in accordance with Applicable Accounting Principles.

20.3         Reports

(a)           Subject to paragraph (b) below, the Coordinator shall on each Reporting Date provide to the Facility Agent (with a copy to the Security Agent) the relevant Asset Report specifying the position as at the immediately preceding Calculation Date, accompanied with, if and to the extent necessary, an original copy of such relevant document(s) required (if any) by the Receivables Charges or the Designated Obligor Re-Charges and a copy of the Designated Obligor Charges (in each case, if existing and not already provided), as applicable, in respect of the Eligible Receivables of such Borrower, it being agreed that in accordance with applicable laws and the terms of the relevant Receivables Charge or Designated Obligor Charge and related Designated Obligor Re-Charge, as applicable, any required identification or specification of the receivables and Eligible Receivables which are the subject of the Receivables Charge or Designated Obligor Charge and related Designated Obligor Re-Charge, as the case may be, (as well as any ancillary documents pertaining thereto) may be made by way of any appropriate computerised data processing or storage systems as described in the Receivables Charge or Designated Obligor Charge, and if such delivery is made no Borrower shall be required to draw up any paper-based list of those receivables in connection with the delivery of any Asset Report under any Facility.

(b)           Unless a C Borrower requires a C Advance to be made on the Settlement Date relating to any First Calculation Date occurring after the Closing Date, the Coordinator shall not be required to deliver the relevant Asset Report on the Reporting Date relating to such First Calculation Date.

20.4         Annual Budget

(a)           The Parent shall within 120 days after the commencement of each of its calendar years (other than in the case of the first such calendar year commencing after the Closing Date for which the delivery period shall be 180 days) deliver to the Facility Agent in sufficient copies for the Banks an Annual Budget for the Group for such calendar year.

(b)           For the purposes of paragraph (a) above only, the Group shall be determined without reference to any Obligor that is (i) not an affiliate of any member of the Group and (ii) not required to be consolidated with the Group for the purposes of the consolidated financial statements of the Group in accordance with Applicable Accounting Principles.

20.5         Other Financial Information

(a)           The Parent and each Obligor shall from time to time deliver to the Facility Agent or any Arranger, such other information relating to its financial condition, operation or taxation arrangements, or those of its subsidiaries and details of Security Interests granted by it or any other Obligor, as the Facility

Agent (or any other Bank or the Security Agent through the Facility Agent) or any Arranger may from time to time reasonably request.

(b)           The Parent shall, once in each calendar year, and at the request of the Facility Agent, make its senior management available for a meeting with the Banks at such time and at such location as the Parent and the Facility Agent, acting reasonably, may agree.

20.6         Accounting Policies

The Parent shall ensure that either each set of financial statements delivered pursuant to this Clause 20 is prepared using accounting policies, practices and procedures, consistent in all material respects with the Applicable Accounting Principles or that it delivers to the Facility Agent with each quarterly or annual set of financial statements that are not so consistent a reconciliation statement signed by the finance director setting out in reasonable detail such information as shall be required to reconcile such financial statements to the Applicable Accounting Principles to be calculated.

20.7         “Know your customer” checks

(a)           If:

(i)            the introduction of or any change in (or in the interpretation, administration or application of) any law or regulation made after the date of this Agreement;

(ii)           any change in the status of an Obligor after the date of this Agreement; or

(iii)          a proposed assignment or transfer by a Bank of any of its rights and obligations under this Agreement to a party that is not a Bank prior to such assignment or transfer,

obliges the Facility Agent or any Bank (or, in the case of paragraph (iii) above, any prospective New Bank) to comply with “know your customer” or similar identification procedures in circumstances where the necessary information is not already available to it, each Obligor shall promptly upon the request of the Facility Agent or the relevant Bank supply, or procure the supply of, such documentation and other evidence as is reasonably requested by the Facility Agent (for itself or on behalf of any Bank) or any Bank (for itself or, in the case of the event described in paragraph (iii) above, on behalf of any prospective new Bank) in order for the Facility Agent, such Bank or, in the case of the event described in paragraph (iii) above, any prospective New Bank to carry out and be satisfied (acting reasonably) it has complied with all necessary “know your customer” or other similar checks under all applicable laws and regulations pursuant to the transactions contemplated in the Finance Documents.

(b)           Each Bank shall promptly upon the request of the Facility Agent supply, or procure the supply of, such documentation and other evidence as is reasonably requested by the Facility Agent (for itself) in order for the Facility Agent to carry out and be satisfied it has complied with all necessary “know your customer” or other similar checks under all applicable laws and regulations pursuant to the transactions contemplated in the Finance Documents.

(c)           The Parent shall, by not less than ten Business Days’ prior written notice to the Facility Agent, notify the Facility Agent (which shall promptly notify the Banks) of its intention to request that an Eligible Borrower becomes an Additional Borrower or any person becomes Additional Guarantor pursuant to Clause 38 (Additional Borrowers) or Clause 39 (Additional Guarantors, Resignation of Guarantors and Designated Obligors; Change of Coordinator), respectively.

(d)           Following the giving of any notice pursuant to Clause 20.7(c) above, if the accession of such Additional Borrower or Additional Guarantor obliges the Facility Agent or any Bank to comply with “know your customer” or similar identification procedures in circumstances where the necessary information is not already available to it, the Parent shall with reasonable promptness upon the request of the Facility Agent or any Bank supply, or procure the supply of, such documentation and other evidence as is reasonably requested by the Facility Agent (for itself or on behalf of any Bank) or any Bank (for itself or on behalf of any prospective New Bank) in order for the Facility Agent or such Bank or any prospective New Bank to carry out and be satisfied it has complied with the results of all necessary “know your customer” or other similar checks under all applicable laws and regulations pursuant to the accession of such person to this Agreement as an Additional Borrower or Additional Guarantor.

21.          POSITIVE COVENANTS

21.1         Maintenance of Legal Status and Validity

(a)           Each Obligor shall maintain in full force and effect all material authorisations, approvals, licences and consents required in or by the laws of its jurisdiction of incorporation to enable it lawfully to enter into and perform its obligations under the Finance Documents to which it is a party and to ensure, subject to applicable bankruptcy or insolvency laws or other similar laws affecting creditors rights or remedies generally, general principles of equity and any other reservations made in the Legal Opinions, the legality, validity, enforceability or admissibility in evidence in its jurisdiction of incorporation of the Finance Documents to which it is a party.

(b)           Each Obligor shall (and shall procure that each of its subsidiaries will) maintain its corporate form (or partnership, as the case may be) and existence provided that each Obligor that is a Financeco or an SPV shall use its reasonable best efforts to ensure that it satisfies the bankruptcy remote criteria of each Rating Agency at all times and each Obligor that is an Orphan Financeco or an Orphan SPV shall ensure that it maintains its status as an Orphan Financeco or an Orphan SPV at all times.

21.2         Insurance

Each Obligor shall, and shall procure that each subsidiary of such Obligor shall, maintain insurances on and in relation to its business and assets with reputable underwriters or insurance companies in accordance with Hertz customary practices.  Each Obligor shall (if so requested) supply the Security Agent with copies of all such insurance policies or certificates of insurance in respect thereof and shall, in any event, notify the Security Agent of any material changes to its insurance cover.

21.3         Environmental Compliance

The Parent shall ensure that each member of the Group and each other Obligor shall comply in all material respects with all Environmental Laws and obtain and maintain any Environmental Permits breach of which (or failure to obtain or maintain) would reasonably be expected to have a Material Adverse Effect.

21.4         Environmental Claims

The Parent shall inform the Facility Agent in writing as soon as reasonably practicable upon becoming aware of the same if any Environmental Claim has been commenced or (to the best of the Parent’s knowledge and belief) is threatened against it, any of its subsidiaries or any other Obligor in any case where such claim is reasonably likely to be adversely determined against the Parent, any of its subsidiaries or any other Obligor and, if so adversely determined, would reasonably be expected to have a Material Adverse Effect or of any facts or circumstances which will or are reasonably likely to result in any Environmental Claim being commenced or threatened against any member of the Group or any other Obligor in any case where such claim would be reasonably likely to have a Material Adverse Effect.

21.5         Notification of Defaults

Each Obligor shall, upon it becoming aware of the same (unless it is aware that such notice has already been given to the Facility Agent and the Security Agent by another person), promptly inform the Facility Agent and the Security Agent of the occurrence of any Event of Default or Potential Event of Default and the steps (if any) being taken to remedy the same and, upon receipt of a written request to that effect from the Facility Agent or the Security Agent, confirm to the Facility Agent and the Security Agent that, save as previously notified to the Facility Agent and the Security Agent or as notified in such confirmation, no Event of Default or Potential Event of Default has occurred and is continuing.

21.6         Claims Pari Passu

Each Obligor shall ensure that at all times the claims of the Finance Parties against it under the Finance Documents rank at least pari passu with the claims of all its unsecured and unsubordinated creditors save those whose claims are preferred by any bankruptcy, insolvency, liquidation or other similar laws or other applicable laws of general application.

21.7         Consents and Approvals

Each Obligor shall comply with all applicable laws (including, without limitation, all such laws relating to financial assistance), rules, regulations and orders and obtain and maintain all governmental and regulatory consents, filings and approvals the failure to obtain, maintain or comply with which would reasonably be expected to have a Material Adverse Effect.

21.8         Conduct of Business

Each Obligor shall, and shall procure that each of its subsidiaries shall, ensure that it has the right and is duly qualified to conduct its business as it is conducted from time to time in all applicable jurisdictions and does all things reasonably necessary to obtain, preserve and keep in full force and effect all material rights including, without limitation, all franchises, contracts, licences, consents and other rights which are necessary and material for the conduct of its business save, in relation to each member of the Group other than the Parent, to the extent that failure to so qualify, obtain or preserve would not reasonably be expected to have a Material Adverse Effect.

21.9         Tax

Each Obligor shall and shall procure that each of its subsidiaries shall duly and punctually pay and discharge (a) all material taxes, assessments and governmental charges imposed upon it or its assets within the time period allowed therefor without imposing penalties and without resulting in an Encumbrance (other than a Permitted Encumbrance) with priority to any Finance Party or any security purported to be granted by or created pursuant to the Security Documents and (b) all material and lawful claims for taxes which, if unpaid, would by law become Encumbrances (other than Permitted Encumbrances) upon its assets, in each case other than (i) such taxes, assessments and government charges with respect to which the failure to pay would not reasonably be expected to have a Material Adverse Effect) or (ii) such taxes, assessments and government charges that are being contested in good faith and with respect to which adequate reserves are maintained on the books of the applicable Obligor in accordance with the Applicable Accounting Principles.

21.10       Preservation of Assets

Each Obligor shall and shall procure that each of its subsidiaries shall maintain and preserve (save to the extent disposed of pursuant to a Permitted Disposal) all of its assets that are (a) used in determining any Borrower’s Borrower Asset Value and (b) necessary and material in the conduct of its business as conducted on the Closing Date in good working order and condition, ordinary wear and tear excepted except those which the failure to maintain or preserve would not reasonably be expected to have a Material Adverse Effect.

21.11       Security Preservation

Each Obligor shall at its own expense, take all such action as the Security Agent (or, in respect of any security to be granted under the Australian Finance Documents, the Australian Orphan SPV) may reasonably require for the purpose of perfecting, rendering opposable or protecting the Security Agent’s (or, in respect of Australia only, the Australian Orphan SPV’s) rights under and preserving the Security intended to be created by any of the Finance Documents in respect of such Obligor’s (or if such Obligor is a Financeco, its Related Opco’s) assets and, following the making of any declaration pursuant to Clause 23.16 (Acceleration and Cancellation) or Clause 23.19 (Advances Due on Demand), for facilitating the realisation of any such security or any part thereof.

21.12       Litigation

The Parent shall promptly notify the Facility Agent of the details of each litigation, regulatory or arbitration proceeding of or before any court, agency or arbitrator which is reasonably likely to be adversely determined and, if so determined, is reasonably likely to have a Material Adverse Effect which has been commenced or to the knowledge of the Parent threatened against it, any of its subsidiaries or any other Obligor.

21.13       Labour Disputes

The Parent shall promptly advise the Facility Agent forthwith of the details of each labour dispute affecting any Group member or other Obligor which would be reasonably expected to be adversely determined, and if so determined, would reasonably be expected to have a Material Adverse Effect.

21.14       Access

Each Obligor shall, and shall ensure its subsidiaries shall, while an Event of Default is continuing and is not remedied or waived, and subject to any restrictions to such access prescribed by law or by any confidentiality agreement by which that Obligor is bound, ensure that any one or more representatives of the Facility Agent and advisers of the Facility Agent and/or any of the Banks will be allowed to have access to (a) its premises, assets, books and records and to inspect the same during normal business hours upon reasonable advance notice to such Obligor and subject to restrictions on viewing or receiving confidential information that is the subject of then-existing bona fide confidentiality arrangements with non affiliated third parties, applicable law and the Group’s policy with respect to data protection and fiduciary duties of officers of such Obligors and (b) meet and discuss with the senior management of the Parent.

21.15       Intellectual Property

The Parent shall (and shall procure that each member of the Group and each other Obligor shall) do all acts as are reasonably practicable to maintain, protect and safeguard the Material Intellectual Property and not terminate or discontinue the use of any Material Intellectual Property (and, in particular, shall not permit any registration thereof to terminate, be abandoned, cancelled, lapse or be liable to any claim of abandonment) or change adversely in a material respect any Material Intellectual Property, any contracts relating to Material Intellectual Property or take any action which could foreseeably imperil the existence or right of the Group to use any Material Intellectual Property except (aa) in the ordinary course of business or (bb) with the prior written consent of an Instructing Group or (cc) pursuant to a Permitted Disposal or Permitted Encumbrance.

21.16       Group Acceding Guarantors

(a)           The Parent shall ensure that:

(i)            each member of the Group, Orphan SPV or Orphan Financeco identified in Schedule 13 (Additional Guarantors and Security) shall become an Additional Guarantor (or, with the approval of the Facility Agent, a Designated Obligor rather than an Additional Guarantor) as soon as reasonably practicable after the Closing Date and in any event no later than the earlier of the date on which such person accedes to this Agreement as an Additional Borrower and 90 days after the Closing Date; and

(ii)           any other member of the Group, Orphan SPV or Orphan Financeco which becomes an Additional Borrower shall become an Additional Guarantor;

provided that no person shall be required to accede to this Agreement as an Additional Guarantor or become a Designated Obligor to the extent that such accession or entering into of the relevant Designated Obligor Intercompany Loan Agreement would produce (a) any violation of applicable law, (b) liability of any of the officers, directors, shareholders of such member or any of its holding companies or subsidiaries, (c) violation of the provisions of any joint venture governing or binding on such person or its subsidiaries or holding companies, (d) material adverse effects on the tax position (including, without limitation, the imposition of any material withholding tax or the loss of any material tax deduction) of the Group or, with respect to the Group, structuring considerations identified in reasonable detail to the Facility Agent or (e) costs (including, without limitation, any taxes, fees, charges, duties or expenses) which the Parent has demonstrated to the Security Agent in reasonable detail would be likely to be incurred or (f) any material risk of any of the foregoing.

(b)           The Parent shall procure that on the date on which any Additional Borrower or Additional Guarantor accedes or any person becomes a Designated Obligor, as applicable, it will provide such security as the Facility Agent may require including:

(i)            in the case of a US Obligor, over (x) all capital stock and other equity interests of any of its directly owned Material Subsidiaries that are organised under the laws of the USA or any state thereof and not more than 65 per cent. of the total outstanding capital stock and other equity interests of any of its direct Material Subsidiaries that are organised under the laws of any other jurisdiction (it being understood that a foreign subsidiary of such US Obligor that is organised in the USA or any state thereof and that has no material assets other than securities of one or more non-US subsidiaries and indebtedness issued by such non-US subsidiaries, and other assets relating to an ownership interest in any such securities, indebtedness or subsidiaries will be deemed not to be organised in the USA or a state thereof for the purposes of this provision) in each case excluding any subsidiary that is a Permitted

Joint Venture and (y) substantially all its other tangible and intangible assets (including, without limitation, receivables, contract rights, securities, US patents, US trademarks, other US intellectual property, inventory, equipment and real estate interests), in each case except to the extent that such assets are the subject of a Permitted Securitisation or a Permitted Encumbrance referred to in paragraphs (b), (m) or (n) of the definition thereof but subject to Clause 21.16(c) (Group Acceding Guarantors);

(ii)           in the case of a non-US Obligor, over (x) all issued share capital of its direct Material Subsidiaries (other than any Permitted Joint Venture) and (y) fixed and (if available) floating charges (or equivalent security interests) over substantially all its other assets, in each case except to the extent that such assets are the subject of a Permitted Securitisation or a Permitted Encumbrance referred to in paragraphs (b),(m) or (n) of the definition thereof, but subject to Clause 21.16(c) (Group Acceding Guarantors); and

(iii)          in the case of the Canadian Guarantor, (x) all issued share capital of its direct material subsidiaries other than any Excluded Canadian Company and (y) fixed and (if available) floating charges (or equivalent security interests) over substantially all of its other assets, unless legal counsel to the Facility Agent has confirmed that there is a legal impediment to such Additional Borrower or Additional Guarantor providing such security and provided that (i) no security shall be required (or be required to be registered or otherwise perfected) or the form of such security (as appropriate) shall be modified, to the extent required to avoid (a) any violation of applicable law, (b) liability of any of the officers, directors or shareholders of such person, any of its holding companies or subsidiaries, (c) violation of the provisions of any joint venture arrangement governing or binding on such subsidiary or its holding companies or subsidiaries, (d) material adverse effects on the tax position of the Group (including without limitation the imposition of any material withholding tax or the loss of any material tax deduction) of the Group or, with respect to the Group, structuring considerations identified in reasonable detail to the Facility Agent or, (e) material costs (including, without limitation, any taxes, fees, charges, duties or expenses)  which the Parent has demonstrated to the Security Agent in reasonable detail would be excessive in relation to the benefits that would be conferred by the granting of such security and are likely to be incurred or (f) any material risk of the foregoing and provided, further, that any such security from a Designated Obligor shall be provided in support of such Designated Obligor’s obligations under the applicable Designated Obligor Intercompany Loan Agreement, (ii) the Security Documents shall be on terms consistent with the Security Principles (except to the extent that local law is contrary thereto) and (iii) subject to Clause 21.16(c) the Parent shall be deemed to have complied with this Clause 21.16(b) in respect of an Additional Borrower or Additional Guarantor listed in Schedule 13 (Additional Guarantors and Security) and the assets of such Additional Borrower or Additional Guarantor on the date hereof if such Additional Borrower or Additional Guarantor has entered into the Security Documents listed next to its name in Schedule 13 (Additional Guarantors and Security) in the agreed form or other documents in form and substance satisfactory to the Security Agent (acting reasonably).

(c)           If any assets of an Additional Guarantor or Designated Obligor are the subject of a Permitted Securitisation or a Permitted Encumbrance referred to in paragraphs (b) or (m) of the definition thereof, such Additional Guarantor or Designated Obligor, as applicable, shall grant in favour of the Finance Parties, in form and substance satisfactory to the Security Agent (acting reasonably):

(i)            first ranking security over such assets to the extent that such assets cease at any time to be the subject of any Permitted Securitisation or any such Permitted Encumbrance (including, in the case of any such Permitted Encumbrance, any Encumbrance securing a refinancing of the relevant obligation provided such Encumbrance is itself a Permitted Encumbrance referred to in paragraph (b) or (m) of the definition thereof); and

(ii)           without limitation of the foregoing sub-paragraph (a), in the case of a Permitted Encumbrance referred to in paragraphs (b) or (m) of the definition thereof, second ranking security over such assets to the extent permitted by the terms thereof and applicable local law, provided that the proviso to Clause 21.16(b) shall also apply to this Clause 21.16(c).

21.17       Syndication

The Parent shall provide reasonable assistance to the Arrangers in the primary syndication of the Facilities (including, without limitation, by making management available for the purpose of making presentations to, or meeting, potential lending institutions) and will comply with all reasonable requests from the Arrangers for information.

21.18       Share Security

Each Obligor which has executed a share pledge as security for its obligations under the Finance Documents (the “Relevant Share Pledge”) shall inform the Security Agent (or, in respect of any security to be granted under the Australian Finance Documents, the Australian Orphan SPV) without undue delay of all matters concerning the company whose shares are pledged pursuant to such Relevant Share Pledge of which such Obligor is aware, which could reasonably be expected materially and adversely to affect the validity or binding nature or enforceability of the security interest of the Finance Parties (other than as specified in the Legal Opinions).  In particular, such Obligor shall notify the Security Agent (or, in respect of any security to be granted under the Australian Finance Documents, the Australian Orphan SPV) forthwith of any shareholders’ meeting at which a shareholders’ resolution is intended to be adopted which could reasonably be expected to have a material adverse effect upon the validity or binding nature or enforceability of the Relevant Share Pledge.

21.19       Existing Indebtedness

The Parent shall procure that any Existing Indebtedness except for that expressly identified in the Disclosure Letter or as otherwise permitted under the definition of “Permitted Indebtedness” is refinanced from the proceeds of Advances under the Facilities to be used for that purpose as described in Clause 2.2(a)(i)(B) (Purpose and Application of each A Facility) and Clause 2.3(a)(i)(B) (Purpose and Application of C Facility), the proceeds of the High Yield Financing and the proceeds of the financing under the U.S. ABL Credit Agreement and the U.S. LBO Credit Agreement.

21.20       New Vehicle and Equipment Acquisitions

(a)           Subject to Clause 21.21 (Purchase Price), a Borrower’s (or if such Borrower is a Financeco, its Related Opco’s) purchase of any New Vehicles or New Equipment Assets (as the case may be) shall be financed:

(i)            with the proceeds of any relevant Advance; and

(ii)           with (A) available cash or Cash Equivalents, (B) the proceeds of any intercompany loans, Qualified Subordinated Shareholder Loans, Qualified Canadian Indebtedness and other Permitted Indebtedness permitted under this Agreement and/or (C) in the case of any A1 Borrower located in Spain or France, the proceeds of any C Advance made to a C Borrower and, in the case of any C Borrower, the proceeds of any A1 Advance or A2 Advance made to any A1 Borrower or A2 Borrower (as the case may be) located in Spain or France.

(b)           Subject to Clause 21.21 (Purchase Price), if, at any time, the proceeds of any Swingline Advance are used by any Borrower (or if such Borrower is a Financeco, its Related Opco) to purchase any New Vehicle or any New Equipment Assets (as the case may be), and on the immediately preceding Calculation Date after taking account of the application of the proceeds of any Advances made on the Settlement Date relating to such Calculation Date and the application of the proceeds of such Swingline Advance as if the same had been made on such Calculation Date, the relevant Borrower’s A1 Borrowing Base, A2 Borrowing Base or C Borrowing Base (as the case may be) would not equal or exceed the aggregate outstanding amount of all Advances of such Borrower on such Calculation Date, such Borrower or its Related Opco (as the case may be) shall not pay more than:

(i)            in the case of any A1 Swingline Advance, the A1 Advance Rate of the purchase price of such New Vehicle;

(ii)           in the case of any A2 Swingline Advance, the A2 Advance Rate of the purchase price of such New Vehicle; and

(iii)          in the case of any C Swingline Advance, the C Equipment Advance Rate of the purchase price of such New Equipment Assets (including registration and other standard fees and expenses incurred in connection with such purchase).

21.21       Purchase Price

To the extent the purchase price of any New Vehicles or New Equipment Assets (as the case may be) acquired by any Borrower (or if such Borrower is a Financeco, its Related Opco) remains outstanding after any financing pursuant to Clause 21.20 (New Vehicle and Equipment Acquisitions), the Borrower shall promptly cause (and the Parent shall ensure that the Borrower promptly causes) the remainder of such purchase price to be paid.

21.22       Securitisation and Take-Out Financing

(a)           Each Borrower (other than the UK Borrower) shall (and the Parent shall procure that each Borrower (other than the UK Borrower) will) use its best efforts, save to the extent the same would produce (A) any violation of applicable law, (B) liability of any of the officers, directors, shareholders of such member or any of its holding companies or subsidiaries, (C) violation of the provisions of any joint venture governing or binding on such person or its subsidiaries or holding companies or (D) material adverse effects on the tax position (including, without limitation, the imposition of any material withholding tax or the loss of any material tax deduction) of the Group or, with respect to the Group, structuring considerations identified in reasonable detail to the Facility Agent, to:

(i)            establish or cause to be established an SPV and/or a Financeco promptly on or after the Closing Date, including satisfying any relevant “bankruptcy remote” criteria of each Rating Agency;

(ii)           other than in respect of an SPV or a Financeco whose Related Opco is organised in Canada, during the period prior to a Take-Out Financing of the A1 Canadian Dollar Tranche and the A2 Canadian Dollar Tranche, ensure that such SPV and/or Financeco becomes an Eligible Borrower as soon as reasonably practicable after the Closing Date;

(iii)          other than in respect of an SPV or a Financeco whose Related Opco is organised in Canada, during the period prior to a Take-Out Financing of the A1 Canadian Dollar Tranche and the A2 Canadian Dollar Tranche, take all necessary measures to ensure that (x) in the case of an SPV that is an A1 Borrower or A2 Borrower, such SPV or its Related Opco benefits directly from all (A) Vehicle Dealer Buy-Back Agreements, Vehicle Manufacturer Buy-Back Agreements, Vehicle Dealer Buy-Back Guarantees and/or insurance policies relating to such Vehicle Dealer Buy-Back Agreements and Vehicle Manufacturer Buy-Back Agreements and (B) Vehicle Manufacturer Receivables, Vehicle Dealer Receivables, Insurance Receivables, Rebate Receivables and Vehicle Manufacturer Guarantees, in each case, with respect to the Core Country Fleet of such Borrower and to the extent available on commercially reasonable terms and (y) in the case of an SPV that is a C Borrower, such SPV benefits directly from all (A) Equipment Manufacturer Buy Back Agreements and/or insurance policies relating to such Equipment Manufacturer Buy-Back Agreements and (B) Equipment Manufacturer Receivables, in each case, with respect to the Equipment of such Borrower, such measures (in relation to paragraphs (x) and (y)) to include, without limitation, renegotiating, amending or otherwise obtaining all necessary consents under such Vehicle Dealer Buy-Back Agreements, Vehicle Manufacturer Buy-Back Agreements, Vehicle Dealer Buy-Back Guarantees, Equipment Manufacturer Buy-Back Agreements, insurance policies and other agreements and/or declaring a trust over such agreements and/or rights derived therefrom, as the Arrangers may reasonably require in connection with the Take-Out Financing;

(iv)          ensure, where such vehicle has been pledged and where such security interest can be registered without material cost and to the extent available in the applicable jurisdiction, that (i) in the case of an A1 Borrower or A2 Borrower (other than a Canadian Borrower, a French Borrower, Italian Borrower or a Dutch Borrower), the title registration (or equivalent local registration documents) to each vehicle in the Core Country Fleet of such Borrower shall note the security interest of the Security Agent upon the original acquisition of title to such vehicle by such SPV and (ii) in the case of a C Borrower, the title registration (or equivalent local registration documents) for each Equipment of such Borrower shall note the security interest of the Security Agent upon the original acquisition of title by such Equipment to such SPV; and

(v)           assist the Mandated Lead Arrangers in order to achieve a reasonably satisfactory segregation of the assets comprising such Borrower’s Borrower Asset Value.

(b)           Each Borrower shall (and the Parent shall procure that each Borrower will) use its best efforts to undertake and complete the Take-Out Financing for the purpose of refinancing each Facility to the extent required by and in accordance with the provisions of the Engagement Letter (including, without limitation, the timing set out therein).

(c)           The Parent shall procure that the Coordinator undertakes and complies with the obligations and duties of the “Hertz Coordinator” as set out in the Engagement Letter.

(d)           The provisions of this Clause 21.22 will only apply to Australian Orphan SPV if it does not itself satisfy the requirements of paragraph (a) above or if it is not a Take-Out Borrower.

21.23       Pension Schemes

Each Obligor shall, and shall procure that each subsidiary of such Obligor shall, ensure that all pension schemes for the time being operated by members of the Group are fully funded to the extent required by law, in each case, to the extent failure to do so would reasonably be expected to have a Material Adverse Effect.

21.24       On-Lending

To the extent any Advance is made to a Borrower that is a Financeco, such Borrower shall promptly on-lend the proceeds of such Advance (other than an amount equal to the incidental operating expenses incurred or to be incurred by it) to its Related Opco provided:

(a)           such Related Opco (unless it is a Guarantor) has been accepted as a Designated Obligor for the purposes of this Agreement in accordance with Clause 39.4 (Request for Designated Obligor) and Clause 39.5 (Designated Obligor Conditions Precedent) and has not ceased to be regarded as a Designated Obligor under Clause 39.6 (Cessation of a Designated Obligor);

(b)           the applicable Designated Obligor Intercompany Loan Agreement, the Designated Obligor Charge and the Designated Obligor Re-Charge have been executed and delivered to the Facility Agent;

(c)           such Borrower procures that such Related Opco uses the proceeds of such Advance or Equity Financing (as the case may be) in accordance with Clause 2.2 (Purpose and Application of each A Facility), Clause 2.3 (Purpose and Application of C Facility), Clause 21.20 (New Vehicle and Equipment Acquisitions) or Clause 21.21 (Purchase Price) (as the case may be) and otherwise in accordance with the terms of this Agreement; and

(d)           in respect of an Australian Borrower only, such Australian Borrower uses the proceeds of such Advance to acquire notes under and in accordance with the Australian Subscription Deed.

21.25       Hedging Transactions

The Parent shall promptly notify the Facility Agent of any Permitted Hedging Transaction entered into with a Secured Hedge Counterparty, providing details of the material terms thereof.

21.26       Further Assurances

(a)           Each Obligor shall (and the Parent shall procure that each member of the Group will) promptly do all such acts or execute all such documents (including assignments, transfers, mortgages, charges, notices and instructions) as the Security Agent (or in the case of any Security created in favour of the Australian Orphan SPV under the laws of Australia, the Australian Orphan SPV) may reasonably specify (and in such form as the Security Agent (or, the Australian Orphan SPV, as the case may be) may reasonably require in favour of the Security Agent (or, the Australian Orphan SPV, as the case may be) or its nominee(s)):

(i)            to perfect the Security created or intended to be created under or evidenced by the Security Documents (which may include the execution of a mortgage, charge, assignment or other Security over all or any of the assets which are, or are intended to be, the subject of the Security) or for the exercise of any rights, powers and remedies of the

Security Agent or the Finance Parties provided by or pursuant to the Finance Documents or by law;

(ii)           in the case of a Borrower, to confer on the Security Agent or the Finance Parties a first perfected Security over all freely available cash and Cash Equivalents of such Borrower (or if such Borrower is a Financeco, its Related Opco);

(iii)          to confer on the Security Agent or the Finance Parties Security over any property and assets of that Obligor located in any jurisdiction equivalent or similar to the Security intended to be conferred by or pursuant to the Security Documents; and/or

(iv)          to facilitate the realisation of the assets which are, or are intended to be, the subject of the Security.

(b)           Each Obligor shall (and the Parent shall procure that each member of the Group shall) take all such action as is available to it (including making all filings and registrations) as may be reasonably necessary for the purpose of the creation, perfection, protection or maintenance of any Security conferred or intended to be conferred on the Security Agent or the Finance Parties by or pursuant to the Finance Documents.

21.27       Canadian Guarantor

The Parent shall procure that promptly upon satisfaction in full of all Euro MTN Obligations, Hertz Canada Limited will accede as an Additional Guarantor pursuant to Clause 39.1 (Request for an Additional Guarantor) .

22.          NEGATIVE COVENANTS

22.1         Negative Pledge

No Obligor shall and each Obligor shall procure that none of its subsidiaries shall create or permit to subsist any Encumbrance over all or any of its present or future revenues or assets other than a Permitted Encumbrance.

22.2         Loans and Guarantees

No Obligor shall and each Obligor shall procure that none of its subsidiaries shall make any loans, grant any credit (save in the ordinary course of business) or give any Guarantee other than Permitted Investments and Permitted Loans and Guarantees.

22.3         Indebtedness

No Obligor shall and each Obligor shall procure that none of its subsidiaries shall incur or allow to remain outstanding any Financial Indebtedness other than Permitted Indebtedness.

22.4         Hedging Transactions

No Obligor shall and each Obligor shall procure that none if its subsidiaries shall enter into any Hedging Transaction which is not a Permitted Hedging Transaction.

22.5         Subordinated Debt

So long as an Event of Default has occurred and is continuing and at any time in relation to Shareholder Subordinated Loans entered into prior to the Closing Date, no Obligor shall and each Obligor shall procure that none of its subsidiaries shall pay, prepay, exchange (other than an exchange for share capital or other equity interests or another Shareholder Subordinated Loan) or repay or repurchase any amount under the Shareholder Subordinated Loan Agreements, provided that for the avoidance of doubt that any Shareholder Subordinated Loan or part thereof (i) can be declared at any time due and repayable by the relevant lender for the purpose of the conversion of such Shareholder Subordinated Loan or part thereof into share capital of the Parent, and (ii) can accordingly be converted into share capital of the Parent at any such time.

22.6         Disposals

No Obligor shall and each Obligor shall procure that none of its subsidiaries shall sell, lease, transfer or otherwise dispose of, by one or more transactions or series of transactions (whether related or not), the whole or any part of its revenues or its assets save for Permitted Disposals.

22.7         Acquisitions

Other than the Acquisition, any Permitted Investment, any Permitted Acquisition or any transaction contemplated by Clause 21.22 (Securitisation and Take-out Financing), no Obligor shall and each Obligor shall procure that none if its subsidiaries shall (a) purchase, subscribe for or otherwise acquire any shares (or other securities or any interest therein) in, or incorporate, any other company or agree to do any of the foregoing or (b) purchase or otherwise acquire any business or undertaking or any interest therein or agree to do so or (c) form, or enter into, any partnership, consortium, joint venture or other like arrangement.

22.8         Distributions

Other than Permitted Distributions, the Parent shall not pay or make or declare any dividend, return on capital, repayment of capital contributions or other distribution on or the making of any distribution of assets or other payment whatsoever in respect to its share capital whether directly or indirectly.

22.9         Change of Business

The Parent shall procure that no member of the Group and no other Obligor shall enter into any business, either directly or through any of its subsidiaries, except for those businesses of the same general type as those in which any member of the Group or the Target Group is engaged in on the date of this Agreement or which are related thereto.

22.10       Mergers

(a)           No Obligor shall and each Obligor shall procure that none of its subsidiaries shall merge or consolidate with any other person, enter into any demerger transaction, or participate in any other similar type of corporate reconstruction or change in legal status (other than a merger, or a solvent reorganisation, consolidation or winding-up by an Obligor (other than the Parent) with or into another Obligor or by any subsidiary of the Parent into any wholly owned subsidiary of the Parent (provided that the wholly owned subsidiary shall be the surviving entity)), unless the Facility Agent is reasonably satisfied (having taken appropriate advice from counsel in the relevant jurisdiction) that such transaction will not materially adversely affect the interests of the Banks and provided that (x) all obligations of the merging entity under the Finance Documents shall be assumed by the surviving entity, (y) the shares and assets of the surviving entity including any shares and assets transferred to it in connection with such merger (to the extent subject to security under the Security Documents prior to the date of the merger) shall remain or become (as the case may be) subject to security under the Security Documents, and (z) the Facility Agent shall have received a legal opinion in form and substance satisfactory to it (acting reasonably) in relation to such merger.

(b)           For the avoidance of doubt, the Parent shall cause the amalgamation of Hertz Canada Limited and 1677932 Ontario Limited to occur within one Business Day of the Closing Date, and at the time of such amalgamation, the Parent covenants that 1677932 Ontario Limited shall have no liabilities and assets, other than the assets and liabilities it assumes from Hertz Canada Limited.

22.11       Acquisition Agreement and Other Documents

The Parent shall procure that, without the consent of the Facility Agent, no person shall amend, supplement or otherwise modify (pursuant to a waiver or otherwise) the terms and conditions of:

(a)           any Tax Sharing Agreement in any manner that would materially increase the amounts payable thereunder, other than amendments reasonably reflecting changes in law or regulations after the date hereof; or

(b)           the Hertz Intercompany Loan in any way which would reasonably be expected to be materially adverse to the interests of the Banks under the Finance Documents.

22.12       Centre of Main Interests

No Obligor which is incorporated in the European Union shall change its Centre of Main Interests.

22.13       Arm’s Length Transactions

No Obligor shall (and the Parent shall ensure no member of the Group or any of their respective subsidiaries will) enter into any transaction, including any purchase, sale, lease or exchange of property or the rendering of any service, with any Parent

Company, any Equity Investor or affiliate (other than the Parent and its subsidiaries and Orphan SPVs and Orphan Financecos) (“Excluded Intra-Group Members”)) unless such transaction is (a) otherwise permitted under this Agreement, and (b) upon terms no less favourable to such Obligor or member of the Group, as the case may be, than it would obtain in a comparable arm’s length transaction with a person which is not a Parent Company, Equity Investor or affiliate (other than an Excluded Intra-Group Member); provided that nothing contained in this Clause 22.13 shall be deemed to prohibit:

(a)           any Obligor or any member of the Group from entering into or performing any consulting, management or employment agreements or other compensation arrangements with a director, officer or employee of any Parent Company or any Equity Investor that provides for annual aggregate base compensation not in excess of €1,000,000 for each such director, officer or employee;

(b)           any Obligor or any member of the Group from entering into or performing an agreement with any Equity Investor for the rendering of management consulting or financial advisory services for compensation not to exceed in the aggregate an amount equal to the Group’s proportional share (as determined by reference to the Parent Companies and their subsidiaries, taken as a whole) of USD7,500,000 (or its equivalent) per year plus reasonable out-of-pocket expenses;

(c)           the payment of transaction expenses in connection with this Agreement;

(d)           any Obligor or any member of the Group from entering into, making payments pursuant to and otherwise performing an indemnification and contribution agreement in favour of any Permitted Holder and each person who is or becomes a director, officer, agent or employee of any Obligor or any member of the Group, in respect of liabilities (A) arising under any applicable securities laws or otherwise, in connection with any offering of securities by any Parent Entity (provided that, if such Parent Entity shall own any material assets other than the Capital Stock of CCMGC or another Parent Entity, or other assets relating to the ownership interest of such Parent Entity in CCMGC or another Parent Entity, such liabilities shall be limited to the reasonable and proportional share, as determined by the Parent in its reasonable discretion, of such liabilities relating or allocable to the ownership interest of such Parent Entity in CCMGC or another Parent Entity and such other related assets) or CCMGC or any of its subsidiaries, (B) incurred to third parties for any action or failure to act of any Obligor or any member of the Group, predecessors or successors, (C) arising out of the performance by any Parent Company or Equity Investor of management consulting or financial advisory services provided to any Obligor or any member of the Group, (D) arising out of the fact that any indemnitee was or is a director, officer, agent or employee of any Obligor or any member of the Group, or is or was serving at the request of any such corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or enterprise or (E) to the fullest extent permitted by applicable law, arising out of any breach or alleged breach by such indemnitee of his or her fiduciary duty as a director or officer of any Obligor or member of the Group;

(e)           any Obligor or any member of the Group from performing any agreements or commitments with or to any Parent Company or any Equity Investor existing on the Closing Date and expressly described as such in the Disclosure Letter;

(f)            any transaction permitted under clauses (b), (d) and (h) of the definition of “Permitted Loans and Guarantees”, Clause 22.5 (Subordinated Debt), Clause 22.10 (Mergers), any Permitted Distribution, any Permitted Investment described in paragraphs (d), (f), (k), (l), (m) or (p) of that definition;

(g)           any Obligor or any member of the Group from performing its obligations under a Tax Sharing Agreement;

(h)           any Obligor or any member of the Group from entering into or performing any transaction described in paragraphs (a)(ii)(D) and (a)(v) of the definition of “Permitted Distributions”;

(i)            the Parent from paying to any Equity Investor or any of their respective Affiliates fees of up to USD75,000,000 (or its equivalent) in the aggregate, plus out-of-pocket expenses, in connection with the Transactions; or

(j)            the Transactions and all transactions relating thereto.

For purposes of this Clause 22.13, (A) any transaction with any Parent Company, Equity Investor or any affiliate shall be deemed to have satisfied the standard set forth in Clause (b) of the first sentence hereof if (i) such transaction is approved by a majority of the Disinterested Directors of the board of directors of any Parent Company, the Parent or such Obligor or member of the Group, or (ii) in the event that at the time of any such transaction, there are no Disinterested Directors serving on the board of directors of any Parent Company, the Parent or such Obligor or member of the Group, such transaction shall be approved by an internationally recognized expert with expertise in appraising the terms and conditions of the type of transaction for which approval is required, and (B) “Disinterested Director” shall mean, with respect to any person and transaction, a member of the board of directors (or equivalent governing body) of such person who does not have any material direct or indirect financial interest in or with respect to such transaction.

22.14       A2 Anti-Layering

No A2 Borrower shall (and each A2 Borrower will procure that none of its subsidiaries or Related Opcos shall) directly or indirectly, incur or suffer to exist any Indebtedness for Borrowed Money that is or purports to be by its terms (or by the terms of any agreement governing such Indebtedness for Borrowed Money) senior in right of payment to the A2 Facility and/or any Advances made pursuant thereto and subordinated in right of payment to any other Indebtedness for Borrowed Money of such Borrower or any of its subsidiaries or Related Opcos, as the case may be.  For the purposes of the foregoing, no Indebtedness for Borrowed Money will be deemed to be subordinated in right of payment to any other Indebtedness for Borrowed Money of any A2 Borrower or any subsidiary of any such Borrower or Related Opco solely by virtue of being unsecured or secured by a junior priority Encumbrance or by virtue of the fact that the holders of such Indebtedness for Borrowed Money have entered into intercreditor agreements or other arrangements giving one or more of such holders priority over the other holders in the collateral held by them.

22.15       Maximum number of Lenders

No Swiss Obligor shall be indebted at any time to more than 20 lenders (including the Banks under this Agreement), which are not Qualifying Banks.

23.          EVENTS OF DEFAULT

Each of Clause 23.1 (Failure to Pay) to Clause 23.15 (Auditor’s Qualification) describes circumstances which constitute an Event of Default for the purposes of this Agreement.

23.1         Failure to Pay

Any sum due from an Obligor or the Obligors under this Agreement (including, for the avoidance of doubt, any Accession Memorandum) is not paid at the time, in the currency and in the manner specified herein or therein unless such failure to pay relates to an interest payment, fee payment or any other payment hereunder (not being a repayment of principal) and payment is made within 5 days of the due date.

23.2         Misrepresentation

Any representation or statement made or deemed to be made by an Obligor in the Finance Documents or in any certificate delivered by it pursuant thereto or in connection therewith is or proves to have been incorrect or misleading in any material respect when made or deemed to be made and the circumstances giving rise to such misrepresentation, if capable of alteration, are not altered so as to make such representation or statement correct or not misleading by the date falling 30 days after the earlier of the date upon which such Obligor becomes aware of such misrepresentation and the date on which such Obligor receives notice of such misrepresentation from the Facility Agent.

23.3         Obligations

An Obligor fails duly to perform or comply with:

(a)           its obligation under Clause 22.3 (Indebtedness) such that any indebtedness permitted under paragraph (o) of the definition of “Permitted Indebtedness” is not reduced to €60,000,000 or less on any Settlement Date or within 3 Business Days thereafter;

(b)           Clause 20 (Financial Information), Clause 21.5 (Notification of Defaults), Clause 21.8 (Conduct of Business), Clause 21.21 (Purchase Price), Clause 22.1 (Negative Pledge), Clause 22.2 (Loans and Guarantees), Clause 22.3 (Indebtedness), Clause 22.4 (Hedging Transactions) or Clause 22.14 (A2 Anti-Layering) and such failure, if capable of remedy is not remedied within 15 days after the earlier of the date on which the relevant Obligor becomes aware of such breach and the date on which the relevant Obligor receives written notice from the Facility Agent to remedy such breach;

(c)           Clause 21.11 (Security Preservation) or Clause 22.7 (Acquisitions) and, if such failure is capable of remedy, the relevant Obligor has not within seven days of the earlier of the date on which it became aware of such breach and the date on which it receives written notice from the Facility Agent to remedy such breach, taken all steps reasonably necessary to remedy such failure or such failure is not, within 21 days, thereafter duly remedied; or

(d)           any other obligation expressed to be assumed by it in the Finance Documents (other than any obligation referred to in Clause 23.1 (Failure to Pay) or 23.2 (Misrepresentation) and such failure, if capable of remedy, is not remedied within 30 days after the earlier of the date on which such Obligor becomes aware of such failure and the date on which such Obligor receives written notice from the Facility Agent to remedy such failure.

23.4         Cross Default

(a)           Any Financial Indebtedness (other than Financial Indebtedness under the Brazilian B Bridge Facilities and Financial Indebtedness of the Italian Borrower under the Italian Non-Guaranteed Tranches) of any member of the Group or any other Obligor is not paid when due or within any originally applicable grace period, any Financial Indebtedness (other than Financial Indebtedness under the Brazilian B Bridge Facilities and Financial Indebtedness of the Italian Borrower under the Italian Non-Guaranteed Tranches)) of any member of the Group or any other Obligor is by reason of an event of default (howsoever described) declared to be or otherwise becomes due and payable prior to its specified maturity, or any creditor of any member of the Group or any other Obligor becomes entitled (having given any relevant notice and any relevant grace period having elapsed) by reason of a default or an event of default (howsoever described) to declare any Financial Indebtedness (other than Financial Indebtedness under the Brazilian B Bridge Facilities and Financial Indebtedness of the Italian Borrower under the Italian Non-Guaranteed Tranches) of any member of the Group or any other Obligor due and payable prior to its specified maturity, provided that it shall not constitute an Event of Default if the aggregate amount of all such Financial Indebtedness at any one time outstanding is less than €15,000,000 (or its equivalent) and provided further that any such Financial Indebtedness in relation to the relevant member of the Group or other Obligor as the case may be, is contesting its liability in good faith by appropriate proceedings shall be excluded for the purposes of this Clause 23.4 (Cross Default).

(b)           Any Financial Indebtedness of the Target or any of its subsidiaries under the U.S. ABL Credit Agreement or the U.S. LBO Credit Agreement (“US Financial Indebtedness”) is not paid when due or within any originally applicable grace period, any US Financial Indebtedness of the Target or any of its subsidiaries is by reason of any event of default (howsoever described) declared to be or otherwise becomes due and payable prior to its specified maturity, or any creditor of the Target or any of its subsidiaries becomes entitled (having given any relevant notice and any relevant grace period having elapsed) by reason of a default of an event of default (howsoever described) to declare any US Financial Indebtedness of the Target or any of its subsidiaries due and payable prior to its specified maturity, provided that it shall not constitute an Event of Default if the aggregate amount of all such US Financial Indebtedness at any one time outstanding is less than USD60,000,000 (or its equivalent) and provided further that any such Financial Indebtedness in relation to which the Target or the relevant subsidiary as the case may be, is contesting its liability in good faith by appropriate proceedings shall be excluded for the purposes of this Clause 23.4 (Cross-Default).

23.5         Insolvency and Rescheduling

Subject as provided in Clause 23.17 (Non-Material Subsidiaries), any Obligor or Material Subsidiary, is insolvent or unable to pay its debts as they fall due (or in respect of any French Obligor, is in a state of “cessation des paiements” and in respect of any Spanish Obligor, is in a state of “concurso”, as referred to under the Spanish Insolvency Act), commences negotiations with any one or more of its creditors with a view to the general readjustment or rescheduling of its indebtedness or any similar concept in any relevant jurisdiction (including, in respect of any French Obligor, any proceeding referred to under “LIVRE VI” of the French Commercial Code) or makes a general assignment for the benefit of or a composition with its creditors (whether by way of a voluntary arrangement, scheme of arrangement or otherwise) or any similar concept in any relevant jurisdiction or, if in respect of any Spanish Obligor, it cannot (or foresees that it will not be able to) fulfil on a regular and timely basis its obligations as they become enforceable.

23.6         Winding-up

Subject as provided in Clause 23.17 (Non-Material Subsidiaries), any Obligor or Material Subsidiary takes any corporate action or other steps are taken or legal proceedings are started to adjudicate it a bankrupt or insolvent or for its liquidation, winding-up, dissolution, administration (including, in respect of any French Obligor, any proceeding referred to under “LIVRE VI” of the French Commercial Code), re-organisation, bankruptcy, relief or composition of its debts, moratorium of payments, division or statutory merger (whether by way of voluntary arrangement or compromise, scheme of arrangement or otherwise) or for the appointment of a liquidator, receiver, receiver and manager, administrator, administrative receiver, conservator, custodian, trustee or similar officer of it (including any administrateur judiciaire, administrateur provisoire, mandataire ad hoc, conciliateur or mandataire liquidateur and any “administradores concursales” appointed pursuant to a “declaración de concurso”, as referred to under the Spanish Insolvency Act) or of any material part or all of its revenues and assets, unless any such legal proceeding or appointment is frivolous or vexatious and is dismissed, stayed or discharged within 21 days of its commencement (other than any transaction permitted by Clause 22.10 (Mergers)) or any event occurs which under the laws of any jurisdiction has a similar or analogous effect (including, without limitation, any member of the Group or, any other Obligor commences a voluntary case concerning itself under Title 11 of the United States Code entitled “Bankruptcy,” as now or hereafter in effect, or any successor thereto (the “Bankruptcy Code”), an involuntary case is commenced against any member of the Group or any other Obligor and the petition is not controverted within 30 days after service of summons, or is not dismissed within 60 days, after commencement of the case or a custodian (as defined in the Bankruptcy

Code) is appointed for, or takes charge of, all or substantially all of the property of any member of the Group, any Obligor or Holdco).

23.7         Execution or Distress

Any execution, attachment, sequestration or distress is levied against, or an encumbrancer takes possession of, the whole or any part (the value of which exceeds €15,000,000 (or its equivalent)) of, the property, undertaking or assets, of any member of the Group or any Obligor or any event occurs which under the laws of any jurisdiction has a similar or analogous effect, and is not discharged within 21 days.

23.8         Failure to Comply with Final Judgment

Any member of the Group or any Obligor fails to comply with or pay any sum due from it under any final judgment or any final order made or given by any court of competent jurisdiction involving an amount (net of any insurance or indemnity payment in relation thereto) in excess of €15,000,000 (or its equivalent) and such order shall not have been discharged, stayed or appealed against within 30 days of the making of such order.

23.9         Governmental Intervention

Subject as provided in Clause 23.17 (Non-material Subsidiaries), by or under the authority of any government, all or a majority of the issued shares of any Obligor or the whole or any part (the book value of which is twenty per cent. or more of the book value of the whole) of the revenues or assets of any Obligor is seized, nationalised, expropriated or compulsorily acquired.

23.10       Repudiation and Rescission

An Obligor rescinds or purports to rescind or repudiates or purports to repudiate a Finance Document or any of the Security or evidences an intention to rescind or repudiate a Finance Document or any Security, in each case in writing.

23.11       Unlawfulness and Invalidity

Subject as provided in Clause 23.17 (Non-material Subsidiaries), at any time or, in the case of the Acquisition Agreement, at any time prior to the last date of the Certain Funds Period, it is or becomes unlawful for an Obligor or, in the case of the Intercreditor Deed, a member of the Group to perform or comply with any or all of its material obligations under the Finance Documents or the Acquisition Agreement or any of the material obligations of an Obligor or such member thereunder are not or cease to be legal, valid, binding and enforceable in accordance with the terms thereof or any Security created or expressed to be created or evidenced by the Security Documents ceases to be effective (except as otherwise permitted by the Finance Documents) or any subordination created under the Intercreditor Deed is or becomes unlawful, subject in each case to applicable bankruptcy or insolvency laws or other similar laws affecting creditors’ rights generally and general equitable principles and any other reservations made in the Legal Opinions.

23.12       Intercreditor Deed

(a)           Any party to the Intercreditor Deed (other than a Finance Party and a Finance Party (as defined in each B Bridge Facility Agreement)) fails to comply with the provisions of, or does not perform its obligations under, the Intercreditor Deed; or

(b)           a representation or warranty given by that party in the Intercreditor Deed is incorrect in any material respect,

and, if the non-compliance or circumstances giving rise to the misrepresentation are capable of remedy, it is not remedied within 10 Business Days of the earlier of the Facility Agent giving notice to that party or that party becoming aware of the non-compliance or misrepresentation.

23.13       The Group’s Business

Any Obligor ceases to carry on business (save pursuant to a Permitted Disposal or a transaction permitted by Clause 22.10 (Mergers)).

23.14       Material Adverse Change

Any event or circumstance occurs which would reasonably be expected to have a Material Adverse Effect.

23.15       Auditor’s Qualification

The Auditors of the Parent qualify their annual audit report to the consolidated accounts of the Group in a manner which could reasonably be expected to be materially adverse to the interests of the Banks in the context of the Facilities.

23.16       Acceleration and Cancellation

Upon the occurrence of an Event of Default and at any time thereafter whilst the Event of Default is subsisting, the Facility Agent may (and, if so instructed by an Instructing Group, shall) by notice to the Parent:

(a)           declare all or any part of the Advances to be immediately due and payable (whereupon the same shall become so payable together with accrued interest thereon and any other sums then owed by the Borrowers hereunder); and/or

(b)           declare all or any part of the Advances to be due and payable on demand of the Facility Agent; and/or

(c)           require the C Borrowers to procure that the liabilities of each of the Banks and the L/C Issuers under each Letter of Credit are promptly reduced to zero and/or provide Cash Collateral for each Letter of Credit in an amount specified by the Facility Agent (whereupon the Borrowers shall do so); and/or

(d)           declare that any unutilised portion of the Facilities shall be cancelled, whereupon the same shall be cancelled and the Available Commitment of each Bank shall be reduced to zero.

23.17       Non-material Subsidiaries

In the event that any of the circumstances described in any of Clause 23.5 (Insolvency and Rescheduling), Clause 23.6 (Winding-up), Clause 23.9 (Governmental Intervention) or Clause 23.11 (Unlawfulness and Invalidity) occurs in relation to any subsidiary of the Parent which is not an Obligor such circumstances shall not constitute an Event of Default unless such circumstances shall have arisen in relation to one or more such subsidiaries which in aggregate have more than 5 per cent. of EBITDA or net assets or turnover of the Group, calculated on a consolidated basis.  Compliance with this condition shall be determined by reference to the latest audited financial statements of the relevant subsidiaries (consolidated in the case of an Obligor which itself has subsidiaries) if audited accounts are prepared for such subsidiaries (or unaudited accounts if they are not) and the latest audited consolidated financial statements of the Group.

23.18       Certain Funds Period

To ensure that Holdco or any relevant affiliate has sufficient resources available to fulfil its obligations under the Acquisition Agreement, during the Certain Funds Period (notwithstanding any provision in this Agreement to the contrary) unless a Certain Funds Event of Default has occurred and is continuing, none of the Finance Parties shall be entitled to:

(a)           cancel any of its Commitments under the Facility;

(b)           rescind, terminate or cancel this Agreement or the Facility;

(c)           require repayment of any Advance under Facility;

(d)           refuse to participate in the making of any Advance under the Facility; or

(e)           exercise any right of set-off or counterclaim in respect of any Advance under the Facility;

provided that, immediately upon the expiry of the Certain Funds Period, all such rights, remedies and entitlements shall be available to the Finance Parties notwithstanding that they may not have been used or been available for use during the Certain Funds Period.

23.19       Advances Due on Demand

If, pursuant to Clause 23.16 (Acceleration and Cancellation), the Facility Agent declares all or any part of the Advances to be due and payable on demand of the Facility Agent, then, and at any time thereafter, the Facility Agent may (and, if so instructed by an Instructing Group, shall) by notice to the Parent:

(a)           require repayment of all or such part of the Advances or any other payment due hereunder on such date as it may specify in such notice (whereupon the same shall become due and payable on the date specified together with accrued interest thereon and any other sums then owed by the Borrowers hereunder) or withdraw its declaration with effect from such date as it may specify; and/or

(b)           select as the duration of any Interest Period or Term of an Advance which begins whilst such declaration remains in effect a period of six months or less.

23.20       Exercise of Sale Right

(a)           If any Event of Default shall occur and be continuing, the Canadian Permitted Bank may, in its sole and absolute discretion, exercise the Canadian Sale Right in relation to any Facility by delivering a notice (a “Notice of Exercise of Sale Right”) to the relevant Non-Canadian Banks; provided, that upon the occurrence any Event of Default under Clauses 23.5 (Insolvency and Rescheduling) or 23.6 (Winding-up), such Notice of Exercise of Sale Right shall be deemed given in relation to each Facility under which a Canadian Advance has been made.  Upon issuance of such notice, the Canadian Permitted Bank shall promptly give notice of the contents thereof to the relevant Canadian Borrowers.  Each Notice of Exercise of Sale Right shall automatically, without any further action on the part of the Canadian Permitted Bank, the Non-Canadian Banks or any other person, require the relevant Non-Canadian Banks to immediately and forthwith purchase and assume from the Canadian Permitted Bank an undivided ownership interest in the Canadian Outstandings and Commitments under the A1 Canadian Dollar Tranche, the A2 Canadian Dollar Tranche and any A Swingline Facility in an amount equal to the Non-Canadian Bank’s Canadian Pro-Rata Share of such Canadian Outstandings, and Commitments.  The purchase price to be paid by such Non-Canadian Bank for such undivided ownership interest shall be an amount equal to the Non-Canadian Bank’s Canadian Pro-Rata Share of the Canadian Outstandings held by the Canadian Permitted Bank.  Each such Non-Canadian Bank shall promptly transfer to the Canadian Permitted Bank, in immediately available funds, the amount of such purchase price.

(b)           Each Non-Canadian Bank’s obligation to purchase and assume the Canadian Outstandings and Commitments referred to in this Clause 23.20 in respect of which a Canadian Sale Right has been exercised shall be absolute and unconditional and shall not be affected by any circumstances, including, without limitation, (i) any set-off, counterclaim, recoupment, defense or other right which such Non-Canadian Bank or any Borrower may have against the Canadian Permitted Bank or any Non-Canadian Bank or any other person for any reason whatsoever, (ii) the occurrence or continuance of a Potential Event of Default or an Event of Default, (iii) any adverse change in the condition (financial or otherwise) of any Borrower, (iv) any breach of this Agreement or any other Finance Document by an Obligor, any subsidiary of the Parent or the Canadian Permitted Bank or any Non-Canadian Bank or (v) any other circumstances, happening or event whatsoever, whether or not similar to any of the foregoing.

(c)           The relevant Non-Canadian Banks’ pro rata share of all payments of interest and principal, and any other amounts required to be paid with respect to any Canadian Advances in relation to any Facility accruing and received after the purchase of such Outstandings pursuant to this Clause 23.20 shall be paid to such Non-Canadian Banks.

23.21       U.S. Bankruptcy

Notwithstanding Clause 23.16 (Acceleration and Cancellation) upon the actual or deemed entry of an order for relief under the U.S. Bankruptcy Code with respect to any US Obligor, the Facilities shall cease to be available to such US Obligor and all Advances outstanding to such US Obligor shall become immediately due and payable.

23.22       Clean-Up Period

For the period from the Closing Date until the Clean-Up Date, if any event occurs which would, but for this Clause 23.22 have constituted an Event of Default under any of Clause 23.2 (Misrepresentation), Clause 23.3 (Obligations), Clause 23.4 (Cross Default), Clause 23.7 (Execution or Distress) and Clause 23.8 (Failure to comply with Final Judgement) will not constitute an Event of Default if such event relates exclusively to the Target Group if and for so long as the circumstances giving rise to the relevant Event of Default:

(a)           do not have a Material Adverse Effect; and

(b)           have not been procured by or approved by the Parent,

and provided that if the relevant circumstances are continuing after the Clean-Up Date there shall be an Event of Default.

24.          GUARANTEE AND INDEMNITY

24.1         Guarantee and Indemnity

(a)           Subject to Clause 24.9 (French Guarantors) to Clause 24.19 (Other Guarantors) inclusive, each Guarantor irrevocably and unconditionally and jointly and severally:

(i)          guarantees to each Finance Party the due and punctual observance and performance of the terms, conditions and covenants under this Agreement on the part of each Borrower or any Designated Obligor (other than an Excluded Obligor) of the Guaranteed Liabilities, including the payment of the Guaranteed Liabilities, and agrees to pay from time to time on demand of the Facility Agent any and every sum or sums of money which is at any time payable to any Finance Party in respect of the Guaranteed Liabilities; and

(ii)         agrees as a primary obligation to indemnify each Finance Party from time to time on demand of the Facility Agent from and against any loss incurred by any Finance Party as a result of any of the obligations of any Borrower or any Designated Obligor (other than an Excluded Obligor) under or pursuant to the Finance Documents being or becoming void, voidable, unenforceable or ineffective as against such Borrower or Designated Obligor for any reason whatsoever, whether or not known to any Finance Party or any other person, the amount of such loss being the amount which the person or persons suffering it would otherwise have been entitled to recover from such Borrower or Designated Obligor,

provided that (i) no Guarantor shall incur any liability under this Clause 24, in respect of the obligations of any company of which it is a subsidiary or any loss incurred by any Finance Party as a result of any such obligation being or becoming void, voidable, unenforceable or ineffective as aforesaid (ii) no Guarantor shall incur any liability under this Clause 24, in respect of any obligations of any Italian Borrower under any Italian Non-Guaranteed Tranche, and (iii) no Guarantor (other than a Swiss Guarantor) shall incur any liability under this Clause 24.1 in relation to any interest payment or any repayment of principal payable by a Swiss Borrower under this Agreement in excess of the maximum amounts of principal and interest permitted to be paid to related parties of a Swiss Borrower pursuant to the Swiss Circulars.

(b)           For the purposes of this Clause 24 (Guarantee and Indemnity):

(i)          “Guaranteed Liabilities” means any and every sum or sums of money which any Borrower or Designated Obligor other than an Excluded Obligor is at any time liable to pay to any Finance Party under or pursuant to the Finance Documents other than under the Italian Non-Guaranteed Tranches or any of them and which has become due and payable but has not been paid at the time the demand of payment thereof is made.

(ii)         “Original Excluded Obligors” means:

(a)           Hertz UK Limited;

(b)           Hertz de Espana S.A.;

(c)           Hertz Alquiler de Maquinaria S.A.;

(d)           Stuurgroep Holland BV; and

(e)           Hertz Australia Pty. Limited.

(iii)        “Excluded Obligors” means the Original Excluded Obligors and any other Designated Obligor or Additional Borrower which the Facility Agent and the Parent agree in writing to designate as such upon such person becoming an Designated Obligor or an Additional Borrower as the case may be and “Excluded Obligor” means any one of them.

(iv)       “Swiss Circulars” means (a) Circular Letter Nr. 6 dated 6 June 1997, (b) Circular Letter dated 26 January 2005 with respect to the relevant interest rates applicable to loans granted in Swiss francs, and (c) Circular Letter dated 14 February 2005 with respect to the relevant interest rates applicable to loans granted in foreign currencies each issued by the Swiss Federal Tax Administration and each as amended from time to time.

24.2         Additional Security

The obligations of each Guarantor herein contained shall be in addition to and independent of every other security which any Finance Party may at any time hold in respect of any Obligor’s obligations under the Finance Documents.

24.3         Continuing Obligations

The obligations of each Guarantor herein contained shall constitute and be continuing obligations notwithstanding any settlement of account or other matter or thing whatsoever and shall not be considered satisfied by any intermediate payment or satisfaction of all or any of the obligations of the Borrowers under the Finance Documents and shall continue in full force and effect until final payment in full of all amounts owing by the Borrowers thereunder and total satisfaction of all the Obligors’ actual and contingent obligations under the Finance Documents.

24.4         Obligations not Discharged

Neither the obligations of each Guarantor herein contained nor the rights, powers and remedies conferred in respect of each Guarantor upon any Finance Party by the Finance Documents or by law shall be discharged, impaired or otherwise affected by:

(a)           the winding-up, dissolution, administration or re-organisation or any analogous event in any Borrower’s jurisdiction of incorporation of any Borrower or any other person or any change in its status, function, control or ownership;

(b)           any of the obligations of the Borrowers or any other person under the Finance Documents being or becoming illegal, invalid, unenforceable or ineffective in any respect;

(c)           time or other indulgence being granted or agreed to be granted to the Borrowers or any other Obligor in respect of its obligations under the Finance Documents;

(d)           any amendment to, or any variation, waiver or release of, any obligation of the Borrowers or any other Obligor under the Finance Documents;

(e)           any failure to take, or fully to take, any security contemplated hereby or otherwise agreed to be taken in respect of the obligations of the Borrowers or any other Obligor under the Finance Documents;

(f)            any failure to realise or fully to realise the value of, or any release, discharge, exchange or substitution of, any Security taken in respect of the obligations of the Borrowers or any other Obligor under the Finance Documents; or

(g)           any other act, event or omission which, but for this Clause 24.4 (Obligations not Discharged), might operate to discharge, impair or otherwise affect any of the obligations of each Guarantor herein contained or any of the rights, powers or remedies conferred upon any of the Finance Parties by the Finance Documents or by law.

24.5         Settlement Conditional

Any settlement or discharge between an Obligor and any of the Finance Parties shall be conditional upon no Security or payment to any Finance Party by an Obligor or any other person on behalf of an Obligor being avoided or reduced by virtue of any laws relating to bankruptcy, insolvency, liquidation or similar laws of general application and, if any such Security or payment is so avoided or reduced, each Finance Party shall be entitled to recover the value or amount of such Security or payment from such Obligor subsequently as if such settlement or discharge had not occurred.

24.6         Exercise of Rights

No Finance Party shall be obliged before exercising any of the rights, powers or remedies conferred upon it in respect of any Guarantor by the Finance Documents or by law to:

(a)           make any demand of any Obligor;

(b)           take any action or obtain judgment in any court against any Obligor;

(c)           make or file any claim or proof in a winding-up or dissolution of any Obligor; or

(d)           enforce or seek to enforce any other Security taken in respect of any of the obligations of any Obligor under the Finance Documents.

24.7         Deferral of Guarantor’s Rights

Each of the Guarantors agrees that, so long as any amounts are or may be owed by the Borrowers under the Finance Documents or the Borrowers are under any actual or contingent obligations under the Finance Documents, such Guarantor shall not exercise any rights which it may at any time have by reason of performance by it of its obligations under the Finance Documents to:

(a)           be indemnified by any Borrower; and/or

(b)           claim any contribution from any other guarantor of the obligations of any Borrower under the Finance Documents; and/or

(c)           take the benefit (in whole or in part and whether by way of subrogation or otherwise) of any rights of the Finance Parties under the Finance Documents.

24.8         Suspense Accounts

All moneys received, recovered or realised by a Finance Party by virtue of Clause 24 (Guarantee and Indemnity) may, in that Finance Party’s reasonable discretion, be credited to a suspense or impersonal account and may be held in such account for so long as such Finance Party thinks fit pending the application from time to time (as such Finance Party may think fit) of such moneys in or towards the payment and discharge of any amounts owing by the Borrowers to such Finance Party under the Finance Documents.

24.9         French Guarantors

(a)           The obligations of each Guarantor incorporated in France (a “French Guarantor”) under this Clause 24 (Guarantee and Indemnity) shall not extend to cover any amounts the guaranteeing of which would (i) breach the prohibition of financial assistance as defined in article L.225-216 of the French Commercial Code for the financing or refinancing of the acquisition of the shares of such French Guarantor, or (ii) constitute a misuse of corporate assets (abus de biens sociaux) of such French Guarantor as defined in article L.242-3 and in article L.242-6 of the French Commercial Code, in the case of either paragraph (i) or (ii), or any other regulation to the same effect as interpreted from time to time by French courts.

(b)           In order for the condition set out in Clause 24.9(a)(ii) to be considered as satisfied based on current French case law, the obligations of any French Guarantor under this Clause 24 (Guarantee and Indemnity) shall be limited to an amount not exceeding the lesser of:

(i)            an amount equal to the amount borrowed by such French Guarantor as Borrower under this Agreement; or

(ii)           85% of the Net Asset Value of that French Guarantor calculated and certified by the statutory auditors on the basis of the last audited financial statements available at the date upon which such French Guarantor accedes to this Agreement as a Guarantor or at the date demand is made under this Clause 24 (Guarantee and Indemnity) (whichever is the higher).

For the purposes of this Clause 24 (Guarantee and Indemnity), “Net Asset Value” means the capitaux propres (as defined in article 22 of the French Decree no. 83-1020 of 29 November 1983).

For the avoidance of doubt, it is acknowledged that any French Guarantors or Guarantors are not acting jointly and severally and are not between themselves, co-débiteurs solidaires as to their obligations pursuant to the guarantees and indemnities given pursuant to this Clause 24 (Guarantee and Indemnity).

24.10       German Guarantors

(a)           (i)            Each Finance Party agrees that its right to enforce any guarantee or indemnity granted by a Guarantor incorporated or established in Germany which is constituted in the form of a GmbH or a GmbH & Co. KG (a “Relevant German Obligor”) shall, if and to the extent that such guarantee or indemnity secures liabilities of any shareholder of such Relevant German Obligor or any such shareholder’s affiliated company (verbundenes Unternehmen) within the meaning of section 15 of the German Stock Corporation Act (Aktiengesetz) (other than such Relevant German Obligor’s subsidiaries), at all times be limited to an amount equal to the Relevant German Obligor’s, and, in the case of a GmbH & Co. KG, such Relevant German Obligor’s general partner’s, net assets (as defined in paragraph (ii) below).

(ii)           For the purposes of this Clause 24.10, net assets shall be calculated by taking into account the captions reflected in section 266 (2) A, B and C of the German Commercial Code (Handelsgesetzbuch) less the sum of:

(A)          the Relevant German Obligor’s, or, in the case of a GmbH & Co. KG, such Relevant German Obligor’s general partner’s, liabilities (the calculation of which shall take into account the captions reflected in section 266 (3) B, C and D of the German Commercial Code);

(B)           the registered share capital (Stammkapital) of the Relevant German Obligor or, in the case of a GmbH & Co. KG, such Relevant German Obligor’s general partner’s registered share capital; and

(C)           the amount of any intercompany loan or loans granted by the Relevant German Obligor to its parent or sister companies.

(iii)          For the purpose of the calculation of the enforceable amount, the Relevant German Obligor, or in the case of a GmbH & Co. KG, such Relevant German Obligor’s general partner will, within 30 (thirty) Business Days after the Facility Agent has made a demand for payment under the guarantee or indemnity pursuant to Clause 24 (Guarantee and Indemnity), deliver to the Facility Agent an unaudited up-to-date balance sheet of the Relevant German Obligor, and, in the case of a GmbH & Co. KG, such Relevant German Obligor’s general partner, drawn up by its auditors, which shows the value of the net assets.  The balance sheet and determination of net assets shall be prepared in accordance with accounting principles pursuant to the German Commercial Code (Handelsgesetzbuch) and be based on the same principles that were applied when establishing the immediately preceding year’s balance sheet.

(iv)          If the Relevant German Obligor fails to deliver a copy of its balance sheet or, in the case of a GmbH & Co. KG, such Relevant German Obligor’s general partner’s balance sheet, in accordance with paragraph (iii), the Facility Agent shall be entitled to enforce the guarantee or indemnity without limitation.  Following such enforcement, the Facility Agent agrees to release proceeds from the enforcement of the guarantee or indemnity if and to the extent that it is a guarantee or indemnity which secures liabilities of any shareholder of such Relevant German Obligor or any such shareholder’s affiliated company (verbundenes Unternehmen) within the meaning of section 15 of the German Stock Corporation Act (other than such Relevant German Obligor’s subsidiaries) and that such enforcement or the application of proceeds from such enforcement towards the secured obligations would otherwise lead to the situation that the Relevant German Obligor, or, in the case of a GmbH & Co. KG, such Relevant German Obligor’s general partner, would not have sufficient net assets, as determined in accordance with a balance sheet drawn up as foreseen under the paragraph (iii) above, to maintain its registered share capital (Stammkapital).

(v)           For the purposes of the calculation of the enforceable amount specified in paragraph (ii) above and the amount to be released specified in paragraph (ii) above, the following balance sheet items shall be adjusted as follows:

(A)          the amount of any increase of registered share capital out of retained earnings (Kapitalerhöhung aus Gesellschaftsmitteln) and, in the case of a GmbH & Co. KG, the registered share capital of the general partner after the date hereof that has been effected without the prior written consent of the Facility Agent shall be deducted from the registered share capital and, in the case of GmbH & Co. KG, the deduction shall take place from the registered share capital of the general partner; and

(B)           loans and other contractual obligations incurred in violation of the provisions of the Finance Documents to which the Relevant German Obligor is a party, shall be disregarded.

(vi)          Furthermore, if and to the extent legally permissible each such Relevant German Obligor, or, in the case of a GmbH & Co. KG, such Relevant German Obligor’s general partner, shall, in a situation where it does not have sufficient net assets to maintain its registered share capital and where a Finance Party would (but for this Clause 24.10) be entitled and is seeking to enforce the guarantee or indemnity pursuant to Clause 24 (Guarantee and Indemnity), realise any and all of its assets that are shown in the balance sheet with a book value (Buchwert) which is significantly lower than the realisable market value of such assets and to the extent such assets are not necessary for the Relevant German Obligor’s, or, in the case of a GmbH & Co. KG, such Relevant German Obligor’s general partner’s, business or operations (nicht betriebsnotwendig).

(vii)         The limitations set out in this Clause 24.10 shall not apply to a guarantee or indemnity granted by a Relevant German Obligor in relation to any amounts borrowed under this Agreement to the extent the proceeds of such borrowing are on-lent to it or any of its subsidiaries from time to time and have not been repaid at the time of the enforcement of the guarantee or indemnity.

(b)           Any guarantee or indemnity shall further not be enforced to the extent that the Relevant German Obligor or, in the case of a GmbH & Co. KG, such Relevant German Obligor’s general partner, demonstrates in reasonable detail that such enforcement would lead to a breach of the duty of care owing by the relevant shareholders vis-à-vis the respective company (Gebot der Rücksichtnahme auf die Eigenbelange der Gesellschaft) and of the prohibition of insolvency-causing intervention (Verbot des existenzvernichtenden Eingriffs), as developed by the recent jurisdiction (in particular BGH II ZR 178/99 Bremer “Vulkan”, BGH ZR 196/00 and BGH II ZR 300/00 “KBV”), of the

Federal Supreme Court (Bundesgerichtshof), caused for example, as far as this would be within the scope of the cited court rulings, if the entering into the guarantee or indemnity and its enforcement results in the illiquidity (Zahlungsunfähigkeit) of the Relevant German Obligor or, in the case of a GmbH & Co. KG, such Relevant German Obligor’s general partner.  The Facility Agent shall be obliged to retransfer proceeds from such enforcement to the extent that the Relevant German Obligor demonstrates in reasonable detail that the enforcement of this Agreement violated the rules of the cited Federal Supreme Court rulings.  Any claim for damages (excluding, for the avoidance of doubt, any claim relating to unjust enrichment) by the relevant German Obligor or the Borrowers against the Banks, the Facility Agent, the Global Coordinator and/or the Arrangers and Joint Bookrunners in connection with a potential existence threatening intrusion shall be excluded.

(c)           The Facility Agent shall be obliged to retransfer proceeds from such enforcement if any of the guarantee or indemnity has been enforced even though the enforcement was excluded in accordance with this paragraph (c).

24.11       Belgian Guarantors

Notwithstanding any other provision of this Agreement, the amount payable or enforceable under or pursuant to Clause 24 (Guarantee and Indemnity) by or against any Guarantor incorporated in Belgium (a “Belgian Guarantor”) shall not include any liability which would constitute unlawful financial assistance (as determined in Article 629 of the Belgian Company Code). Further, the maximum amount payable or enforceable under or pursuant to Clause 24 (Guarantee and Indemnity) by or against any Belgian Guarantor shall in all circumstances be limited to an amount equal to the greater of the following amounts:

(a)           any amounts (principal plus accrued interest thereon, commissions, costs and fees) directly or indirectly made available to the Belgian Guarantor under this Agreement and which have not yet been repaid by the Belgian Guarantor at the time of the enforcement of the guarantee under Clause 24 (Guarantee and Indemnity) or of the relevant Security Document; or

(b)           90 per cent. of the Net Assets (as defined below) of the Belgian Guarantor calculated and certified by the statutory auditors of the Belgian Guarantor on the basis of the Latest Accounts available at the time of the enforcement of the guarantee under Clause 24 (Guarantee and Indemnity) or of the relevant Security Document.

(c)           For the purposes of this Clause 24.11 “Net Assets” of the Belgian Guarantor shall have the meaning defined in Article 617 of the Belgian Company Code,

it being understood that, for the purpose of this Clause 24.11, in the event that a Belgian Guarantor makes a repayment in its capacity as Borrower under the Finance Documents, the guarantee of such Belgian Guarantor under Clause 24 will be reduced pro rata, without however being lower than 90% of its Net Assets.

24.12       UK Guarantors

The guarantee granted by any Guarantor incorporated under the laws of England and Wales under or pursuant to Clause 24.1 (Guarantee and Indemnity) shall not apply to any liability to the extent that it would result in the relevant guarantee constituting unlawful financial assistance within the meaning of Section 151 of the Companies Act 1985.

24.13       Australian Guarantors

The guarantee granted by any Guarantor incorporated under the laws of the Commonwealth of Australia under or pursuant to Clause 24 (Guarantee and Indemnity) shall not apply to any liability to the extent that it would result in the relevant guarantee constituting financial assistance which was not exempted or approved under sections 260A, 260B and 260C of the Australian Corporations Act 2001 (Cth).

24.14       Italian Guarantors

(a)           Notwithstanding the foregoing and anything to the contrary in the Finance Documents, the obligations under the guarantee and the indemnity granted under Clause 24.1 (Guarantee and Indemnity) by any Guarantor incorporated under the laws of Italy (an “Italian Guarantor”) shall not extend to:

(i)            cover any amounts the guaranteeing or indemnification of which would breach the prohibition of financial assistance as defined in Article 2358 of the Italian Civil Code for the financing or refinancing of the acquisition of the shares of such Italian Guarantor;

(ii)           cover any amounts the guaranteeing or indemnification of which would constitute an unfaithful behaviour of the directors or general managers of the Italian Guarantor under Article 2634 of the Italian Civil Code (infedeltà patrimoniale) or expose the directors of the Italian Guarantor to liability under article 2392 of the Italian Civil Code (responsabilità verso la società); and

(iii)          guarantee and indemnify any obligations of any person which are incurred for the purpose of the Acquisition or for the acquisition of Target and of its Group.

(b)           Notwithstanding the foregoing and anything to the contrary in the Finance Documents, but subject to paragraph (a) above, Italian Opco shall guarantee and indemnify only (A) the obligation of Italian Fleetco as borrower under the Finance Documents (except for any obligation under the Italian Non-Guaranteed Tranches) and (B) the obligations of any Borrower (other than Italian Fleetco) under the Finance Documents as borrower, provided that the obligations of Italian Opco under this Clause 24.1 (Guarantee and Indemnity) shall not exceed an amount in EUR equal to the net worth (patrimonio netto) of Italian Fleetco at the time of enforcement by the Finance Parties of the guarantee and indemnity under this Clause 24.1 (Guarantee and Indemnity) and, in any event, shall not exceed an amount equal to EUR 200.000.000.

(c)           Subject to paragraph (a) above, other Italian Guarantors, if any, will be liable towards the Finance Parties exclusively up to the aggregate amount of EUR indicated in the relevant Accession Memorandum, also taking into account any relevant corporate benefit of such Italian Guarantor.

24.15       Spanish Guarantors

Any guarantee, indemnity, obligation and liability granted or assumed pursuant to Clause 24 (Guarantee and Indemnity) and any Security constituted by or arising under any Security Document granted in accordance with the terms set out in Schedule 18 (Security Principles) by any Guarantor incorporated in Spain shall not extend to any obligation:

(a)           to the extent that such guarantee, indemnity, obligation, liability or Security would constitute unlawful financial assistance within the meaning of Article 81 of Royal Legislative Decree 1564/1989 dated 22 December on Open Limited Liability Companies (Real Decreto Legislativo 1564/1989, de 22 de diciembre, por el que se aprueba el Texto Refundido de la Ley de Sociedades Anónimas) or Article 40.5 of Spanish Law 2/1995 dated 23 March on Closed Limited Liability Companies (Lev 2/1995, de 23 de marzo, de Sociedades de Responsabilidad Limitada);

(b)           in the case of a Guarantor incorporated in Spain as a Closed Limited Liability Company, in respect of any issuance of notes, bonds or any other negotiable securities within the meaning of Article 9 of Spanish Law 2/1995 dated 23 March on Closed Limited Liability Companies (Ley 2/1995, de 23 de marzo, de Sociedades de Responsabilidad Limitada); or

(c)           to the extent that such guarantee, indemnity, obligation, liability or Security would not be in the corporate benefit (either direct or indirect) of the Guarantor.

24.16       Swiss Guarantors

(a)           If and to the extent that the obligations of each Guarantor incorporated under the laws of Switzerland (the “Swiss Guarantor”) under this Clause 24 (Guarantee and Indemnity) are for the exclusive benefit of any of such Swiss Guarantor’s affiliates (other than such Swiss Guarantor’s direct or indirect subsidiaries):

(i)            the aggregate obligations of any Swiss Guarantor under the Swiss Guarantee shall be limited to the Swiss Available Amount at the time any Swiss Guarantor makes a payment under this Clause 24 (Guarantee and Indemnity) (provided such limitation is still a legal requirement under Swiss law at that time). If and to the extent a Swiss Guarantor, when requested to make any payment under the Swiss Guarantee, has one or more outstanding inter-company loans (except for inter-company loans extended to its own direct or indirect subsidiaries), such inter-company loan(s), including any accrued interest thereon, shall be deducted from the Swiss Available Amount, provided that the Facility Agent has approved such inter company loan when entered into, it being understood that the Facility Agent herewith approves the inter-company loan to Hertz Finance Centre plc which the Swiss Borrower shall grant on the Closing Date;

(ii)           immediately after having been requested to make a Swiss Guarantee Payment, each Swiss Guarantor shall (i) provide the Facility Agent, within 30 Business Days from being requested to make the Swiss Guarantee Payment, with (1) an interim audited balance sheet prepared by the statutory auditors of the applicable Swiss Guarantor, (2) the determination of the Swiss Available Amount based on such interim audited balance sheet as computed by the statutory auditors and (3) a confirmation from the statutory auditors that the Swiss Available Amount is the maximum amount which can be paid by the Swiss Guarantor under the Swiss Guarantee without breaching the provisions of Swiss corporate law, which are aimed at protecting the share capital and legal reserves, and (ii) upon receipt of the confirmation referred to in the preceding sentence under (3) and after having taken all actions required pursuant to paragraph (d) below, pay, subject to paragraph (c) below, the lesser of (A) such Swiss Guarantee Payment in full (which shall include any gross-up or other indemnification payment to the extent provided in paragraph (c) below) and (B) the Swiss Available Amount (less, to the extent required, any withholding tax under the Swiss Federal Act on Withholding Tax of October 13, 1965 (the “Swiss Withholding Tax”));

(iii)          if so required under Swiss law (including double tax treaties to which Switzerland is a party) at the time it is required to make a payment under the Swiss Guarantee, the applicable Swiss Guarantor (1) may deduct, in its sole discretion, the Swiss Withholding Tax at the rate of 35 per cent. (or such other rate as may be in force at such time) from any payment under the Swiss Guarantee, (2) may pay the Swiss Withholding Tax to the Swiss Federal Tax Administration and (3) shall notify and provide evidence to the Facility Agent that the Swiss Withholding Tax has been paid to the Swiss Federal Tax Administration.  To the extent the Swiss Guarantee Payment due is less than the Swiss Available Amount, the applicable Swiss Guarantor shall be required to gross-up, indemnify or otherwise hold harmless the Finance Parties for the deduction of the Swiss Withholding Tax, it being understood that at no time shall the Swiss Guarantee Payment (including any gross-up or indemnification payment pursuant to this paragraph (c) and including any Swiss Withholding Tax levied thereon) exceed the Swiss Available Amount.  To the extent the Swiss Guarantee Payment exceeds the Swiss Available Amount, Clause 14.1 (Tax Gross-up) shall not be applicable.  The applicable Swiss Guarantor shall use its best efforts to ensure that any person which is, as a result of a payment under the Swiss Guarantee, entitled to a full or partial refund of the Swiss Withholding Tax, shall as soon as possible after the deduction of the Swiss Withholding Tax (i) request a refund of the Swiss Withholding Tax under any applicable law (including double tax treaties) and (ii) pay to the Finance Parties upon receipt any amount so refunded.  The obligations under the Finance Documents will only be considered as discharged to the extent of the effective payment received by the Finance Parties under the Swiss Guarantee.  This subsection (c) is without prejudice to the gross-up or indemnification obligations of any Guarantor other that the Swiss Guarantors; and

(iv)          each Swiss Guarantor shall use reasonable efforts to take and cause to be taken all and any other action, including the passing of any shareholders’ resolutions to approve any Swiss Guarantee Payment under the Swiss Guarantee, which may be required as a matter of Swiss mandatory law or standard business practice as existing at the time it is required to make a Swiss Guarantee Payment under the Swiss Guarantee in order to allow for a prompt payment of the Swiss Guarantee Payment or Swiss Available Amount, as applicable, it being understood that in the event where the Swiss Guarantor demonstrates in reasonable detail that such payment would result in the Swiss Guarantor being unable to meet all of its other current obligations as they come due (technical insolvency), the Security Agent will differ the enforcement of the Swiss Guarantee Payment or Swiss Available Amount until such time when the Swiss Guarantor is in a position to pay such amount without becoming technically insolvent. The decision of the Security Agent to defer the enforcement of the Swiss Guarantee Payment or the Swiss Available Amount, as applicable, is without prejudice to the Swiss Guarantor’s obligation to take all necessary action to promptly render such payment possible without simultaneously bringing the Swiss Guarantor in a state of technical insolvency.

(b)           For the purposes of this Clause 24.16:

(i)            “Swiss Guarantee” means any guarantee given by a Swiss Guarantor under Clause 24.16 (Guarantee and Indemnity).

(ii)           “Swiss Guarantee Payment” means a payment which a Swiss Guarantor has been requested to make under the Swiss Guarantee.

(iii)          Swiss Available Amount” means the maximum amount of a Swiss Guarantor’s profits and reserves available for distribution, in each case in accordance with, without limitation, articles 671 para. 1 to 3 and 675 para. 2 of the Swiss Code of Obligations.

24.17       Dutch Guarantors

The obligations of any Guarantor incorporated under the laws of The Netherlands under or pursuant to Clause 24 (Guarantee and Indemnity) shall exclude and shall not be or be construed as any guarantee, indemnity or security, to the extent that this would:

(a)           constitute unlawful financial assistance within the meaning of Article 2:98c or 2:207c of The Netherlands Civil Code, as relevant; or

(b)           be deemed “ultra vires” within the meaning of Article 2:7 of The Netherlands Civil Code.

24.18       German Confirmation

(a)           For the purposes of providing evidence to the German tax authorities of the absence of any detrimental recourse situation in connection with the tax circulars issued by the German Federal Ministry of Finance (Bundesfinanzministerium) on 15 July 2004 (IV A2 — S2742a — 20/04) and on 22 July 2005 (IV B7 — S2742a — 31/05) in relation to section 8a of the German Corporation Tax Act, the Security Agent agrees (for itself and on behalf of the Banks) to deliver to the Parent (for itself and on behalf of the other Borrowers) no later than 30 Business Days after the Closing Date, in each case, without prior request by the Borrowers, no later than 30 Business Days after this underlying Agreement or the security granted under or in connection therewith have been altered or amended, and, in any event, on each anniversary of the Closing Date (or, if such anniversary date is not a Business Day, on the next succeeding Business Day), a Bank Certificate.

(b)           The delivery of a Bank Certificate shall not prejudice the rights of the Security Agent or the Banks under this Agreement or any other Finance Document.

(c)           Any Bank Certificate delivered under this Agreement: (i) is given for the purpose of delivery to the competent tax authorities of the Borrowers to assist the Borrowers in the administration of their tax affairs and not for any other purpose, (ii) does not guarantee the achievement of a specific result or conclusion for German tax purposes, (iii) is addressed to and is solely for the benefit of the Borrowers in relation to this Agreement and (iv) does not create third party rights of any kind.

(d)           Neither the Security Agent nor any Bank shall be liable as a result of the delivery of a Bank Certificate.  No error or omission in a Bank Certificate shall constitute a release of any Security Interest.

(e)           The Security Agent and the Banks agree (at the cost of Parent) to provide any additional information in relation to the security granted under or in connection with this Agreement (available to the Security Agent or such Bank) reasonably requested by a Borrower for the purposes of the completion by that Borrower of its submissions to any tax authority asserting jurisdiction over it as soon as reasonably practicable following such request.

(f)            If, after the Closing Date, the German tax administration requires submission of a standard form of the purpose of providing evidence to the German tax authorities of the absence of any detrimental recourse situation or the Parent determines on the basis of a specific request of a German tax inspector or a published decree of the German tax administration with respect to section 8a German Corporation Tax Act that the German tax authorities require an amended bank certificate, then the Security Agent and each Bank agree to use such form instead of the Bank Certificate as set out in Schedule 19 (Form of Bank Certificate) provided, however, that the acceptance of such standard form shall be subject to the approval of the Security Agent and the relevant bank (as the case may be) (such consent not to be unreasonably withheld or delayed), if such standard form differs substantially from the form of Bank Certificate set out in Schedule 19 (Form of Bank Certificate).

For the avoidance of doubt:

(i)            None of the Security Agent nor any Bank shall be obliged to disclose to any other person any confidential information regarding its business or any other information relating to its tax affairs or tax computations (including, without limitation, its tax returns or its calculations) as a result of the operation of this Clause 24.18.

(ii)           None of the Security Agent nor any Bank shall be obliged to deliver any information pursuant to a request under this Clause 24.18 if, by doing so, it would contravene the terms of any applicable law or any notice, direction or requirement or any governmental or regulatory authority (whether or not having the force of law).  The Borrowers may disclose the existence and content of a Bank Certificate to its professional advisers, its respective affiliates, as required by applicable law or regulate and to any tax, regulatory or other governmental authority asserting jurisdiction over it.

(g)           For the purposes of this Clause 24.18, a “Bank Certificate” means a duly completed bank certificate in the form set out in Part 1 of Schedule 19 (Form of Bank Certificate).

24.19       Other Guarantors

(a)           In relation to any member of the Group or other person which becomes a Guarantor after the date of this Agreement, the obligations of such Additional Guarantor under this Clause 24 (Guarantee and Indemnity) are subject to any limitation set out in the Guarantor Accession Memorandum applicable to that Guarantor.

(b)           If, after the date hereof, there is a change in US tax law, regulation or administrative practice the result of which is that the obligations of the Parent under Clause 24.1 (Guarantee and Indemnity) create a material risk that the earnings and profits of any or all of the non-US subsidiaries of the Parent must be included in income by the Parent or the US federal consolidated tax group which includes the Parent or the Target as a member pursuant to Section 956 of the Internal Revenue Code and the regulations thereunder, the Parent shall use its commercially reasonable efforts to mitigate such risk, provided that, if such risk cannot be so mitigated, the Facility Agent shall consent to modify or extinguish the obligations of the Parent under Clause 24.1 (Guarantee and Indemnity) to the extent necessary (and only to such extent) to give effect to such changes thereto as may be necessary to eliminate such risk or make it immaterial.

25.          COMMITMENT COMMISSION AND FEES

25.1         Commitment Commission

(a)           The Parent shall pay or procure payment (to the extent not already paid) to the Facility Agent for account of each Bank of a commitment commission on the amount of such Bank’s Available Commitment in relation to each Facility from day-to-day commencing on the Closing Date and ending on the last day of the Availability Period in relation thereto, such commitment commission to be calculated at the rate of:

(i)            0.35 per cent. per annum in relation to the A1 Facility;

(ii)           0.40 per cent. per annum in relation to the A2 Facility; and

(iii)          0.50 per cent. per annum, in relation to the C Facility,

provided that if, by and with effect from the date that is 15 months after the Closing Date:

(x)            the A1 Outstandings have not been repaid in full and the Commitments of the Banks in relation to the A1 Facility cancelled in full, the commitment commission payable in respect of the A1 Facility shall be automatically increased to 0.50 per cent. per annum; and

(y)           if the A2 Outstandings have not been repaid in full and the Commitments of the Banks in relation to the A2 Facility cancelled in full, the commitment commission payable in respect of the A2 Facility shall be automatically increased to 0.55 per cent. per annum,

(b)           Commitment commission payable hereunder shall be payable in arrear in the relevant Designated Currency on (i) in the case of any Facility, each Settlement Date and (ii) on the Final Maturity Date.

25.2         Fees

The Parent shall pay or cause to be paid (to the extent not already paid) to the Facility Agent for its own account each of the fees specified in the Fee Letters at the times, and in the amounts, specified in such letter.

26.          CANADIAN PERMITTED BANK FEES

(a)           In consideration for the purchase by the Canadian Permitted Bank from each Non-Canadian Bank of a Canadian Sale Right in respect of a Facility, the Canadian Permitted Bank agrees to pay each Non-Canadian Bank, as and when the Canadian Permitted Bank receives payment of interest on its Canadian Advances, a Standby Fee on the Non-Canadian Bank’s Canadian Pro-Rata Share of such Canadian Advances made by the Canadian Permitted Bank.  The Standby Fee in respect of any Non-Canadian Bank’s Pro-Rata Share in the Canadian Advance shall be payable to the Non-Canadian Bank when interest on such Canadian Advance is received by the Canadian Permitted Bank.  If the Canadian Permitted Bank does not receive payment in full of such interest, the Standby Fee in respect of the Non-Canadian Bank’s Pro-Rata Share in such Canadian Advance shall be reduced proportionately.  If a Canadian Borrower pays less than all of the interest then due and owing by it for any period, that portion of the interest equating to the Standby Fee shall be deemed to be the last portion of interest paid or to be paid.

(b)           The Canadian Borrower agrees that any payments made by the Canadian Permitted Bank to a Non-Canadian Bank pursuant to this Clause 26 will be subject to deduction or withholding for or on account of Relevant Tax and that the Canadian Borrower shall pay and reimburse the Canadian Permitted Bank (and, upon receipt thereof, Canadian Permitted Bank shall pay to the Non-Canadian Bank as an additional Standby Fee) an amount equal to such additional amount or amounts that the Canadian Permitted Bank would have to pay to each Non-Canadian Bank to ensure that each such Non-Canadian Bank receives an amount net of any deduction or withholding for any Relevant Tax (including deductions or withholdings applicable to any additional amounts paid under this Clause 26) equal to the sum which the Non-Canadian Bank would have received had no such deduction or withholding been made or required to be made.  If the Canadian Permitted Bank or a Non-Canadian Bank is required to make any payment of or on account of any Relevant Tax on or in relation to any amount received or receivable under this Clause 26 or if any liability in respect of any such payment is asserted, imposed, levied or assessed against the Canadian Permitted Bank or any Non-Canadian Bank with respect to any amounts paid by Canadian Permitted Bank to a Non-Canadian Bank as contemplated hereunder, the Canadian Permitted Bank or Non-Canadian Bank, as applicable, may pay such Relevant Taxes and the Canadian Borrower shall, upon demand of the Facility Agent, promptly indemnify and pay such additional amount or amounts (including any penalty, interest, cost or expense payable or incurred in connection therewith) as is necessary to ensure that such Canadian Permitted Bank or Non-Canadian Bank, as applicable, receives an amount net of any such Relevant Taxes (including Relevant Taxes applicable to any such additional amounts) equal to the sum which the Canadian Permitted Bank or Non-Canadian Bank, as applicable, would have received had no such deduction or withholding for any such Relevant Taxes been made or required to have been made.  Notwithstanding any of the foregoing, a Non-Canadian Bank shall not be entitled to receive any amount under this Section: to the extent it is not eligible for the benefit of a Double Taxation Treaty otherwise than by reason of any change after the date hereof in law or in its interpretation or administration (including, without limitation, the introduction of legislation, any change in judicial interpretation, any change in an applicable Double Taxation Treaty or any change in the published practice of a relevant tax authority) in respect of the amount of any Standby Fee; to the extent that it does not comply with any formalities required for eligibility under such Double Taxation Treaty (including without limitation completing and submitting any form or other document required for the purpose of ensuring the application of a Double Taxation Treaty or applicable tax laws or regulations); to the extent it provides any advances to the Canadian Permitted Bank prior to the Notice of Exercise of Sale Right which are connected to the Facility; to the extent that any Relevant Tax, interest, penalties, costs or expenses of a Finance Party which would not have arisen or been incurred but for the reasonably avoidable delay or the default of such Finance Party; or to the extent it is compensated for by an increased payment under Clause 14.1 (Tax Gross-up), or Clause 14.2 (Tax Indemnity).

A Bank intending to make a claim pursuant to this Clause 26 (Canadian Permitted Bank Fees) shall provide a certificate to the Facility Agent regarding the applicable Double Taxation Treaty whereupon the Facility Agent shall notify the Parent thereof.

If, and to the extent that, the effect of Clause 26 (Canadian Permitted Bank Fees) can be mitigated by virtue of the provisions of any applicable Double Taxation Treaty or any applicable tax law (whether by a claim to repayment of any taxes referred to in Clause 26 (Canadian Permitted Bank Fees) or otherwise) the relevant Finance Party agrees, provided that, and for so long as, no Event of Default has occurred and is continuing, to co-operate with the Parent with a view to completing and submitting any forms required for the purpose of ensuring the application of such Double Taxation Treaty or applicable tax law so far as relevant, provided that no Finance Party shall be required pursuant to this Clause 26 (Canadian Permitted Bank Fees) to complete or co-operate in completing any form unless the Parent or the relevant Borrower reasonably requests it to do so.

Notwithstanding any other provision hereof, in respect of Advances to a Canadian Borrower (i) in the case of Non-Canadian Banks, following a Notice of Exercise of Sale Right, and (ii) in the case of the Canadian Permitted Bank if any Event of Default shall occur and be continuing, such Finance Party in respect of any such Advance shall be entitled to the benefit of and be subject to sections 14.1, 14.2, 14.3, 14.4 and 14.5 provided that any reference therein to “Qualifying Bank” shall be read as including such Finance Party in such circumstances.

(c)           For the purposes of this Clause 26, “Standby Fee” means a fee at a rate per annum equal to the Applicable Margin on BA Rate Loans or the Canadian Swingline Advances, as the case may be, minus 18 basis points for a period of twelve months commencing on the Closing Date and thereafter minus 25.5 basis points.

27.          COSTS AND EXPENSES

27.1         Transaction Expenses

The Parent shall, from time to time on demand of the Facility Agent, reimburse (or cause to be paid to) the Facility Agent, the Security Agent and each of the Arrangers for all reasonable and invoiced out-of-pocket costs and expenses (including the fees of any appraiser appointed for the purposes of determining the Borrower Equipment Market Value and the reasonable and invoiced legal fees and expenses of White & Case LLP and Gide Loyrette Nouel as legal counsel to the Arrangers and Linklaters and a single counsel in each other relevant jurisdiction) together with any VAT thereon (subject to Clause 14.7(c) (VAT)) incurred by them in connection with the negotiation, preparation and execution of the Finance Documents, the completion of the transactions therein contemplated and the primary syndication of the Facilities provided that the Parent shall not be obliged to reimburse the Facility Agent, the Security Agent or the Arrangers for any fees of any lawyers, accountants, surveyors, appraisers or other experts or advisors engaged by the Facility Agent, the Security Agent or the Arrangers without the prior approval of the Parent.

27.2         Preservation and Enforcement of Rights

The Parent shall, from time to time on demand of the Facility Agent, reimburse (or cause to be reimbursed) the Finance Parties for all costs and expenses (including reasonable legal fees of a single counsel in each relevant jurisdiction (except that where correspondence lawyers will be required in any applicable political or regional subdivision thereof, reasonable fees incurred by such correspondence lawyers shall also be reimbursed)) on a full indemnity basis together with any VAT thereon (subject to Clause 14.7(c) (VAT)) incurred in or in connection with the preservation and/or enforcement of any of the rights of the Finance Parties under the Finance Documents (including, without limitation, any reasonable out-of-pocket costs and expenses relating to any investigation as to whether or not an Event of Default has occurred or is likely to occur or any steps necessary or desirable in connection with any proposal for remedying or otherwise resolving an Event of Default or Potential Event of Default), it being understood that no Obligor shall be held liable to pay for any taxes, duties, notary or mortgage keeper fees and similar expenses following the assignment, transfer or novation by a Finance Party to another party of any of its rights under a business pledge agreement dated as at the date hereof between Hertz Belgium NV as pledgor and BNP Paribas as pledgee.

27.3         Stamp Taxes

The Parent shall pay (or cause to be paid) all stamp, registration and other similar taxes to which the execution and delivery of the Finance Documents or any judgment given in connection therewith is or at any time may be subject and shall, from time to time on demand of the Facility Agent, indemnify the Finance Parties against any liabilities, costs, claims and expenses resulting from any failure to pay or any delay in paying any such tax.

27.4         Amendment Costs

If an Obligor requests any amendment, waiver or consent then the Parent shall, within five Business Days of demand by the Facility Agent, reimburse (or cause to be reimbursed) the Finance Parties for all reasonable out-of-pocket costs and expenses (including reasonable legal fees of a single counsel in each relevant jurisdiction) together with any VAT thereon (subject to Clause 14.7(c) (VAT)) directly incurred by such person in responding to or complying with such request.

27.5         Banks’ Liabilities for Costs

If the Parent fails to perform any of its obligations under this Clause 27 (Costs and Expenses), each Bank shall, in its Proportion, indemnify each of the Facility Agent,

the Security Agent and the Arrangers against any loss incurred by any of them as a result of such failure.

27.6         No Other Tax

Notwithstanding the foregoing, except as provided in Clause 27.1 (Transaction Expenses), Clause 27.2 (Preservation and Enforcement of Rights) and Clause 27.3 (Stamp Taxes), the Parent shall have no obligation under this Clause 27 (Costs and Expenses) to any Finance Party with respect to any tax, levy, impost, duty, charge, fee, deduction or withholding imposed, levied, collected, withheld or assessed by any governmental authority.

28.          DEFAULT INTEREST AND BREAK COSTS

28.1         Default Interest Periods

If any sum due and payable by an Obligor hereunder is not paid on the due date therefor in accordance with Clause 31 (Payments) or if any sum due and payable by an Obligor under any judgment of any court in connection herewith is not paid on the date of such judgment, the period beginning on such due date or, as the case may be, the date of such judgment and ending on the date upon which the obligation of such Obligor to pay such sum is discharged shall be divided into successive periods, each of which (other than the first) shall start on the last day of the preceding such period and the duration of each of which shall (except as otherwise provided in this Clause 28 (Default Interest and Break Costs)) be selected by the Facility Agent acting reasonably.

28.2         Default Interest

An Unpaid Sum shall bear interest during each Interest Period in respect thereof at the rate per annum equal to the lesser of (x) two per cent. per annum and (y) the maximum rate permitted by applicable law above the percentage rate which would apply to an Advance in the amount and currency of such Unpaid Sum and for the same Interest Period, provided that if such Unpaid Sum relates to an Advance which became due and payable on a day other than the last day of the Term relating thereto:

(a)           the first Interest Period applicable to such Unpaid Sum shall be of a duration equal to the unexpired portion of the current Term relating to that Advance; and

(b)           the percentage rate of interest applicable thereto from time to time during such period shall be that which exceeds by two per cent. the rate which would have been applicable to it had it not so fallen due.

28.3         Payment of Default Interest

Any interest which shall have accrued under Clause 28.2 (Default Interest) in respect of an Unpaid Sum shall be due and payable and shall be paid by the Obligor owing such Unpaid Sum on the last day of each Interest Period in respect thereof or on such other dates as the Facility Agent may specify by notice to such Obligor.

28.4         Break Costs

If any Bank or L/C Issuer or the Facility Agent receives or recovers all or any part of an Advance or Unpaid Sum otherwise than on the last day of the Term relating thereto, the relevant Borrower shall pay to the Facility Agent on demand for account of such Bank or L/C Issuer an amount equal to the amount (if any) by which (a) the additional interest which would have been payable on the amount so received or recovered had it been received or recovered on the last day of that Term exceeds (b) the amount of interest which as determined by the Facility Agent (acting reasonably) would have been payable to the Facility Agent on the last day of that Term in respect of a deposit in the currency of the amount so received or recovered placed by it with a prime bank in London for a period starting one Business Day following the date of such receipt or recovery and ending on the last day of that Term.

29.          INDEMNITIES

29.1         Indemnity

The Parent undertakes to indemnify:

(a)           each Finance Party against any cost, claim, loss, expense (including reasonable legal fees of a single counsel in each relevant jurisdiction) or liability together with any VAT thereon (subject to Clause 14.7(c) (VAT)), whether or not reasonably foreseeable, which it may sustain or incur other than through its gross negligence or wilful misconduct as a consequence of the occurrence of any Event of Default or any default by any Obligor in the performance of any of the obligations expressed to be assumed by it in the Finance Documents;

(b)           each Bank against any cost or loss it may suffer other than through its gross negligence or wilful misconduct under Clause 27.5 (Banks’ Liabilities for Costs) or Clause 34.6 (Indemnification); and

(c)           each Bank and each L/C Issuer against any loss it may suffer or incur other than through its gross negligence or wilful misconduct as a result of:

(i)            its funding or making arrangements to fund its portion of an Advance requested by any Borrower but not made by reason of the operation of any one or more of the provisions hereof; or

(ii)           its issuing or making arrangements to issue a Letter of Credit but not issued by reason of the operation of any one or more of the provisions hereof.

29.2         Currency Indemnity

If any sum (a “Sum”) due from an Obligor under the Finance Documents or any order, judgment given or made in relation thereto has to be converted other than pursuant to Clause 37 (Change of Currency) from the currency (the “First Currency”) in which such Sum is payable into another currency (the “Second Currency”) for the purpose of:

(a)           making or filing a claim or proof against such Obligor;

(b)           obtaining an order, judgment in any court or other tribunal; or

(c)           enforcing any order, judgment given or made in relation thereto,

the Parent shall indemnify each person to whom such Sum is due from and against any loss suffered or incurred as a result of any discrepancy between (a) the rate of exchange used for such purpose to convert such Sum from the First Currency into the Second Currency and (b) the rate or rates of exchange available to such person at the time of receipt of such Sum.

29.3         Acquisition Indemnity

(a)           The Parent shall indemnify each Finance Party from time to time within five Business Days of demand of such Finance Party, against any cost, claim, loss, expense (including legal fees) or liability together with VAT thereon (subject to Clause 14.7(c) (VAT)), whether or not reasonably foreseeable, which the relevant Finance Party may sustain or incur (except to the extent that the same result from the gross negligence or wilful misconduct of that Finance Party or any breach by that Finance Party of the provisions of the Finance Documents) arising out of a claim or action of any person relating to the Acquisition (whether or not consummated) or any use of the proceeds of any Advance.  It is agreed that:

(i)            each Finance Party shall promptly notify the Parent in reasonable detail of any potential claim by it under this Clause 29.3 promptly upon it becoming aware of that potential claim; and

(ii)           if the Parent acting reasonably wishes any Finance Party to enter into any negotiations with a view to settlement of any dispute with any third party likely to give rise to any cost, claim, loss, expense or liability for which a claim may be made under this Agreement, it shall notify that Finance Party accordingly, which Finance Party will then (to the extent the same would not be prejudicial to its interests or contrary to any internal policy or advice of its advisers) enter into negotiations in good faith on a without prejudice basis.

(b)           Each Finance Party shall promptly give to the Parent such details and copies of correspondence and process served concerning (or concerning the circumstances giving rise to) any cost, claim, loss, expense or liability which may form the basis of any claim by it on the Parent.

(c)           At the request of the Parent acting reasonably, from time to time, each Finance Party will discuss with the Parent and will give careful consideration in good faith to the views of the Parent concerning the appointment of professional advisers in connection with any cost, claim, loss, expense or liability (and in connection with the circumstances giving rise thereto and any proceedings, current, pending or threatened relating thereto) and the conduct of any proceedings, and will use reasonable endeavours to procure that (once appointed) all professional advisers acting for it in relation thereto shall do likewise and that where such Finance Party does not reasonably consider that it is against such Finance Party’s best interests, one firm of professional advisers only is appointed to represent all of the Finance Parties.

(d)           To induce the Canadian Permitted Bank, and, if applicable, the Non-Canadian Banks, to provide BA Rate Loans on the terms provided herein, if:

(i)            any BA Rate Loan is repaid in whole or in part prior to the last day of its Term (whether that repayment is made pursuant to any provision of this Agreement of any other Finance Document or occurs as a result of acceleration, by operation of law or otherwise);

(ii)           a Canadian Borrower shall default in payment when due of the principal amount of or interest of any BA Rate Loan;

(iii)          a Canadian Borrower shall refuse to accept any borrowing of, or shall request a termination of any borrowing of, conversion into or continuation of any BA Rate Loans after a Canadian Borrower has given notice requesting the same in accordance herewith; or

(iv)          a Canadian Borrower shall fail to make any prepayment of any BA Rate Loan after it has given a notice thereof in accordance herewith,

then the Parent shall indemnify and hold harmless the Canadian Permitted Bank and the Non-Canadian Banks from and against all losses, costs and expenses resulting from or arising from any of the foregoing.  Such indemnification shall include any loss (including loss of margin) or expense arising from the reemployment of funds obtained by it or from fees payable to terminate deposits from which such funds were obtained.  For the purpose of calculating amounts payable to the Canadian Permitted Bank and the Non-Canadian Banks under this paragraph (d), the Canadian Permitted Bank and after the Notice of Exercise of Sale Right, the Non-Canadian Banks shall be deemed to have actually funded its relevant BA Rate Loan through the purchase of a deposit bearing interest at the BA Rate in an amount equal to the amount of that BA Rate Loan and having a maturity comparable to the relevant Term, provided that the Canadian Permitted Bank and the Non-Canadian Banks may fund each of its BA Rate Loans in any manner it sees fit, and the foregoing assumption shall be utilized only for the calculation of amounts payable under this subsection.  This covenant shall survive the termination of this Agreement and payment of all amounts payable hereunder.  As promptly as practicable under the circumstances, the Canadian Permitted Bank and the Non-Canadian Banks shall provide the Parent with its written calculation of all amounts payable pursuant to this Clause 29.3(d), and such calculation shall be binding on the parties hereto unless the Parent shall object in writing within ten (10) Business Days of receipt thereof, specifying the basis for such objection in detail.

30.          CURRENCY OF ACCOUNT AND PAYMENT

Euro is the currency of account and payment for each and every sum at any time due from an Obligor hereunder, provided that:

(a)           each payment in respect of costs and expenses shall be made in the currency in which the same were incurred;

(b)           each payment pursuant to Clause 14.2 (Tax Indemnity) or Clause 16 (Increased Costs) shall be made in the currency specified by the party claiming thereunder;

(c)           each payment of commitment fees pursuant to Clause 25.1 (Commitment Commission) shall be made in the Designated Currency in which the Available Facility in relation to a Facility or Tranche (as the case may be) is denominated;

(d)           each payment of interest shall be made in the Designated Currency of the Advance or Unpaid Sum on which such interest accrued; and

(e)           each payment of principal shall be made in the Designated Currency in which the relevant Advance or Unpaid Sum is denominated; and

(f)            each payment pursuant to Clause 12 (C Borrower’s Liabilities in relation to Letters of Credit) in relation to a Letter of Credit shall be made in the currency in which such Letter of Credit is denominated.

31.          PAYMENTS

31.1         Payments to the Facility Agent

(a)           On each date on which this Agreement requires an amount (other than a Swingline Advance and the first Advance) to be paid by an Obligor, such Obligor shall make the same available to the Facility Agent for value on the due date at such time and in such funds as the Facility Agent shall specify from time to time as follows:

(i)            in the case of an amount denominated in Euros:

BNP Paribas S.A., Paris
SWIFT Code:	[SWIFT Number]
IBAN:	[IBAN Number]
Reference:	[Reference]

(ii)           in the case of an amount denominated in Australian Dollars:

BNP Paribas, Sydney
BSB:	[BSB Number]
Account:	[Account Number]
SWIFT Code:	[SWIFT Number]

(iii)          in the case of an amount denominated in Canadian Dollars:

SWIFT Code:	[SWIFT Number]

(iv)          in the case of an amount denominated in GBP:

SWIFT Code:	[SWIFT Number]
in favour of:	[Bank]
SWIFT Code:	[SWIFT Number]
for the account of:	[Account Number]
for credit to IBAN:	[IBAN Number]
Reference:	[Reference]

(v)           in the case of an amount denominated in CHF:

SWIFT Code:	[SWIFT Number]
in favour of:	[Bank]
SWIFT Code:	[SWIFT Number]
for the account of:	[Account Number]
for credit to IBAN:	[IBAN Number]
Reference:	[Reference]

or to such other account with such bank as the Facility Agent shall specify from time to time.

(b)           On each date on which this Agreement requires a Swingline Advance to be paid by an Obligor, such Obligor shall make the same available directly to the Borrower for value on the due date at such time and in such funds and to such account with such bank as the Facility Agent shall specify from time to time.

(c)           On each date on which this Agreement requires an amount to be paid by a Bank, such Bank shall make the same available to the Facility Agent for value on the due date at such time and in such funds and to such account with such bank as the Facility Agent shall specify from time to time.

31.2         Payments by the Facility Agent

Save as otherwise provided herein, each payment received by the Facility Agent pursuant to Clause 31.1 (Payments to the Facility Agent) shall:

(a)           in the case of a payment received for the account of a Borrower, be made available by the Facility Agent to such Borrower by application:

(i)            first, as soon as reasonably practicable in or towards payment of any amount then due from such Borrower hereunder to the person from whom the amount was so received; and

(ii)           second, as soon as reasonably practicable in or towards payment to the account of such Borrower with such bank as such Borrower shall have previously notified to the Facility Agent for this purpose; and

(b)           in the case of any other payment, be made available by the Facility Agent to the person entitled to receive such payment in accordance with this Agreement (in the case of a Bank, for the account of its relevant Facility Office) for value the same day by transfer to such account of such person with such bank in the principal financial centre of the currency of such payment as such person shall have previously notified to the Facility Agent.

31.3         No Set-off

All payments required to be made by an Obligor hereunder shall be calculated without reference to any set-off or counterclaim and shall be made free and clear of and without any deduction for or on account of any set-off or counterclaim.

31.4         Clawback

Where a sum is to be paid hereunder to the Facility Agent for account of another person, the Facility Agent shall not be obliged to make the same available to that other person until it has been able to establish to its satisfaction that it has actually received such sum, but if it does so and it proves to be the case that it had not actually received such sum, then the person to whom such sum was so made available shall on request refund the same to the Facility Agent together with an amount sufficient to indemnify the Facility Agent against any cost or loss it may have suffered or incurred by reason of its having paid out such sum prior to its having received such sum.

31.5         Partial Payments

If and whenever a payment is made by a Borrower hereunder and the Facility Agent receives an amount less than the due amount of such payment the Facility Agent may apply the amount received towards the obligations of such Borrower under this Agreement in the following order:

(a)           first, in or towards payment pro rata of any unpaid fees (other than any fronting bank fee or commitment commission fee), costs and expenses of each of the Facility Agent, the Security Agent and the Arrangers;

(b)           second, in or towards payment of any demand made by an L/C Issuer in respect of a payment made or to be made by it under a Letter of Credit due but unpaid;

(c)           third, in or towards payment pro rata of any accrued interest, letter of credit commission or fronting bank fee payable to any Bank or L/C Issuer hereunder due but unpaid;

(d)           fourth, in or towards payment pro rata of any Outstandings due but unpaid; and

(e)           fifth, in or towards payment pro rata of any other sum due but unpaid.

31.6         Variation of Partial Payments

The order of partial payments set out in Clause 31.5 (Partial Payments) shall override any appropriation made by the Borrower to which the partial payment relates but the order set out in Clauses 31.5(d) and 31.5(e) (Partial Payments) may be varied if agreed by all the Banks.

31.7         Business Days

(a)           Any payment which is due to be made on a day that is not a Business Day shall be made on the next Business Day in the same calendar month (if there is one) or the preceding Business Day (if there is not).

(b)           During any extension of the due date for payment of any principal or an Unpaid Sum under this Agreement in accordance with Clause 31.7(a) (Business Days) interest is payable on the principal at the rate payable on the original due date.

32.          SET-OFF

32.1         Contractual Set-off

Each Obligor authorises each Bank and each L/C Issuer to apply any credit balance to which such Obligor is entitled on any account of such Obligor with such Bank in satisfaction of any sum due and payable from such Obligor to such Bank or L/C Issuer, as the case may be, hereunder but unpaid.  For this purpose, each Bank and L/C Issuer is authorised to purchase with the moneys standing to the credit of any such account such other currencies as may be necessary to effect such application.

32.2         Set-off not Mandatory

No Bank or L/C Issuer shall be obliged to exercise any right given to it by Clause 32.1 (Contractual Set-off).

33.          SHARING

33.1         Payments to Banks

If a Bank (a “Recovering Bank”) applies any receipt or recovery from an Obligor to a payment due under this Agreement and such amount is received or recovered other than in accordance with Clause 31 (Payments), then such Recovering Bank shall:

(a)           within three Business Days, notify the Facility Agent of such receipt or recovery;

(b)           at the request of the Facility Agent, promptly pay to the Facility Agent an amount (the “Sharing Payment”) equal to such receipt or recovery less any amount which the Facility Agent determines may be retained by such Recovering Bank as its share of any payment to be made in accordance with Clause 31.5 (Partial Payments).

33.2         Redistribution of Payments

The Facility Agent shall treat the Sharing Payment as if it had been paid by the relevant Obligor and distribute it between the Finance Parties (other than the Recovering Bank) in accordance with Clause 31.5 (Partial Payments).

33.3         Recovering Bank’s Rights

The Recovering Bank will be subrogated into the rights of the parties which have shared in a redistribution pursuant to Clause 33.2 (Redistribution of Payments) in respect of the Sharing Payment (and the relevant Obligor shall be liable to the Recovering Bank in an amount equal to the Sharing Payment).

33.4         Repayable Recoveries

If any part of the Sharing Payment received or recovered by a Recovering Bank becomes repayable and is repaid by such Recovering Bank, then:

(a)           each party which has received a share of such Sharing Payment pursuant to Clause 33.2 (Redistribution of Payments) shall, upon request of the Facility Agent, pay to the Facility Agent for account of such Recovering Bank an amount equal to its share of such Sharing Payment; and

(b)           such Recovering Bank’s rights of subrogation in respect of any reimbursement shall be cancelled and the relevant Obligor will be liable to the reimbursing party for the amount so reimbursed.

33.5         Exception

(a)           This Clause 33 (Sharing) shall not apply if the Recovering Bank would not, after making any payment pursuant hereto, have a valid and enforceable claim against the relevant Obligor.

(b)           A Recovering Bank is not obliged to share with any other Finance Party any amount which the Recovering Bank has received or recovered as a result of taking legal or arbitration proceedings if:

(i)            it notified the other Finance Party of its intention to take such legal or arbitration proceedings; and

(ii)           the other Finance Party had an opportunity to participate in those legal or arbitration proceedings but did not do so.

34.          THE FACILITY AGENT, THE SECURITY AGENT, THE GLOBAL COORDINATOR AND THE FINANCE PARTIES

34.1         Appointment of the Facility Agent and the Global Coordinator

(a)           Each of the Arrangers, the Banks and the L/C Issuers hereby appoints the Facility Agent to act as its Facility Agent in connection with the Finance Documents and authorises the Facility Agent to exercise such rights, powers, authorities and discretions as are specifically delegated to the Facility Agent by the terms of the Finance Documents, together with any such incidental rights, powers, authorities and discretions.

(b)           Each of the Arrangers, the Banks and the L/C Issuers hereby appoints the Global Coordinator to act as its Global Coordinator in connection with the Finance Documents and authorises the Global Coordinator to exercise such rights, powers, authorities and discretions as are specifically delegated to the Global Coordinator by the terms of the Finance Documents, together with any such incidental rights, powers, authorities and discretions.

(c)           Each Finance Party (other than, in each case, the appointee) authorises the Facility Agent to:

(i)            execute each Finance Document to which it is expressed to be a party in its name and on its behalf and to enter into any agreements or other documents or certificates incidental or ancillary thereto; and

(ii)           appear before any public notaries, registrars, public officers, courts and governmental authorities to file any necessary documents and to take such action as may be required to give full effect to this Clause 34.1(c).

34.2         Security Agent’s, Facility Agent’s and Global Coordinator’s Discretions

(a)           It is expressly declared that each of the Security Agent, the Facility Agent and the Global Coordinator may:

(i)            perform any of its duties, obligations and responsibilities under this Agreement or any of the other Finance Documents by or through its affiliates, personnel or agents on the basis that it may extend the benefits of any indemnity received by it hereunder to its affiliates, personnel or agents and provided that in the absence of gross negligence or wilful default on its part, it shall not be in any way responsible for any loss incurred by reason of any misconduct or default on the part of any such affiliates, personnel or agents;

(ii)           engage and pay for the advice or services of any lawyers, accountants, surveyors or other experts approved by the Parent (such approval not to be unreasonably withheld or delayed) whose advice or services may to it seem necessary, expedient or desirable and rely upon any advice so obtained;

(iii)          rely as to any matters of fact which might reasonably be expected to be within the knowledge of any of the Obligors upon a certificate signed by or on behalf of such Obligor;

(iv)          rely upon any communication or document believed by it to be genuine;

(v)           refrain from acting in accordance with any instructions of any Instructing Group to begin any legal action or proceeding arising out of or in connection with any of the Finance Documents until it shall have received such security as it may reasonably require (whether by way of payment in advance or otherwise) for all costs, claims, losses, expenses (including legal fees) and liabilities together with any VAT thereon (subject to Clause 14.7(c) (VAT)) which it will or may expend or incur in complying with such instructions;

(vi)          refrain from acting in accordance with any instructions of any Instructing Group (or, if appropriate, the Banks) until it has received such Security as it may reasonably require for any cost, loss or liability (together with any associated VAT (subject to Clause 14.7(c) (VAT))), which it may incur in complying with such instructions; and

(vii)         notwithstanding anything else herein contained, refrain from doing anything which would in its reasonable opinion be contrary to any relevant law of any jurisdiction or any relevant directive or regulation of any agency of any state or which would otherwise render it liable to any person and may do anything which is, in its reasonable opinion, necessary to comply with any such law, directive or regulations.

(b)           It is expressly declared that each of the Security Agent and the Global Coordinator may refrain from exercising any right, power or discretion vested in it as agent hereunder unless and until instructed by the relevant Instructing Group as to whether or not such right, power or discretion is to be exercised and, if it is to be exercised, as to the manner in which it should be exercised.

34.3         Security Agent’s, Facility Agent’s and Global Coordinator’s Assumptions

Each of the Security Agent, the Facility Agent and the Global Coordinator may:

(a)           assume that unless it has, in its capacity as agent or trustee hereunder, received notice to the contrary from any other party hereto, that (a) any representation made or deemed to be made by an Obligor in connection with the Finance Documents is true, (b) any notice or document is genuine, correct and appropriately authorised, (c) no Event of Default or Potential Event of Default has occurred, (d) no Obligor is in breach of or default under its obligations under the Finance Documents and (e) any right, power, authority or discretion vested therein upon an Instructing Group, the Banks or a L/C Issuer or any other person or group of persons has not been exercised, in each case without any obligations on the Security Agent, the Facility Agent or the Global Coordinator to carry out any specific or independent investigation unless otherwise provided under this Agreement; and

(b)           assume that the relevant Facility Office or Facility Offices of each Bank is or are notified to it by such Bank in writing prior to the date hereof (or, in the case of a Transferee, at the end of the Transfer Certificate to which it is a party as Transferee) until it has received from such Bank a notice designating some other office of such Bank to replace such Facility Office or as an additional Facility Office and act upon any such notice until the same is superseded by a further such notice.

34.4         Facility Agent’s Obligations

(a)           The Facility Agent shall:

(i)            promptly inform each Bank, and where appropriate, each L/C Issuer of the contents of any written notice or document received by it in its capacity Facility Agent from any of the Obligors under any Finance Document;

(ii)           promptly notify each Bank, and where appropriate, each L/C Issuer of the occurrence of any Event of Default or Potential Event of Default or any default by any of the Obligors in the due performance of or compliance with its obligations under any Finance Document of which the Facility Agent has written notice from any other party hereto;

(iii)          save as otherwise provided herein, act as Facility Agent under the Finance Documents in accordance with any instructions given to it by the relevant Instructing Group, which instructions shall be binding on the Finance Parties; and

(iv)          not exercise any right, power or discretion vested in it as agent hereunder unless and until instructed by the relevant Instructing Group as to whether or not such right, power or discretion is to be exercised and, if it is to be exercised, as to the manner in which it should be exercised.

(b)           The Facility Agent shall:

(i)            review any Asset Report delivered by a Borrower prior to the date and time specified in the Timetable for a Notification to be delivered by the Facility Agent to the relevant Banks;

(ii)           determine the Borrowing Base Calculations as at each Calculation Date or any other relevant date; and

(iii)          perform such other tasks as may be reasonably required by the Banks.

34.5         Excluded Obligations of Facility Agent, Security Agent, Global Coordinator and Arrangers

Notwithstanding anything to the contrary expressed or implied herein, the Facility Agent, the Security Agent, the Global Coordinator or the Arrangers shall:

(a)           not be bound to enquire as to (a) whether or not any representation made or deemed to be made by an Obligor in connection with the Finance Documents is true, (b) the occurrence or otherwise of any Event of Default or Potential Event of Default, (c) the performance by an Obligor of its obligations under the Finance Documents or (d) any breach of or default by an Obligor of or under its obligations under the Finance Documents;

(b)           not be bound to account to any Bank for any sum or the profit element of any sum received by it for its own account;

(c)           not be bound to disclose to any other person any information relating to any member of the Group or other Obligor if (a) such person, on providing such information, expressly stated to the Facility Agent, the Security Agent, the Global Coordinator or any of the Arrangers, that such information was confidential or (b) such disclosure would or might in its opinion constitute a breach of any law or be otherwise actionable at the suit of any person;

(d)           not be under any obligations other than those for which express provision is made herein;

(e)           not be or be deemed to be a fiduciary for any other party hereto except to the extent expressly provided for in the Finance Documents;

(f)            not be responsible or liable for anything done or not done by it under or in connection with the Finance Documents save to the extent that any such liability is found in a final, non-appealable judgment by a court of competent jurisdiction to have resulted from its gross negligence or wilful misconduct, as the case may be;

(g)           not be bound to examine or enquire into or be responsible for the legality, validity, effectiveness, adequacy or enforceability of any Finance Document or any agreement, assignment or other document relating thereto or its ability to exercise the rights, powers, authorities and discretions thereby conferred, and so that none of the Facility Agent, the Security Agent, the Global Coordinator or any of the Arrangers shall be responsible for its inability to exercise any of the same or for any loss or damage thereby occasioned;

(h)           not be bound to check or enquire on behalf of any Finance Party into the adequacy, accuracy or completeness of any communication delivered to it under any of the Finance Documents, any legal or other opinions, reports, valuations, certificates, appraisals or other documents delivered or made or required to be delivered or made at any time in connection with any of the Finance Documents, any security to be constituted thereby or any other report or other document, statement or information circulated, delivered or made, whether orally or otherwise and whether before, on or after the date of this Agreement;

(i)            not be bound to take any steps or perform any obligation or exercise any right or fulfil any request if to do so would in its reasonable opinion breach or conflict with or contradict or be contrary to any rule, regulation, law, regulatory requirement, court order or judgment in any relevant jurisdiction or expose the Facility Agent or the Security Agent or the Global Coordinator or the Arrangers to liabilities in any jurisdiction;

(j)            not be liable for any delay (or any related consequences) in crediting an account with an amount required under the Finance Documents to be paid by it if it has taken all necessary steps as soon as reasonably practicable to comply with the regulations or operating procedures of any recognised clearing or settlement system used by it for that purpose; and

(k)           not be obliged to carry out any “know your customer” or other checks in relation to any person on behalf of any Bank and each Bank confirms to each of the Facility Agent, Security Agent and the Global Coordinator that it is solely responsible for any such checks it is required to carryout and that it may not rely on any statement in relation to such checks made by the Facility Agent, Security Agent or the Global Coordinator.

34.6         Indemnification

(a)           Each Bank shall, in its Proportion, from time to time and within three Business Days of a demand by the Facility Agent, indemnify the Facility Agent against any and all liabilities, costs, claims, fees, charges, losses, expenses (including legal fees) and liabilities together with, in each case, any VAT (subject to Clause 14.7(c) (VAT)) or similar tax charged or chargeable in respect thereof thereon which the Facility Agent may incur, otherwise than by reason of its own gross negligence or wilful misconduct, in acting in its capacity as Facility Agent hereunder (other than any which have been reimbursed by the Parent pursuant to Clause 29.1 (Indemnity)).

(b)           Each Bank shall, in its Proportion, from time to time and within three Business Days of a demand by the Security Agent indemnify the Security Agent against any and all liabilities, costs, claims, fees, charges, losses, expenses (including legal fees) and liabilities together with, in each case, any VAT (subject to Clause 14.7(c) (VAT)) or similar tax charged or chargeable in respect thereof thereon which the Security Agent may incur, otherwise than by reason of its own gross negligence or wilful misconduct, in acting in its capacity as Security Agent hereunder (other than any which have been reimbursed by the Parent pursuant to Clause 29.1 (Indemnity)).

(c)           Each Bank shall, in its Proportion, from time to time and within three Business Days of a demand by the Global Coordinator indemnify the Global Coordinator against any and all liabilities, costs, claims, fees, charges, losses, expenses (including legal fees) and liabilities together with, in each case, any VAT (subject to Clause 14.7(c) (VAT)) or similar tax charged or chargeable in respect thereof thereon which the Global Coordinator may incur, otherwise than by reason of its own gross negligence or wilful misconduct, in acting in its capacity as Global Coordinator hereunder (other than any which have been reimbursed by the Parent pursuant to Clause 29.1 (Indemnity)).

34.7         Exclusion of Liabilities

Each party to this Agreement acknowledges and agrees that:

(a)           the obligations of the Facility Agent, the Security Agent and the Global Coordinator under the Finance Documents are several and not joint;

(b)           none of the Facility Agent, the Security Agent and the Global Coordinator is responsible to the other or to any other party to this Agreement for the exercise by any other person of, or the failure by any other person to exercise, any judgment, discretion or power given to such person by or in connection with the Finance Documents or any other agreement, arrangement or document entered into, made or executed in anticipation of, pursuant to or in connection with the Finance Documents;

(c)           none of the Facility Agent, the Security Agent and the Global Coordinator is responsible to the other or to any other party to this Agreement for the performance or non-performance of any obligations owed by the other or such other’s officers, employees or agents under any Finance Document; and

(d)           none of the Facility Agent, Security Agent and the Global Coordinator is responsible for the adequacy, accuracy and/or completeness of the Information Memorandum or any other information supplied by the Facility Agent or the Security Agent or the Global Coordinator or the Arrangers, by an Obligor or by any other person in connection with the Finance Documents or any other agreement, arrangement or document entered into, made or executed in anticipation of, pursuant to or in connection with the Finance Documents.

34.8         No Actions

Each Finance Party agrees that it will not assert or seek to assert or take any proceedings against any director, officer or employee of the Facility Agent, the Security Agent, the Global Coordinator or any of the Arrangers any claim it might have against any of them in respect of the matters referred to in Clause 34.7 (Exclusion of Liabilities).

34.9         Business with Group

The Facility Agent, the Security Agent, the Global Coordinator and the Arrangers or any of them may accept deposits from, lend money to and generally engage in any kind of banking or other business with any member of the Group or any other Obligor.

34.10       Resignation

Each of the Facility Agent and the Global Coordinator may (after consultation among the Facility Agent and the Global Coordinator) resign its appointment hereunder at any time without assigning any reason therefor by giving not less than 30 days’ prior written notice to that effect to each of the other parties hereto, provided that no such resignation shall be effective until a successor for the Facility Agent or Global Coordinator, as the case may be, is appointed in accordance with the succeeding provisions of this Clause 34 (The Facility Agent, the Security Agent, the Global Coordinator and the Finance Parties).

34.11       Removal of Facility Agent or Global Coordinator

An Instructing Group may remove the Facility Agent or the Global Coordinator from its role as Facility Agent or the Global Coordinator, as the case may be, hereunder by reason of wilful misconduct by giving notice to that effect to each of the other parties hereto.  Such removal shall take effect only when a successor to the Facility Agent or the Global Coordinator is appointed in accordance with the terms hereof.

34.12       Successor Facility Agent or Global Coordinator

If the Facility Agent or the Global Coordinator gives notice of its resignation pursuant to Clause 34.10 (Resignation) or it is removed pursuant to Clause 34.11 (Removal of

Facility Agent or Global Coordinator), then any reputable and experienced bank or other financial institution acceptable to the Parent (acting reasonably) and without delay may be appointed as a successor to the Facility Agent or the Global Coordinator by an Instructing Group during the period of such notice but, if no such successor is so appointed, the Facility Agent or the Global Coordinator may appoint such a successor itself provided that such appointment is acceptable to the Parent (acting reasonably).

34.13       Rights and Obligations

If a successor to the Facility Agent or the Global Coordinator is appointed under the provisions of Clause 34.12 (Successor Facility Agent or Global Coordinator), then (a) the retiring Facility Agent or the Global Coordinator shall be discharged from any further obligation hereunder but shall remain entitled to the benefit of the provisions of this Clause 34 (The Facility Agent, the Security Agent, the Global Coordinator and the Finance Parties) and (b) its successor and each of the other parties hereto shall have the same rights and obligations amongst themselves as they would have had if such successor had been a party hereto.

34.14       Own Responsibility

It is understood and agreed by each Finance Party that at all times it has itself been, and will continue to be, solely responsible for making its own independent appraisal of and investigation into all risks arising under or in connection with this Agreement including, but not limited to:

(a)           the financial condition, creditworthiness, condition, affairs, status and nature of each member of the Group and each other Obligor;

(b)           the legality, validity, effectiveness, adequacy and enforceability of the Finance Documents and any other agreement, arrangement or document entered into, made or executed in anticipation of, pursuant to or in connection with the Finance Documents;

(c)           whether such Finance Party has recourse, and the nature and extent of that recourse, against an Obligor or any other person or any of their respective assets under or in connection with the Finance Documents, the transactions therein contemplated or any other agreement, arrangement or document entered into, made or executed in anticipation of, pursuant to or in connection with the Finance Documents; and

(d)           the adequacy, accuracy and/or completeness of the Information Memorandum and any other information provided by the Facility Agent, the Security Agent, the Global Coordinator and the Arrangers or by any other person in connection with the Finance Documents the transactions contemplated therein or any other agreement, arrangement or document entered into, made or executed in anticipation of, pursuant to or in connection with the Finance Documents.

Accordingly, each Finance Party acknowledges to the Facility Agent, the Security Agent, the Global Coordinator and the Arrangers that it has not relied on and will not hereafter rely on the Facility Agent, the Security Agent, the Global Coordinator, the Arrangers or any of them in respect of any of these matters.

34.15       Agency Division Separate

In acting as Facility Agent, Security Agent or the Global Coordinator hereunder for any of the Finance Parties, the agency division of the relevant person shall be treated as a separate entity from any other of its divisions or departments and, notwithstanding the foregoing provisions of this Clause 34 (The Facility Agent, the Security Agent, the Global Coordinator and the Finance Parties), any information received by some other division or department of the Facility Agent, Security Agent or the Global Coordinator may be treated as confidential and shall not be regarded as having been given to such person’s agency division.  Any information or notice given to or received by the Security Agent, the Facility Agent or the Global Coordinator in its capacity as a Finance Party shall not be deemed to have been received by the Security Agent, the Facility Agent or the Global Coordinator in its capacity as Security Agent, Facility Agent, or the Global Coordinator respectively.

34.16       Security Agent, Facility Agent or the Global Coordinator as Finance Parties

Each of the Security Agent, the Facility Agent and the Global Coordinator is, at the date of this Agreement, a Finance Party and shall be entitled, notwithstanding that it is acting as agent or trustee, to take, or refrain from taking, any action which it would be entitled so to take in its capacity as a Finance Party if it were not acting as agent or trustee and shall not be precluded by virtue of its position as Finance Party from exercising any of its discretions, power and duties as agent or trustee.

34.17       Dealings with the Facility Agent

Each of the Security Agent and the Global Coordinator shall be entitled to, and shall, carry out all dealings with the other Finance Parties through the Facility Agent and shall be entitled to rely on the Facility Agent’s certificate as to the entitlement of all or any of the Finance Parties.

34.18       Information

The Finance Parties shall furnish to the Facility Agent, for transmission to the Security Agent, such information as the Security Agent may reasonably specify (through the Facility Agent) as being necessary or desirable for the purpose of enabling the Security Agent to perform its functions as trustee and as security agent.

34.19       Copies of Notices

In each case in which an Obligor is required by this Agreement to provide a copy or copies to one or more agents of any notice or instruction that is delivered to another agent, failure to provide such copy or copies shall not invalidate such notice or instruction.

35.          THE BANKS AND THE L/C ISSUER

35.1         Banks’ Indemnity

If any C Borrower fails to comply with its obligations under Clause 12.1 (C Borrower’s Indemnity to L/C Issuers) with respect to a Letter of Credit the Facility Agent shall make demand on each Bank for its share of such L/C Amount and, subject to Clause 35.2 (Direct Participation), each Bank shall indemnify the L/C Issuer for such Bank’s L/C Proportion of each L/C Amount.

35.2         Direct Participation

If any Bank is not permitted (by its constitutional documents or any applicable law) to comply with Clause 35.1 (Banks’ Indemnity) then such Bank will not be obliged to comply with Clause 35.1 (Banks’ Indemnity) and shall instead be deemed to have taken, on the date such Letter of Credit, as the case may be, is issued (or if later, on the date such L/C Proportion is transferred or assigned to such Bank in accordance with the terms of this Agreement), an undivided interest and participation in such Letter of Credit or in an amount equal to such Bank’s L/C Proportion of such Letter of Credit.  On receipt of a demand made by the Facility Agent in accordance with Clause 35.1 (Banks’ Indemnity), each such Bank shall pay to the Facility Agent (for the account of the L/C Issuer) its L/C Proportion of any L/C Amount.

35.3         Obligations not Discharged

Neither the obligations of each Bank in this Clause 35 nor the rights, powers and remedies conferred upon the L/C Issuer by this Agreement or by law shall be discharged, impaired or otherwise affected by:

(a)           the winding-up, dissolution, administration or re-organisation of the relevant L/C Issuer, a C Borrower or any other person or any change in its status, function, control or ownership;

(b)           any of the obligations of the relevant L/C Issuer, a C Borrower or any other person hereunder, under a Letter of Credit or under any other security taken in respect of its obligations hereunder or under a Letter of Credit being or becoming illegal, invalid, unenforceable or ineffective in any respect;

(c)           time or other indulgence being granted or agreed to be granted to the relevant L/C Issuer, a C Borrower or any other person in respect of its obligations hereunder, under a Letter of Credit or under any such other security;

(d)           any amendment to, or any variation, waiver or release of, any obligation of an L/C Issuer, a C Borrower or any other person hereunder, under a Letter of Credit or under any such other security; and

(e)           any other act, event or omission (other than the gross negligence or wilful misconduct of an L/C Issuer) which, but for this Clause 35.3, might operate to discharge, impair or otherwise affect any of the obligations of each Bank herein contained or any of the rights, powers or remedies conferred upon any L/C Issuer by this Agreement or by law.

The obligations of each Bank herein contained shall be in addition to and independent of every other security which any L/C Issuer may at any time hold in respect of any Letter of Credit.

35.4         Settlement Conditional

Any settlement or discharge between a Bank and an L/C Issuer shall be conditional upon no security or payment to any L/C Issuer by a Bank or any other person on behalf of a Bank being avoided or reduced by virtue of any laws relating to bankruptcy, insolvency, liquidation or similar laws of general application and, if any such security or payment is so avoided or reduced, such L/C Issuer shall be entitled to recover the value or amount of such security or payment from such Bank subsequently as if such settlement or discharge had not occurred.

35.5         Exercise of Rights

No L/C Issuer shall be obliged before exercising any of the rights, powers or remedies conferred upon them in respect of any Bank by this Agreement or by law:

(a)           to take any action or obtain judgment in any court against a C Borrower;

(b)           to make or file any claim or proof in a winding-up or dissolution of a C Borrower; or

(c)           to enforce or seek to enforce any other security taken in respect of any of the obligations of a C Borrower hereunder.

36.          ASSIGNMENTS AND TRANSFERS

36.1         Binding Agreement

The Finance Documents shall be binding upon and ensure to the benefit of each party hereto and its or any subsequent successors and permitted assignees and transferees.

36.2         Assignments and Transfers by Obligors

No Obligor shall be entitled to assign or transfer all or any of its rights, benefits and obligations under the Finance Documents.

36.3         Assignments and Transfers by Banks

Subject to Clause 36.4 (Original Banks) and obtaining the prior written consent of the Coordinator (such consent not to be unreasonably withheld or delayed (taking into account the nature and identity of any proposed assignee or transferee together with such information as is provided in respect thereof by the transferring or assigning Banks to the Coordinator or is readily publicly available in relation thereto)), any Bank may, at any time, assign all or any of its rights and benefits under the Finance Documents or transfer in accordance with this Clause 36.3 (Assignments and Transfers by Banks) all or any of its rights, benefits and obligations under the Finance Documents to a bank or financial institution a (“New Bank”) (including, for the avoidance of doubt, any entity regularly engaged in or established for the purpose of making, purchasing or investing in loans, securities or other financial assets) provided that:

(a)           in respect of a Letter of Credit no such assignment or transfer may be made without the prior written consent of the relevant L/C Issuer;

(b)           the Coordinator’s consent is not required if such assignment or transfer is:

(i)            to any subsidiary or affiliate or holding company, or to any subsidiary or affiliate of any holding company, of such Bank;

(ii)           to any other Bank;

(iii)          to any bank, financial institution or other entity previously agreed by the Parent and the Arrangers; or

(iv)          whilst an Event of Default is continuing pursuant to any of Clauses 23.1 (Failure to Pay), 23.5 (Insolvency and Rescheduling) or 23.6 (Winding-up)

provided that, in any case specified in paragraph (b), the proposed assignee or Transferee shall not, as of the date of any assignment to it pursuant to this Clause 35, be entitled to receive any greater payment (before deduction for or on account of any tax) under Clause 14 (Taxes) or Clause 16 (Increased Costs) than the assigning or transferring Bank would have been entitled to receive as of such date under such Clauses with respect to the rights assigned (except to the extent that by reason of a change in law, or the interpretation or application thereof, after the date the transferring Bank became a party to this Agreement the amount of such payments with respect to the assignee or transferee would exceed the amount that would have been payable with respect to the transferring Bank), and provided further that in any case specified in paragraph (b), no assignment or transfer of all or part of any rights under the Finance Documents with respect of any Advance made to a Dutch Borrower that is an Orphan Financeco shall be made by any Bank unless the assignee or Transferee, as the case may be, is described in paragraph (f) of the definition of “Qualifying Bank”.

(c)           an assignment or transfer shall only be permitted if it (i) is in respect of Commitments of a minimum amount equal to at least £500,000 (in the case of the A1 Sterling Tranche), AUD500,000 (in the case of the A1 Australian Dollar Tranche), CAD500,000 (in the case of the A1 Canadian Dollar Tranche), CHF200,000 (in the case of the A1 Swiss Franc Tranche), €5,000,000 (in the case of the A1 Euro Tranche),  €200,000 (in the case of the A1 Italian Non-Guaranteed Tranche) £100,000 (in the case of the A2 Sterling Tranche), AUD100,000 (in the case of the A2 Australian Dollar Tranche), CAD100,000 (in the case of the A2 Canadian Dollar Tranche), CHF50,000 (in the case of the A2 Swiss Franc Tranche), €1,000,000 (in the case of the A2 Euro Tranche) and €50,000 (in the case of the A2 Italian Non-Guaranteed Tranche) or €2,000,000 (in the case of the C Facility), provided the aggregate Euro Amount of Commitments assigned or transferred is equal to at least €5,000,000 or (ii) relates to all of a Bank’s C Commitment;

(d)           the consent of the Coordinator may be withheld if the proposed assignee or transferee would, as of the date of any assignment to it pursuant to this Clause 36 (Assignments and Transfers) be entitled to receive any greater payment (before deduction for or on account of any tax) under Clause 14 (Taxes) or Clause 16 (Increased Costs) than the assigning or transferring Bank would have been entitled to receive as of such date under such Clauses with respect to the rights assigned (except to the extent that by reason of a change in law, or the interpretation or application thereof, after the date the transferring Bank became a party to this Agreement the amount of such payments to the assignee or transferee would exceed the amount that would have been payable to the transferring Bank);

(e)           in relation to any Swiss Borrower, the Facility Agent and the Banks will ensure that assignments or transfers may not be effected if after giving effect to such assignments or transfers there would be more than 10 Banks (including participants and subparticipants) that are not Qualifying Banks as defined in relation to any Swiss Borrower;

(f)            any such Bank wishing to assign or transfer all or any of its rights and obligations under this Agreement shall give to each Dutch Borrower not less than five Business Days’ prior written notice to that effect;

(g)           at any time whilst it is a requirement of Dutch law that each Bank is a PMP, any Dutch Borrower may, within five Business Days of receipt of the relevant notice from the Bank under (e) above, object to such assignment or transfer by notice in writing to such Bank wishing to effect such assignment or transfer if the relevant assignee or transferee is not a PMP; and

(h)           if no such objection is received from each Dutch Borrower within such five Business Day period the relevant Bank shall be entitled to proceed with such assignment or transfer.

36.4         Original Banks

Any assignment or transfer made by a Bank party to this Agreement on the date hereof (an “Original Bank”) prior to the end of the Carve Out Period shall only be permitted if the Original Banks (and each other bank or financial institution approved for this purpose by the Original Equity Investors (such approval not to be unreasonably withheld)) with Commitments as at the date hereof in relation to the A Facilities or the C Facility respectively shall hold, in aggregate, not less than 51 per cent. of the Total A1 Commitments and the Total A2 Commitments collectively or of the Total C Commitments, as the case may be, and provided that:

(a)           each of the Arrangers shall not reduce their respective Commitments in (i) the A Facility taken as a whole or (ii) the C Facility individually to less than 17.75 per cent. in the case of each Mandated Lead Arranger, or 15.5 per cent. in the case of the Co-Arranger of (x) the aggregate of the Total A1 Commitments and the Total A2 Commitments or (y) the Total C Commitments except with the prior consent of the other Arrangers (such consent not to be unreasonably withheld, delayed or conditioned); and

(b)           if any of the Facility Agent, the Security Agent or any of the Arrangers wishes to assign or transfer any part of its Commitment, it must first offer each of the others a pro rata share of such transfer or assignment (providing reasonable details of the same), which offer shall be deemed to have been declined if not accepted in writing within three Business Days.

36.5         Assignments by Banks

Save as otherwise provided in an Australian Finance Document, if any Bank assigns all or any of its rights and benefits under the Finance Documents in accordance with Clause 36.3 (Assignments and Transfers by Banks), then, unless and until the assignee has delivered a notice to the Facility Agent confirming in favour of the Facility Agent, the Security Agent, the Arrangers and the other Banks and any relevant L/C Issuer that it shall be under the same obligations towards each of them as it would have been under if it had been an original party hereto as a Bank (whereupon such assignee shall become a party hereto as a “Bank”), the Facility Agent, the Security Agent, the Arrangers or the other Banks and any relevant L/C Issuer shall not be obliged to recognise such assignee as having the rights against each of them which it would have had if it had been such a party hereto.  Any assignment shall be notified by bailiff (huissier) to the relevant French Borrowers in accordance with article 1690 of the French Civil Code at the initiative and at the cost of the assignee.

36.6         Transfers by Banks

Save as otherwise provided in an Australian Finance Document, if any Bank wishes to transfer all or any of its rights, benefits and/or obligations under the Finance Documents as contemplated in Clause 36.3 (Assignments and Transfers by Banks), then such transfer may be effected by the delivery to the Facility Agent of a duly completed Transfer Certificate in or in the form provided for in Schedule 3 (Form of Transfer Certificate) executed by such Bank and the relevant Transferee in which event, on the later of the Transfer Date specified in such Transfer Certificate and the fifth Business Day after (or such earlier Business Day endorsed by the Facility Agent on such Transfer Certificate falling on or after) the date of delivery of such Transfer Certificate to the Facility Agent:

(a)           to the extent that in such Transfer Certificate the Bank party thereto seeks to transfer by novation its rights, benefits and obligations under the Finance Documents, each of the Obligors and such Bank shall be released from further obligations towards one another under the Finance Documents and their respective rights against one another shall be cancelled (such rights and obligations being referred to in this Clause 36.6 as “discharged rights and obligations”);

(b)           each of the Obligors and the Transferee party thereto shall assume obligations towards one another and/or acquire rights against one another which differ from such discharged rights and obligations only insofar as such Obligor and such Transferee have assumed and/or acquired the same in place of such Obligor and such Bank;

(c)           the Facility Agent, the Security Agent, the Arrangers, such Transferee, the other Banks and any relevant L/C Issuer shall acquire the same rights and benefits and assume the same obligations between themselves as they would have acquired and assumed had such Transferee been an original party hereto as a Bank with the rights, benefits and/or obligations acquired or assumed by it as a result of such transfer and to that extent the Facility Agent, the Arrangers, the relevant Bank and any relevant L/C Issuer shall each be released from further obligations to each other under the Finance Documents; and

(d)           such Transferee shall become a party hereto as a “Bank”.

Any transfer by a Bank of all or any of its rights, benefits and/or obligations under the Finance Documents in accordance with this Clause 36.6 (Transfers by Banks) shall be notified by bailiff (huissier) to the relevant French Borrowers in accordance with article 1690 of the French Civil Code at the initiative and at the cost of the assignee.

For the purposes of article 1278 of the French Civil Code and article 1278 of the Belgian Civil Code, it is expressly agreed that the security interests created pursuant to the Security Documents shall be preserved for the benefit of the Transferee and all other Finance Parties.

36.7         Assignment and Transfer Fees

On the date upon which an assignment takes effect pursuant to Clause 36.5 (Assignments by Banks) or a transfer takes effect pursuant to Clause 36.6 (Transfers by Banks) the relevant assignee or Transferee shall pay to the Facility Agent for its own account a fee of €2,000, provided that no such fee shall be payable in connection with any such assignment or transfer pursuant to the primary syndication of the Facilities or any such assignment or transfer by a Bank to its affiliate.

36.8         Disclosure of Information

Any Finance Party may disclose to:

(a)           any person to (or through) whom such Finance Party assigns or transfers (or may potentially assign or transfer) all or any of its rights, benefits and obligations under the Finance Documents in accordance with the terms of the Finance Documents and who agrees to comply with the provisions of this Clause 35;

(b)           any person with (or through) whom such Finance Party enters into (or may potentially enter into) any sub-participation in relation to, or any other transaction under which payments are to be made by reference to, this Agreement in accordance with the terms of the Finance Documents and who agrees to comply with the provisions of this Clause 35;

(c)           its respective accountants, attorneys and other advisors (provided such persons are made aware of the confidential nature of the information disclosed); or

(d)           any person to whom information may be required to be disclosed in compliance with any request or requirement of any central bank, fiscal, monetary or other relevant authority or as may be, compelled in any judicial or administrative proceeding or as otherwise required by law provided that such

Finance Party, acting reasonably, notifies the Parent of any disclosure pursuant to this paragraph (d) as far in advance as is reasonably practicable under such circumstances (save where such notification is prohibited by applicable law or where such disclosure is made as part of a Finance Party’s reporting obligations to a central bank, fiscal, monetary or other relevant authority); or

(e)           any Rating Agency in connection with any Permitted Securitisation if, if to do so is consistent with such Rating Agency’s practice, it agrees to be bound by the provisions of this Clause 36.8.

such information about any Obligor or the Group and the Finance Documents as such Finance Party, acting reasonably, shall consider appropriate, but shall otherwise keep confidential any written or oral information provided to it by or on behalf of any member of the Group, any other Obligor or any Original Equity Investor pursuant to or in connection with the Finance Documents, notwithstanding Clause 36.6 (Transfers by Banks) or any other term of any other Finance Document which purports to release Finance Parties from their obligations under this Clause 36.8.

36.9         The Register

(a)           The Facility Agent, acting for this purpose as the agent of the Obligors, shall maintain at its address referred to in Clause 42 (Notices):

(i)            a copy of each notice referred to in Clause 36.5 (Assignments by Banks) and each Transfer Certificate referred to in Clause 36.6 (Transfers by Banks) delivered to and accepted by it; and

(ii)           with respect to each Facility, a register for the recording of the names and addresses of the Banks and the Commitment in the relevant Designated Currency of, and principal amount owing in the relevant Designated Currency to, each Bank from time to time (the “Register”) under such Facility.

The entries in the Register shall be conclusive and binding for all purposes, absent manifest error, and the Obligors, the Facility Agent and the Banks shall treat each person whose name is recorded in the Register as a Bank hereunder for all purposes of this Agreement.  The Register shall be available for inspection by any Obligor or any Bank at any reasonable time and from time to time upon reasonable prior notice.

(b)           Each party to this Agreement irrevocably authorises the Facility Agent to make the relevant entry in the Register on its behalf for the purposes of this Clause 36.9 without any further consent of, or consultation with, such party.

36.10       Affiliates/Branches

(a)           Each Bank may discharge its obligations in respect of an Advance or Letter of Credit under this Agreement by nominating a branch or affiliate of such Bank to participate in that Advance or Letter of Credit.

(b)           A Bank may nominate a branch or affiliate to participate in one or more Advances or Letters of Credit:

(i)            in this Agreement; or

(ii)           in the Transfer Certificate pursuant to which such Bank becomes party to this Agreement; or

(iii)          in the case of a branch by subsequent notice to the Facility Agent.

(c)           Any branch or affiliate nominated by a Bank to participate in an Advance or Letter of Credit shall:

(i)            participate in compliance with the terms of this Agreement; and

(ii)           be entitled, to the extent of its participation, to all the rights and benefits of a Bank under the Finance Documents.

(d)           If (other than pursuant to Clause 18.1 (Mitigation)) a Bank nominates a branch or affiliate and the effect of such nomination, as of the date of nomination, would be to cause any Obligor to become obliged to pay any additional amount under Clause 14 (Taxes) or Clause 16 (Increased Costs) which it would not have been obliged to pay if such Bank had not nominated such branch or affiliate such Obligor shall not be obliged to pay such amount.

(e)           If a Bank nominates an affiliate, that Bank and that affiliate:

(i)            will be treated as having a single Commitment but, subject as provided in (ii) below, shall for all other purposes be treated as separate Banks; and

(ii)           will be regarded as a single Bank for the purpose of voting in relation to any matter in connection with the Finance Documents.

(f)            A Bank may only nominate a branch or an affiliate under this Clause 36.10 to participate in an Advance that is made to a Dutch Borrower, if such branch or affiliate is a PMP.

36.11       Assignments and Transfers of Loan Notes

(a)           Whenever a Bank, in relation to an Advance made to an Australian Borrower assigns or transfers its rights and benefits, or its rights, benefits and obligations, under this Agreement in accordance with this Clause 36 (Assignments and Transfers) and under the provisions of the relevant Australian Finance Document, it shall simultaneously transfer to the assignee or transferee the Loan Notes issued by the Australian Borrower that correspond to such Advance in a corresponding principal amount to the principal amount of such Advance assigned or transferred in accordance with the Loan Note Deed Poll.

(b)           A Bank may only transfer its rights and benefits under a Loan Note if it simultaneously assigns or transfers to the assignee or transferee its corresponding rights and benefits under this Agreement.

(c)           The Facility Agent shall make appropriate entries in the Loan Note Register in respect of any assignment or transfer referred to in this Clause 36.11 at the time it receives the notice from the assignee referred to in Clause 36.5 (Assignments by Banks) or on the date on which such transfer takes effect in accordance with Clause 36.6 (Transfers by Banks).

(d)           A Bank transferring a Loan Note is taken to remain the holder of such Loan Note until the name of the transferee is entered in the Loan Note Register in respect of such Loan Note.

36.12       Application to Canadian Sale Right

Clauses 36.2 (Assignments and Transfers by Obligors) to 36.7 (Assignment and Transfer Fees) inclusive shall not apply in the event the Canadian Permitted Bank exercises its rights under Clause 23.20 (Exercise of Sale Right).

37.          CHANGE OF CURRENCY

(a)           Unless otherwise prohibited by law, if more than one currency or currency unit are at the same time recognised by the central bank of any country as the lawful currency of that country, then:

(i)            any reference in the Finance Documents to, and any obligations arising under the Finance Documents in, the currency of that country shall be translated into, or paid in, the currency or currency unit of that country designated by the Facility Agent acting reasonably (after consultation with the Parent); and

(ii)           any translation from one currency or currency unit to another shall be at the official rate of exchange recognised by the central bank for the conversion of that currency or currency unit into the other, rounded up or down by the Facility Agent (acting reasonably).

(b)           If a change in any currency of a country occurs, this Agreement will, to the extent the Facility Agent (acting reasonably and after consultation with the Parent) specifies to be necessary, be amended to comply with any generally accepted conventions and market practice in the relevant interbank market and otherwise to reflect the change in currency.

38.          ADDITIONAL BORROWERS

38.1         Request for Additional Borrower

The Parent may request that, on or following the Closing Date:

(a)           any A1 Eligible Borrower becomes an Additional Borrower under the A1 Facility;

(b)           any A2 Eligible Borrower becomes an Additional Borrower under the A2 Facility; or

(c)           any C Eligible Borrower becomes an Additional Borrower under the C Facility,

in each case by delivering to the Facility Agent a Borrower Accession Memorandum and, subject to the terms of the proviso to Clause 21.16(a) (Group Acceding Guarantors), if such Additional Borrower is not an Additional Guarantor, a Guarantor Accession Memorandum duly executed by the Parent and such Additional Borrower, together with the documents and other evidence listed in Part 1 of Schedule 8 (Additional Conditions Precedent) in relation to such Additional Borrower.

38.2         Borrower Conditions Precedent

Any Eligible Borrower in respect of which the Parent has delivered a Borrower Accession Memorandum to the Facility Agent pursuant to Clause 38.1 (Request for Additional Borrower), shall become an Additional Borrower and assume all the rights, benefits and obligations of a Borrower as if it had been an Original Borrower on the date on which the Facility Agent notifies the Parent that the Facility Agent has received, in form and substance reasonably satisfactory to it, all documents and other evidence listed in Part 1 of Schedule 8 (Additional Conditions Precedent) in relation to such Eligible Borrower, unless on such date an Event of Default or Potential Event of Default is continuing or would occur as a result of such Eligible Borrower becoming an Additional Borrower.

38.3         Restrictions on Lending to Certain Borrowers

If at any time any Bank is prohibited either by law or pursuant to any requirement of any central bank or other fiscal, monetary or other authority from making Advances to an Eligible Borrower organised under the laws of a particular jurisdiction or from having any rights or obligation under this Agreement in respect of Advances to such an Eligible Borrower, such Bank shall, subject to Clause 18 (Mitigation and Other Provisions Relating to Taxes and Increased Costs), notify the Facility Agent and the Parent prior to the date on which such Eligible Borrower accedes to this Agreement, and such Bank:

(a)           will not be obliged to make Advances to such Eligible Borrower;

(b)           will be entitled to enter into a funded participation agreement with another Bank or the Facility Agent using the Loan Market Association Terms and Conditions For Funded Participations (Par) or otherwise on terms agreed with such other Bank or the Facility Agent or as applicable, as lender of record with respect to such Borrower (such person, the “Participation Grantor”) to make such Advances on its behalf; and

(c)           shall, in the event that a funded participation agreement is entered into in accordance with Clause 38.3(b), fund its participation in each such Advance by making funds available to the Participation Grantor subject to and on the terms of such agreement.

38.4         Resignation of a Borrower

If at any time a Borrower is under no actual obligation as a Borrower under or pursuant to any Finance Document, the Parent may request that such Borrower shall cease to be a Borrower by delivering to the Facility Agent a Resignation Notice.  Such Resignation Notice shall be accepted by the Facility Agent on the date on which it notifies the Parent that it is satisfied (acting reasonably) that such Borrower is under no such actual obligation as a Borrower under or pursuant to any Finance Document and such Borrower shall immediately cease to be a Borrower and shall have no further rights, benefits or obligations as a Borrower under the Finance Documents provided that if such Borrower is also a Guarantor at such time, its obligations in its capacity as Guarantor shall continue to be legal, valid, binding and enforceable and in full force and effect and the amount guaranteed by it as a Guarantor shall not be decreased upon its resignation as a Borrower.

38.5         Termination of a Borrower’s rights

(a)           Upon a Financeco or an SPV other than EFS meeting the criteria to be an Eligible Borrower in respect of any Facility, if at such time its Related Opco is a Borrower under such Facility, such Related Opco shall, notwithstanding any other provision to the contrary in this Agreement:

(i)            immediately cease to have any rights to request Advances under this Agreement (other than Rollover Advances during the repayment period permitted in paragraph (ii) below); and

(ii)           repay all outstanding Advances made to it within 12 months or (aa) in the case of A1 Advances or A2 Advances the proceeds of which were used to finance or re-finance the purchase price of Risk Vehicles or trucks and/or vans owned by any Opco organised in Europe, 18 months, (bb) in the case of A1 Advances or A2 Advances made to a Canadian Opco or an Australian Opco the proceeds of which were used to finance or re-finance Risk Vehicles, 24 months, or (cc) in the case of A1 Advances or A2 Advances made to a German Borrower the proceeds of which were used to finance or re-finance the purchase price of heavy trucks, 36 months, in each case from the date on which the relevant Financeco or an SPV becomes an Operational Financeco or an Operational SPV (as the case may be).

(b)           If any Eligible Borrower, after becoming an Additional Borrower, ceases to satisfy the Eligibility Criteria (in this paragraph (b), a “Failure”), such Borrower will thereupon cease to have any rights to request Advances under this Agreement until such time as it again satisfies the Eligibility Criteria provided that if such Failure continues for a period of more than 30 days, such Borrower shall immediately repay all Advances made to it.

(c)           Any Take-Out Borrower which is the subject of a Take-Out Financing in respect of all its assets that would otherwise have formed part of its Borrower Asset Value shall, upon the consummation of such Take-Out Financing, cease to be entitled to request Advances under this Agreement.

39.          ADDITIONAL GUARANTORS, RESIGNATION OF GUARANTORS AND DESIGNATED OBLIGORS; CHANGE OF COORDINATOR

39.1         Request for Additional Guarantor

The Parent may request that any of its subsidiaries an Orphan SPV or an Orphan Financeco becomes an Additional Guarantor by delivering to the Facility Agent a Guarantor Accession Memorandum duly executed by the Parent and such subsidiary, Orphan SPV or Orphan Financeco as the case may be, together with the documents and other evidence listed in Part 1 of Schedule 8 (Additional Conditions Precedent) in relation to such subsidiary, Orphan SPV or Orphan Financeco as the case may be.

39.2         Guarantor Conditions Precedent

A subsidiary of the Parent, an Orphan SPV or an Orphan Financeco, in respect of which the Parent has delivered a Guarantor Accession Memorandum to the Facility Agent, shall, subject to the terms of such Guarantor Accession Memorandum, became an Additional Guarantor and assume all the rights, benefits and obligations of a Guarantor as if it had been an original party hereto as a Guarantor on the date on which the Facility Agent notifies the Parent that it has received, in form and substance reasonably satisfactory to it, all the documents and other evidence listed in Part 1 of Schedule 8 (Additional Conditions Precedent) in relation to such subsidiary, or Orphan SPV or on Orphan Financeco.

39.3         Resignation of a Guarantor

The Parent may request that a Guarantor (other than the Parent) which is not also a Borrower or is a Borrower in respect of which Clause 38.4 (Resignation of a Borrower) applies ceases to be a Guarantor by delivering to the Facility Agent a Resignation Notice.  The Facility Agent shall accept such Resignation Notice and notify the Parent of its acceptance (whereupon such Guarantor shall immediately cease to be a Guarantor and shall have no further rights, benefits or obligations hereunder save for those which arose prior to such date) unless on such date an Event of Default or Potential Event of Default is continuing.

39.4         Request for Designated Obligor

The Parent may request that any of its subsidiaries (other than any Borrower or Guarantor) become a Designated Obligor by delivering to the Facility Agent the documents and other evidence listed in Part 2 of Schedule 8 (Additional Conditions Precedent) in relation to such subsidiary.

39.5         Designated Obligor Conditions Precedent

A subsidiary of the Parent shall become a Designated Obligor for the purposes of this Agreement on the date on which the Facility Agent notifies the Parent that (a) it has accepted the Parent’s request to nominate such subsidiary as a Designated Obligor, and (b) it has received, in form and substance reasonably satisfactory to it, all the documents and other evidence listed in Part 2 of Schedule 8 (Additional Conditions Precedent) in relation to such subsidiary.

39.6         Cessation of a Designated Obligor

The Parent may request that a Designated Obligor ceases to be a Designated Obligor by delivering to the Facility Agent a Resignation Notice.  The Facility Agent shall accept such Resignation Notice and notify the Parent of its acceptance (whereupon such Designated Obligor shall immediately cease to be a Designated Obligor for the purposes of this Agreement) if it has no outstanding obligations or rights under a Designated Obligor Intercompany Loan Agreement, unless on such date an Event of Default or Potential Event of Default is continuing.

39.7         Change of Coordinator

(a)           The Parent may request that any of its subsidiaries acceptable to the Facility Agent (acting reasonably) becomes the Coordinator in place of the existing Coordinator and such change shall become effective upon that subsidiary delivering to the Facility Agent a Guarantor Accession Memorandum duly executed by the Parent and such subsidiary together with such other supporting documents as the Facility Agent may reasonably require and the Facility Agent confirming that such supporting documents are acceptable to it.

(b)           Upon satisfaction of the matters set out in paragraph (a) of this Clause 39.7, the existing Coordinator shall be released from all future obligations as Coordinator under the Finance Documents and shall have no further rights as Coordinator.

40.          CALCULATIONS AND EVIDENCE OF DEBT

40.1         Basis of Accrual

(a)           Interest, letter of credit commission and commitment commission shall accrue from day to day and shall be calculated on the basis of a year of 360 days (or, in the case of (i) any Advance denominated in sterling, 365 days or (ii) any Advance denominated in Australian Dollars or Canadian Dollars and with respect to any other fees payable under any Finance Document, 365 days (or if the applicable year is a leap year, 366 days) or in any case where market practice differs, in accordance with market practice) and the actual number of days elapsed.

(b)           For the purposes of the Interest Act (Canada) and with respect to a Canadian Borrower, (i) whenever any interest or fee payable in relation to a Canadian Advance or a Canadian Tranche is calculated using a rate based on a year of 365 or 366 days, as the case may be, the rate determined pursuant to such calculation, when expressed as an annual rate, is equivalent to (x) the applicable rate based on a year of 365 or 366 days, as the case may be, (y) multiplied by the actual number of days in the calendar year in which the period for which such interest or fee is payable (or compounded) ends, and (z) divided by 365 or 366, as the case may be, (ii) the principle of deemed reinvestment of interest does not apply to any interest calculation under this Agreement, and (iii) the rates of interest stipulated in this Agreement are intended to be nominal rates and not effective rates or yields.

(c)           If any provision of this Agreement would oblige a Canadian Borrower to make any payment of interest or other amount payable to any Bank in an amount or calculated at a rate that would be prohibited by applicable law or would result in a receipt by that Bank of “interest” at a “criminal rate” (as such terms are construed under the Criminal Code (Canada)), then, notwithstanding such provision, such amount or rate shall be deemed to have been adjusted with retroactive effect to the maximum amount or rate of interest, as the case may be, as would not be so prohibited by applicable law or so result in a receipt by that Bank of “interest” at a “criminal rate”, such adjustment to be effected, to the extent necessary (but only to the extent necessary), as follows:

(i)            first, by reducing the amount or rate of interest required to be paid to the affected Finance Party hereunder; and

(ii)           thereafter, by reducing any fees, commissions, costs, expenses, premiums and other amounts required to be paid to the affected Finance Party which would constitute interest for purposes of section 347 of the Criminal Code (Canada).

(d)           When entering into this Agreement, the parties hereto have assumed that payment of interest by the Swiss Borrower payable hereunder is not and will not become subject to Swiss Withholding Tax.  Therefore, and without prejudice to the procedures and obligations of Clause 14.1 (Tax Gross-up), the Swiss Borrower and each of the Guarantor acknowledge and agree that the interest rates set out in this Agreement shall constitute minimum interests rate, which, if Swiss Withholding Tax should apply, shall be adjusted as follows:

(i)            the Swiss Borrower or, as the case may be, the Swiss Guarantors will pay such additional amounts as shall be necessary in order for the net amounts received by the Banks after the withholding of Swiss Withholding Tax to be equal to the respective amounts of interest which would otherwise have been receivable in respect of the Facilities, as the case may be, in the absence of the withholding of Swiss Withholding Tax and

(ii)           for this purpose, the Swiss Withholding Tax shall be calculated on the full grossed-up interest amount at a rate of 35 per cent. (as of the date of this Agreement), unless a tax ruling obtained from the Swiss Federal Tax Administration confirms that such rate is, pursuant to any double-taxation treaty, a specified lower rate in relation to specified Banks in which case such lower rate shall be applied in relation to the relevant Bank.

As stated in Clause 14.3(d) (Bank’s Tax Status), a Swiss Borrower is not obliged to make any additional interest payments of any kind if Swiss Withholding Tax applies due to the fact that there are more than ten Banks which are not Qualifying Banks in relation to such Swiss Borrower under this Agreement. This paragraph (d) is therefore not applicable with regard to any Swiss Obligor in any situation covered by Clause 14.3 (Bank’s Tax Status), unless such Swiss Obligor has violated this paragraph (d).

40.2         Quotations

Subject to Clause 9 (Market Disruption and Alternative Interest Rates), if on any occasion a relevant Reference Bank or Bank fails to supply the Facility Agent with a quotation required of it under the foregoing provisions of this Agreement, the rate for which such quotation was required shall be determined from those quotations which are supplied to the Facility Agent.

40.3         Evidence of Debt

Each Bank shall maintain in accordance with its usual practice accounts evidencing the amounts from time to time lent by and owing to it hereunder.

40.4         Control Accounts

The Facility Agent shall maintain on its books a control account or accounts in which shall be recorded (a) the amount of any Advance or Unpaid Sum and the face amount of any Letter of Credit issued and each Bank’s share therein, (b) the amount of all principal, interest and other sums due or to become due from an Obligor and each Bank’s share therein and (c) the amount of any sum received or recovered by the Facility Agent hereunder and each Bank’s share therein.

40.5         Prima Facie Evidence

In any legal action or proceeding arising out of or in connection with this Agreement, the entries made in the accounts maintained pursuant to Clause 40.3 (Evidence of Debt) and Clause 40.4 (Control Accounts) shall, in the absence of manifest error, be prima facie evidence of the existence and amounts of the specified obligations of the Obligors.

40.6         Certificates of Banks

A certificate of a Bank as to (a) the amount by which a sum payable to it hereunder is to be increased under Clause 14.1 (Tax Gross-up), (b) the amount for the time being required to indemnify it against any such cost, payment or liability as is mentioned in Clause 14.2 (Tax Indemnity) or Clause 16 (Increased Costs) or (c) the amount of any credit, relief, remission or repayment as is mentioned in Clause 15.3 (Tax Credit Payment) or Clause 15.4 (Tax and Other Affairs) shall, in the absence of manifest error, be prima facie evidence of the existence and amounts of the specified obligations of the Obligors.

40.7         Facility Agent’s Certificates

A certificate of the Facility Agent as to the amount at any time due from the Borrowers or the Parent hereunder or the amount which, but for any of the obligations of such Borrower or the Parent hereunder being or becoming void, voidable, unenforceable or ineffective, at any time would have been due from the Borrowers hereunder shall, in the absence of manifest error, be prima facie evidence for the purposes of Clause 24 (Guarantee and Indemnity).

40.8         Letters of Credit

A certificate of an L/C Issuer as to the amount paid out by such L/C Issuer in respect of any Letter of Credit shall, save for manifest error, be prima facie evidence of the payment of such amounts in any legal action or proceedings arising in connection therewith.

41.          REMEDIES AND WAIVERS, PARTIAL INVALIDITY

41.1         Remedies and Waivers

No failure to exercise, nor any delay in exercising, on the part of any Finance Party, any right or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any right or remedy prevent any further or other exercise thereof or the exercise of any other right or remedy.  The rights and remedies herein provided are cumulative and not exclusive of any rights or remedies provided by law.

41.2         Partial Invalidity

If, at any time, any provision of the Finance Documents is or becomes illegal, invalid or unenforceable in any respect under the law of any jurisdiction, neither the legality, validity or enforceability of the remaining provisions thereof nor the legality, validity or enforceability of such provision under the law of any other jurisdiction shall in any way be affected or impaired thereby.

42.          NOTICES

42.1         Communications in Writing

Each communication to be made under the Finance Documents shall be made in writing and, unless otherwise stated, shall be made by fax or letter.

42.2         Addresses

(a)           Except as otherwise provided in paragraph (b) below, any communication or document to be made or delivered pursuant to the Finance Documents shall (unless the recipient of such communication or document has, by 15 days’ written notice to the Facility Agent specified another address or fax number) be made or delivered to the address or fax number:

(i)            in the case of the Facility Agent and the Global Coordinator identified with their respective name below;

(ii)           in the case of the Original Obligors, notified in writing to the Coordinator:

(A)          Attention of: Nuns Moodliar, Vice President, Legal & Corporate Affairs Secretary

Address:	Hertz Europe Limited
Hertz House
11 Vine Street
Uxbridge, Middlesex TW5 9SW
England UB8 1QE

Fax number:	+44 (0) 208 750 3728
Email:	nmoodliar@hertz.com

(iii)          in the case of each Bank or L/C Issuer, notified in writing to the Facility Agent prior to the date hereof (or, in the case of a Transferee, at the end of the Transfer Certificate to which it is a party as Transferee); and

(iv)          in the case of each Additional Obligor, in the relevant Accession Memorandum,

provided that not more than one address may be specified by each party pursuant to this paragraph (a) at any time.

(b)           Any Asset Report or Notification to be delivered pursuant to the terms of this Agreement (unless the recipient of such Asset Report or Notification has, by 15 days’ written notice to the Facility Agent specified another address or fax number) be made or delivered to the address or fax number:

(i)            in the case of the Facility Agent to:

(A)          Attention of: Jérôme Eschbach / Violaine Delaunay

Fax number::	+33 (0)1 42 98 69 19 / +33 (0)1 42 98 69 19

Phone number:	+33 (0)1 42 98 19 40 / +33 (0)1 43 16 97 25

E-mail:	jerome.eschbach@bnpparibas.com

violaine.delaunay@bnpparibas.com

(B)           Securitisation Management Team

Fax number::	+33 (0)1 42 98 69 19

Phone number:	+33 (0)1 43 16 97 25

E-mail:	paris_bfi_sec_hz@bnpparibas.com;

(ii)           in the case of The Royal Bank of Scotland plc to:

(A)          Attention of: RBS Asset Securitisation Paul Shah / John Gulvin

Fax number::	+ 44 20 7085 5395

Phone number:	+ 44 20 7085 8132 / +44 20 7085 3854

E-mail:	securitisation.support@rbos.com

(B)           Attention of: Massimo De Matteis and Sara Brugora

Fax number:           +39 02 6597 923

Phone number:

E- mail:                   Massimo.De.Matteis@rbos.com

Sara.Brugora@rbos.com A

(C)           Attention of: LAU Structured Finance Team

Fax number:           +44 207 615 0135

Phone number:     TBC

E-mail:                    Carly.Fitzgerald@rbs.co.uk

Lucille.bayjou@rbs.co.uk

(D)          Attention of: Georgett Ellias/ Damien Selakovic

Fax number:           +612 9004 2147

Phone number:     +612 9004 2130 / 612 9004 2131

E-mail:                    fmsydassetsecmgt@rbos.com

(E)                                 Attention of: RBS Structured Finance/ Risk & Portfolio Management, Moya Kitchen

Fax Number:          +44 (0)124 222 4867

Phone Number:     +44 (0)124 224 0402

E-mail:                    moya.kitchen@rbs.co.uk;

(iii)                               in the case of CALYON, to:

(A)          Attention of Securitisation Team / Edith Lusson / Laurent Haik

Fax number:           + 33 (0) 1 57 87 17 54

Phone number:     + 33 (0) 1 57 87 17 75 / + 33 (0) 1 41 89 68 08

E-mail:                    Edith.Lusson@calyon.com

Laurent.Haik@calyon.com

(B)                                Attention of Securitisation Management Team / Edouard Legrand

Fax number:           + 33 (0) 1 57 87 17 58

Phone number: + 33 (0) 1 57 87 17 70

E-mail:                    Edouard.Legrand@calyon.com

(C)           Attention of Brigitte Boddaert

Fax number:           + 33 (0) 1 41 89 47 90

Phone number :    + 33 (0) 1 41 89 37 70

E-mail:                    brigitte.boddaert@calyon.com

(D)                               Attention of Virginie Holton

Fax number :          + 33 (0) 1 41 89 47 90

Phone number:     + 33 (0) 1 41 89 14 55

E-mail:                    virginie.holton@calyon.com

(E)                                 Attention of Raffaella Restelli

Fax number:           +39 02 72303 317

Phone number:     +39 02 72303 507

E-mail:                    raffaella.restelli@it.calyon.com

(F)                                 Attention of Massimo Perversi.

Fax number:           +39 02 72303 317

Phone number:     +39 02 72303 267

E-mail:                    massimo.perversi@it.calyon.com

(G)                                Attention of Steve Hatch / Clem McHugh / Don Finkel

Fax number:           +44 207 214 6761 / 6816

Phone number:     +44 207 214 6720 / +44 207 214 6724 / +44 207 214 6654 (respectively)

(iv)                              in the case of any other Bank, in accordance with the provisions of Clause 42 (Notices).

42.3                           Delivery

Any communication or document to be made or delivered by one person to another pursuant to the Finance Documents shall:

(a)                                  if by way of fax, be deemed to have been received when transmission has been completed; and

(b)                                 if by way of letter, be deemed to have been delivered when left at the relevant address or, as the case may be, ten days after being deposited in the post postage prepaid in an envelope addressed to it at such address, provided that any communication or document to be made or delivered to the Facility Agent or Security Agent shall be effective only when received by its agency division and then only if the same is expressly marked for the attention of the department or officer identified with the Facility Agent’s or Security Agent’s signature below (or such other department or officer as the Facility Agent or Security Agent, as the case may be, shall from time to time specify for this purpose).

42.4                           Electronic communication

(a)                                  Any communication to be made between the Facility Agent and a Bank under or in connection with the Finance Documents may be made by electronic mail or other electronic means, if the Facility Agent and the relevant Bank:

(i)                                     agree that, unless and until notified to the contrary, this is to be an accepted form of communication;

(ii)                                  notify each other in writing of their electronic mail address and/or any other information required to enable the sending and receipt of information by that means; and

(iii)                               notify each other of any change to their address or any other such information supplied by them.

(b)                                 Any electronic communication made between the Facility Agent and a Bank will be effective only when actually received in readable form and in the case of any electronic communication made by a Bank to the Facility Agent only if it is addressed in such a manner as the Facility Agent shall specify for this purpose.

42.5                           English Language

Each communication and document made or delivered by one party to another pursuant to the Finance Documents shall be in the English language or accompanied by a translation thereof into English certified (by an officer of the person making or delivering the same) as being a true and accurate translation thereof.

42.6                           Notification of Changes

Promptly upon receipt of notification of a change of address or fax number pursuant to Clause 42.2 (Addresses) or changing its own address or fax number the Facility Agent shall notify the other parties hereto of such change.

42.7                           Deemed Receipt by the Obligors

Any communication or document made or delivered to the Parent in accordance with Clause 42.3 (Delivery) shall be deemed to have been made or delivered to each of the Obligors.

43.                               COUNTERPARTS

This Agreement may be executed in any number of counterparts, all of which taken together shall constitute one and the same instrument.

44.                               AMENDMENTS

44.1                           Amendments

The Facility Agent, if it has the prior consent of an Instructing Group in respect of each Facility, and the Parent (acting on behalf of each of the Obligors) may from time to time agree in writing to amend the Finance Documents or to waive, prospectively or retrospectively, any of the requirements of the Finance Documents and any amendments or waivers so agreed shall be binding on all the Finance Parties, subject to Clause 44.2 (Amendments Requiring Different Consent Levels).

44.2                           Amendments Requiring Different Consent Levels

No amendment of any of the Finance Documents or waiver of any of the requirements of the Finance Documents shall:

(a)                                  amend or waive any of the provisions of Clause 33 (Sharing) or this Clause 44 without the consent of all the Banks;

(b)                                 reduce the amount or extend the scheduled date of maturity of any Advance or any scheduled instalment of principal thereof, or change the currency (other than as contemplated hereby) in which such Advance is expressed to be payable, without the consent of all of the Banks;

(c)                                  decrease the Applicable Margin or L/C Commission Rate or reduce the amount of any scheduled payment of interest or of any fee payable to any Finance Party, or extend the scheduled date of payment of such interest or fee, or change the currency (other than as contemplated hereby) in which such interest or fee is expressed to be payable, without the consent of each Finance Party directly affected thereby;

(d)                                 increase the amount of any Bank’s Commitment without the consent of such Bank; or

(e)                                  amend or waive any of the requirements of any provision of any Finance Document that expressly requires the consent or approval of all the Banks or a certain percentage of the Banks, without the consent of all the Banks or that specified percentage, provided that:

if a Bank refuses to consent inter alia to any waiver, amendment or other consent requested under the terms of the Finance Documents where unanimity is required but an Instructing Group has consented to such waiver, amendment or consent, the Parent shall have the right to (x) require that Bank to transfer all (but not part of) its Commitments to another person identified by the Parent which is willing to accept such transfer provided further that such transfer is made for cash, at par and together with all amounts on account of accrued interest, breakage costs and other sums owing to such Bank in respect of its Commitment so transferred.  Any such transfer shall be carried out in accordance with Clause 36 (Assignments and Transfers) or (y) with the consent of an Instructing Group in respect of each Facility terminate the Commitment of such Bank subject only to repayment in full of all amounts owing to such Bank under this Agreement.

44.3                           Exceptions

Notwithstanding any other provisions hereof, neither the Facility Agent, the Security Agent nor any L/C Issuer shall be obliged to agree to any such amendment or waiver if the same would:

(a)                                  (in respect of the Facility Agent the Security Agent only) amend or waive this Clause 44 (Amendments), Clause 27 (Costs and Expenses) or Clause 34 (The Facility Agent, the Security Agent, the Global Coordinator and the Finance Parties) or Clause 35 (The Bank and the L/C Issuer); or

(b)                                 otherwise amend or waive any of the Facility Agent’s, the Security Agent or such L/C Issuer’s rights hereunder or subject the Facility Agent, the Security Agent, the Mandated Lead Arrangers or such L/C Issuer to any additional obligations hereunder.

45.                               LOAN NOTES TO BE ISSUED BY AUSTRALIAN BORROWERS

45.1                           Loan Note Deed Poll

(a)                                  Before the Utilisation Date for the first Advance by a Bank not being a Qualifying Bank (within paragraphs (c)(i) to (iii) of the definition thereof) in relation to Australian Borrowers, to any Australian Borrower, such Australian Borrower will execute a Loan Note Deed Poll and deliver it to the Facility Agent in escrow.  On receipt of the proceeds of the first Advance to such Australian Borrower, the Facility Agent will date such Loan Note Deed Poll and such Australian Borrower will be taken to have delivered unconditionally such Loan Note Deed Poll.

(b)                                 The provisions of this Clause 45 will only apply where an Advance denominated in Australian Dollars is made by a Bank not being a Qualifying Bank (within paragraphs (c)(i) to (iii) of the definition thereof) in relation to Australian Borrowers.

45.2                           Issue of Loan Notes

On the payment by each Bank not being a Qualifying Bank (within paragraphs (c)(i) to (iii) of the definition thereof) in relation to Australian Borrowers of the first Advance to an Australian Borrower such Australian Borrower will issue Loan Notes for such Facility (or, in the case of any Facility, the relevant Tranche) to any such Bank with:

(a)                                  a maximum principal amount equal to the Bank’s Commitment under such Facility or Tranche (as the case may be) and denominated in the relevant Designated Currency in which the Commitments for such Facility or Tranche (as the case may be) are denominated; and

(b)                                 a principal amount outstanding equal to the Bank’s Proportion of the principal outstanding under such Facility or Tranche (as the case may be) from time to time as recorded in the Register maintained in accordance with Clause 36.9 (The Register) and Clause 45.6 (Maintenance of Loan Note Register).

45.3                           Redemption of Loan Notes

Other than on the Final Maturity Date redemption of a Loan Note is permitted only to the extent that at all times the Minimum Principal Loan Note Amount is maintained with respect to such Loan Note.

45.4                           Application of funds and update Loan Note Register

On receipt of funds for subsequent Advances under any Facility, the Facility Agent shall update the principal amount outstanding under the Loan Notes in the Loan Note Register.

45.5                           Establishment of Loan Note Register

The Facility Agent shall establish and maintain a Loan Note Register in the same place in which it maintains the Register under Clause 36.9 (The Register).

45.6                           Maintenance of Loan Note Register

(a)                                  If any Loan Notes are issued under this Clause 45, the Facility Agent shall inscribe the following information in the Loan Note Register in respect of each Australian Borrower and the Loan Notes:

(i)                                     the maximum principal amount and outstanding principal amount of the Loan Notes;

(ii)                                  the name and address of the initial Bank and each subsequent Bank entitled to the Loan Notes;

(iii)                               the account or address of the Bank to which payments are to be made in respect of the Loan Notes and the related Advance; and

(iv)                              details of all transfers or assignments, advances, repayments, prepayments and redemption of all or part of the Loan Notes and any reduction of the maximum principal amount of the Loan Notes; and

(v)                                 any other information which the Facility Agent determines should be included in the Loan Note Register in respect of the Loan Notes.

(b)                                 The Facility Agent shall promptly update the Loan Note Register to record changes.

45.7                           Loan Note Register is paramount

(a)                                  Each Australian Borrower, the Facility Agent and the Security Agent shall recognise the Bank whose name appears in the Loan Note Register as the absolute owner of Loan Notes inscribed in its name on the Loan Note Register without regard to any other record or instrument.

(b)                                 No notice of any trust or other interest in any Loan Note will be entered on the Loan Note Register.  Neither the Australian Borrower, the Facility Agent nor the Security Agent need take notice of any other interest in, or claim to, a Loan Note, except as ordered by a court of competent jurisdiction or required by law.

45.8                           Offers of Loan Notes

The Australian Borrower must ensure that it or any agent or other party acting on its behalf offers each Loan Note in a manner which does not require disclosure under Part 6D.2 of the Australian Corporations Act 2001 (Cth).

45.9                           Qualifying Bank Representation

Each Bank represents that it is a Qualifying Bank (within paragraph (c) of the definition thereof).

46.                               GOVERNING LAW

Save as provided in Clause 1.12 (New York Law), this Agreement and all matters arising from or connected with it are governed by English law.

47.                               JURISDICTION

47.1                           English Courts

The courts of England have exclusive jurisdiction to settle any dispute (a “Dispute”) arising out of or in connection with this Agreement (including a dispute regarding the existence, validity or termination of this Agreement or the consequences of its nullity).

47.2                           Convenient Forum

The parties agree that the courts of England are the most appropriate and convenient courts to settle Disputes between them and, accordingly, that they will not argue to the contrary.

47.3                           Non-Exclusive Jurisdiction

This Clause 47 is for the benefit of the Finance Parties only.  As a result and notwithstanding Clause 47.1 (English Courts), it does not prevent any Finance Party from taking proceedings relating to a Dispute (“Proceedings”) in any other courts with jurisdiction.  To the extent allowed by law, the Finance Parties may take concurrent Proceedings in any number of jurisdictions.

47.4                           Service of Process

(a)                                  Each Obligor incorporated outside England and Wales agrees that the documents which start any Proceedings and any other documents required to be served in relation to those Proceedings may be served on it at Hertz Europe Limited, Hertz House, 11 Vine Street, Uxbridge, Middlesex UB8 1QE, addressed to the attention of Vice President, Legal & Corporate Affairs or, if different, its registered office in England and Wales, who will be the service of process agent.

(b)                                 If the appointment of the person mentioned in this Clause 47.4 ceases to be effective, the relevant Obligor shall immediately appoint another person in England to accept service of process on its behalf in England or Wales.  If an Obligor fails to do so (and such failure continues for a period of not less than 14 days), the Facility Agent shall be entitled to appoint such a person by notice to such Obligor.  Nothing contained herein shall restrict the right to serve process in any other manner allowed by law.  This Clause 47.4 applies to Proceedings in England and to Proceedings elsewhere.

48.                               PLEDGES ON BANK ACCOUNTS UNDER GENERAL TERMS AND CONDITIONS

(a)                                  Security created by any general terms and conditions of business of a Finance Party over LTIBR owing to an Obligor shall not secure directly or indirectly any advances made to any Borrower incorporated in the Federal Republic of Germany (other than the relevant Obligor itself) under the Finance Documents, but will nonetheless be valid as security for all other obligations secured under such general terms and conditions of business.

(b)                                 Notwithstanding anything to the contrary herein or in the Finance Documents, (i) no German real estate shall secure any borrowings of a German Obligor and (ii) no LTIBR of a person that is affiliated with any German Obligor shall, directly or indirectly, secure any borrowings of a German Obligor either by way of pledge, assignment for security purposes or any other type of encumbrance.  In case of a violation of either (i) or (ii) of the preceding sentence and only with respect to borrowings of a German Obligor, no rights may be claimed under such security and the parties shall be obligated to treat each other as though such security had never been given and shall further be obligated to immediately release any such security but only to the extent that it relates to borrowings by a German Obligor.

(c)                                  Notwithstanding anything to the contrary herein or in the Finance Documents, no German VAT refund claims owing to an Irish person by the German tax authorities, which person is affiliated with any German Obligor (including, but not limited to, an Irish SPV to be formed at a later point for the purpose of leasing vehicles to a German Opco) shall secure any borrowings under this Agreement either by way of pledge, assignment for security purposes or any other type of encumbrance.

AS WITNESS the hands of the duly authorised representatives of the parties hereto the day and year first before written.

SCHEDULE 1

THE BANKS AND THEIR COMMITMENTS

PART 1

Bank	A1 Commitment					A2 Commitment					C Commitment
	A1 Sterling Tranche (£)	A1 Australian Dollar Tranche (AUD)	A1 Canadian Dollar Tranche (CAD)	A1 Swiss Franc Tranche (CHF)	A1 Euro Tranche (€)	A2 Sterling Tranche (£)	A2 Australian Dollar Tranche (AUD)	A2 Canadian Dollar Tranche (CAD)	A2 Swiss Franc Tranche (CHF)	A2 Euro Tranche (€)	(€)
BNP Paribas	51,030,000	74,445,000	—	20,615,000	486,569,825	7,280,000	10,640,000	—	2,940,000	69,509,825	43,750,000
BNP Paribas (Canada)	312,300,000	44,600,000
The Royal Bank of Scotland plc	51,030,000	74,445,000	—	20,615,000	486,569,825	7,280,000	10,640,000	—	2,940,000	69,509,825	43,750,000
CALYON	43,740,000	—	—	17,670,000	417,059,850	6,240,000	—	—	2,520,000	59,579,850	37,500,000
Indosuez Finance (UK) Limited	—	63,810,000	—	—	—	—	9,120,000	—	—	—	—
TOTAL	145,800,000	212,700,000	312,300,000	58,900,000	1,390,199,500	20,800,000	30,400,000	44,600,000	8,400,000	198,599,500	125,000,000

PART 2

Bank	A1 Swingline Commitment (€)	A2 Swingline Commitment (€)	C Swingline Commitment (€)
BNP Paribas	30,625,000	4,375,000	5,250,000
The Royal Bank of Scotland plc	30,625,000	4,375,000	5,250,000
CALYON	26,250,000	3,750,000	4,500,000
TOTAL	87,500,000	12,500,000	15,000,000

SCHEDULE 2

THE BORROWERS AND THE GUARANTORS

Part 1
The Original Borrowers

A1

Australia

HA Funding Pty Limited (ACN 117 549 498)

Belgium

Hertz Belgium N.V.

Canada

Hertz Canada Limited

France

Hertz France SAS

Equipole Finance Services SAS

Germany

Hertz Autovermietung GmbH

Italy

Hertz Italiana S.p.A.

The Netherlands

BNS Automobile Funding B.V.

Spain

BNS Automobile Funding B.V.

Switzerland

Hertz AG

United Kingdom

Hertz (U.K.) Limited

A2

Australia

HA Funding Pty Limited (ACN 117 549 498)

Belgium

Hertz Belgium N.V.

Canada

Hertz Canada Limited

France

Hertz France SAS

Equipole Finance Services SAS

Germany

Hertz Autovermietung GmbH

Italy

Hertz Italiana S.p.A.

The Netherlands

BNS Automobile Funding B.V.

Spain

BNS Automobile Funding B.V.

Switzerland

Hertz AG

United Kingdom

Hertz (U.K.) Limited

C

France

Hertz Equipement France SAS

Equipole Finance Services SAS

Spain

BNS Automobile Funding B.V.

Part 2
The Original Guarantors

Parent

Hertz International, Ltd.

Australia

Hertz Australia Pty. Limited (ABN 31 004 407 087)

Belgium

Hertz Belgium N.V.

France

Hertz France SAS

Hertz Equipement France SAS

Equipole Finance Services SAS

Germany

Hertz Autovermietung GmbH

Italy

Hertz Italiana S.p.A.

The Netherlands

BNS Automobile Funding B.V.

Stuurgroep Holland BV

Spain

Hertz de Espana S.A.

Hertz Alquiler de Maquinaria S.L.

Switzerland

Hertz AG

United Kingdom

Hertz (U.K.) Limited

SCHEDULE 3

FORM OF TRANSFER CERTIFICATE

Form of Transfer Certificate

To:          [•], as Facility Agent

TRANSFER CERTIFICATE

relating to the agreement (as from time to time amended, varied, novated or supplemented, the “Facilities Agreement”) dated 21 December 2005 whereby certain facilities were made available to the borrowers referred to therein by a group of banks on whose behalf [•] acts as Facility Agent in connection therewith.

1.                                       Terms defined in the Facilities Agreement shall, subject to any contrary indication, have the same meanings herein.  The terms Bank, Transferee and Portion Transferred are defined in Schedule A hereto.

2.                                       The Bank (a) confirms that the details in the schedule hereto under the heading “Bank’s Participation in the Facility” or “Advances”, accurately summarises its participation in the Facility Agreement and the Term of any existing Advances and (b) requests the Transferee to accept and procure the transfer by novation to the Transferee of the Portion Transferred (specified in the schedule hereto) of its Commitment and/or its participation in such Advance(s) by counter-signing and delivering this Transfer Certificate to the Facility Agent at its address for the service of notices specified in the Facility Agreement.

3.                                       The Transferee hereby requests the Facility Agent to accept this Transfer Certificate as being delivered to the Facility Agent pursuant to and for the purposes of Clause 36.6 (Transfers by Banks) of the Facility Agreement so as to take effect in accordance with the terms thereof on the Transfer Date or on such later date as may be determined in accordance with the terms thereof.  The Bank and the Transferee acknowledge and agree that all payments by the Facility Agent in respect of the rights and obligations transferred under this Transfer Certificate shall be made to the Transferee with effect from the Transfer Date or such later date.

4.                                       The Transferee confirms that it has received a copy of the Facilities Agreement together with such other information as it has required in connection with this transaction and that it has not relied and will not hereafter rely on the Bank to check or enquire on its behalf into the legality, validity, effectiveness, adequacy, accuracy or completeness of any such information and further agrees that it has not relied and will not rely on the Bank to assess or keep under review on its behalf the financial condition, creditworthiness, condition, affairs, status or nature of the Obligors.

5.                                       The Transferee hereby undertakes with the Bank and each of the other parties to the Facilities Agreement that it will perform in accordance with their terms all those obligations which by the terms of the Finance Documents will be assumed by it after delivery of this Transfer Certificate to the Facility Agent and satisfaction of the conditions (if any) subject to which this Transfer Certificate is expressed to take effect.

6.

6.1                                 The Transferee hereby expressly consents to the declarations of the Security Agent made on behalf of and in the name of the Transferee as future pledgee, mortgagee or chargee in the Security Documents and the Transferee confirms that it is aware of the contents of such Security Documents.  For purposes of any accessory encumbrance created under German law (an “Accessory Encumbrance”), the Transferee acknowledges that it will, from the Transfer Date and pro rata to its participation in the amounts secured by such Accessory Encumbrance, become a direct beneficiary of the relevant Accessory Encumbrance.

6.2                                 [Each of the agents acting for and on behalf of the Transferee under or in connection with the Finance Documents shall be released from the restrictions of Section 181 German Civil Code (BGB).]

7.                                       [Subject to paragraph [10] below,] the Bank makes no representation or warranty and assumes no responsibility with respect to the legality, validity, effectiveness, adequacy or enforceability of the Finance Documents or any document relating thereto and assumes no responsibility for the financial condition of the Obligors or for the performance and observance by the Obligors of any of its obligations under the Finance Documents or any document relating thereto and any and all such conditions and warranties, whether express or implied by law or otherwise, are hereby excluded.

8.                                       The Bank hereby gives notice that nothing herein or in the Finance Documents (or any document relating thereto) shall oblige the Bank to (a) accept a re-transfer from the Transferee of the whole or any part of its rights, benefits and/or obligations under the Finance Documents transferred pursuant hereto or (b) support any losses directly or indirectly sustained or incurred by the Transferee for any reason whatsoever including the non-performance by an Obligor or any other party to the Finance Documents (or any document relating thereto) of its obligations under any such document.  The Transferee hereby acknowledges the absence of any such obligation as is referred to in (a) or (b) above.

9.                                       For the purposes of article 1278 of the French Civil Code and article 1278 of the Belgian Civil Code, it is expressly agreed that the security interests created pursuant to the Security Documents and the guarantees provided under Clause 24 (Guarantee and Indemnity) of the Facility Agreement shall be preserved for the benefit of the Transferee and all other Finance Parties.  A copy of this certificate shall be notified to the relevant French Borrowers by bailiff (huissier) in accordance with article 1690 of the French Civil Code.

10.                                 [The New Bank hereby explicitly declares and represents and warrants to each Dutch Borrower that (i) it is a PMP, (ii) it is aware that it therefore does not benefit from the (creditor) protection offered by the Dutch Banking Act when lending monies to persons or entities which are subject to the prohibition of Section 82 of the Dutch Banking Act and (iii) it has made its own credit appraisal of the Dutch Borrower.  The Transferee acknowledges that each Dutch Borrower has relied upon such representation and warranty, it being understood and acknowledged that the Facility

Agent has made no enquiries with respect to the status of the Transferee as a PMP and that the Facility Agent shall have no obligation or liability in that respect.](1)

11.                                 The Transferee hereby agrees for the benefit of the Borrowers to execute a confirmation substantially as set out in Schedule B hereto (a “Confirmation”).  Any Confirmation delivered pursuant to this Transfer Certificate: (i) is given for the purpose of delivery to the competent tax authorities of the Borrowers to assist the Borrowers in the administration of their tax affairs and not for any other purpose, (ii) does not guarantee the achievement of a specific result or conclusion for German tax purposes, (iii) is addressed to and is solely for the benefit of the Borrowers in relation to the Finance Documents, and (iv) does not create third party rights of any kind.  The Transferee shall not be liable as a result of the delivery of a Confirmation.  Each of the Borrowers may disclose the existence and content of a Confirmation to its professional advisers, its respective affiliates, as required by applicable law or regulation and to any tax, regulatory or other governmental authority asserting jurisdiction over it.  This undertaking shall not limit the undertaking of the Banks under Clause 24.18 (German Confirmation) of the Facilities Agreement.

12.                                 This Transfer Certificate and the rights, benefits and obligations of the parties hereunder shall be governed by and construed in accordance with English law.

(1)                                  To be added if Dutch Borrower is a party to the Facilities Agreement at the time the transfer takes place.

SCHEDULE A

1.	Bank:

2.	Transferee:

3.	Transfer Date:

4.

Bank’s Participation in the [A1 Sterling Tranche] [A1 Australian Dollar Tranche] [A1 Canadian Dollar Tranche] [A1 Swiss Franc Tranche] [A1 Euro Tranche] [A1 Italian Non-Guaranteed Tranche] [A2 Sterling Tranche] [A2 Australian Dollar Tranche] [A2 Canadian Dollar Tranche] [A2 Swiss Franc Tranche] [A2 Euro Tranche] [A2 Italian Non-Guaranteed Tranche] [C Facility]:

	Bank’s Commitment		Portion Transferred

5.	Advance(s):		Portion Transferred

	Amount of Bank’s Participation	Term and Repayment Date	Portion Transferred

6.	Letter(s) of Credit Bank’s L/C Participation	Term and Expiry Date	Portion Transferred

[Transferor Bank]	[Transferee Bank]

By:

Date:	Date:

Administrative Details of Transferee

Address:

Contact Name:

Account for Payments:

Telex:

[Fax:]

Telephone:

SCHEDULE B

Confirmation with regard to section 8a German Corporation Tax Act

We hereby confirm that our willingness to enter into the Facilities Agreement has not been based on us having received, and is not conditional on us receiving, any back to back deposits of any member of the Group or any of the Parent’s direct or indirect shareholders to fund our Commitment under the Facilities Agreement.

SCHEDULE 4

CONDITIONS PRECEDENT

Part 1
Initial Conditions Precedent

1.             In relation to each Original Obligor:

(a)                                  a copy, certified as a true and up-to-date copy by an Authorised Signatory of such Original Obligor, of the constitutional documents of such Original Obligor;

(b)                                 a copy, certified as a true and up-to-date copy by an Authorised Signatory of such Original Obligor, of a board resolution (or in the case of Hertz France S.A.S. and Equipole Financial Services S.A.S., a sole shareholder resolution) (and, if required, shareholder resolution) of such Original Obligor approving the execution, delivery and performance of the Finance Documents and the terms and conditions thereof and authorising a named person or persons to sign the Finance Documents and any documents to be delivered by such Original Obligor pursuant thereto;

(c)                                  a certificate of an Authorised Signatory of such Original Obligor confirming that entry into the Finance Documents and drawing of all amounts capable of being drawn by such Original Obligor under the Finance Documents taking into account any other Financial Indebtedness of the Obligor does not or will not cause to be exceeded any limit or restriction on any of the powers of such Original Obligor or the right or ability of the directors of such Original Obligor to exercise such powers;

(d)                                 a certificate of an Authorised Signatory of such Original Obligor setting out the names and signatures of the persons authorised to sign, on behalf of such Original Obligor, the Finance Documents and any documents to be delivered by such Original Obligor pursuant thereto; and

(e)                                  copies, certified as true and up-to-date copies by an Authorised Signatory of such Original Obligor of any documentation necessary in order for such Original Obligor to comply with any applicable laws relating to financial assistance.

2.                                       A certified copy of the Acquisition Agreement executed by the parties thereto and a certificate of an authorised signatory of the Parent or such other person acceptable to the Facility Agent (acting reasonably) confirming that:

(a)                                  no amendments, supplements, waivers or consents with respect to any provision of the Acquisition Agreement have been made or given that would be materially adverse to the interests of the Banks other than those with respect to which the consent of the Facility Agent (such consent not to be unreasonably withheld or delayed) has been obtained, together with a certified copy of any related documentation;

(b)                                 all material conditions required pursuant to the Acquisition Agreement (together with any related documentation) have been satisfied and/or (subject to (a) above) waived with the prior consent of the Banks (such consent not to be unreasonably withheld); and

(c)                                  the Acquisition has or will substantially contemporaneously with the Initial Borrowing being made, be completed and, following completion of the Acquisition, the Parent, its subsidiaries and any other Obligors shall have no outstanding Indebtedness for Borrowed Money other than Permitted Indebtedness.

3.                                       Evidence that all governmental and regulatory approvals and consents as set out in the Commitment Letter have been obtained and are effective and that no additional requests for information and/or documentation have been received in respect of the Antitrust Regulatory Clearances obtained for the Acquisition or, if any such requests have been received, that they have been satisfied.

4.                                       Certified copies of the Shareholder Subordinated Loan Agreements where The Hertz Corporation is the lender.

5.                                       Certified copies of (a) the Original Financial Statements and (b) audited financial statements of the Parent for its two financial years ending 31 December 2003 and 31 December 2002 each certified by the Parent’s independent registered public accountants.

6.                                       Evidence that the cash equity contributions envisaged by the Funds Flow Memorandum to be made directly or indirectly by the Equity Investors on or before the Closing Date have been made.

7.                                       An executed copy of this Agreement.

8.                                       A certified executed copy of each of the B Bridge Facilities Agreements (together with such evidence as the Facility Agent (acting reasonably) may require that all of the conditions precedent to the drawings thereunder have been met.

9.                                       Executed copies of each of the Initial Security Documents together with all documents required to be provided on or prior to the date of this Agreement pursuant to the terms thereof.

10.                                 Where customary, certificates of good standing from the jurisdiction of creation of each Obligor.

11.           An executed copy of each Intercreditor Deed.

12.                                 (i) A capacity opinion of Debevoise & Plimpton LLP, London counsel to the Equity Investors and (ii) an enforceability opinion of Gide Loyrette Nouel, London and White & Case, London counsel to the Arrangers as to matters of English law in the agreed form.

13.                                 (i) A capacity opinion of Debevoise & Plimpton LLP, Paris counsel to the Equity Investors and (ii) an enforceability opinion of Gide Loyrette Nouel, Paris counsel to the Arrangers as to matters of French law in the agreed form.

14.                                 A capacity and enforceability opinion of Torys LLP counsel to the Equity Investors, together with opinions of local provincial counsel regarding the registration of the Initial Security Documents, as to matters of Canadian law and addressed to the Finance Parties, in the agreed form.

15.                                 (i) A capacity opinion of Debevoise & Plimpton LLP, Frankfurt counsel to the Equity Investors and (ii) an enforceability opinion of Noerr Stiefenhofer Lutz, Frankfurt counsel to the Arrangers as to matters of German law, in the agreed form.

16.                                 A capacity opinion of Richards, Layton & Finger, P.A., counsel to the Equity Investors, in the agreed form.

17.                                 (i) A capacity opinion of Minter Ellison counsel to the Equity Investors and (ii) an enforceability opinion of Freehills counsel to the Arrangers as to matters of Australian law, in the agreed form.

18.                                 (i) A capacity opinion of Bonelli Erede Pappalardo counsel to the Equity Investors and (ii) an enforceability opinion of Studio Legale Ughi e Nunziante counsel to the Arrangers as to matters of Italian law, in the agreed form.

19.                                 (i) A capacity opinion of Loyens & Loeff N.V. counsel to the Equity Investors and (ii) an enforceability opinion of Nauta Dutilh N.V., Amsterdam, counsel to the Arrangers as to matters of Netherlands law, in the agreed form.

20.                                 (i) A capacity opinion of Schellenberg Wittmer counsel to the Equity Investors and (ii) an enforceability opinion of Lenz & Staehelin counsel to the Arrangers as to matters of Switzerland law, in the agreed form.

21.                                 (i) A capacity opinion of Cuatrecasas counsel to the Equity Investors and (ii) an enforceability opinion of Uria Menendez, Madrid counsel to the Arrangers as to matters of Spanish law, in the agreed form.

22.                                 (i) A capacity opinion of Loyens & Loeff N.V. counsel to the Equity Investors and (ii) an enforceability opinion of Nauta Dutilh SPRL Brussels, counsel to the Arrangers as to matters of Belgian law, in the agreed form.

23.                                 A capacity opinion of Tozzini Freire Teixeira e Silva Advogados counsel to the Equity Investors as to matters of Brazilian law, in the agreed form.

24.                                 A capacity opinion of Bell Gully counsel to the Equity Investors as to matters of New Zealand law, in the agreed form.

25.                                 An opinion as to matters of (i) due authorisation, execution and delivery and no conflict of in-house counsel to The Hertz Corporation and (ii) enforceability of Debevoise & Plimpton LLP, New York counsel to The Hertz Corporation in relation to the Intercreditor Deed and the Brazilian Guarantee, in the agreed form.

26.                                 Satisfaction of each Bank’s ‘Know Your Customer’ requirements.

27.                                 A solvency certificate in the agreed form in respect of:

(a)                                  The Hertz Corporation duly authorized and executed by the chief financial officer of The Hertz Corporation;

(b)                                 the Parent, duly authorised and executed by the chief financial officer of the Parent;

(c)                                  Hertz (UK) Ltd, duly authorised and executed by the chief financial office of Hertz (UK) Ltd; and

(d)                                 Hertz Holdings II UK Limited, duly authorised and executed by the chief financial officer of Hertz Holdings II UK Limited.

28.                                 A certificate of the Parent confirming that:

(a)                                  no Certain Funds Event of Default has occurred and is continuing or will occur as a result of the Acquisition or the Initial Borrowing; and

(b)                                 no event of default or potential event of default has occurred and is continuing in respect of the Financing Documentation (as defined in the Commitment Letter) unless any such event of default or potential event of default has been waived by the Committed Lenders (as defined in the Commitment Letter).

29.                                 A certificate of the Parent confirming that no Material Adverse Effect (as defined in the Commitment Letter) has occurred during the period since 30 June 2005 and that there will be no Material Adverse Effect at the time of the Initial Borrowing.

30.                                 Evidence that Holdco, Target and/or one or more of their respective subsidiaries shall have:

(a)                                  effected the Indenture Amendments in connection with the Tender Offer; and

(b)                                 assumed or continued to be obligated in respect of Rollover Indebtedness consisting of Tender Indebtedness,

(all capitalised terms in this paragraph 30 bear the meanings set out in the Commitment Letter).

31.                                 Evidence that all conditions precedents to the Debt Financing (as set out an defined in the Commitment Letter) have been satisfied or waived by the Committed Lenders (as defined in the Commitment Letter).

32.                                 A verification certificate given by 2 directors of each Australian Obligor that it and each of its subsidiaries before entering into any Finance Document to which it is a party has, in connection with the execution, delivery and performance of each such Finance Document fully complied with Chapter 2J.3 of the Australian Corporations Act 2001 (Cth).

33.           Evidence that all fees and expenses due and payable:

(a)                                  under any of the Finance Documents as at the date of the Initial Borrowing have been paid or will be paid by deducting the aggregate amount of such fees from the Initial Borrowing; and

(b)                                 under the B Bridge Finance Documents as at the date of the first utilisation thereunder have been paid or will be paid by deducting the aggregate amount of such fees from the proceeds of such first utilisation.

34.                                 Share certificates representing the entire issued share capital of:

(a)                                  Hertz (U.K.) Ltd (registered in the name of Hertz Holdings II UK Limited);

(b)                                 Hertz Holdings III UK Limited (registered in the name of Hertz International Ltd);

(c)                                  Hertz Canada Limited (registered in the name of 1677932 Ontario Limited); and

(d)                                 1677932 Ontario Limited (registered in the name of CMGC Canada Acquisition ULC).

35.                                 Completed stock transfer forms executed in blank by:

(a)                                  Hertz International Ltd, in respect of the entire issued share capital of Hertz Holdings III UK Limited;

(b)                                 Hertz Holdings II UK Limited, in respect of the entire issued share capital of Hertz (U.K.) Ltd;

(c)                                  1677932 Ontario Limited, in respect of the entire issued share capital of Hertz Capital Limited; and

(d)                                 CMGC Canada Acquisition ULC in respect of the entire issued capital of 1677932 Ontario Limited.

36.                                 Receipt of satisfactory payout letters from current lenders to Hertz Canada Limited.

Part 2
Additional Conditions Precedent

1.                                       A duly executed borrower certificate in the agreed form.

2.                                       Engagement of one or more financial institutions to publicly offer or privately place the Take-Out Financings.

SCHEDULE 5

UTILISATION NOTICES

Part 1
(Facilities other than Swingline Facilities)

From:                  [Relevant Borrower/Coordinator]

To:                              BNP Paribas, as Facility Agent

Dated:             [•]

Dear Sirs,

1.                                       We refer to the agreement (the “Facility Agreement”) dated 21 December 2005 and made between, among others, Hertz International, Ltd. as Parent, the companies named therein as Original Borrowers and Original Guarantors, Hertz Europe Limited as Coordinator, BNP Paribas and The Royal Bank of Scotland plc as Mandated Lead Arrangers, CALYON as Co-Arranger, BNP Paribas, The Royal Bank of Scotland plc and CALYON as Joint Bookrunners, BNP Paribas as Facility Agent, Security Agent and as Global Coordinator and the financial institutions named therein as Banks.  Terms defined in the Facility Agreement shall have the same meaning in this notice.

2.                                       This notice is irrevocable.

3.                                       We hereby give you notice that, pursuant to the Facility Agreement, we wish [the Banks]/[name of Bank as L/C Issuer] to [make an Advance]/[issue a Letter of Credit] as follows:

(a)	[principal]/[face] amount:	[•]

(b)	Currency:	[•]

(c)	Facility:	[•]

[(d)	Tranche:	[•](2)]

(e)	Utilisation Date:	[•]

(f)	Repayment Date:	[•](3)

(2)                                  Specific Tranche to be identified. To be completed for Swingline Advances under an A Swingline Facility only.

(3)                                  Must be a Settlement Date other than in the case of any Letter of Credit in respect of which an Asset Report is not required to be delivered pursuant to Clause 4.3 (Delivery of an Asset Report for Letters of Credit).

4.                                       We confirm that:

(a)                                  the Borrower is [Name];

(b)                                 [the Borrower is organised in [•]] [the Borrower is [a/an Financeco/Orphan Financeco/SPV/Orphan SPV] organised in [•] and its Related Opco is organised in [•]]; and

[(c)                              all Repeated Representations will be true and correct on the proposed Utilisation Date.]*

5.                                       [The proceeds of this Advance should be credited to [[insert account details]]/the Borrower’s Security Agent Account maintained with [•]]/[The Letter of Credit should be issued in favour of [name of recipient] in the form attached and delivered to the recipient at [address of recipient].  The purpose of its issue is [•].]

6.                                       The Asset Report for the Borrower is attached.

Yours faithfully

Authorised Signatory
for and on behalf of
[Relevant Borrower/Coordinator]

*                                         Not necessary for Rollover Advances.

Part 2
(Swingline Facilities)

From:                  [Relevant Borrower/Coordinator]

To:                              BNP Paribas, as Facility Agent

Dated:             [•]

Dear Sirs,

1.                                       We refer to the agreement (the “Facility Agreement”) dated 21 December 2005 and made between, among others, Hertz International, Ltd. as Parent, the companies named therein as Original Borrowers and Original Guarantors, Hertz Europe Limited as Coordinator, BNP Paribas and The Royal Bank of Scotland plc as Mandated Lead Arrangers, CALYON as Co-Arranger, BNP Paribas, The Royal Bank of Scotland plc and CALYON as Joint Bookrunners, BNP Paribas as Facility Agent, Security Agent and as Global Coordinator and the financial institutions named therein as Banks.  Terms defined in the Facility Agreement shall have the same meaning in this notice.

2.             This notice is irrevocable.

3.                                       We hereby give you notice that, pursuant to the Facility Agreement, we wish the Banks to make a Swingline Advance on the following terms:

(a)	Amount:	[•]

(b)	Currency:	[•]

(c)	Swingline Facility:	[•]

[(d)	Tranche:	[•](4)]

(e)	Utilisation Date:	[•]

(f)	Repayment Date:	[•](5)

4.                                       We confirm that:

(a)                                  the Borrower is [Name]; and

(4)                                  Specific Tranche to be identified. To be completed for Swingline Advances under an A Swingline Facility only.

(5)                                  Must be a Settlement Date other than in the case of any Swingline Advance in respect of which an Asset Report is not required to be delivered pursuant to Clause 5.2(a) (Delivery of a Utilisation Notice for Swingline Advances).

(b)                                 [the Borrower is organised in [-]] [the Borrower is [a/an Financeco/Orphan Financeco/SPV/Orphan SPV] organised in [-] and its Related Opco is organised in [-]].

5.                                       The proceeds of this Swingline Advance should be credited to [account].

[6.                                   The Asset Report (in the form for Swingline Advances) for the Borrower is attached.]*

Yours faithfully

Authorised Signatory
for and on behalf of
[Relevant Borrower/Coordinator]

*                                       Disapply where not required to be delivered.

SCHEDULE 6

FORM OF BORROWER ACCESSION MEMORANDUM

To:                              BNP Paribas as Facility Agent

From:                  [•]

and

[•]

Dated:             [•]

Dear Sirs,

1.                                       We refer to:

(a)                                  an agreement (the “Facility Agreement”) dated 21 December 2005 and made between Hertz International, Ltd. (the “Parent”), BNP Paribas as Facility Agent.  We refer to the agreement (the “Facility Agreement”) dated 21 December 2005 and made between, among others, Hertz International, Ltd. as Parent, the companies named therein as Original Borrowers and Original Guarantors, Hertz Europe Limited as Coordinator, BNP Paribas and The Royal Bank of Scotland plc as Mandated Lead Arrangers, CALYON as Co-Arranger, BNP Paribas, The Royal Bank of Scotland plc and CALYON as Joint Bookrunners, BNP Paribas as Facility Agent, Security Agent and as Global Coordinator and the financial institutions named therein as Banks.  Terms defined in the Facility Agreement shall have the same meaning in this notice; and

(b)                                 an intercreditor deed (the “Intercreditor Deed”) dated 21 December 2005 and made between, amongst others, Hertz International, Ltd. as Parent, Hertz Europe Limited as Coordinator, the companies named therein as Original Obligors, BNP Paribas as A/C Facility Agent, NZ Facility Agent and as Security Agent, Banco BNP Paribas Brazil S.A. as Brazilian Administrative Agent, BNP Paribas as Australian Security Trustee, the Finance Institutions defined therein as the Original A1 Banks, the original A2 Banks, the Original Brazilian Banks, the Original NZ Banks and the Original C Banks, the Original Intra-group creditors, the original intra-group debtors and the Original Equity Finance Providers.

Terms defined in the Facility Agreement shall bear the same meaning herein.

3.                                       The Parent requests that [•] become an Additional Borrower pursuant to Clause 38.1 (Request for Additional Borrower) of the Facility Agreement.

4.                                       [•] is a company duly organised under the laws of [name of relevant jurisdiction].

5.                                       [•] confirms that it has received from the Parent a true and up-to-date copy of the Facility Agreement and the Intercreditor Deed.

6.                                       [•] undertakes, upon its becoming a Borrower, to perform all the obligations expressed to be undertaken under the Facility Agreement by a Borrower under the Facilities in respect of which it is a Borrower and to perform all its corresponding obligations under the Intercreditor Deed and agrees that it shall be bound by the Facility Agreement and the Intercreditor Deed in all respects as if it had been an original party thereto as an original Borrower.

7.                                       The Parent confirms that, when [•] is accepted as an Additional Borrower, its guarantee obligations pursuant to Clause 24 (Guarantee and Indemnity) of the Facility Agreement will apply to all the obligations of [•] under the Finance Documents in all respects in accordance with the terms of the Facility Agreement.

8.                                       The Parent:

(a)                                  repeats the Repeated Representations; and

(b)                                 confirms that no Event of Default or Potential Event of Default is continuing or would occur as a result of [•] becoming an Additional Borrower.

9.                                       [•] makes each of the representations and warranties described in further detail in Clause 19.30(b) (Time of making representations).

10.                                 [•] hereby irrevocably appoints the Coordinator to act as its agent for the purposes of the Finance Documents including, without limitation, the delivery of Utilisation Notices and the execution of any amendments or waivers contemplated under the terms of Clause 44 (Amendments).

11.                                 [•] administrative details are as follows:

Address:

Fax No.:

12.                                 [Process Agent

[•] agrees that the documents which start any Proceedings (as defined in Clause 47.3 (Non-Exclusive Jurisdiction) of the Facility Agreement) and any other documents required to be served in relation to those Proceedings may be served on it at [address of •’s place of business in England] or at any address in England and Wales at which process may be served on it in accordance with Part XXIII of the Companies Act 1985]/[on name of process agent in England and Wales at address of process agent or, if different, its registered office.  If [[•] ceases to have a place of business in England and Wales]/[the appointment of the person mentioned above ceases to be effective], [•] shall immediately appoint another person in England and Wales to accept service of process on its behalf in England and Wales.  If it fails to do so (and such failure continues for a period of not less than 14 days), the Facility Agent shall be entitled to appoint such a person by notice.  Nothing contained herein shall restrict the right to serve process in any other manner allowed by law.  This applies to Proceedings in England and to Proceedings elsewhere.]

13.                                 This Memorandum may be executed in any number of counterparts, all of which taken together shall constitute one and the same instrument.

14.                                 This Memorandum shall be governed by English law.

[•]	[•]

By:	By:

SCHEDULE 7

FORM OF GUARANTOR / COORDINATOR ACCESSION MEMORANDUM

To:                              BNP Paribas as Facility Agent

From:                  [•]

and

[•]

Dated:             [•]

Dear Sirs

1.                                       We refer to:

(a)                                  We refer to the agreement (the “Facility Agreement”) dated 21 December 2005 and made between, among others, Hertz International, Ltd. as Parent, the companies named therein as Original Borrowers and Original Guarantors, Hertz Europe Limited as Coordinator, BNP Paribas and The Royal Bank of Scotland plc as Mandated Lead Arrangers, CALYON as Co-Arranger, BNP Paribas, The Royal Bank of Scotland plc and CALYON as Joint Bookrunners, BNP Paribas as Facility Agent, Security Agent and as Global Coordinator and the financial institutions named therein as Banks.  Terms defined in the Facility Agreement shall have the same meaning in this notice; and

(b)                                 an intercreditor deed (the “Intercreditor Deed”) dated 21 December 2005 and made between, amongst others, Hertz International, Ltd. as Parent, Hertz Europe Limited as Coordinator, the companies named therein as Original Obligors, BNP Paribas as A/C Facility Agent, NZ Facility Agent and as Security Agent, Banco BNP Paribas Brazil S.A. as Brazilian Administrative Agent, BNP Paribas as Australian Security Trustee, the Finance Institutions defined therein as the Original A1 Banks, the original A2 Banks, the Original Brazilian Banks, the Original NZ Banks and the Original C Banks, the Original Intra-group creditors, the original intra-group debtors and the Original Equity Finance Providers.

2.                                       Terms defined in the Facility Agreement shall bear the same meaning herein.

3.                                       The Parent requests that [•] become [an Additional Guarantor pursuant to Clause 39.1 (Request for Additional Guarantor) / the Coordinator pursuant to Clause 39.7 (Change of Coordinator)] of the Facility Agreement.

4.                                       [•] is a company duly organised under the laws of [name of relevant jurisdiction].

5.                                       [•] confirms that it has received from the Parent a true and up-to-date copy of the Facility Agreement and the Intercreditor Deed.

6.                                       [•] undertakes, upon its becoming a [Guarantor / the Coordinator], to perform all the obligations expressed to be undertaken under the Facility Agreement and the Intercreditor Deed by [a Guarantor / the Coordinator] and agrees that it shall be bound by the Facility Agreement and the Intercreditor Deed in all respects as if it had been an original party thereto as [a Guarantor / the Coordinator], [provided that:

(a)                                  the obligations of the Guarantor shall be limited to exclude any obligation hereunder or under the Facility Agreement to the extent that such obligation would constitute illegal financial assistance or otherwise be unlawful under any applicable law; and

(b)                                 [INSERT ANY ADDITIONAL APPROPRIATE LIMITATIONS IN ACCORDANCE WITH CLAUSE 21.16 (GROUP ACCEDING GUARANTORS) AND CLAUSE 24.19 (OTHER GUARANTORS)].]*

7.                                       The Parent:

(a)                                  repeats the Repeated Representations; and

(b)                                 confirms that no Event of Default or Potential Event of Default is continuing or would occur as a result of [•] becoming [an Additional Guarantor / the Coordinator].

8.                                       [•] makes each of the representations set out in further detail in Clause 19.30(b) (Time of making representations).

9.                                       [[•] hereby irrevocably appoints the Coordinator to act as its agent for the purposes of the Finance Documents including, without limitation, the delivery of Utilisation Notices and the execution of any amendments or waivers contemplated under the terms of Clause 44 (Amendments).]*

10.                                 [•’s] administrative details are as follows:

Address:

Fax No.:

11.                                 [Process Agent

[•] agrees that the documents which start any Proceedings (as defined in Clause 47.3 (Non-Exclusive Jurisdiction) under the Facility Agreement and any other documents required to be served in relation to those Proceedings may be served on it at [address of [•]’s place of business in England] or at any address in England and Wales at which process may be served on it in accordance with Part XXIII of the Companies Act 1985]/[on name of process agent in England and Wales at address of process agent or, if different, its registered office.  If [[•] ceases to have a place of business in England and Wales]/[the appointment of the person mentioned above ceases to be effective], [•] shall immediately appoint another person in England and Wales to

*                                       Not necessary in relation to Coordinators.

accept service of process on its behalf in England and Wales.  If it fails to do so (and such failure continues for a period of not less than 14 days), the Facility Agent shall be entitled to appoint such a person by notice.  Nothing contained herein shall restrict the right to serve process in any other manner allowed by law.  This applies to Proceedings in England and to Proceedings elsewhere.]

12.                                 This Memorandum may be executed in any number of counterparts, all of which taken together shall constitute one and the same instrument.

13.                                 This Memorandum shall be governed by English law.

[•]		[•]

By:		By:
	[New Guarantor / Coordinator]		The Parent

SCHEDULE 8

ADDITIONAL CONDITIONS PRECEDENT

Part 1
Accession of Borrowers and Guarantors

1.                                       A copy, certified as at the date of the relevant Accession Memorandum a true and up-to-date copy by an Authorised Signatory of the proposed Additional Obligor, of the constitutional documents of such proposed Additional Obligor.

2.                                       A copy, certified as at the date of the relevant Accession Memorandum a true and up-to-date copy by an Authorised Signatory of the proposed Additional Obligor, of a board resolution (and, if required, shareholders resolution) or other appropriate evidence of authority of such proposed Additional Obligor approving the execution and delivery of an Accession Memorandum, the accession of such proposed Additional Obligor to this Agreement and the performance of its obligations under the Finance Documents and authorising a named person or persons to sign such Accession Memorandum, any other Finance Document and any other documents to be delivered by such proposed Additional Obligor pursuant thereto.

3.                                       A certificate of an Authorised Signatory of the proposed Additional Obligor setting out the names and signatures of the person or persons authorised to sign, on behalf of such proposed Additional Obligor, the Accession Memorandum, any other Finance Documents and any other documents to be delivered by such proposed Additional Obligor pursuant thereto.

4.                                       A copy, certified a true copy by an Authorised Signatory of the proposed Additional Obligor, of its latest audited annual financial statements (if any).

5.                                       Where customary, certificates of good standing from the jurisdiction of incorporation of such Additional Obligor.

6.                                       If the proposed Additional Obligor is incorporated in a jurisdiction other than England and Wales, or executing a Finance Document which is governed by a law other than English law, a capacity legal opinion of the legal advisers to the Equity Investors for the benefit of the Finance Parties (at the date thereof) in the jurisdiction of incorporation of that Additional Obligor (and, if applicable, in such other jurisdictions perfection of the security interests) or of the governing law of that Finance Document and an enforceability opinion of the legal advisers to the Arrangers (or, if the relevant jurisdiction is Canada or other jurisdiction where it is market practice for borrower’s counsel to give such opinion, an enforceability opinion of the legal advisors to the Equity Investors) shall be delivered to the Facility Agent in a form satisfactory to the Facility Agent (acting reasonably).

7.                                       If the proposed Additional Obligor is incorporated in a jurisdiction other than England and Wales, evidence that the process agent specified in the relevant Accession Memorandum has agreed to act as its agent for the service of process in England.

8.                                       Duly executed Security Documents (in form and substance satisfactory to the Facility Agent (acting reasonably)) for such Additional Obligor if and to the extent required by the Facility Agent in accordance with Clause 21.16(b) (Group Acceding Guarantors).

9.                                       Any notices or documents required to be given or executed under the Security Documents referred to in paragraph 10 above including those required to perfect the security interests under such Security Documents.

10.                                 Satisfaction of each Bank’s ‘Know Your Customer’ requirements.

Part 2
Designated Obligors

1.             A copy, certified at a date not older than five business days before the executing of the Designated Obligor Intercompany Loan Agreement and the Designated Obligor Security Documents (if relevant) of a true and up-to-date copy of the constitutional documents of such proposed Designated Obligor, including without limitation:

(a)           a certified copy of the shareholder’s, or similar, agreement (Gesellschaftsvertrag); and

(b)           a certified excerpt of the commercial register,

if applicable to such Designated Obligor.

2.             A true and up-to-date copy of the shareholders’, or similar, resolution of each Designated Obligor approving the execution and delivery of the applicable Designated Obligor Intercompany Loan Agreement and the Designated Obligor Security Documents (if relevant) and the performance of its obligations thereto.

3.             A true and up-to-date copy of a resolution of the managing directors of each Designated Obligor (i) approving the execution and delivery of the applicable Designated Obligor Intercompany Loan Agreement and the Designated Obligor Security Documents (if relevant) and the performance of its obligations thereto and authorising a named person or persons to sign such Designated Obligor Intercompany Loan Agreement and any other documents to be delivered by such proposed Designated Obligor pursuant thereto, (ii) setting out the names and signatures of the person or persons authorised to sign on behalf of such proposed Designated Obligor, the applicable Designated Obligor Intercompany Loan Agreement and the Designated Obligor Security Documents (if relevant) and any other documents to be delivered by such party pursuant thereto, and (iii) confirming that the utilisation of the facilities under the Designated Obligor Intercompany Loan Agreement would not breach any restriction of its borrowing or guarantee powers (if any) contained in its shareholder’s agreement (Gesellschaftsvertrag).

4.             A copy, certified as at the date on which it is delivered, of a true and up-to-date copy by an Authorised Signatory of any Borrower that is to lend funds to such Designated Obligor under a Designated Obligor Intercompany Loan Agreement, of a board resolution (and, if required, shareholders resolution) or other appropriate evidence of authority of such Borrower approving the execution and delivery of the applicable Designated Obligor Intercompany Loan Agreement and the Security Documents in respect thereof referred to in paragraph 9 below and the performance of its obligations under such documents and authorising a named person or persons to sign such documents and any other documents to be delivered by such Borrower pursuant thereto.

5.             Where customary, certificates of good standing from the jurisdiction of creation of such Designated Obligor.

6.             A copy of the latest audited annual financial statements (if any) of the proposed Designated Obligor.

7.             A certificate signed by an Authorised Signatory certifying that the attached copies of the shareholders resolution (paragraph 2 above), of the resolution of the managing directors (paragraph 3 above) as well as of the Designated Obligor’s latest financial statements (if any) (paragraph 6 above) are true and up to date copies.

8.             (a) A capacity legal opinion of the legal advisers to the Equity Investors in the jurisdiction of incorporation of that Designated Obligor (and, if applicable, in such other jurisdictions regarding perfection of the security interests) or of the governing law of the applicable Designated Obligor Intercompany Loan Agreement and the Designated Obligor Security Documents (if relevant) and an enforceability opinion of the legal counsel to the Arrangers (or, if the relevant jurisdiction is Canada or other jurisdiction where it is market practice for borrower’s counsel to give such opinion, an enforceability opinion of the legal advisors to the Equity Investors) in respect thereof referred to at paragraph 9 below and (b) a capacity opinion of the legal advisers to the Facility Agent, in each case, in the form distributed to the Facility Agent prior to the acceptance of such Designated Obligor.

9.             If the applicable Designated Obligor Intercompany Loan Agreement and Designated Obligor Security Documents (if relevant) in respect thereof referred to at paragraph 10 below is/are governed by English law, evidence that the process agent specified in the relevant document has agreed to act as agent for the service of process in England.

10.           Duly executed Security Documents (in form and substance satisfactory to the Facility Agent (acting reasonably)) required by the Facility Agent:

(a)           granting a pledge over shares, receivables and bank accounts of such Designated Obligor as security for the applicable Designated Obligor Intercompany Loans in respect of which such Designated Obligor is obligated; and

(b)           which provide for the grant of the respective pledge in favour of the Security Agent over all of the rights of the relevant Borrower as lender and guaranteed and secured party under the applicable Designated Obligor Intercompany Loans and security interests referred to in paragraph (a) above.

11.           Any notices or documents required to be given or executed under the applicable Designated Obligor Intercompany Loans and the Security Documents referred to in paragraph 10 above including those required to perfect the security interests under such Security Documents.

SCHEDULE 9

FORM OF RESIGNATION NOTICE

To:          BNP Paribas as Facility Agent

From:      [•]

Dated:    [•]

Dear Sirs

1.             We refer to an agreement (the “Facility Agreement”) dated 21 December 2005 and made between [•], BNP Paribas as Facility Agent, the financial institutions defined therein as Banks and others.

2.             Terms defined in the Facility Agreement shall bear the same meaning herein.

3.             Pursuant to [Clause 39.3 (Resignation of a Guarantor) and/or Clause 38.4 (Resignation of a Borrower) [or Clause 39.6 (Cessation of a Designated Obligor)]] we hereby request that [name of Guarantor and/or Borrower [or Designated Obligor]] shall cease to be a [Guarantor and/or Borrower [Designated Obligor]] under the Facility Agreement.

Yours faithfully

[•]

SCHEDULE 10

MANDATORY COST FORMULAE

1.             The Mandatory Cost Rate is an addition to the interest rate to compensate Banks for the cost of compliance with (a) the requirements of the Bank of England and/or the Financial Services Authority (or, in either case, any other authority which replaces all or any of its functions) or (b) the requirements of the European Central Bank.

2.             On the first day of each Interest Period or Term (as the case may be) (or as soon as possible thereafter) the Facility Agent shall calculate, as a percentage rate, a rate (the “Additional Cost Rate”) for each Bank, in accordance with the paragraphs set out below.  The Mandatory Cost Rate will be calculated by the Facility Agent as a weighted average of the Banks’ Additional Cost Rates (weighted in proportion to the percentage participation of each Bank in the relevant Advance) and will be expressed as a percentage rate per annum.

3.             The Additional Cost Rate for any Bank lending from a Facility Office in a Participating Member State will be the percentage notified by that Bank to the Facility Agent.  This percentage will be certified by that Bank in its notice to the Facility Agent to be its reasonable determination of the cost (expressed as a percentage of that Bank’s participation in all Advances made from that Facility Office) of complying with the minimum reserve requirements of the European Central Bank in respect of loans made from that Facility Office.

4.             The Additional Cost Rate for any Bank lending from a Facility Office in the United Kingdom will be calculated by the Facility Agent as follows:

(a)           in relation to a sterling Advance:

AB+C(B-D)+Ex 0.01	per cent. per annum
100-(A+C)

(b)           in relation to a Advance in any currency other than sterling:

Ex 0.01	per cent. per annum.
300

Where:

A             is the percentage of Eligible Liabilities (assuming these to be in excess of any stated minimum) which that Bank is from time to time required to maintain as an interest free cash ratio deposit with the Bank of England to comply with cash ratio requirements.

B             is the percentage rate of interest (excluding the Margin and the Mandatory Cost Rate and, if the Advance is an Unpaid Sum, the additional rate of interest specified in Clause 28.2(a) (Default interest)) payable for the relevant Term on the Advance.

C             is the percentage (if any) of Eligible Liabilities which that Bank is required from time to time to maintain as interest bearing Special Deposits with the Bank of England.

D             is the percentage rate per annum payable by the Bank of England to the Facility Agent on interest bearing Special Deposits.

E              is designed to compensate Banks for amounts payable under the Fees Rules and is calculated by the Facility Agent as being the average of the most recent rates of charge supplied by the relevant Reference Banks to the Facility Agent pursuant to paragraph 7 below and expressed in pounds per £1,000,000.

5.             For the purposes of this Schedule:

(a)           “Eligible Liabilities” and “Special Deposits” have the meanings given to them from time to time under or pursuant to the Bank of England Act 1998 or (as may be appropriate) by the Bank of England;

(b)           “Fees Rules” means the rules on periodic fees contained in the FSA Supervision Manual or such other law or regulation as may be in force from time to time in respect of the payment of fees for the acceptance of deposits;

(c)           “Fee Tariffs” means the fee tariffs specified in the Fees Rules under the activity group A.1 Deposit acceptors (ignoring any minimum fee or zero rated fee required pursuant to the Fees Rules but taking into account any applicable discount rate); and

(d)           “Tariff Base” has the meaning given to it in, and will be calculated in accordance with, the Fees Rules.

6.             In application of the above formulae, A, B, C and D will be included in the formulae as percentages (i.e. 5 per cent. will be included in the formula as 5 and not as 0.05).  A negative result obtained by subtracting D from B shall be taken as zero.  The resulting figures shall be rounded to four decimal places.

7.             If requested by the Facility Agent, each relevant Reference Bank shall, as soon as practicable after publication by the Financial Services Authority, supply to the Facility Agent, the rate of charge payable by that Reference Bank to the Financial Services Authority pursuant to the Fees Rules in respect of the relevant financial year of the Financial Services Authority (calculated for this purpose by that Reference Bank as being the average of the Fee Tariffs applicable to that Reference Bank for that financial year) and expressed in pounds per £1,000,000 of the Tariff Base of that Reference Bank.

8.             Each Bank shall supply any information required by the Facility Agent for the purpose of calculating its Additional Cost Rate.  In particular, but without limitation, each Bank shall supply the following information on or prior to the date on which it becomes a Bank:

(a)           the jurisdiction of each Facility Office; and

(b)           any other information that the Facility Agent may reasonably require for such purpose.

Each Bank shall promptly notify the Facility Agent of any change to the information provided by it pursuant to this paragraph.

9.             The percentages of each Bank for the purpose of A and C above and the rates of charge of each relevant Reference Bank for the purpose of E above shall be determined by the Facility Agent based upon the information supplied to it pursuant to paragraphs 7 and 8 above and on the assumption that, unless a Bank notifies the Facility Agent to the contrary, each Bank’s obligations in relation to cash ratio deposits and Special Deposits are the same as those of a typical bank from its jurisdiction of incorporation with a Facility Office in the same jurisdiction as the relevant Facility Office.

10.           The Facility Agent shall have no liability to any person if such determination results in an Additional Cost Rate which over or under compensates any Bank and shall be entitled to assume that the information provided by any Bank or relevant Reference Bank pursuant to paragraphs 3, 7 and 8 above is true and correct in all respects.

11.           The Facility Agent shall distribute the additional amounts received as a result of the Mandatory Cost Rate to the Banks on the basis of the Additional Cost Rate for each Bank based on the information provided by each Bank and each relevant Reference Bank pursuant to paragraphs 3, 7 and 8 above.

12.           Any determination by the Facility Agent pursuant to this Schedule in relation to a formula, the Mandatory Cost Rate, an Additional Cost Rate or any amount payable to a Bank shall, in the absence of manifest error, be conclusive and binding on all parties.

13.           The Facility Agent may from time to time, after consultation with the Parent and the Banks, determine and notify to all parties any amendments which are required to be made to this Schedule in order to comply with any change in law, regulation or any requirements from time to time imposed by the Bank of England, the Financial Services Authority or the European Central Bank (or, in any case, any other authority which replaces all or any of its functions) and any such determination shall, in the absence of manifest error, be conclusive and binding on all parties.

SCHEDULE 11

FORM OF LETTER OF CREDIT

To:          [Beneficiary]

Date:

Dear Sirs

Irrevocable Standby Letter of Credit No. [•]

This Letter of Credit is issued by [•], (the “Issuer”) at the request of [•] (the “Company”) in your favour on the following terms:

1.             The Issuer shall not be obliged to make payments hereunder exceeding in aggregate the maximum amount of [•].  Any payment hereunder shall be made in [•] and shall reduce the Issuer’s liability to make payment hereunder accordingly.

2.             This Letter of Credit shall expire at [•] a.m./p.m., London time on [•] 20[•] (the “Expiry Date”).  The Issuer will have no liability in respect of any demand delivered after such time [and a demand not accompanied by the information mentioned in paragraph 3(b) below shall not be validly delivered].

3.             Subject to paragraph 2 above, within three business days of receiving (a) your demand on the Issuer [in the form set out in the Appendix hereto] specifying the amount claimed under this Letter of Credit and bearing an endorsement of the above Letter of Credit number and (b) [details of any other documents required from the Beneficiary to be inserted (including a certificate verified as having been signed by two authorised officers of the Beneficiary authorising delivery of the demand)], at [details of Fronting Bank’s office to be inserted] the Issuer hereby agrees to pay to you in [•], subject to the maximum amount referred to in paragraph 1 above.

4.             Your rights under this Letter of Credit may not be assigned or transferred.

5.             This Letter of Credit is subject to Uniform Customs and Practice for Documentary Credit (1993 Revision) , International Chamber of Commerce Publication No. 500.

6.             This Letter of Credit is governed by English law and, for the benefit of the Issuer only, the courts of England shall have exclusive jurisdiction.

Yours faithfully

for and on behalf of [•]

[Appendix to Letter of Credit]

Form of Draft

To:          [•]

From:      [The Beneficiary]

[Date]

Dear Sirs

Irrevocable Standby Letter of Credit No. [•] (the “Letter of Credit”)

We refer to the Letter of Credit.  Terms defined in the Letter of Credit and not otherwise defined herein bear the same meaning herein.

We are writing to inform you that we are entitled to make demand on you under the Letter of Credit in the amount of [•], being the amount which has become due and payable by the Company under an agreement [relevant details to be inserted] but which has not been paid and we hereby demand payment of such amount.

Yours faithfully

for and on behalf of [Beneficiary]

SCHEDULE 12

FORM OF TEG LETTER

From:      [•], as Facility Agent

To:          [French Borrower]

Dated:    [•]

Re:          Senior Bridge Facilities Agreement dated 21 December 2005 (the “Agreement”)

1.             We refer to the Agreement.  Terms defined in the Agreement shall bear the same meaning in this letter unless otherwise defined in this letter.  References to Clauses in this letter are references to Clauses in the Agreement.

2.             This is the letter referred to in Clause 8.3 (Effective Global Rate (Taux Effectif Global)) of the Agreement.

3.             For the purposes of articles L. 313-1 et seq. of the French Code de la Consommation, the parties acknowledge that by virtue of certain characteristics of the Facilities (and in particular the variable interest rate applicable to the Advances the effective global rate (taux effectif global) of the Facilities cannot be calculated at the date hereof.

4.             However, as an example, the applicable effective global rate (taux effectif global) for the Facilities, calculated on the basis of a 365-day year, would be as follows:

(a)           for the A1 Facility, [•] per cent. per annum (three-month period rate of [•] per cent.);

(b)           for the A2 Facility, [•] per cent. per annum (three-month period rate of [•] per cent.); and

(c)           for the C Facility, [•] per cent. per annum (three-month period rate of [•] per cent.).

The above rates shall not be binding on the Finance Parties or any Obligor and are given on an indicative basis and on the basis of the following assumptions and information available on the date hereof:

(i)            the Facilities are fully drawn on the last day of the relevant Availability Period for each Facility, shall remain fully drawn for the entire duration of the Facilities and that amounts due under the Facilities will be repaid on the normal date for payment thereof in accordance with the Agreement;

(ii)           Terms will be of a one month duration;

(iii)          one-month’s EURIBOR will be [•] per cent. per annum and three-month’s EURIBOR will be [•] per cent. per annum;

(iv)          each Applicable Margin is the maximum applicable;

(v)           the commissions and various fees payable by the Obligors are those indicated in the fee letters referred to in Clause 25 (Commitment Commission and Fees) of the Agreement.

5.             The parties acknowledge that this TEG Letter forms an integral part of this Agreement and is designated as a Finance Document.

We should be grateful if you would confirm your acceptance of the terms of this letter by signing and returning to us the enclosed copy.

[name of Facility Agent]

By: [•]

We agree to the above

[name of French Borrower]

By: [•]

SCHEDULE 13

ELIGIBLE CUSTOMER RECEIVABLES CRITERIA

1.1         Eligible Receivables

Receivables from customers that comply with the criteria set out below.

(a)           the receivable is existing;

(b)           the receivable is materialised by an invoice which sets out the nominal amount of such receivable;

(c)           the receivable is held over an Eligible Debtor;

(d)           the receivable arises from an Eligible Contract entered into between, as applicable, the Borrower or its Related Opco and the debtor of this receivable;

(e)           the Eligible Contract and, with the exception of the credit insurance policies, all instruments relating to any security interest attached thereto and all other rights of, as applicable, the relevant Borrower or its Related Opco in connection therewith from which the receivable arises:

(i)            are governed by the laws of the jurisdiction of incorporation of, as applicable, the Borrower or its Related Opco; and

(ii)           are legal, valid, binding and enforceable upon the parties thereof subject to applicable insolvency, bankruptcy, liquidation, administration or similar laws or laws affecting creditors generally or general equitable principles;

(f)            the receivable is fully and directly payable to the relevant Borrower or its Related Opco, in the jurisdiction of incorporation of such Borrower or its Related Opco or a European Union member country, in its own name and for its own account;

(g)           the receivable may not be paid in kind, and in particular by the delivery of goods to, as applicable, the relevant Obligor or the provisions of services in favour of such relevant Obligor;

(h)           full and unrestricted right and title to the receivable has been kept by the relevant Obligor since its origination,

(i)            the invoice issued in relation to the receivable has been validly issued by the relevant the Borrower or its Related Opco in accordance with its customary servicing procedures;

(j)            the relevant Borrower or its Related Opco has fulfilled all of its obligations under the Eligible Contract which gives rise to the receivable and no dispute has arisen with respect to, as applicable, the Borrower or its Related Opco performance under the Eligible Contract;

(k)           the receivable can be identified and individualised by the relevant Obligor for ownership purposes at any time;

(l)            the receivable does not correspond to any contractual, civil, judicial or late-payment penalties;

(m)          the receivable is a non-interest bearing receivable (save for late interest);

(n)           the receivable is not a Defaulted Receivable;

(o)           the payment of the receivable is not subject to any condition not provided for in the relevant Eligible Contract;

(p)           the provisions of any law or regulation that apply to both:

(i)            the receivable, any security interest attached thereto and any right of, as applicable, the relevant Borrower or its Related Opco in connection therewith (including, without limitation, the right of the relevant Borrower or its Related Opco under any applicable credit insurance policies), and

(ii)           the Eligible Contract which gave rise to that receivable, these security interest(s) and these rights,

have been complied with in a full and timely manner;

(q)           the receivable is capable of being transferred (whether by way of transfer, assignment, negotiation, by way of guarantee or otherwise) and is not subject to legal or contractual restrictions on transferability or Encumbrance, including but not limited to, the need for consent to transfer and assignment from any third party, except if:

(i)            this restriction has been waived, or

(ii)           the transfer of or Encumbrance over the receivable remains legal, valid, binding and enforceable upon the relevant Borrower or its Related Opco under the laws and regulations governing such transfer of or Encumbrance over the receivable;

(r)            the receivable is not subject to a dispute, challenged, written off or cancelled;

(s)           the receivable is not subject, in whole or in part, to any prohibition on payment, protest, cancellation right, suspension, withholding, set-off, counter claim or judgment;

(t)            the receivable is not wholly or partly the subject of:

(i)            any assignment, delegation, subrogation, attachment or seizure whatsoever, or

(ii)           any security interest, liens, rights in rem or personal right in favour of a third party or Encumbrance whatsoever;

(u)           the receivable is payable in EUR, GBP, CHF, AUD or CAD;

(v)           the receivable does not arise from the performance of any services which have been sub-contracted in whole or in part to any third party;

(w)          no negotiable instrument, issued in connection with such receivable, has been or is discounted, endorsed, transferred or delivered by the relevant Obligor;

For the purposes of the above definition of “Eligible Customer Receivable”, “Eligible Debtor” shall mean a Debtor which complies with the following eligibility criteria:

(x)            it is a legal person (whether a private law or a public law entity) or a natural person;

(y)           it is neither an Obligor, nor a company which is controlled by Holdco;

(z)            it is not insolvent nor subject to any insolvency or the like proceedings;

(aa)         it has no contractual relationship (including a current account relationship) with the relevant Obligor, on the basis of which it is or would be entitled to raise any defence of set-off (including on the basis of the fact that any such receivable is connected or related to any debt owed to it by said Obligor, or pursuant to a contractual set-off clause) which may result in reducing or cancelling the debt of such debtor under the receivable owed by it;

(bb)         it is incorporated or established or resident in the jurisdiction of incorporation of, as applicable, the relevant Obligor or its Related Opco or in any other jurisdiction provided that the Facility Agent has received legal opinions to its reasonable satisfaction confirming that such receivables are, subject to customary qualifications, enforceable in the courts of the jurisdiction of incorporation, establishment or residency of the relevant owner of such receivables; and

(cc)         it is not a supplier of goods or services of any entity controlled by Holdco.

For the purposes of the above definition of “Eligible Customer Receivable”, “Eligible Contract” shall mean in relation to any receivable, any contract, instrument or other document providing for the terms and conditions of the sales of goods or provisions of services from which any such receivable arises, including without limitation and as appropriate, any relevant general or particular terms and conditions, invoice, order form, delivery bill, statement and, as the case may be, the negotiable instruments issued in respect thereof.

SCHEDULE 14

EXISTING INDEBTEDNESS

Indebtedness identified in the Funds Flow Memorandum as being repaid by members of the Group on the Closing Date.

SCHEDULE 15

TIMETABLE

This Schedule 15 (Timetable) sets forth time periods / notice required under the relevant Clauses of this Agreement or other actions set forth below in the case of any Borrower.  All references to times in this Schedule 15 (Timetable) are to Paris time unless otherwise specified.  “BD” means Business Day and “SBD” means Specified Business Day, in each case, as defined in this Agreement.

Action	Euro	Sterling	CHF	AUD	CAD

Delivery of a duly completed Asset Report in relation to an Advance other than a Swingline Advance (Clause 4.1 (Utilisation Conditions))	Reporting Date 11.00 a.m.	Reporting Date 11.00 a.m.	Reporting Date 11.00 a.m.	Reporting Date 11.00 a.m.	Reporting Date 11.00 a.m.

Delivery of a duly completed Utilisation Notice in relation to an Advance other than a Swingline Advance (Clause 4.1 (Utilisation Conditions))	Information Date – 1SBD 5.00 p.m.	Information Date – 1SBD 5.00 p.m.	Information Date – 1SBD 5.00 p.m.	Information Date – 1SBD 5.00 p.m.	Information Date – 1SBD 5.00 p.m.

Delivery of a duly completed Utilisation Notice and Asset Report (if required) in relation to a Swingline Advance (Clause 5.2 (Delivery of a Utilisation Notice for Swingline Advances))	Notification Date 10.00 a.m.	Notification Date 10.00 a.m.	Notification Date 10.00 a.m.	Notification Date 10.00 a.m.	Notification Date 10.00 a.m.

Delivery of a duly completed Utilisation Notice and Asset Report (if required) in relation to a Letter of Credit, including any renewal thereof (Clause 4.1 (Utilisation Conditions))	Notification Date 10.00 a.m.	Notification Date 10.00 a.m.	Notification Date 10.00 a.m.	Notification Date 10.00 a.m.	Notification Date 10.00 a.m.

Delivery by Facility Agent to each Bank of a Notification in relation to an Advance other than a Swingline Advance (Clause 10.1 (Advances and Letters of Credit))	Information Date 2.00 p.m.	Information Date 2.00 p.m.	Information Date 2.00 p.m.	Information Date 2.00 p.m.	Information Date 2.00 p.m.

Delivery by Facility Agent to each Bank of a Notification in relation to a Swingline Advance (Clause 10.1 (Advances and Letters of Credit))	Notification Date 3.00 p.m.	Notification Date 3.00 p.m.	Notification Date 3.00 p.m.	Notification Date 3.00 p.m.	Notification Date 3.00 p.m.

Action	Euro	Sterling	CHF	AUD	CAD

Delivery by Facility Agent to each Bank of a Notification in relation to a Letter of Credit (Clause 10.1 (Advances and Letters of Credit))	Notification Date + 4SBD 3.00 p.m.	Notification Date + 4SBD 3.00 p.m.	Notification Date + 4SBD 3.00 p.m.	Notification Date + 4SBD 3.00 p.m.	Notification Date + 4SBD 3.00 p.m.

Delivery by each Bank to the Facility Agent of the Swingline Rate or the Canadian Swingline Rate (Clause 10.2(b) or 10.2(c) (Interest Rate Determination))	Utilisation Date +1BD 11.00 a.m.	Utilisation Date +1BD 11.00 a.m.	Utilisation Date +1BD 11.00 a.m.	Utilisation Date +1BD 11.00 a.m.	Utilisation Date +1BD 11.00 a.m.

Delivery by the Facility Agent of the Swingline Rate or the Canadian Swingline Rate to the relevant Borrowers and the Coordinator	Utilisation Date +1BD 6.00 p.m.	Utilisation Date +1BD 6.00 p.m.	Utilisation Date +1BD 6.00 p.m.	Utilisation Date +1BD 6.00 p.m.	Utilisation Date +1BD 6.00 p.m.

LIBOR, EURIBOR, BA Rate (and CORRA, as applicable) or BBSY Quotation Date	Utilisation Date –2BD as of 11.00 a.m. (Brussels time)	Utilisation Date as of 11.00 a.m. (London time)	Utilisation Date –2BD as of 11.00 a.m. (London time)	Utilisation Date as of 10.00 a.m. (Sydney time)	Utilisation Date as of 10.15 a.m. (Toronto time)

SCHEDULE 16

FORM OF LOAN NOTE DEED POLL

DATED [•]

Made by [AUSTRALIAN BORROWER] (“Australian Borrower”) for the benefit of each person who from time to time is a Bank (as defined in, and under the terms of, the Facility Agreement defined below).

THE AUSTRALIAN BORROWER HEREBY AGREES TO BE BOUND AS FOLLOWS:

1.             DEFINITIONS AND INTERPRETATION

1.1          Definitions

Unless defined below the definitions in the Facility Agreement (as defined below) apply in this Deed and the following definitions apply in this Deed, in each case unless the context requires otherwise.

“Bank” means:

(a)           any entity named in Schedule 1 (The Banks and their Commitments) to the Facility Agreement; or

(b)           any entity which has become a party to the Facility Agreement in accordance with Clause 36.5 (Assignments by Banks) or Clause 36.6 (Transfers by Banks) of the Facility Agreement,

and which has not ceased to be a party to the Facility Agreement in accordance with the terms thereof, or which is subsequently inscribed in the Loan Note Register as the holder of a Loan Note.

“Facility Agreement” means the facility agreement dated 21 December 2005 and made between, among others, Hertz International, Ltd. as Parent, the companies named therein as Original Borrowers and Original Guarantors, Hertz Europe Limited as Coordinator, BNP Paribas and The Royal Bank of Scotland plc as Mandated Lead Arrangers, CALYON as Co-Arranger, BNP Paribas, The Royal Bank of Scotland plc and CALYON as Joint Bookrunners, BNP Paribas as Facility Agent, Security Agent and as Global Coordinator and the financial institutions named therein as Banks.  Terms defined in the Facility Agreement shall have the same meaning in this notice.

“Loan Note” means a loan note issued under this Deed and constituted by the rights under this Deed of the Bank entitled to such loan note, title to which is recorded in and evidenced by an inscription in the Loan Note Register.

“Loan Note Register” means the register maintained by the Facility Agent for the purpose of Loan Notes in accordance with Clause 45.5 (Establishment of Loan Note Register) of the Facility Agreement.

1.2          Interpretation

Clause 1 (Definitions and Interpretation) of the Facility Agreement applies in this Deed as if references to “this Agreement” were to this Deed.

2.             BANKS’ RIGHTS

This Deed is a deed poll.  The Loan Notes are issued on the condition that each Bank has the benefit of this Deed and the Loan Notes and is entitled to enforce this Deed and the Loan Notes issued to it even though it is not a party to this Deed or only becomes a Bank after the date of this Deed.  Without limitation of the foregoing, the Security Agent may, as agent of any Bank, enforce the rights of such Bank under this Deed or any Loan Notes issued to such Bank.  Subject to the Finance Documents, the Security Agent and each Bank may enforce its rights under this Deed independently from the Security Agent and each other Bank.

3.             CREATION OF LOAN NOTES

The Australian Borrower creates and issues Loan Notes in favour of each Bank by inscription in the Loan Note Register and with an outstanding principal amount from time to time equal to that Bank’s Proportion of all outstanding Advances under the [A1] [A2] [Facility] [Facilities] from time to time as recorded in the Loan Note Register and a maximum principal amount equal to that Bank’s Commitment under the Facility.

4.             UNDERTAKING AND ACKNOWLEDGEMENT OF DEBT

(a)           The Australian Borrower acknowledges that it is indebted to each Bank for the outstanding principal amount of the Loan Notes from time to time as recorded in the Loan Note Register as outstanding to that Bank.

(b)           The Australian Borrower agrees to pay principal and interest in respect of each Loan Note issued to a Bank in accordance with the Facility Agreement, the Loan Note and this Deed.

(c)           The obligations of the Australian Borrower under paragraph (b) above are discharged to the extent that interest is paid on a Loan Note, or a Loan Note is redeemed, in accordance with the Facility Agreement.

5.             CONSTITUTION OF LOAN NOTES

5.1          Constitution

The Loan Notes are constituted by this Deed and inscription in the Loan Note Register.  Title to the Loan Notes is conclusively evidenced for all purposes by inscription in the Loan Note Register subject to rectification in the event of fraud or manifest error.  No certificate or other evidence of title to a Loan Note will be issued by or on behalf of the Australian Borrower unless it is required by the Facility Agent or it is required by law.

5.2          Issue of Loan Notes by entry in Loan Note Register

A Loan Note is:

(a)           issued when details of the Loan Note are first entered in the Loan Note Register; and

(b)           transferred when the details of the transfer are entered in the Loan Note Register.

5.3          Status

(a)           The Loan Notes constitute direct, unconditional and unsubordinated obligations of the Australian Borrower and rank equally among themselves and at least equally with all unsecured and unsubordinated obligations of the Australian Borrower (except liabilities mandatorily preferred by law and subject to the Finance Documents).

(b)           Each Loan Note constitutes a separate debt of the Australian Borrower to the Bank in whose name it is recorded in the Loan Note Register, and each Bank is entitled to enforce these obligations without having to join any other Bank or predecessor in title of a Bank.

5.4          Transfer

The Loan Notes are transferable only in accordance with the Facility Agreement and in relation to any offer to transfer or resell a Loan Note, such offer must be made in a manner which does not require disclosure for the purposes of Part 6D.2 of the Corporations Act 2001 (Cth).

6.             INTEREST

(a)           The Australian Borrower agrees to pay interest in respect of Loan Notes at the rates and on the dates in accordance with and on the terms of the Facility Agreement relating to the Advance in respect of which the Loan Notes were issued.  Interest will accrue from day to day on the outstanding principal amount of each Loan Note corresponding to the outstanding principal amount of the Advance in respect of which the Loan Notes were issued.

(b)           Interest payable on a Loan Note shall be satisfied by the payment of the corresponding amount of interest payable in respect of the Advance in respect of which the Loan Note was issued, and vice versa.

7.             REPAYMENT

(a)           The Australian Borrower agrees to redeem the Loan Notes in the amounts and currencies and on the dates on which the Advance in respect of which the Loan Notes were issued are repayable or prepayable in accordance with and on the terms of the Facility Agreement.

(b)           Without limiting paragraph (a), if the Advances in respect of which the Loan Notes were issued become repayable or prepayable, the Australian Borrower shall repay or prepay such Loan Notes at the time such Advances are repayable or repayable in accordance with, and on the terms of, the Facility Agreement.

(c)           Any repayment or prepayment under paragraph 7 above may be made only to the extent that the Minimum Principal Loan Note Amount remains outstanding.

8.             PAYMENTS

The Australian Borrower agrees to make all payments under a Loan Note in accordance with Clause 31 (Payments) of the Facility Agreement.

9.             NOTICES

Clause 42 (Notices) of the Facility Agreement applies to this Deed.

10.          GOVERNING LAW

This Deed and the Loan Notes are governed by English law.  Clause 47 (Jurisdiction) of the Facility Agreement applies to this Deed and the Loan Notes as though set forth herein as if references to “Obligor” were to the Australian Borrower and references to “this Agreement” were to this Deed.

EXECUTED AS A DEED POLL
[AUSTRALIAN BORROWER]

By: [•]

SCHEDULE 17

CANADIAN PRO-RATA SHARE

Bank	A1 Canadian Dollar Tranche (CAD)		A2 Canadian Dollar Tranche (CAD)
The Royal Bank of Scotland plc	35	%(6)	35	%(7)
CALYON	30	%(8)	30	%(9)

(6)           109,305,000 / 312,300,000

(7)           15,610,000 / 44,600,000

(8)           93,690,000 / 312,300,000

(9)           13,380,000 / 44,600,000

SCHEDULE 18

SECURITY PRINCIPLES

The Security Documents (and the security created or evidenced thereby) shall reflect the principles set out herein.  Clause 21.16 (Group Acceding Guarantors) sets out the circumstances in which Additional Guarantors are required to accede to the Agreement or Designated Obligors are required to become Designated Obligors.  If the Additional Guarantors or Designated Obligors are required to provide security under this Agreement, the Security Documents entered into by such Additional Guarantors or Designated Obligors shall also reflect the principles set out herein.

1.             DEFINED TERMS

1.1           General:  Defined terms in the Security Documents shall mirror, to the extent possible, those in this Agreement.

1.2           Obligations to be secured:  The obligations to be secured under the Security Documents are the Secured Liabilities (as defined below).  The security is to be granted in favour of the Security Agent on behalf of the Finance Parties under and as defined in this Agreement (to the extent local law requirements permit).  For ease of reference, the following definition shall be incorporated into each Security Document:

“Secured Liabilities” means all present and future obligations and liabilities (whether actual or contingent and whether owed jointly or severally or in any other capacity whatsoever) of [each Obligor / the relevant Obligor(s)] to the Finance Parties (or any of them) under the Finance Documents (or any of them).

2.             UNDERTAKINGS / REPRESENTATIONS AND WARRANTIES

This Agreement contains general representations, warranties and undertakings and, consequently, any Security Document shall not seek, to the extent possible and having regard to local law, to duplicate these and shall be limited to those specifically relating to the assets over which security is taken and/or to the extent not already addressed by provisions in this Agreement.  If it is necessary to include undertakings that are covered by this Agreement because the Security Document will be a registered public document constituting notice to third parties, the undertakings shall mirror the relevant undertakings in this Agreement or cross-refer to them.

3.             CONSENTS AND APPROVALS

Each Obligor shall use its reasonable commercial endeavours (including, without limitation, conducting a “whitewash” (where appropriate)) to overcome any obstacles relating to the granting of any Security or Guarantees to be provided pursuant to this Agreement (other than any such obstacles that arise as a result of the terms of any Vehicle Rental Concession), including any obstacles which may:

(a)           result in a breach of corporate benefit, financial assistance, fraudulent preference, thin capitalisation or capital maintenance rules, laws or regulations (or analogous restrictions including any obligation not to endanger the existence of any Obligor or Guarantor) (in each case having binding effect on the relevant Obligor) of any applicable jurisdiction; or

(b)           conflict with the fiduciary duties of the directors or contravention with any legal prohibition or result in a risk of personal or criminal liability on the part of the officer.

4.             ENFORCEABILITY

The security shall be enforceable on the occurrence of an Event of Default which is continuing and has not been waived under this Agreement and which has resulted in the Facility Agent serving a notice under Clause 23.16(a) (Acceleration and Cancellation) of this Agreement provided that no such notice shall be required to be served with respect to the enforcement of certain security including, amongst others, the conversion of a floating charge into a fixed charge created pursuant to any Security Document governed by the laws of Australia.

5.             APPLICATION OF PROCEEDS

The proceeds of enforcement of the Security Documents shall be stated to be applied in accordance with the provisions of the Intercreditor Deed.

6.             SECURITY OVER SHARES

6.1           Where possible under local law, equitable mortgages (or the equivalent in local jurisdictions) over shares will be granted to the Security Agent and will be perfected pursuant to local law requirements.

6.2           Share certificates shall be delivered to the Security Agent in respect of certificated stock together (where customary and available) with pre-stamped share transfer forms executed in blank or in all other cases, where customary, shares certificates endorsed (in blank).

6.3           The share security shall contain provisions to ensure that (a) the security has become enforceable pursuant to paragraph 4 above, the grantor of the security is entitled to receive dividends and exercise voting rights provided that the grantor of the security shall not exercise such voting rights in any manner, or otherwise permit or agree to any (x) variation of the rights attaching to or conferred by any of the shares or (y) increase in the issued share capital of any company whose shares are charged pursuant to the share pledge, which, in either case and in the reasonable opinion of the Security Agent, would prejudice the ability of the Security Agent or the Finance Parties to realise the security created by the share pledge or (z) cause an Event of Default to occur, and (b) after the security has been enforced, the voting and dividend receipt rights may be exercised by the Security Agent.

6.4           Unless the restriction is required by law or regulation, the constitutional documents of the company whose shares have been charged will be amended to remove any restriction on the transfer or the registration of the transfer of the shares on enforcement of the security granted over them.

7.             SECURITY OVER RECEIVABLES

7.1           The Group companies shall be entitled (without the further consent of the Finance Parties) to use the proceeds of the receivables until the security has been enforced.

7.2           No Group company shall be required to notify any third party debtors which are not members of the Group to any contracts that have been assigned and/or charged under a Security Document if such notification would, in the reasonable opinion of the Parent, materially impede or prejudice the normal operations of the business of the relevant Group company.  Once the security has been enforced, notifications will be made as required by the Security Agent.

8.             MATERIAL CONTRACTS

The Group shall be able to deal with contracts as permitted under this Agreement and prior to the Security becoming enforceable pursuant to paragraph 4 above.  No member of the Group or other Obligor shall be required to notify counterparties which are not members of the Group or other Obligors to any contracts that have been charged/assigned under a Security Document that such contract has been so charged/assigned (prior to the security being enforced) if the Parent notifies the Security Agent in writing that, in the reasonable opinion of the Parent, such notification is likely to materially prejudice the relationship the Group companies have with such counterparty.  Following the security being enforced, notifications will be made as reasonably required by the Security Agent.

9.             INSURANCE

9.1           Each Obligor shall use its reasonable efforts to procure that the Security Agent is named as an additional insured and loss payee with respect to each insurance maintained by it and by each of its subsidiaries.

9.2           Following the security being enforced, notifications to any insurer party to any insurance policy that has been assigned and/or charged under a Security Document will be made as reasonably required by the Security Agent.

10.          RELEASE OF SECURITY

Each security document shall contain a release clause requiring the Security Agent to release the security constituted thereby if any of the following events occur:

10.1         Upon (a) the Secured Liabilities being discharged in full and none of the secured parties being under any further actual or contingent obligation to make advances or provide other financial accommodation to the security providers or any other person under any of the Finance Documents, or (b) the security provider ceasing to be both a Borrower and a Guarantor subject to, and in accordance with, this Agreement, the Security Agent shall, at the request and cost of the Parent, release and cancel the Security of such security provider and procure the reassignment to the security provider of the property and assets assigned to the Security Agent pursuant to the relevant Security Documents.

10.2         In connection with (a) any Permitted Disposal of any property that is subject to a Security, (b) any sale or other disposition of any property otherwise permitted by this Agreement that is subject to a Security, (c) any sale or other disposition of any property that is subject to a Security where the Facility Agent or the Security Agent has consented to the disposal pursuant to this Agreement, (d) any sale or any other disposition of any property pursuant to a merger, consolidation, reorganisation, winding-up, securitisation, Take-Out Financing or sale and leaseback permitted by this Agreement to the extent necessary to ensure such merger, consolidation, reorganisation, winding-up, securitisation, Take-Out Financing or sale and leaseback take place or (e) the creation of any Encumbrance permitted by paragraph (x) of the definition of “Permitted Encumbrances” other than the creation of such Encumbrance over any asset subject to any Security governed by Australian law, the Security Agent shall, at the request and cost of the Parent, release and cancel the security of such security provider and procure the reassignment to the security provider of the property and assets assigned to the Security Agent pursuant to the relevant Security Document, provided that (i), to the extent that the disposal of such property is a Permitted Disposal or a sale or disposition otherwise permitted by this Agreement, the property shall be declared to be automatically released from the Security with effect from the day of such disposal and the Security Agent and the Facility Agent shall each do all such acts which are reasonably requested by the Parent in order to release such property and (ii) in the case of clause (e) above, such release and cancellation of security shall not extend to any property or assets which form part of the A1 Borrowing Base, the A2 Borrowing Base or the C Borrowing Base.

10.3         In connection with security over Shareholder Subordinated Loans, in the event that such a Shareholder Subordinated Loan is converted into share capital or other equity interests of the Parent as permitted under this Agreement, such Shareholder Subordinated Loan shall be declared to be automatically released from the Security with effect from the day of such conversion and the Security Agent and the Facility Agent shall each do all such acts which are reasonably requested by the Parent in order to release such Shareholder Subordinated Loan, provided that such release shall be contemporaneous with the granting of new security interest over such share capital or other equity interests of the Parent in favour of the Security Agent (and the Finance Parties to the extent required by applicable local law) on substantially the same terms as the share pledge by the Parent on or before the Closing Date and on the basis set forth in 6 above.

SCHEDULE 19

FORM OF BANK CERTIFICATE

Musterbank/–sparkasse Ort	Bank/Savings Bank Location

[EINHEIT]	[Department]

[NAME] Telefon: – [TELEFON]	[name] Phone: – [phone number] Fax: –
[fax number]

Telefax: – [FAX]	Address: Bank/Savings Bank Location

Postadresse: Musterbank/–sparkasse Ort	Location, date

Ort, [Datum]

– Entwurf –	– Draft –

Bescheinigung zur Vorlage beim Finanzamt für Zwecke des § 8a KStG	Confirmation letter to the attention of the tax authorities with respect to sec. 8a German Corporate Income Tax Act (CITA)

Sie hatten die ........ („Bank/Sparkasse”) gebeten, zur Vorlage beim Finanzamt für Zwecke des § 8a KStG eine Bescheinigung auszustellen(i). Hierzu erklären wir, dass uns bezüglich des Mischlimits / des Darlehens / der Betriebsmittellinie ...... (Vertragsnummer; Kreditnummer; Kontonummer) vom ..... (Datum des Vertragsabschlusses) in Höhe von EUR..... („Finanzierung”) an die [XY] („Kreditnehmer”)

You have requested ……. (“Bank/Savings Bank”) to issue a confirmation letter to be presented to the tax authorities with respect to sec. 8a German Corporate Income Tax Act (CITA)(i). We herewith confirm, that in connection with the loan …..(number of the contract; number of the loan; account number) dated …. (date of signing the loan contract) in the amount of EUR …. (“Financing”) to [XY] (“Borrower”)

•      keine Sicherheiten an Kapitalforderungen von anderen Personen als dem Kreditnehmer gewährt wurden(ii).

•      Die nachfolgend aufgeführten Sicherheiten von anderen Personen als dem Kreditnehmer gewährt wurden:

• no securities over cash receivables have been granted by persons other than the Borrower(ii). • The following securities have been granted by persons other than the Borrower:

1. Dingliche Sicherheiten	1. Property collateral

• Pfandrechte (z.B. an Einlagen)	• Pledge (eg. of deposits)

• Sicherungsabtretungen (z.B. Einzel-abtretung von Forderungen)	• Assignment for security (eg. assignment of receivables)

2. Personalsicherheiten (z.B. Bürgschaft, Garantie, Schuldmitübernahme)	2. Individual securities (eg. guarantee, assumption of liability on a joint basis)

verbunden mit folgenden/r:	in connection with
• dinglichen Sicherheit (z.B. an Einlagen)	• “in rem” security right (eg. on a deposits)

• Sicherungsabtretungen (z.B. Einzel-abtretung von Forderungen; Global–/Mantelabtretung von Forderungen)	• assignment for security (eg. single assignment of receivables, universal assignment of receivables)

• Unterwerfung der sofortigen Zwangs-vollstreckung mit dem gesamten Vermögen oder hinsichtlich einzelner Vermögensgegenstände	• possibility of immediate execution with respect to all assets or specified assets
• vereinbarten Verfügungsbeschränkungen	• agreed restraint on disposal of assets
• sonstigen Vereinbarungen (z.B.: Pfandrechte nach den Allgemeinen Geschäftsbedingungen)(iii)	• other agreements (eg. pledge acc. to the general terms and conditions)(iii)

3. Sicherheiten der o.g. Art, auf die während des bestehenden Darlehens-verhältnisses verzichtet wurde	3. Securities as mentioned above, which has been waived for the term of the loan

Sonstige Anmerkungen(iv)	Further comments(iv)

Die Bescheinigung enthält nur solche Angaben, die dem bei der Bank/Sparkasse mit der vorgenannten Finanzierung vertrauten Personenkreis bekannt sind.	This confirmation letter contains only such information, which is known to the person working on the aforementioned financing at the Bank/Savings Bank.

Die Bank/Sparkasse übernimmt mit dieser Erklärung – bereits aus rechtlichen Gründen – keine Beratung in steuerlichen Angelegenheiten. Insbesondere steht die Bank/Sparkasse nicht für einen steuerlichen Erfolg ein, der mit dieser Bescheinigung angestrebt wird.

In accordance with the law the Bank/ Savings Bank is not providing any tax services with this confirmation. Furthermore does the Bank/Savings Bank not guarantee any success of the action which is pursued with this confirmation letter.

Die deutsche Version dieser Bescheinigung ist bindend.	The German version of this confirmation letter shall prevail.
Mit freundlichen Grüßen,	Kind regards,
Bank/Sparkasse	Bank/Savings Bank

Erläuterungen	Explanations

(i) Die Erklärung ist grundsätzlich nur auf Anforderung des Kreditnehmers anlässlich des Abschlusses einer der genannten Rechtsgeschäfte (Darlehen etc.) durch den Kreditgeber abzugeben; sie ist vom Aussteller der ursprünglichen Bescheinigung ferner anlässlich jeder Vertragsänderung oder Änderung der gewährten Sicherheiten ohne weitere Anforderungen des Kreditnehmers abzugeben.

(i) In general, the confirmation letter is to be issued by the Lender only on the demand of the Borrower upon signing of an agreement as mentioned above (eg. loan agreement etc.). It has to be renewed by the issuer of the first confirmation letter without prior request by the Borrower as soon as the underlying agreement or the given securities have been altered.

(ii)  Die Aufzählung der von Dritten gewährten Sicherheiten und die namentliche Auflistung der Sicherheitengeber erfolgt unabhängig davon, ob es sich dabei um nicht nur kurzfristige Einlagen oder nicht nur kurzfristige sonstige Kapitalforderungen i.S.d. Rdnr. 20 des BMF-Schreibens vom 15. Juli 2004 zu § 8a KStG (BStBl. I 2004 S. 593) handelt. Sie erfolgt ferner unabhängig davon, ob die Sicherheit vom Eintritt einer Bedingung (z.B. dem Sicherungsfall oder der Fälligkeit der gesicherten Schuld) oder dem Ablauf einer Frist abhängig ist.

(ii)  The listing of the securities provided by third parties and the naming of the obligor should be made regardless of whether the deposit or cash receivable is not only short term in the sense of para. 20 of the letter memorandum of the German tax authorities dated 15 July 2004 with respect to sec. 8a CITA (published in BStBl. I 2004 page 593). Moreover the listing should be made regardless of whether the securities are given conditionally (eg. to the event of default or to maturity of the secured liability) or subject to a due date.

(iii) Einzufügen sind ferner sämtliche für das Darlehen/den Kredit bestellten Sicherheiten und Treuhandverhältnisse (z.B. Grundschuld, Hypothek, Patronatserklärung, Sicherungsüber-eignung).	(iii) All securities and trusteeship have to be listed which have been granted for the underlying loan/facility (eg. land charge, mortgage, letter of comfort, transfer by way of security.

(iv)  Hier sind Angaben anzubringen, sofern und soweit von (weiteren) Personen, die nicht Kreditnehmer sind, Sicherheiten gewährt wurden, diese Personen das Kreditinstitut jedoch nicht von einem bestehenden Bankgeheimnis hinsichtlich dieser Bescheinigung entbunden haben.

(iv)  Please provide information here (having regard to confidentiality restrictions) in respect of security given by persons other than the Borrower who have not released the Bank/Savings Bank from their obligation of confidentiality with respect to this letter.

SCHEDULE 20

SECURITY DOCUMENTS

Initial Security Documents

1.             Australia

Hertz Australia Pty. Limited (the Australian Opco)

1.1           Australian Purchaser Charge (Project H) – Unlimited between Hertz Australia Pty. Limited and HA Funding Pty Limited.

1.2           Australian Purchaser Charge (Project H) – South Australia between Hertz Australia Pty. Limited And HA Funding Pty Limited.

1.3           Australian Purchaser Charge (Project H) – Queensland between Hertz Australia Pty. Limited and HA Funding Pty Limited.

Hertz Investment (Holdings) Pty. Limited

1.4           Australian Share Mortgage over Purchaser Shares (Project H) between Hertz Investment (Holdings) Pty. Limited and HA Funding Pty Limited.

Hertz Note Issuer Pty Limited

1.5           Australian Issuer Charge (Project H) between Hertz Note Issuer Pty Limited and HA Funding Pty Limited.

HA Funding Pty Limited

1.6           Australian Borrower Charge (Project H) between HA Funding Pty Limited and the Security Agent.

Internal funding documents

1.7           Australian Subscription Deed (Project H) between HA Funding Pty Limited, Hertz Note Issuer Pty Limited and Perpetual Trustee Company Limited.

1.8           Australian Purchase Deed (Project H) between Hertz Australia Pty. Limited, HA Funding Pty Limited and Perpetual Trustee Company Limited.

1.9           Australian Registry Services Agreement (Project H) between Hertz Note Issuer Pty Limited, HA Funding Pty Limited and Perpetual Trustee Company Limited.

1.10         Australian Loan Note Deed Poll (Project H) given by Hertz Note Issuer Pty Limited.

1.11         Australian Security Trust Deed (Project H) between HA Funding Pty Limited and the Security Agent.

2.             Belgium

2.1           Pledge of shares in Hertz Belgium N.V. (the Belgian Opco) to be entered into between Hertz Holdings Netherlands B.V. and BNP Paribas S.A.

2.2           General pledge over the business (equivalent of floating charge) of the Belgian Opco to be entered into between Hertz Belgium NV and BNP Paribas S.A.

2.3           Pledge of receivables and bank account over (a) any receivables under the relevant dealer and buy-back agreements (b) benefit of bank guarantees of buy-back obligations (c) insurance policies (d) net balance of bank accounts, (e) VAT credit and to be entered into between Hertz Belgium NV and BNP Paribas S.A.

3.             Canada

Hertz Canada Limited (Opco)

3.1           General Security and Pledge Agreement.

3.2           Hypothec in form suitable for registration in Quebec.

3.3           Bond in support of Hypothec.

3.4           Bond Pledge in support of Bond.

1677932 Ontario Limited

3.5           General Security and Pledge Agreement (including a pledge of shares of Hertz      Canada Limited).

CMGC Canada Acquisition ULC

3.6           General Security and Pledge Agreement (including pledge of shares of 1677932 Ontario Limited).

4.             France

Hertz France SAS (Opco)

4.1           Floating Charge (Nantissements de fonds de commerce) over Hertz France SAS business to be entered into between Hertz France SAS, BNP Paribas as Security Agent on its own behalf and on behalf of the beneficiaries.

4.2           Pledge over net balance of all bank accounts (acte de nantissement de soldes de comptes bancaires) of Hertz France SAS and to be entered into between Hertz France SAS, BNP Paribas as Security Agent on its own behalf and on behalf of the beneficiaries.

4.3           Pledge (Nantissement de compte d’instruments financiers) by Hertz France SAS over Hertz Equipement France SAS shares to be entered into between Hertz France SAS, BNP Paribas as Security Agent on its own behalf and on behalf of the beneficiaries and the relevant bank account holder.

Hertz Equipement France SAS (E. Opco)

4.4           Floating Charge (Nantissement de fonds de commerce) over Hertz Equipement France SAS business to be entered into between Hertz Equipement France SAS, BNP Paribas as Security Agent on its own behalf and on behalf of the beneficiaries.

4.5           Assignment of receivables by way of security (cession de créances professionnelles à titre de garantie) to be entered into between Hertz Equipement France SAS, BNP Paribas as Security Agent on its own behalf and on behalf of the assignees.

4.6           Pledge over net balance of certain bank accounts (acte de nantissement de soldes de comptes bancaires) of Hertz Equipement France SAS and to be entered into between Hertz Equipement France SAS, BNP Paribas as Security Agent on its own behalf and on behalf of the beneficiaries.

Equipole Finance Services SAS

4.7           Floating Charge (Nantissements de fonds de commerce) over Equipole Finance Services SAS business to be entered into between Equipole Finance Services SAS, BNP Paribas as Security Agent on its own behalf and on behalf of the beneficiaries.

4.8           Assignment of receivables by way of security (cession de créances professionnelles à titre de garantie) to be entered into between Equipole Finance Services SAS, BNP Paribas as Security Agent on its own behalf and on behalf of the assignees.

4.9           Pledge over net balance of certain bank accounts (acte de nantissement de soldes de comptes) to be entered into between Equipole Finance Services SAS, BNP Paribas as Security Agent on its own behalf and on behalf of the beneficiaries.

Equipole, S.A.

4.10         Pledge (nantissement de compte d’instruments financiers) over Equipole Finance Services SAS shares to be entered into between Equipole Finance Services SAS, BNP Paribas as Security Agent on its own behalf and on behalf of the beneficiaries and the relevant bank account holder.

4.11         Pledge (nantissement de compte d’instruments financiers) over Hertz France SAS shares to be entered into between Equipole, S.A., Hertz France SAS, BNP Paribas as Security Agent on its own behalf and on behalf of the beneficiaries and the relevant bank account holder.

4.12         Pledge (nantissement de compte d’instruments financiers) over Hertz Equipment France SAS shares to be entered into between Equipole, S.A., Hertz Equipment France SAS, BNP Paribas as Security Agent on its own behalf and on behalf of the beneficiaries and the relevant bank account holder.

5.             Germany

Hertz Autovermietung GmbH (Opco)

5.1           Security assignment of moveable assets (Sicherungsübereignungsvertrag) including in relation to the existing cars in Germany by the Opco, between Hertz Autovemietung GmbH as assignor and BNP Paribas S.A. as assignee.

5.2           Global assignment of receivables (Globalabtretung von Fro derungen) to be entered into between Hertz Autovermietung GmbH as assignor and BNP Paribas S.A. as assignee.

5.3           Pledges over bank accounts of Opco (Kontoverpfandung) to be entered into between Hertz Autovermietung GmbH and BNP Paribas S.A. as Security Agent.

5.4           Share pledge (German OpCo share) (German law) of Equipole, S.A. in Hertz Autovermietung GmbH to be entered into between Equipole, S.A and BNP Paribas S.A.

6.             Italy

Hertz Italiana S.p.A. (Opco)

6.1           Assignment by way of security of certain buy-back and other receivables from car manufacturers between Hertz Italiana S.p.A and BNP Paribas S.A.

6.2           Pledge over balance of certain bank accounts between Hertz Italiana S.p.A and BNP Paribas S.A.

Hertz Holding South Europe S.r.l

6.3           Pledge over Italian Opco’s shares between Hertz Holding South Europe S.r.l and BNP Paribas S.A.

7.             Netherlands

BNS Automobile Funding B.V.

7.1           Deed of Disclosed Pledge of Receivables between BNS Automobile Funding B.V. as Pledgor and BNP Paribas as Security Agent as Pledgee.

Stuurgroep Holland B.V.

7.2           Deed of Disclosed Pledge of Registered Shares between Stuurgroep Holland B.V. as Pledgor, BNS Automobile Funding B.V. and BNP Paribas as the Pledgees and Hertz Automobielen Netherlands B.V. as Company.

7.3           Deed of Non-Possessory Pledge of Movables between Stuurgroep Holland B.V. as Pledgor and BNS Automobile Funding B.V. and BNP Paribas as the Pledgees.

7.4           Deed of Disclosed Pledge of Receivables between Stuurgroep Holland B.V. as Pledgor and BNS Automobile Funding B.V. and BNP Paribas as the Pledgees.

7.5           Deed of Undisclosed Pledge of Receivables between Stuurgroep Holland B.V. as Pledgor and BNS Automobile Funding B.V. and BNP Paribas as the Pledgees.

Hertz Holdings Netherlands B.V.

7.6           Deed of Disclosed Pledge of Registered Shares between Hertz Holdings Netherlands B.V. as Pledgor, BNS Automobile Funding B.V. as Pledgee and Stuurgroep Holland B.V. as Company.

8.             Spain

Shareholders of Hertz de Espana, S.A. (OpCo)

8.1           Pledge over shares in OpCo between Hertz International, Ltd., Hertz Equipment Rental International, Ltd., BNP Paribas S.A. as Security Agent on its behalf and on behalf of the beneficiaries and Hertz de España, S.A.

Hertz de Espana, S.A. (OpCo)

8.2           Pledge over shares in Equipment OpCo between Hertz de España, S.A FundingCo, BNP Paribas S.A. as Security Agent on its behalf and on behalf of the beneficiaries and Hertz Alquiler de Maquinaria, S.L.

8.3           Pledge over receivables from buy-back agreements of OpCo between Hertz de España, S.A, FundingCo and BNP Paribas S.A. as Security Agent on its behalf and on behalf of the beneficiaries.

8.4           Pledge over insurance policies of OpCo between Hertz de España, FundingCo and BNP Paribas as Security Agent on its behalf and on behalf of the beneficiaries.

8.5           Pledge over bank accounts of OpCo between Hertz de España, FundingCo and BNP Paribas as Security Agent on its behalf and on behalf of the beneficiaries.

8.6           Pledge over VAT credits of OpCo between Hertz de España, FundingCo and BNP Paribas as Security Agent on its behalf and on behalf of the beneficiaries.

Hertz Alquiller de Maquinaria S.L. (Equipment OpCo)

8.7           Pledge over receivables from buy-back agreements of Equipment OpCo between Hertz Alquiler de Maquinaria, S.L., FundingCo and BNP Paribas S.A. as Security Agent on its behalf and on behalf of the beneficiaries.

8.8           Pledge over bank accounts of Equipment OpCo between Hertz Alquiler de Maquinaria, S.L., FundingCo and BNP Paribas S.A. as Security Agent on its behalf and on behalf of the beneficiaries.

8.9           Pledge over insurance policies of Equipment OpCo between Hertz Alquiler de Maquinaria, S.L., FundingCo and BNP Paribas S.A. as Security Agent on its behalf and on behalf of the beneficiaries.

8.10         Pledge over VAT credits of Equipment OpCo between Hertz Alquiler de Maquinaria, S.L., FundingCo and BNP Paribas S.A. as Security Agent on its behalf and on behalf of the beneficiaries.

Dutch orphan (FundingCo)

8.11         Pledge over receivables arising from loans to Hertz de España, S.A and Hertz Alquiler de Maquinaria, S.L. between FundingCo and BNP Paribas S.A. as Security Agent on its behalf and on behalf of the beneficiaries.

8.12         Pledge over proceeds arising from enforcement of pledges granted by Hertz de España, S.A and Hertz Alquiler de Maquinaria, S.L. between FundingCo and BNP Paribas S.A. as Security Agent on its behalf and on behalf of the beneficiaries.

9.             Switzerland

Hertz AG (the Swiss Opco)

9.1           Pledge Agreement on the entire share capital of Hertz AG to be entered into between Hertz Holding South Europe S.r.l and BNP Paribas S.A. as Security Agent.

9.2           Pledge Agreement on the entire share capital of Züri-Leu Garage AG and Société Immobilière Fair Play to be entered into between Hertz AG and BNP Paribas S.A. as Security Agent.

9.3           Assignment Agreement relating to Trade Receivables, Insurance Claims, Inter-company Receivables and Bank Accounts of the Swiss Opco to be entered into between Hertz AG and BNP Paribas S.A. as Security Agent.

10.          England and Wales

10.1         Deed of Charge to be entered into between Hertz (U.K.) Limited and Security Agent.

10.2         Deed of Charge over Shares in Hertz (U.K.)  Limited to be entered into between Hertz Holdings II UK Limited and Security Agent.

10.3         Deed of Charge over Shares in Hertz Holdings III to be entered into between Hertz International Ltd. and Security Agent.

SCHEDULE 21

FORMS OF ASSET REPORTS

Part 1
All Advances other than Swingline Advances

Part A – Asset Report for A Advances

As attached.

Part B – Asset Report for C Advances

As attached.

Part 2
Form of Swingline Asset Report

Part A – Asset Report for A Swingline Advances

As attached.

Part B – Asset Report for C Swingline Advances

As attached.

Part 3
Form of Letter of Credit Asset Report

Asset Report for Letters of Credit

As attached.

SCHEDULE 22

NOTIFICATION

Part 1
(Advances other than Swingline Advances)

From:      BNP Paribas

To:          [CALYON/RBS/ BNPP as appropriate]

Dated:    [•]

Dear Sirs,

1.             We refer to the agreement (the “Facility Agreement”) dated 21 December 2005 and made between, among others, Hertz International Ltd., BNP Paribas as Facility Agent and the financial institutions named therein as Banks.  Terms defined in the Facility Agreement shall have the same meaning in this notice.

2.             This notice is irrevocable.

3.             We hereby give you notice that, pursuant to Clause 10.1 (Advances and Letters of Credit) of the Facility Agreement, the Banks need to make the A1 and A2 Advances as follows:

Borrower	Tranche A1 Amount	Tranche A2 Amount	Total Amount					Utilisation Date	Repayment Date
			Amount to be repaid (main facility)	Amount to be repaid (swingline)	New Drawing (A1 + A2)	Net Drawing Amount	Cash Flow

This should list each Borrower that we are lending

4.             We hereby give you notice that, pursuant to Clause 10.1 (Advances and Letters of Credit) of the Facility Agreement, the Banks need to make the C Advance as follows:

Borrower	Tranche C Amount					Utilisation Date	Repayment Date
	Amount to be repaid (main facility)	Amount to be repaid (swingline)	New Drawing	Net Drawing Amount	Cash Flow

5.             The proceeds of [Please insert as appropriate]

the Euro Advances should be credited to [insert account details].

the CHF Advances should be credited to [insert account details].

the GBP Advances should be credited to [insert account details].

the AUD Advances should be credited to [insert account details].

The CAD Advances should be credited to [insert account details].

6.             The Asset Report for the Borrower is attached.

Yours faithfully

Authorised Signatory
for and on behalf of
BNP Paribas as Facility Agent

Part 2
(Swingline Facilities)

From:      BNP Paribas

To:          [CALYON/RBS/ BNPP as appropriate]

Dated:    [•]

Dear Sirs,

1.             We refer to the agreement (the “Facility Agreement”) dated 21 December 2005 and made between, among others, Hertz International Ltd., BNP Paribas as Facility Agent and the financial institutions named therein as Banks.  Terms defined in the Facility Agreement shall have the same meaning in this notice.

2.             This notice is irrevocable.

3.             We hereby give you notice that, pursuant to Clause 10.1 (Advances and Letters of Credit) of the Facility Agreement, the Banks need to make the A1 and A2 Swingline Advances as follows:

Borrower	Swingline A1 Amount	Swingline A2 Amount	Total Amount					Utilisation Date	Repayment Date	Settlement Instructions
			Amount to be repaid (main facility)	Amount to be repaid (swingline)	New Drawing (A1 + A2 Swingline)	Net Drawing Amount	Cash Flow

This should list each Borrower that we are lending

4.             We hereby give you notice that, pursuant to Clause 10.1 (Advances and Letters of Credit) of the Facility Agreement, the Banks need to make the C Swingline Advance as follows:

Borrower	Tranche C Swingline Amount					Utilisation Date
	Amount to be repaid (main facility)	Amount to be repaid (swingline)	New Drawing	Net Drawing Amount	Cash Flow		Repayment Date	Settlement Instructions

5.             The Asset Report for the Borrower is attached.

Yours faithfully

Authorised Signatory
for and on behalf of
BNP Paribas as Facility Agent

Part 3
(Letters of Credit)

From:      BNP Paribas

To:          [CALYON/RBS/ BNPP as appropriate]

Dated:    [•]

Dear Sirs,

1.             We refer to the agreement (the “Facility Agreement”) dated 21 December 2005 and made between, among others, Hertz International Ltd., BNP Paribas as Facility Agent and the financial institutions named therein as Banks.  Terms defined in the Facility Agreement shall have the same meaning in this notice.

2.             This notice is irrevocable.

3.             We hereby give you notice that, pursuant to Clause 10.1 (Advances and Letters of Credit) of the Facility Agreement, [•], the L/C Issuer, needs to issue Letters of Credit as follows:

Borrower	Maximum Amount under Letter of Credit	Issue Date	Expiry Date	Beneficiary

4.             The Asset Report for the Borrower is attached.

Yours faithfully

Authorised Signatory
for and on behalf of
BNP Paribas as Facility Agent

SCHEDULE 23

FORM OF SPECIFIED ECF AMOUNT CERTIFICATE

This Officer’s Certificate (this “Certificate”) is delivered to you on behalf of the Company (as hereinafter defined) pursuant to Clause 20.1(a) (Annual Statements) of the Senior Bridge Facilities Agreement, dated 21 December 2005 (as amended, supplemented, restated or modified from time to time, the “Senior Bridge Facilities Agreement”), among Hertz International Ltd., a Delaware corporation (the “Company”), the Original Borrowers, the Original Guarantors, Hertz Europe Limited, as Coordinator, BNP Paribas and The Royal Bank of Scotland plc as Mandated Lead Arrangers, CALYON as Co-Arranger, BNP Paribas as Facility Agent and the financial institution party thereto from time to time.  Terms defined in the Senior Bridge Facilities Agreement and not otherwise defined herein are used herein as therein defined.

1.           I am the duly elected, qualified and acting Chief Financial Officer of the Company.

2.           I have reviewed and am familiar with the contents of this Certificate.  I am providing this Certificate solely in my capacity as an officer of the Company.  The matters set forth herein are true to the best of my knowledge after diligent and thorough inquiry.

3.           I have reviewed the terms of the Senior Bridge Facilities Agreement and the other Finance Documents and have made or caused to be made under my supervision, a review in reasonable detail of the transactions and financial condition of the Company and its subsidiaries (including, without limitation, the Obligors) during the Relevant Period.

4.           Attached hereto as Annex 1 are the computations showing (in reasonable detail) each of the Specified ECF Amount, the Relevant Maximum Amount and the Excess Cash Flow.  All such computations are true and correct.

IN WITNESS WHEREOF, I have executed this Certificate on behalf of the Company this            day of           .

HERTZ INTERNATIONAL, LTD.

By
Name:
Title: Chief Financial Officer

ANNEX 1

COMPLIANCE WORKSHEET

The calculations described herein is as of                 ,            (the “Computation Date”) and pertains to the period from                      ,            to                      ,            (the “Relevant Period”).

Part A.  Specified ECF Amount

1. Do Take-Out Financings that have been completed aggregate to an amount equal to 50% or more of the Initial Maximum Amount (determined on the last day of the last ended Relevant Period)?	YES/NO

2. If NO, Specified ECF Amount :	0

3. If YES, then:

4. Aggregate Euro Amount of the Take-Out Financing completed on such date with respect to the A1 Facility, A2 Facility and the C Facility.	$

5. Relevant Maximum Amount (as computed in Part B below).	$

6. Item 4 divided by Item 5.

7. Excess Cash Flow (as computed in Part C below).	$

8. Specified ECF Amount (Item 6 multiplied by Item 7) :	$

Part B.  Relevant Maximum Amount

1. The Euro Amount of the Total A1 Commitments (determined on the last day of the last ended Relevant Period).	$

2. The Euro Amount of the Total A2 Commitments (determined on the last day of the last ended Relevant Period).	$

3. The Total C Commitments (determined on the last day of the last ended Relevant Period)	$

4. Relevant Maximum Amount (the sum of Item 1, Item 2 and Item 3) :	$

Part C Excess Cash Flow

1. EBITDA for the Relevant Period.	$

2.             Any Capital Expenditure made in cash during the Relevant Period (except to the extent financed with (x) net increase in indebtedness incurred under paragraphs (m), (p) (to the extent relating to indebtedness incurred under the Dutch Capital Lease Indebtedness and UK Capital Lease Indebtedness (or any refinancings thereof which are made pursuant to said paragraph (p)) or (w) of the definition of “Permitted Indebtedness” during the Relevant Period or (y) Equity Financing made during the Relevant Period by any Parent Company to any member of the Group.

$

3. Item 1 minus Item 2.	$

4. Any principal payments resulting in a permanent reduction of any Financial Indebtedness of the Parent or any of its subsidiaries made during the Relevant Period.	$

5. Item 3 minus Item 4.	$

6. Interest Expense for the Relevant Period.	$

7. Item 5 minus Item 6.	$

8. Any taxes paid or payable in cash during the Relevant Period (net of any refunds or rebates).	$

9. Item 7 minus Item 8.	$

10.           Without duplication of Item 2 of this Part C, any Investment described in the definition of “Permitted Investments” (other than with respect to Cash Equivalents and transactions between members of the Group) which was paid in cash during the Relevant Period (except to the extent financed with (x) net increase in indebtedness incurred under paragraphs (m), (p) (to the extent relating to indebtedness incurred under the Dutch Capital Lease Indebtedness and UK Capital Lease Indebtedness (or any refinancings thereof which are made pursuant to said paragraph (p)) or (w) of the definition of “Permitted Indebtedness” during the Relevant Period or (y) Equity Financing made during the Relevant Period by any Parent Company to any member of the Group), net of any amounts received in cash in respect of Permitted Investments.

$

11. Item 9 minus Item 10	$

12.           Any Consideration paid in cash during the Relevant Period in respect of Permitted Acquisitions (other than Permitted Acquisitions to the extent financed with (x) net increase in indebtedness incurred under paragraphs (m), (p) (to the extent relating to indebtedness incurred under the Dutch Capital Lease Indebtedness and UK Capital Lease Indebtedness (or any refinancings thereof which are made pursuant to said paragraph (p)) or (w) of the definition of “Permitted Indebtedness” during the Relevant Period or (y) Equity Financing made during the Relevant Period by any Parent Company to any member of the Group).

$

13. Item 11 minus Item 12.	$

14.           To the extent not included in EBITDA, pension cash costs as advised by the Parent’s pensions actuarial adviser including any cash cost of funding any portion of any deficit of any retirement, redundancy, statutory or voluntary profit sharing plan or statutory severance plan or arrangement covering individuals who are employed by any Obligor, the Parent or any affiliate of any of them and as to which any of the same has any direct or indirect obligation or liability for unfunded benefits thereunder.

$

15. Item 13 minus Item 14	$

16. The Change in Consolidated Working Capital for the Relevant Period.	$

17. Item 15 plus Item 16.	$

18. Hertz Variable Debt Amount for the Relevant Period.	$

19. Excess Cash Flow (Item 17 plus Item 18) :	$

SIGNATORIES TO THE SENIOR BRIDGE FACILITIES AGREEMENT

PARENT

EXECUTED by HERTZ INTERNATIONAL, LTD.		)
)
acting by	/s/ MICHEL TARIDE	)
and	/s/ NUNS MOODLIAR

THE COORDINATOR

Executed by HERTZ EUROPE LIMITED		)
)
acting by	/s/ MICHEL TARIDE	)
and	/s/ NUNS MOODLIAR

THE ORIGINAL BORROWERS

AUSTRALIA

Signed for HA FUNDING PTY LIMITED		)
/s/ MICHEL TARIDE	/s/ NUNS MOODLIAR	)
by its attorney/s		)
under power of attorney dated	December 2005

THE ORIGINAL BORROWERS

BELGIUM

Executed by HERTZ BELGIUM N.V.		)
)
acting by	/s/ MICHEL TARIDE	)
and	/s/ NUNS MOODLIAR

THE ORIGINAL BORROWERS

CANADA

Executed by HERTZ CANADA LIMITED		)
)
acting by	/s/ MICHEL TARIDE	)
and	/s/ NUNS MOODLIAR

THE ORIGINAL BORROWERS

FRANCE

Executed by HERTZ FRANCE SAS		)
)
acting by	/s/ ERIC POKROVSKY	)
and	/s/ ALAIN GIRARD

Executed by EQUIPOLE FINANCE SERVICES SAS		)
)
acting by	/s/ ERIC POKROVSKY	)
and	/s/ ALAIN GIRARD

Executed by HERTZ EQUIPEMENT FRANCE SAS		)
)
acting by	/s/ JACQUES MIGNON	)
and	/s/ CHARLES MORELLO

THE ORIGINAL BORROWERS

GERMANY

Executed by HERTZ AUTOVERMIETUNG GmbH		)
)
acting by	/s/ MICHEL TARIDE	)
and	/s/ NUNS MOODLIAR

THE ORIGINAL BORROWERS

ITALY

Executed by HERTZ ITALIANA S.p.A.		)
/s/ RICCARDO SALLUTIO		)
acting by		)
pursuant to power of attorney dated	December 2005.

THE ORIGINAL BORROWERS

THE NETHERLANDS

Executed by BNS AUTOMOBILE FUNDING B.V.		)
)
acting by	/s/ MICHEL TARIDE	)
and	/s/ NUNS MOODLIAR

THE ORIGINAL BORROWERS

SWITZERLAND

Executed by HERTZ AG		)
)
acting by	/s/ MICHEL TARIDE	)
and	/s/ NUNS MOODLIAR

THE ORIGINAL BORROWERS

UNITED KINGDOM

Executed by HERTZ (U.K.) LIMITED		)
)
acting by	/s/ MICHEL TARIDE	)
and	/s/ NUNS MOODLIAR

THE ORIGINAL GUARANTORS

PARENT

Executed by HERTZ INTERNATIONAL, LTD.		)
)
acting by	/s/ MICHEL TARIDE	)
and	/s/ NUNS MOODLIAR

THE ORIGINAL GUARANTORS

AUSTRALIA

Signed for HERTZ AUSTRALIA PTY. LIMITED		)
/s/ MICHEL TARIDE	/s/ NUNS MOODLIAR	)
by its attorney/s		)
under power of attorney dated	December 2005

THE ORIGINAL GUARANTORS

BELGIUM

Executed by HERTZ BELGIUM N.V.		)
)
acting by	/s/ MICHEL TARIDE	)
and	/s/ NUNS MOODLIAR

THE ORIGINAL GUARANTORS

FRANCE

Executed by HERTZ FRANCE SAS		)
)
acting by	/s/ ERIC POKROVSKY	)
and	/s/ ALAIN GIRARD

Executed by HERTZ EQUIPEMENT FRANCE SAS		)
)
acting by	/s/ ERIC POKROVSKY	)
and	/s/ ALAIN GIRARD

Executed by EQUIPOLE FINANCE SERVICES SAS		)
)
acting by	/s/ JACQUES MIGNON	)
and	/s/ CHARLES MORELLO

THE ORIGINAL GUARANTORS

GERMANY

Executed by HERTZ AUTOVERMIETUNG GmbH		)
)
acting by	/s/ MICHEL TARIDE	)
and	/s/ NUNS MOODLIAR

THE ORIGINAL GUARANTORS

ITALY

Executed by HERTZ ITALIANA S.p.A.		)
/s/ RICCARDO SALLUTIO		)
acting by		)
pursuant to power of attorney dated	December 2005.

THE ORIGINAL GUARANTORS

SPAIN

Executed by HERTZ DE ESPAÑA S.A.		)
)
acting by	/s/ MICHEL TARIDE	)
and	/s/ NUNS MOODLIAR

Executed by HERTZ ALQUILER DE MAQUINARIA S.L.		)
)
acting by	/s/ MICHEL TARIDE	)
and	/s/ NUNS MOODLIAR

THE ORIGINAL GUARANTORS

SWITZERLAND

Executed by HERTZ AG		)
)
acting by	/s/ MICHEL TARIDE	)
and	/s/ NUNS MOODLIAR

THE ORIGINAL GUARANTORS

THE NETHERLANDS

Executed by BNS AUTOMOBILE FUNDING B.V.		)
)
acting by	/s/ MICHEL TARIDE	)
and	/s/ NUNS MOODLIAR

Executed by STUURGROEP HOLLAND B.V.		)
)
acting by	/s/ MICHEL TARIDE	)
and	/s/ NUNS MOODLIAR

THE ORIGINAL GUARANTORS

UNITED KINGDOM

Executed by HERTZ (U.K.) LIMITED		)
)
acting by	/s/ MICHEL TARIDE	)
and	/s/ NUNS MOODLIAR

THE MANDATED LEAD ARRANGERS

BNP PARIBAS

By:	/s/ IYADH LAALAI

Name:	Iyadh Laalai

THE ROYAL BANK OF SCOTLAND PLC

By:	/s/ ALAN PARRY

Name:	Alan Parry

CO-ARRANGER

CALYON

By:	/s/ VINCENT FLEURY	/s/ LAURENT HAIK

Name:	Vincent Fleury	Laurent Haik

THE JOINT BOOKRUNNERS

BNP PARIBAS

By:	/s/ IYADH LAALAI

Name:	Iyadh Laalai

THE ROYAL BANK OF SCOTLAND PLC

By:	/s/ ALAN PARRY

Name:	Alan Parry

CALYON

By:	/s/ VINCENT FLEURY	/s/ LAURENT HAIK

Name:	Vincent Fleury	Laurent Haik

THE FACILITY AGENT

BNP PARIBAS

By:	/s/ IYADH LAALAI

Name:	Iyadh Laalai

Address:	3 rue d’Antin
75078 Paris Cedex 02
France

Attention:	Jérôme Eschbach
Phone:	+33 1 42 98 19 40
Fax:	+33 1 42 98 60 02
Email:	jerome.eschbach@bnpparibas.com

THE SECURITY AGENT

BNP PARIBAS

By:	/s/ IYADH LAALAI

THE GLOBAL COORDINATOR

BNP PARIBAS

By:	/s/ IYADH LAALAI

Address:	3 rue d’Antin
75078 Paris Cedex 02
France

Attention:	Jérôme Eschbach
Phone:	+33 1 42 98 19 40
Fax:	+33 1 42 98 60 02
Email:	jerome.eschbach@bnpparibas.com

THE CANADIAN PERMITTED BANK

BNP PARIBAS (CANADA)

By:	/s/ CAROLINE BECAVIN

Name:	Caroline Becavin

THE BANKS

BNP PARIBAS

By:	/s/ IYADH LALLAI

Name:	Iyadh Laalai

BNP PARIBAS (CANADA)

By:	/s/ CAROLINE BECAVIN

Name:	Caroline Becavin

THE ROYAL BANK OF SCOTLAND PLC

By:	/s/ ALAN PARRY

Name:	Alan Parry

CALYON

By:	/s/ VINCENT FLEURY	/s/ LAURENT HAIK

Name:	Vincent Fleury	Laurent Haik

INDOSUEZ FINANCE (UK) LIMITED

By:	/s/ VINCENT FLEURY	/s/ LAURENT HAIK

Name:	Vincent Fleury	Laurent Haik